As Filed with the Securities and Exchange Commission on August 12, 2026

Registration No. 333-295118

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WINTERGREEN ACQUISITION CORP.

(Exact name of Registrant as specified in its charter)

Cayman Islands	6770	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

For Co-Registrants, see “Co-Registrants Table” on the following page.

Room 8326, Block B,

Hongxiang Cultural and Creative Industrial Park,

90 Jiukeshu West Road,

Tongzhou District, Beijing, PRC

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Ave., Suite 204
Newark, Delaware 19711
(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Qin Li, Esq. Kyle Leung, Esq. Concord Sage PC 1360 Valley Vista Dr Suite 140, Diamond Bar, Diamond Bar, CA 91765 Tel: (619) 732-6858	Celine Wang, Esq. L&C LAW GROUP 38-08 Union St. STE 7D Flushing, NY 11354 Tel: (718) 801-8088

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Registrant and Co-Registrant:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant and Co-Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CO-REGISTRANT TABLE

KIKA TECHNOLOGY INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

(1)	The Co-Registrant has the following principal executive office:

RM 705,7/F,Fa Yuen Commercial Building, NO.75-77,Fa Yuen Street,

Mong Kok, Kowloon, Hong Kong

(2)	The agent for service for the Co-Registrant is:

Puglisi & Associates
850 Library Ave., Suite 204
Newark, Delaware 19711
(302) 738-6680

EXPLANATORY NOTE

Pursuant to the terms of the Merger Agreement as described in this proxy statement/prospectus, Wintergreen Acquisition Corp. (“Wintergreen”) will be issuing to the shareholders of KIKA Technology INC. (“KIKA”) an estimated 7,980,050 Wintergreen ordinary shares. The ordinary shares to be issued to the KIKA shareholders in connection with the Business Combination will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance on the exemption from the registration requirements thereof provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. Such shares will constitute “restricted securities” and will be subject to contractually agreed-upon lock-up agreements entered into by the KIKA shareholders, which will prohibit the sale, transfer, or assignment of such ordinary shares upon the terms and conditions described elsewhere in this proxy statement/prospectus.

In accordance with Securities Act Rule 145a, this Registration Statement on Form S-4 is being filed to register the deemed exchange of up to 6,294,375 Wintergreen ordinary shares held by Wintergreen’s existing public shareholders, which includes 5,595,000 pre-existing public ordinary shares and 699,375 ordinary shares to be issued upon the automatic conversion of Wintergreen’s outstanding public rights (at a ratio of one-eighth (1/8) of one ordinary share per right) upon the consummation of the Business Combination.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the Securities and Exchange Commission declares our registration statement effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction or state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 12, 2026

PROXY STATEMENT
FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
WINTERGREEN ACQUISITION CORP.

AND

PROSPECTUS FOR UP TO 6,294,375 ORDINARY SHARES OF

WINTERGREEN ACQUISITION CORP.

(TO BE RENAMED “KIKA INC.” FOLLOWING THE CONSUMMATION OF THE BUSINESS

COMBINATION DESCRIBED HEREIN)

The Board of Directors of Wintergreen Acquisition Corp., a Cayman Islands exempted company has unanimously approved the transaction contemplated by that certain Merger Agreement dated as of November 17, 2025, by and among Wintergreen Acquisition Corp. (“Wintergreen”), Wintergreen Acquisition Merger Subsidiary Corp. (“Merger Sub”), a Cayman Islands exempted company incorporated for the purpose of effectuating the Business Combination and KIKA Technology INC. (“KIKA”), a Cayman Islands exempted company (collectively, the “Business Combination”). A copy of the Merger Agreement is attached as Annex A. The Wintergreen Board of Directors determined that the Business Combination and related transactions are fair to and in the best interest of Wintergreen’s shareholders (“you”), approved and adopted the Merger Agreement and related transactions, and declared their advisability.

At the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into KIKA (the “Merger”), with KIKA surviving as a wholly-owned subsidiary of Wintergreen, resulting in a combined company whereby Wintergreen will become the sole shareholder of KIKA, and substantially all of the assets and the business of the combined company will be held and operated by KIKA and its Hong Kong operating subsidiary, as more fully described elsewhere in this proxy statement/prospectus (such transactions, collectively, the “Business Combination”). Effective immediately following the consummation of the Business Combination, Wintergreen will be renamed “KIKA Inc.” (referred to herein following the Business Combination as “New KIKA”) or any other names as the Board of Directors of Wintergreen may determine and agree with KIKA, subject to confirmation and approval of the Registrar of Companies in the Cayman Islands.

Corporate Structure & Holding Company Risks

Holding Company Structure. New KIKA will be a Cayman Islands holding company with no direct business operations. Similarly, the target, KIKA Technology INC., is not a Chinese or Hong Kong operating company, but rather a Cayman Islands holding company. Its business is conducted through its indirect subsidiary in Hong Kong Special Administrative Region (Hong Kong SAR) of the PRC. This holding company structure involves unique risks to investors.

Operations in Hong Kong; No Mainland China Operations. KIKA is, and New KIKA will be headquartered in Hong Kong and generate revenues and profits from HK TP, a Hong Kong subsidiary. KIKA does not have, nor will New KIKA have operations in Mainland China. As advised by Hong Kong counsel, under the current legal framework of the Hong Kong Special Administrative Region of the People’s Republic of China, New KIKA is not required to obtain any permissions or approvals from PRC authorities in order to offer the securities being registered to foreign investors or to consummate the Business Combination.

Regulatory Framework & Permissions. Hong Kong SAR operates under the “one country, two systems” principle enshrined in the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (the “Basic Law”). Pursuant to Article 5 and Annex III of the Basic Law, national laws of the PRC do not apply in Hong Kong SAR except for those specifically listed in Annex III (which relate primarily to national defense, foreign affairs, and other matters outside the autonomy of Hong Kong SAR). The regulation of securities offerings, company law, and capital markets falls squarely within Hong Kong SAR’s autonomy and is governed exclusively by Hong Kong law. No PRC securities, cybersecurity, data security, anti-monopoly, or overseas listing approval requirements (including those administered by the CSRC or CAC) currently extend to companies incorporated and operating solely in Hong Kong SAR such as KIKA (and New KIKA after the consummation of the Business Combination), provided they have no subsidiaries, operations, or variable interest entity structures in mainland China (which neither Wintergreen nor KIKA does). See also “Risk Factors — Risk Relating to Doing Business in Hong Kong — The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region could impact our operating subsidiaries in Hong Kong.”

Accordingly, neither the offering of securities pursuant to this registration statement nor the consummation of the Business Combination requires any filing with, or approval from, the China Securities Regulatory Commission (CSRC), the Cyberspace Administration of China (CAC), or any other mainland China governmental authority. See also “Risk Factors — Risks Relating to Doing Business in Hong Kong — Being based in and having the majority of our operations in Hong Kong pose risks to investors. Legal and operational risks associated with operations in mainland China may also apply to operations in Hong Kong.”

Risks Related to Regulatory Changes and Uncertainties. If (i) requisite permissions or approvals from the mainland PRC are currently required or should become necessary in the future; (ii) we inadvertently conclude that such permissions or approvals are not required; or (iii) there are changes in applicable laws, regulations, or their interpretations (which may apply retroactively) that may impose upon us the obligation to obtain such permissions or approvals in the future, we may face significant challenges in securing the required permissions or approvals, we may become vulnerable to regulatory actions or other sanctions imposed by the CSRC, the CAC, or other mainland PRC regulatory authorities for non-compliance with any new regulatory requirements. The consequences of such non-compliance could be severe. The relevant regulatory authorities may order rectification, issue a warning, and impose a fine against us, persons directly in charge and other responsible personnel and the controlling shareholder or actual controller who organizes or instructs such violations, potentially resulting in material adverse effects on our operations and financial condition. Any such regulatory actions could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause a material change in our operations, and cause the value of New KIKA’s ordinary shares to significantly decline or be worthless.

Risks Related to Cash Transfers and Dividend Payments. As a holding company, New KIKA will rely on dividends from its subsidiaries to meet its cash needs, including any potential dividend payments to shareholders. However, there are risks associated with this structure.

As of the date of this prospectus, KIKA has not made any transfers between the holding company and its subsidiaries, and none of KIKA’s subsidiaries have ever issued any dividends or distribution to the holding company or their respective shareholders outside of Hong Kong or mainland China.

Several factors will influence New KIKA dividend decisions, including financial performance, growth prospects, and liquidity needs. Currently, KIKA has not paid any dividends to its shareholders. Similarly, New KIKA plans to retain future earnings to support business expansion and does not expect to pay any cash dividends in the foreseeable future.

Auditor Headquarters. KIKA’s auditor, HTL International LLC, is headquartered in Houston, Texas. Wintergreen’s auditor, ZH CPA, LLC, is headquartered in Denver, Colorado.

Merger Consideration

In connection with the Closing, Wintergreen will redeem the Wintergreen public shares owned by public shareholders properly tendered for redemption in connection with the Business Combination pursuant to Wintergreen’s Amended and Restated Memorandum and Articles of Association (the “Redemption”). The per-share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (including interest earned and less taxes and permitted withdrawals), divided by the number of then-issued and outstanding public shares, calculated as of two business days prior to the Closing.

Pursuant to the Merger Agreement, the consideration to be paid in the Merger in respect of each KIKA ordinary share (each, a “KIKA ordinary share”) that is issued and outstanding immediately prior to the Effective Time and owned by the KIKA shareholders, will be a number of New KIKA ordinary shares equal to the Consideration Shares. “Consideration Shares” mean the number of New KIKA ordinary shares equal to the quotient of (i) the valuation of KIKA ($80,000,000), divided by (ii) the SPAC Per Share Redemption Price (as defined in the Merger Agreement), rounded up to the nearest whole share. The SPAC Per Share Redemption Price means the lower of (i) per share redemption price paid to each holder of Wintergreen ordinary shares exercising such holder’s right to redeem and (ii) $10.025.

For further information about the KIKA’s Valuation and how it was determined, see the sections entitled “Proposal No. 1 The Business Combination Proposal — Background of the Business Combination, and Summary of Financial Analysis of KIKA” and “Unaudited Pro Forma Condensed Combined Financial Information.”

No Fairness Opinion

Wintergreen’s Board of Directors did not obtain a fairness opinion from an independent investment banking firm or other independent financial advisor in connection with its determination to approve the Business Combination. While the Board engaged King Kee Valuation & Consulting Limited to provide an independent valuation report regarding the fair market value of KIKA’s equity interests, this report was limited to the value of the target assets and did not constitute an opinion as to the fairness of the consideration to be paid by Wintergreen from a financial point of view to its shareholders. Wintergreen is not required to obtain a fairness opinion under its Amended and Restated Memorandum and Articles of Association. Consequently, there is no independent assurance from a financial advisor that the price being paid in the Business Combination is fair to Wintergreen’s shareholders. Accordingly, investors will be relying solely on the judgment of Wintergreen’s Board of Directors and the information provided in the King Kee Valuation & Consulting Limited valuation report in valuing KIKA’s business, and assume the risk that the Board may not have properly valued such business or that the consideration may not be fair to Wintergreen’s unaffiliated shareholders. For more information, please see from page 105 relating to “The Business Combination Proposal — Wintergreen’s Board of Directors’ Reasons for the Approval of the Business Combination,” “ — Valuation Report from King Kee,” “ — Summary of Financial Analysis of KIKA,” and “ — Cautionary Statement Regarding KIKA Forecasts.”

Subject to and in accordance with the terms and conditions of the Merger Agreement, the Merger will occur, which will result in, among other things, the following, in each case, prior to or concurrently with the Effective Time (subject to shareholder approval):

(a)	the existing governing documents of Wintergreen will be amended and restated and become the Amended and Restated Memorandum and Articles of Association in the form attached to this proxy statement as Annex B;

(b)	each issued and outstanding Wintergreen ordinary share will remain outstanding by operation of law, on a one-for-one basis, as New KIKA ordinary shares concurrently with the effective time of the Merger;

(c)	each issued and outstanding Wintergreen right (public or private) will automatically convert into the right to receive 1/8 of one New KIKA ordinary share;

(d)	in connection with clauses (b) and (c) above, each issued and outstanding unit of Wintergreen that has not been previously separated into the Wintergreen ordinary shares and Wintergreen rights comprising such units prior to the Merger will be cancelled and will entitle the holder thereof to one New KIKA ordinary share and one Wintergreen Right (converting to 1/8 of a New KIKA ordinary share);

(e)	each KIKA ordinary share that is issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the Consideration Shares;

Ownership & Dilution

Wintergreen’s shareholders will experience immediate dilution as a consequence of the issuance of New KIKA ordinary shares to the KIKA shareholders as consideration in the Business Combination. Currently, Wintergreen’s public shareholders and Sponsor own approximately 80% and 20% of the issued and outstanding Wintergreen ordinary shares, respectively. The following table illustrates the varying ownership levels in New KIKA immediately following the consummation of the Business Combination under different redemption scenarios:

	0% Redemption(1)	25% Redemption(2)	50% Redemption(3)	75% Redemption(4)	100% Redemption(5)
	Shares %	Shares %	Shares %	Shares %	Shares %
Wintergreen Public Shareholders	5,595,000	4,196,250	2,797,500	1,398,750	0
	34.8%	28.6%	21.1%	11.8%	0.0%
Insiders/Sponsor	1,684,359	1,684,359	1,684,359	1,684,359	1,684,359
	10.4%	11.4%	12.7%	14.2%	16.1%
Underwriter	111,900	111,900	111,900	111,900	111,900
	0.7%	0.8%	0.8%	0.9%	1.0%
KIKA Shareholders	7,980,050	7,980,050	7,980,050	7,980,050	7,980,050
	49.7%	54.4%	60.1%	67.2%	76.2%
Public Shareholders’ Rights as Converted(6)	699,375	699,375	699,375	699,375	699,375
	4.4%	4.8%	5.3%	5.9%	6.7%
Total	16,070,684	14,671,934	13,273,184	11,874,434	10,475,684
	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Assumes no Public Shareholders exercise redemption rights with respect to their Wintergreen ordinary shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes 1,398,750 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(3)	Assumes 2,797,500 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(4)	Assumes 4,196,250 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(5)	Assumes 5,595,000 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(6)	Represents New KIKA ordinary shares owned by Public Shareholders upon the consummation of the Business Combination as converted from the rights underlying the Wintergreen rights

In addition to the changes in percentage ownership depicted above, higher levels of redemptions will increase the dilutive effect of the KIKA shareholders’ equity and the conversion of rights on non-redeeming holders of Wintergreen public shares, a form of dilution that would not be present in a traditional underwritten initial public offering. See “Proposal No. 1 The Business Combination Proposal — General Description of the Business Combination,” “Risk Factors — Wintergreen’s shareholders will experience dilution due to the issuance of New KIKA ordinary shares to the KIKA shareholders as consideration in the Business Combination,” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Potential Economic Dilution

In addition to the changes in percentage ownership depicted in the table above, public shareholders will experience immediate financial dilution due to the Sponsor “promote” structure. As of the date of this prospectus, the Sponsor paid an aggregate of $2,563,750 for 1,652,625 Wintergreen ordinary shares, representing approximately $1.55 per share (including (i) 1,437,500 founder shares of which 38,750 founder shares were forfeited as a result of the partial exercise of the overallotment option by the IPO underwriter, and (ii) 253,875 private units, each unit consisting of one ordinary share and one right entitling the holder to 1/8 of an ordinary share upon the consummation of a business combination). The IPO and the partial exercise of the underwriters’ overallotment option resulted in the sale and issuance of 5,595,000 shares for $55,950,000 before expenses, which discounts the existence and value of the Wintergreen rights that were included along with the Wintergreen ordinary shares in the Wintergreen units that were sold in the IPO for $10.00 per Wintergreen unit.

The significant disparity between the price the Sponsor paid for its shares and the price paid by public shareholders in the IPO results in immediate dilution to the net tangible book value per share for non-redeeming public shareholders excluding the effect of the Business Combination. To quantify the standalone dilution that results specifically from the shares received by the Sponsor (as compensation or otherwise) separate from the dilution resulting from the issuance of shares to KIKA shareholders, the following table illustrates the effective dilution to the net tangible book value per share excluding the effect of the Business Combination:

Standalone Dilutive Impact of Sponsor Securities

	No% Redemption	25% Redemption	50% Redemption	75% Redemption	99% Redemption
Non-redeemed public shares	5,595,000	4,196,250	2,797,500	1,398,750	55,950
NTBV per share	$6.99	$6.36	$5.39	$3.73	$0.41
Dilution per share (from $10.00 IPO Price)	$3.01	$3.64	$4.61	$6.27	$9.59

*	NTBV – Net Tangible Book Value

For a detailed analysis of the economic consequences of the dilution resulting from the Sponsor’s ownership, including the calculation of the net tangible book value per share and the specific dilution to public shareholders under various redemption scenarios, please see the section entitled “Proposal No. 1 The Business Combination Proposal — Potential Dilution to Non-Redeeming Wintergreen Public Shareholders” beginning on page 91 of this proxy statement/prospectus.

Certain Conflicts of Interests and Sponsor Compensation

MACRO DREAM Holdings Limited, a BVI limited liability company, is the sponsor of Wintergreen (“Sponsor”) because it is an entity primarily responsible for organizing, directing or managing the business and affairs of Wintergreen. You should keep in mind that the Sponsor may have conflicting interests with you in the Business Combination, such as an incentive to complete a business combination with a less favorable target on terms less favorable to you because the Sponsor (i) has purchased 1,398,750 founder shares (these founder shares reflect the 1,437,500 Ordinary Shares initially acquired by the Sponsor on December 27, 2024, net of 38,750 Ordinary Shares forfeited by the Sponsor due to the partial exercise of the underwriters’ over-allotment option in the Wintergreen’s initial public offering) representing approximately 20% of Wintergreen’s total shares outstanding at approximately $0.017 per share, which is a significantly lower price than what shareholders paid for their public units in the Wintergreen IPO, but such founder shares will expire worthless if Wintergreen is unable to consummate the proposed Business Combination or another business combination prior to Wintergreen’s deadline to liquidate, and (ii) purchased 253,875 private units for $2,538,750 upon the consummation of the Wintergreen IPO, but the private units will also expire worthless if Wintergreen liquidates prior to completing a business combination.

In addition, Wintergreen’s management and Board of Directors may also have interests that are different from or in addition to yours as a public shareholder. Specifically, these interests include, among other things: (i) the fact that our officers and directors will lose their entire indirect investment in the Sponsor, and any out-of-pocket expenses incurred on Wintergreen’s behalf will not be reimbursed, if an initial business combination is not consummated; and (ii) the potential for certain Wintergreen officers or directors to continue serving in roles with New KIKA post-closing.

In addition, if the Sponsor were to loan any amount(s) to Wintergreen and/or incur any fees or out-of-pocket expenses on Wintergreen’s behalf, the total sum of such loans, fees and out-of-pocket expenses would be repayable on or after the closing of the proposed Business Combination and constitute Sponsor compensation. If any such amounts were loaned or incurred and Wintergreen failed to complete an initial business combination before its deadline pursuant to Wintergreen’s Amended and Restated Memorandum and Articles of Association, as may be amended to extend such date, such amounts would be forfeited. As of the date of this proxy statement/prospectus, there are no amounts outstanding under any loans payable to the Sponsor and no fees due or out-of-pocket expenses to be repaid by Wintergreen to the Sponsor.

As of the date of this prospectus, the Sponsor has paid an aggregate of $2,563,750 for 1,652,625 Wintergreen ordinary shares. This represents an effective cost basis of approximately $1.55 per share. These holdings include 1,398,750 founder shares (net of 38,750 forfeited shares) and 253,875 private units. By comparison, public investors paid $10.00 per unit in the IPO. To conservatively estimate the dilution caused by the Sponsor’s lower cost basis, we discount the value of the rights included in the units. [As of the most recent balance sheet date, counting the Sponsor’s investment and the public shareholders’ investment, Wintergreen had a net tangible book value of $59,009,086 and 7,303,575 Ordinary Shares outstanding, equating to approximately $7.04 per share. Consequently, the Sponsor’s holdings resulted in an immediate dilution of approximately [$2.96] per share to Wintergreen’s public shareholders.]

Upon consummation of the Business Combination, the Sponsor will own 1,684,359 New KIKA ordinary shares. This consists of its existing 1,652,625 ordinary shares plus 31,734 new shares issued upon the conversion of its private rights. These shares will be identical to those held by public shareholders, subject to certain transfer restrictions. The conversion of the Sponsor’s private rights into 31,734 new shares is the only Sponsor-related event causing additional dilution to public shareholders at closing. However, public shareholders will also receive New KIKA shares upon the conversion of their public rights in a proportional or greater amount. Notably, public shareholders who redeem their shares will still retain their rights. Therefore, the issuance of these 31,734 shares to the Sponsor is not expected to cause substantial additional dilution.

Pursuant to the SEC’s rules governing special purpose acquisition companies, the securities of Wintergreen and any promissory notes from Wintergreen issued to the Sponsor may be considered “compensation” earned or awarded to the Sponsor. At the Closing, the Sponsor will receive (i) 1,684,359 New KIKA ordinary shares (each a Wintergreen ordinary share prior to the Closing) representing the founder shares, and (ii) 31,734 New KIKA ordinary shares converted from the Winter rights owned by Sponsor. Additionally, as of [   ], 2026, a total of $[   ] of service fees have been accrued by Wintergreen for services rendered by the Sponsor pursuant to an administrative services agreement between Wintergreen and Sponsor.

This proxy statement/prospectus discusses in more detail such conflicts of interests, including items deemed compensation that were/will be paid to the Sponsor, directors and officers in connection with the Business Combination, in the sections under “The Business Combination Proposal – Interests of Certain Persons in the Business Combination” and “Information about Wintergreen – SPAC Sponsor and their Affiliates, and Sponsor Compensation” beginning on page 141-142 of this proxy statement/prospectus.

Controlled Company Status.

Upon the consummation of the Business Combination, Chanyaphak Buariew, through her ownership of UHAP Technology Ltd and Wuyue Investment Ltd, will likely become New KIKA’s controlling shareholder. Through these entities, Ms. Buariew will own approximately 49.7% of the combined voting power of New KIKA assuming no redemptions, or up to approximately 76.2% assuming maximum redemptions. As a result, depending on the level of redemptions, Ms. Buariew may control a majority of the voting power of New KIKA’s outstanding ordinary shares. If such redemptions occur, New KIKA would qualify as a “controlled company” within the meaning of the Nasdaq corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors. New KIKA’s status as a “controlled company” may cause its securities to look less attractive to certain investors and harm New KIKA’s trading price. See “Risk Factors — If New KIKA meets the definition of a “controlled company” under the rules of the Nasdaq Listing Rule, it may choose to exempt from certain corporate governance requirements that could have an adverse effect on the public shareholders.”

Nasdaq Listing

The Wintergreen units, Wintergreen ordinary shares and Wintergreen rights are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “WTGUU”, “WTG” and “WTGUR”, respectively. Pursuant to the terms of the Merger Agreement, as a closing condition (subject to certain exceptions), the New KIKA ordinary shares issued in connection with the Business Combination are to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement. Following the Closing, the New KIKA ordinary shares are intended to be listed, subject to Nasdaq approval, under the proposed symbol “KIKA”. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the New KIKA ordinary shares or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Merger Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the New KIKA securities would not be listed on any nationally recognized securities exchange.

Closing of the Business Combination is conditioned upon, among other things, that Wintergreen shall not have received written notice from Nasdaq that it has failed or would fail to meet the Nasdaq listing requirements in respect of the additional listing application for the ordinary shares to be issued to KIKA shareholders as consideration in the Business Combination. There can be no assurance such condition will be met, and you may not know whether the listing condition has been met at the time of the extraordinary general meeting. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated.

Date, Time and Place of Extraordinary General Meeting

Wintergreen will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at 10 a.m., Beijing Time, on [  ], 2026 at the offices of Wintergreen Acquisition Corp. located at Room 8326, Block B, Hongxiang Cultural and Creative Industrial Park, 90 Jiukeshu West Road, Tongzhou District, Beijing, China. You or your proxyholder owning Wintergreen ordinary shares as of the Record Date will be able to attend and vote at the extraordinary general meeting in-person or online by visiting and using a control number assigned by Transhare Corporation, our proxy processor. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

If you have any questions or need assistance voting your Wintergreen ordinary shares, please contact Transhare Corporation, our proxy processor, by calling (303) 662-1112 or by emailing proxy@transhare.com. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at www.transhare.com, under Vote Your Proxy.

The accompanying proxy statement/prospectus provides shareholders of Wintergreen with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting (defined below) of Wintergreen. It also contains or references information about Wintergreen, KIKA and New KIKA and certain related matters. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in its entirety. In particular, when you consider the recommendation regarding these proposals by the Board of Directors of Wintergreen, you should keep in mind that the directors and officers of Wintergreen and MACRO DREAM Holdings Limited, the sponsor of Wintergreen (“Sponsor”) have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a shareholder. For instance, the Sponsor, Wintergreen’s officers and directors and/or their affiliates will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating Wintergreen. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 40 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], 2026
and is first being mailed to Wintergreen shareholders on or about [●], 2026.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 12, 2026

Wintergreen Acquisition Corp.

A Cayman Islands Exempted Company

Room 8326, Block B,

Hongxiang Cultural and Creative Industrial Park,

90 Jiukeshu West Road,

Tongzhou District, Beijing, China

NOTICE OF EXTRAORDINARY GENERAL MEETING OF

Wintergreen Acquisition Corp.

TO BE HELD ON [●], 2026

To the Shareholders of Wintergreen Acquisition Corp.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders of Wintergreen Acquisition Corp. (“we,” “us,” “our,” the “Company,” or “Wintergreen”) will be held on, 2025, at [●] Beijing Time, at the Company’s offices at Room 8326, Block B, Hongxiang Cultural and Creative Industrial Park, 90 Jiukeshu West Road, Tongzhou District, Beijing, China, or at such other date, time, or place to which the meeting may be postponed or adjourned (the “Extraordinary General Meeting”).

The purpose of the Extraordinary General Meeting is to seek approval by the holders of the ordinary shares of Wintergreen to approve the Merger Agreement dated November 17, 2025, by and among Wintergreen, Wintergreen Acquisition Merger Subsidiary Corp., (“Merger Sub”), and KIKA Technology INC. (“KIKA”), and other proposals necessary to consummate the Business Combination, upon which Wintergreen will be renamed “KIKA Inc.” (“New KIKA”).

At the Extraordinary General Meeting, Wintergreen shareholders will be asked to consider and vote upon the following proposals, as more fully described in the accompanying Notice of Extraordinary General Meeting and Proxy Statement/Prospectus:

1.	To approve, as an ordinary resolution, the Merger Agreement, a copy of which is attached herein as Annex A, and the transactions contemplated therein. This proposal is referred to as the “Business Combination Proposal” or “Proposal No. 1.”

2.	To approve, as a special resolution, (i) the change of name by Wintergreen from “Wintergreen Acquisition Corp.” to “KIKA Inc.” or other name as the Board of Directors of Wintergreen may determine and agree with KIKA upon the consummation of the Business Combination, subject to and conditional upon the necessary approval of the Registrar of Companies of the Cayman Islands, and (ii) the registered office provider and directors of the Company be authorized to undertake all such matters and actions, as may be required to give effect to this resolution. This proposal is referred to as the “Name Change Proposal” or “Proposal No. 2.”

3.	To approve, as an ordinary resolution, for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of Wintergreen ordinary shares in a private placement in connection with the Business Combination. This proposal is referred to as the “Nasdaq Proposal” or “Proposal No. 3.”

4.	To approve, as a special resolution, the adoption of the amended and restated memorandum and articles of association, substantially in the form attached herein as Annex B, in substitution for and to the exclusion of, the existing memorandum and articles of association of the Company, effective from the completion of the Business Combination to reflect the Name Change Proposal and removing or amending those provisions which terminate or otherwise cease to be applicable following the consummation of the Business Combination. This proposal is referred to as the “Charter Amendment Proposal” or “Proposal No. 4.”

5.	To approve, as an ordinary resolution, the election of each of Tony Han, Maggie Huang, Xiangxiang Wei, Ru Ding and Weiming Tan to serve as directors on the board of directors of New KIKA upon the consummation of the Business Combination. This proposal is referred to as the “Director Election Proposal” or “Proposal No. 5.”

6.	To approve, as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or advisable, in the event Wintergreen does not receive the requisite shareholder vote to approve one or more proposals presented to shareholders for vote. This proposal is called the “Adjournment Proposal” or “Proposal No. 6.”

These items of business are described in the accompanying Proxy Statement/Prospectus, which we encourage you to read carefully and in its entirety.

Our Board unanimously recommends that you vote “FOR” each of these proposals and “FOR” each of the director nominees. When you consider the recommendation regarding these proposals by the Board of Wintergreen, you should keep in mind that the directors and officers of Wintergreen and MACRO DREAM Holdings Limited, the sponsor of Wintergreen (“Sponsor”) have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a shareholder. For instance, the Sponsor, Wintergreen’s officers and directors and/or their affiliates will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating Wintergreen. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

Only Wintergreen shareholders who hold Wintergreen ordinary shares of record as of the close of business on July 24, 2026 (the “Record Date”) are entitled to vote at the Extraordinary General Meeting or any adjournment of the Extraordinary General Meeting. As of the Record Date, there were 7,303,575 Wintergreen ordinary shares outstanding, including the Wintergreen ordinary shares in the Wintergreen units. Each unit consists of one Wintergreen ordinary share and one Wintergreen right to receive 1/8 of an ordinary share upon the consummation of the Business Combination. Each Wintergreen ordinary share is entitled to one vote. Wintergreen rights do not have voting rights.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal (Proposals 1, 3, 5, and 6) will each require an ordinary resolution, being a resolution passed by a simple majority of the votes by the shareholders of the Company as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for these proposals.

The approval of the Name Change Proposal and Charter Amendment Proposal (Proposals 2 and 4) will each require a special resolution, being a resolution passed by a majority of at least two-thirds of the votes by the shareholders of the Wintergreen as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for these proposals. The accompanying Proxy Statement/Prospectus and proxy card are being provided to Wintergreen’s shareholders in connection with Wintergreen’s solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournment of the Extraordinary General Meeting. Whether or not you plan to attend the Extraordinary General Meeting, all of Wintergreen’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 40 of the accompanying proxy statement/prospectus.

Holders of Ordinary Share will not be entitled to appraisal rights under Cayman Islands law in connection with the Business Combination and any other Proposal.

Pursuant to Wintergreen’s current Amended and Restated Memorandum and Articles of Association, regardless of how you vote, or whether you vote at all, on the Business Combination Proposal, we are providing our public shareholders (other than our Sponsor and other insiders) with the opportunity to redeem, upon the closing of the Business Combination, ordinary shares of Wintergreen then held by them (sometimes referred to as the “public shares”) for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) earned on the trust account and not previously released by us to pay our taxes, divided by the number of then issued public shares, subject to the limitations described herein. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the cash portion of the deferred underwriting commission that we will pay to D. Boral Capital LLC., or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in our trust account of $[●] as of [●], 2025, the estimated per share redemption price would have been approximately $[●], net of taxes payable.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND DELIVER YOUR PUBLIC SHARES TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS ABANDONED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF WINTERGREEN — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

The Sponsor, our officers and directors, have agreed to waive their redemption rights with respect to any public shares (if any) they may hold in connection with the consummation of the Business Combination, and the Wintergreen ordinary shares held by them will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor beneficially owns approximately 20% of our issued and outstanding ordinary shares. The Sponsor and our directors and officers have agreed to vote all ordinary shares owned by them in favor of the Business Combination.

Each shareholder’s vote is very important. Whether or not you plan to attend the extraordinary general meeting in person, please submit your proxy card without delay. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the extraordinary general meeting. If you fail to return your proxy card and do not attend the meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting.

On behalf of the Wintergreen board of directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors

Yongfang “Fayer” Yao
Chairman of the Board

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Meeting, the effect will be, among other things, that your ordinary shares of Wintergreen will not be counted for purposes of determining whether a quorum is present at the Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Meeting. If you are a shareholder of record and you attend the Meeting and wish to vote in person, you may withdraw your proxy and vote in person. Your attention is directed to the remainder of the proxy statement/prospectus following this notice for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to therein.

The accompanying Proxy Statement/Prospectus is dated [●], 2026 and first mailed to the shareholders of Wintergreen Acquisition Corp. on or about [●], 2026

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Wintergreen that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Wintergreen with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

Solicitation Agent:

Transhare Corporation

17755 North US Highway 19, Suite 140,

Clearwater, FL 33764

or

Wintergreen Acquisition Corp.

Room 8326, Block B,

Hongxiang Cultural and Creative Industrial Park,

90 Jiukeshu West Road,

Tongzhou District, Beijing, PRC

If you would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before Wintergreen’s extraordinary general meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about Wintergreen and KIKA. You should rely only on the information contained in this proxy statement in deciding how to vote on the Business Combination. Neither Wintergreen, KIKA nor the Merger Sub has authorized anyone to give any information or to make any representations other than those contained in this proxy statement. Do not rely upon any information or representations made outside of this proxy statement. The information contained in this proxy statement may change after the date of this proxy statement. Do not assume after the date of this proxy statement that the information contained in this proxy statement is still correct.

USE OF CERTAIN TERMS

Unless otherwise stated in this proxy statement, or the context otherwise requires, references to:

●	“Amended and Restated Memorandum and Articles of Association” are to Wintergreen’s currently effective amended and restated memorandum and articles of association;

●	“Business Combination” are to the transactions contemplated by the Merger Agreement;

●	“Code” are to the Internal Revenue Code of 1986, as amended;

●	“Companies Act” are to the Companies Act (As Revised) of the Cayman Islands, as the same may be amended from to time;

●	“directors” are to Wintergreen’s current directors independent director nominees named in this prospectus in connection with the Business Combination;

●	“founder shares” are to the Wintergreen ordinary shares initially issued to the Sponsor of Wintergreen prior to the IPO (for the avoidance of doubt, the founder shares will not be “public shares”);

●	“Wintergreen ordinary shares” are to the ordinary shares of Wintergreen, par value $0.0001 per share.

●	“Wintergreen public units” are to the units issued in the IPO, each unit consisted of one Wintergreen public share, par value $0.0001, and one Wintergreen public right to receive one-tenth (1/8) of one Wintergreen ordinary share upon consummation of a business combination.

●	“IPO” are to the initial public offering of 5,595,000 Wintergreen public units consummated on May 30, 2025, which includes the issuance by Wintergreen of 595,000 additional Wintergreen public units as a result of the partial exercise of the overallotment option by the underwriter;

●	“initial shareholders” are to the Sponsor and any other holders of our founder shares prior to the IPO (or their permitted transferees);

●	“insiders” are to Wintergreen’s officers, directors, our Sponsor and any future holder of our founder shares;

●	“management” or “management team” are to Wintergreen, KIKA, or New KIKA’s executive officers, directors, director nominees, and advisors as the case may be;

●	“Merger Sub” are to Wintergreen Acquisition Merger Subsidiary Corp., a Cayman Islands exempted company and wholly-owned subsidiary of Wintergreen.

●	“New KIKA” are to Wintergreen after the consummation of the Business Combination.

●	“period to consummate the initial business combination” are to the period of within 15 months from the consummation of the Public Offering (May 30, 2025) subject to extension to a maximum of 24 months by means of up to nine one-month extensions as specifically set forth in our proxy statement;

●	“Wintergreen private rights” are to the Wintergreen rights which are included within the Wintergreen private units purchased by our sponsor in the private placement;

●	“Wintergreen private shares” are to the Wintergreen ordinary shares included within the Wintergreen private units purchased by the Sponsor in the private placement;

●	“Wintergreen private units” are to the units being purchased by our sponsor, with each placement unit consisting of one placement share and one placement right to acquire 1/8th of one ordinary share;

●	“private placement” are to the private placement of 253,875 placement units at a price of $10.00 per unit, for an aggregate purchase price of $2,538,750, which occur simultaneously with the completion of the IPO;

●	“Wintergreen public rights” are to the rights sold as part of the units in the IPO (whether they are subscribed for in the IPO or acquired in the open market;

●	“public shareholders” are to the holders of our public shares, including our sponsor and management team to the extent our sponsor and/or members of our management team purchase public shares, provided that our sponsor’s and each member of our management team’s status as a “public shareholder” will only exist with respect to such public shares;

●	“Wintergreen public shares” are to Wintergreen ordinary shares sold as part of the units in the IPO (whether they are purchased in the IPO or thereafter in the open market);

●	“Record Date” are to July 24, 2026;

●	“representative” or “underwriter” are to D. Boral Capital LLC, which is the representative of the underwriters in the Wintergreen IPO;

●	“representative shares” are to the Wintergreen ordinary shares issued as compensation to the underwriter in connection with the closing of the IPO;

●	“Wintergreen rights” are to Wintergreen rights, which include the Wintergreen public rights as well as the Wintergreen private rights to the extent they are no longer held by the Sponsor, initial shareholders or their permitted transferee;

●	“solicitation agent” are to Transhare Corporation;

●	“Second Amended and Restated Memorandum and Articles of Association” are to Wintergreen’s second amended and restated memorandum and articles of association to be adopted by New KIKA at the closing of the Business Combination;

●	“Sponsor” are to MACRO DREAM Holdings Limited, a British Virgin Island business company;

●	“transfer agent” are to Transhare Corporation, a full service stock transfer agency and registrar, formed in the State of Delaware;

●	“trust account” are to the segregated trust account located in the United States with Wilmington Trust, National Association acting as trustee, into which we will deposit certain proceeds from the IPO and the sale of the placement units;

●	“U.S. Dollars” and “$” are to the legal currency of the United States.

●	“KIKA” are to KIKA Technology INC. a Cayman Islands exempted company and its subsidiaries.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed by Wintergreen (File No. 333-[          ]) with the SEC, constitutes a prospectus of Wintergreen Acquisition Corp. under Section 5 of the Securities Act, with respect to the issuance of 7,980,050 Wintergreen ordinary shares to KIKA’s shareholders if the Business Combination is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the Extraordinary General Meeting at which Wintergreen’ shareholders will be asked to consider and vote upon the proposals to approve the Business Combination.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include, among other things, statements about the parties’ ability to close the Business Combination, the timing of the Closing, the anticipated benefits of the Business Combination, and the financial conditions, results of operations, earnings outlook and prospects of Wintergreen, KIKA, and New KIKA during the period following the consummation of the Business Combination. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement include, but are not limited to, statements regarding our disclosure concerning our operations, cash flows and financial position.

The forward-looking statements are based on information available as of the date of this proxy statement/prospectus and on the current expectations, forecasts and assumptions of the management of Wintergreen and KIKA and involve a number of judgments, risks and uncertainties, and are inherently subject to changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or performance to be materially different from those expressed, contemplated or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Wintergreen and the following:

●	KIKA’s limited operating history;

●	the ability to generate revenues, and raise sufficient financing to meet working capital requirements;

●	the ability to pursue and effectively develop new product opportunities and acquisitions and to obtain value from such product opportunities and acquisitions;

●	market acceptance of KIKA’s services and new services from time to time and ability to identify or discover additional product and service candidates;

●	the ability to maintain and obtain required licenses;

●	competition from similar service providers;

●	protection of KIKA’s intellectual property, currently consisting of trade secrets and know-how and compliance with the terms and conditions of current and future licenses with third parties;

●	infringement on the intellectual property rights of third parties and claims for remuneration or royalties for assigned service invention rights;

●	reliance on third-party collaborators;

●	the ability to manage the growth of the business;

●	the ability to attract and retain key employees or to enforce the terms of noncompetition agreements with employees;

●	the failure to comply with applicable laws and regulations;

●	potential security breaches, including cybersecurity incidents;

●	costs associated with being a public company; and

●	other factors discussed in the section of this proxy statement entitled “Risk Factors” beginning on page 40.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this proxy statement. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this proxy statement.

DELIVERY OF DOCUMENTS TO WINTERGREEN’S SHAREHOLDERS

Pursuant to the rules of the SEC, Wintergreen and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement, unless Wintergreen has received contrary instructions from one or more of such shareholders. Upon written or oral request, Wintergreen will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Wintergreen shareholders receiving multiple copies of the proxy statement may likewise request that Wintergreen deliver single copies of the proxy statement in the future. Wintergreen shareholders may notify Wintergreen of their requests by contacting Wintergreen as follows:

Wintergreen Acquisition Corp.

Room 8326, Block B,

Hongxiang Cultural and Creative Industrial Park,

90 Jiukeshu West Road,

Tongzhou District, Beijing, PRC

(Address of principal executive offices, including zip code)

Telephone: + (86)136 5237 1477

or

Solicitation Agent

Transhare Corporation

17755 North US Highway 19, Suite 140,

Clearwater, FL 33764

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

FOR WINTERGREEN SHAREHOLDERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to Wintergreen’s shareholders. Wintergreen urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 10 a.m., Beijing Time, on [●], 2026 at Room 8326, Block B, Hongxiang Cultural and Creative Industrial Park, 90 Jiukeshu West Road, Tongzhou District, Beijing, PRC.

Q: What is the purpose of this document?

A: The purpose of this document is to notify you of the Extraordinary General Meeting of the Shareholders of Wintergreen.

Wintergreen, KIKA Technology INC., a Cayman Islands exempted company (“KIKA”) and Wintergreen Acquisition Merger Subsidiary Corp., a Cayman Islands exempted company and wholly-owned subsidiary of Wintergreen (the “Merger Sub”), have agreed to a Business Combination under the terms of a Merger Agreement, dated as of November 17, 2025, (as it may be amended from time to time, the “Merger Agreement”.) Under the terms of the Business Combination, Merger Sub will merge with and into KIKA, with KIKA surviving the merger. As a result, KIKA will be a wholly-owned subsidiary of Wintergreen. The former shareholders of KIKA will receive 7,980,050 Wintergreen ordinary shares as merger consideration. The Merger Agreement is attached to this proxy statement as Annex A, the Merger Agreement is incorporated into this proxy statement by reference. You are encouraged to read this proxy statement, including “Risk Factors” and all the annexes hereto.

The Wintergreen public units that were issued in Wintergreen’s initial public offering (the “IPO”) each consist of one Wintergreen public share and one Wintergreen public right entitling the holder thereof to receive one-eighth (1/8) of one Wintergreen ordinary share upon the consummation of the Business Combination. In connection with the Business Combination, Wintergreen public shareholders will be entitled to redeem their Wintergreen public shares for a pro rata share of the trust account that holds the proceeds of the IPO that closed on May 30, 2025 (the “trust account”) net of taxes payable.

Simultaneously with the consummation of the IPO completed on May 30, 2025, Wintergreen consummated the private placement of an aggregate of 253,875 Wintergreen private units, which were sold and issued to the Sponsor. The Wintergreen private units are identical to the Wintergreen public units sold in the IPO, except that the Wintergreen private units, so long as they are held by the Sponsor, (i) will not be redeemable by Wintergreen, (ii) may not be transferred, assigned or sold by the holders until 30 days after the completion of the Business Combination, and (iii) will be entitled to registration rights as further described elsewhere in this proxy/prospectus.

The Wintergreen public units, Wintergreen public shares, and Wintergreen public rights are currently listed on the Nasdaq Capital Market. Only holders of Wintergreen ordinary shares on the Record Date (defined below) are receiving this proxy statement and are entitled to vote on the proposals. However, each public shareholder may elect to redeem its Wintergreen public shares irrespective of whether they vote for or against, or abstain from voting on, the proposed transaction or whether they were a Wintergreen public shareholder on the Record Date for the Extraordinary General Meeting of the Shareholders held to approve the Business Combination.

We are required under our Amended and Restated Memorandum and Articles of Association and the rules of the Nasdaq Stock Market Inc. to obtain approval of our shareholders for the Business Combination and other matters described herein.

Our public shareholders should note that because the Sponsor, MACRO DREAM Holdings Limited., and Wintergreen’s IPO underwriter, D. Boral Capital LLC, own in the aggregate approximately 23.39% of Wintergreen ordinary shares as of the Record Date and each of them have agreed to vote their Wintergreen ordinary shares in favor of the Business Combination Proposal. As a result, in the event that only the minimum number of shares representing a quorum is present at the extraordinary general meeting of the shareholders held to vote on the Business Combination, the percentage Wintergreen public shares that is necessary to meet the simple majority requirement (i.e., an ordinary resolution) to approve the Merger Agreement and other proposals is any number greater than 26.61% (approximately 1,944,000 Wintergreen ordinary shares) of the total outstanding shares of Wintergreen.

This proxy statement contains important information as required under the rules and regulations of the Securities and Exchange Commission (the “SEC”) about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting of Wintergreen shareholders. You should read it carefully.

Q: What is being voted on?

A: Below are the proposals on which Wintergreen shareholders are being asked to vote (the “Proposals”):

1.	To approve, as an ordinary resolution, the Merger Agreement, a copy of which is attached herein as Annex A, and the transactions contemplated therein. This proposal is referred to as the “Business Combination Proposal” or “Proposal No. 1.”

2.	To approve, as a special resolution, (i) the change of name by Wintergreen from “Wintergreen Acquisition Corp.” to “KIKA Inc.” or other name as the Board of Directors of Wintergreen may determine and agree with KIKA upon the consummation of the Business Combination, subject to and conditional upon the necessary approval of the Registrar of Companies of the Cayman Islands, and (ii) the registered office provider and directors of the Company be authorized to undertake all such matters and actions, as may be required to give effect to this resolution. This proposal is referred to as the “Name Change Proposal” or “Proposal No. 2.”

3.	To approve, as an ordinary resolution, for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of Wintergreen ordinary shares in a private placement in connection with the Business Combination. This proposal is referred to as the “Nasdaq Proposal” or “Proposal No. 3.”

4.	To approve, as a special resolution, the adoption of the Second Amended and Restated Memorandum and Articles of Association, substantially in the form attached herein as Annex B, in substitution for and to the exclusion of, the existing Amended and Restated Memorandum and Articles of Association of Wintergreen, effective from the completion of the Business Combination to reflect the Name Change Proposal and removing or amending those provisions which terminate or otherwise cease to be applicable following the consummation of the Business Combination. This proposal is referred to as the “Charter Amendment Proposal” or “Proposal No. 4.”

5.	To approve, as an ordinary resolution, the election of each of Tony Han, Maggie Huang, Xiangxiang Wei, Ru Ding and Weiming Tan to serve as directors on the board of directors of New KIKA upon the consummation of the Business Combination. This proposal is referred to as the “Director Election Proposal” or “Proposal No. 5.”

6.	To approve, as an ordinary resolution, the adjournment of the extraordinary general meeting, if necessary or advisable, in the event Wintergreen does not receive the requisite shareholder vote to approve one or more proposals presented to shareholders for vote. This proposal is called the “Adjournment Proposal” or “Proposal No. 6.”

Q: Why is Wintergreen proposing the Business Combination with KIKA?

A: Wintergreen was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

HK TP leverages its proprietary intelligent algorithms, technical know-how and real-time data processing platform to deliver precise matching between customers’ advertising needs and multi-dimensional traffic resources, or traffic tags, ensuring the accuracy, efficiency, and performance controllability of advertising delivery. No end user information, including user tags or user-level behavioral segments, interest categories, demographic attributes, or any other user profiling data, whether they are anonymized, pseudonymized, or otherwise, are received, processed, stored, or used by HK TP or KIKA in the course of providing AdTech services. By matching multi-dimensional traffic resources with customer/advertisers’ demand in real time, HK TP enables efficient and privacy-preserving advertising delivery while providing performance optimization support. This creates an automated, closed-loop advertising system that integrates multi-dimensional traffic resources and advertiser needs without relying on any form of user identification or user profiling.

All of KIKA’s revenue, customers, employees, and operations are located in Hong Kong, and KIKA has no subsidiaries, operations, or variable interest entity (VIE) arrangements in mainland China.

In reaching determine that a Business Combination with KIKA is in the best interest of the Company and its shareholders, the board of directors of Wintergreen considered, among other factors, KIKA’s experienced management team with deep expertise in the AdTech Dynamic Matching Technology sector, its proprietary Dynamic Tag Matching and traffic-label-optimization know-how, the strong growth tailwinds in digital advertising driven by increasing demand by advertisers for precision and efficiency, KIKA’s scalable platform, strong positioning in Hong Kong’s regulatory environment, and the attractive $80 million pre-money equity valuation supported by the independent valuation report prepared by King Kee Valuation & Consulting Limited (the “Valuation Firm”). The board of directors also took into account the results of its comprehensive due-diligence investigation of KIKA, which included review of financial statements and projections through 2035, material contracts, and extensive discussions with KIKA’s management and Wintergreen’s legal and financial advisors.

Although the Wintergreen board believes that the Business Combination with KIKA presents a compelling opportunity and is in the best interests of Wintergreen and its shareholders, it also considered certain potentially material risks and negative factors in reaching its decision. These factors are discussed in detail in the section entitled “The Business Combination Proposal — The Wintergreen Board’s Reasons for the Approval of the Business Combination” and in the section entitled “Risk Factors”.

Wintergreen public shareholders should also be aware that the Sponsor and initial shareholders may have interests that are different or additional to their own in connection with the Business Combination, which are further disclosed in the section entitled “Risk Factors — Risks Relating to Wintergreen As A Blank Check Company/SPAC — Wintergreen’s Sponsor, directors and officers may have certain conflicts of interest in determining to recommend the Business Combination with KIKA, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.”

Q: What is the consideration being paid to KIKA shareholders in connection with the Business Combination?

A: In accordance with the Merger Agreement, KIKA shareholders will receive an estimated 7,980,050 Wintergreen ordinary shares upon the Closing of the Business Combination, which was determined by the equity valuation of $80,000,000 representing 100% of the equity of KIKA, and dividing the equity valuation by $10.025, which represents the equity valuation of one Wintergreen ordinary share determined based on the initial redemption value of one Wintergreen ordinary share.

Prior to the consummation of the Business Combination, Wintergreen public shareholders will be provided with the opportunity to tender their Wintergreen public shares for redemption (discussed elsewhere in this proxy statement/prospectus). The amount in redemptions of public shareholders’ Wintergreen ordinary shares will not alter the amount of merger consideration issued in consideration shares to the KIKA shareholders nor change the equity value of $80,000,000.

However, the consummation of the Business Combination and the other transactions contemplated by the Merger Agreement requires that Wintergreen having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Securities Exchange Act of 1934, as amended) immediately prior to or upon the Closing, Wintergreen’s failure to maintain compliance with the net tangible assets requirement which could result from excessive redemptions by its public shareholders or other factors depleting its trust account, will result in the termination of the Merger Agreement and the Business Combination.

To mitigate the risk of such a shortfall and ensure compliance with the net tangible asset condition, Wintergreen may seek to arrange additional financing, including through private investments in public equity (PIPE) in connection with the Business Combination or backstop arrangements with investors, sponsors, or affiliates, whereby such parties commit to purchase shares or provide funds to offset potential redemption impacts. There can be no assurance, however, that Wintergreen will be able to secure such financing or arrangements on acceptable terms, or at all, and any such transactions would be subject to applicable securities laws, regulatory approvals, and the terms of the Merger Agreement.

Q: What conditions must be satisfied to complete the Business Combination?

A: The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things: (i) the approval of each Proposal (the Business Combination Proposal, Name Change Proposal, Nasdaq Proposal, and Charter Amendment Proposal) by Wintergreen’s shareholders; (ii) no governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Merger Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Merger Agreement; (iii) the registration statement of which this proxy statement/prospectus forms a part will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the registration statement will have been issued and be in effect and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn; (iv) the Wintergreen ordinary shares to be issued in connection with the Business Combination to the KIKA shareholders will be approved for listing on Nasdaq, subject to official notice of issuance; and (v) as of the Closing, Wintergreen will have at least $5,000,001 of net tangible assets immediately after giving effect to the transactions contemplated by the Merger Agreement (the “Minimum Cash Condition”).

The Minimum Cash Condition is for the sole benefit of KIKA and can be waived only by KIKA. If the Minimum Cash Condition is not met and is not waived, the Merger Agreement may be terminated, and the Business Combination will not be consummated. There can be no assurance that KIKA would waive this condition. Furthermore, as provided in Wintergreen’s amended and restated memorandum and articles of association, in no event will Wintergreen redeem public shares in an amount that would cause its net tangible assets to fall below $5,000,001.

We cannot assure you that these conditions will be satisfied or waived. For more information about conditions to the consummation of the Business Combination, see the section entitled “The Business Combination Proposal — Merger Agreement” of this proxy statement/prospectus.

Q: Following the closing of the Business Combination, what percentage of the combined company will the former Wintergreen public shareholders own?

A: Upon consummation of the Business Combination, the post-Closing share ownership of New KIKA under (1) the No Redemption Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the 100% Redemptions Scenario, would be as follows:

	0% Redemption(1)	25% Redemption(2)	50% Redemption(3)	75% Redemption(4)	100% Redemption(5)
	Shares %	Shares %	Shares %	Shares %	Shares %
Wintergreen Public Shareholders	5,595,000	4,196,250	2,797,500	1,398,750	0
	34.8%	28.6%	21.1%	11.8%	0.0%
Insiders/Sponsor	1,684,359	1,684,359	1,684,359	1,684,359	1,684,359
	10.4%	11.4%	12.7%	14.2%	16.1%
Underwriter	111,900	111,900	111,900	111,900	111,900
	0.7%	0.8%	0.8%	0.9%	1.0%
KIKA Shareholders	7,980,050	7,980,050	7,980,050	7,980,050	7,980,050
	49.7%	54.4%	60.1%	67.2%	76.2%
Public Shareholders’ Rights as Converted(6)	699,375	699,375	699,375	699,375	699,375
	4.4%	4.8%	5.3%	5.9%	6.7%
Total	16,070,684	14,671,934	13,273,184	11,874,434	10,475,684
	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Assumes no Wintergreen public shareholders exercise redemption rights with respect to their Wintergreen ordinary shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes 1,398,750 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(3)	Assumes 2,797,500 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(4)	Assumes 4,196,250 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(5)	Assumes 5,595,000 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(6)	Represents New KIKA ordinary shares owned by Public Shareholders upon the consummation of the Business Combination as converted from the rights underlying the Wintergreen rights. Holders of Public Rights will receive these shares even if they elect to redeem their underlying Public Shares.

Assuming no redemptions of the Wintergreen public shares issued in our IPO, the combined company, New KIKA, would have a pro forma valuation of approximately $161 million based upon a price of $10.025 per Wintergreen ordinary share. The Wintergreen ordinary shares issued to the KIKA shareholders would have a value of approximately $80 million at an assumed price of $10.025 per share.

Assuming maximum redemptions of the Wintergreen public shares issued in our IPO, the combined company, New KIKA, would have a pro forma valuation of approximately $105 million based upon a price of $10.025 per Wintergreen ordinary share. The Wintergreen ordinary shares issued to KIKA shareholders would have a value of approximately $80 million at an assumed price of $10.025 per share.

For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Q: How has the announcement of the Business Combination affected the trading price of Wintergreen securities?

A: On November 14, 2025, the last full trading day before the public announcement of the execution of the Merger Agreement, Wintergreen units, Wintergreen ordinary shares, and Wintergreen public rights closed at $10.18, $10.02, and $0.11, respectively.

These prices reflect changes following the announcement of the proposed Business Combination with KIKA. The Wintergreen public shares and public rights currently trade at or near the approximate per-share value of the funds held in Wintergreen’s trust account (approximately $10.025 per share). You should obtain current market quotations for Wintergreen securities before deciding how to vote or whether to exercise your redemption rights.

On [  ], 2026 (the most recent practicable date prior to the mailing of this proxy statement/prospectus), Wintergreen public units, Wintergreen public shares, and Wintergreen public rights closed at $[  ], $[  ], and $[  ], respectively.

Q: Do Wintergreen’s Sponsor, or any of Wintergreen’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A: Wintergreen’s Sponsor, directors and officers have interests in the Business Combination that are different from, or in additional to your interests as a public shareholder. You should keep in mind the following interests of Wintergreen’s directors and officers:

●	The Sponsor acquired its 1,398,750 founder shares and 253,875 private units for approximately $1.55 per Wintergreen ordinary share equivalent; Wintergreen public shareholders purchased their Wintergreen public units for $10.00 per unit in connection with the Wintergreen IPO. The substantial difference in the price at which the Sponsor and Wintergreen’s public shareholders acquired Wintergreen securities means that the Sponsor, including the Wintergreen initial shareholders and interested affiliates can earn a substantial profit from any sale even if New KIKA ordinary shares trade well below $10.00 after the consummation of the Business Combination, while non-redeeming Wintergreen public shareholders would suffer a loss.

●	The Sponsor has agreed not to redeem any of their shares and to vote them in favor of the Business Combination, ensuring they retain their full ~23% stake and increasing the likelihood the transaction is approved.

●	If no business combination is completed within the period to consummate the initial business combination, these securities become worthless and the Sponsor loses its entire ~$2.56 million investment.

●	Xiangxiang Wei and Ru Ding, whom are current directors of Wintergreen, are expected to continue as directors of New KIKA and may receive future cash fees, equity awards, or other compensation.

●	Directors, officers and the Sponsor will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us. Presently, none of the Sponsor or our directors, officers and their affiliates have incurred any out-of-pocket expenses that are subject to reimbursement.

●	If Wintergreen does not consummate the Business Combination by the date that is 15 months from the closing of the IPO (unless further extended by the Wintergreen board and injection of additional funding by the Sponsor of additional contribution to the trust account based on the amount of $165,000 ($0.0330 per Wintergreen public share) at each extension), Wintergreen will be required to dissolve and liquidate and the founder shares and Wintergreen private units/shares/rights held by the Sponsor will be worthless because the Sponsor has agreed to waive its rights to any liquidation distributions for no additional consideration.

For a more comprehensive discussion, please see “Risk Factors — Risks Relating to Wintergreen as a Blank-Check Company SPAC — Wintergreen’s Sponsor, directors and officers may have certain conflicts of interest in determining to recommend the Business Combination with KIKA, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.”

Q: Did the Wintergreen board of directors obtain a third-party fairness opinion or valuation report in determining whether to proceed with the Business Combination?

A: The Wintergreen board of directors obtained a third-party valuation report in connection with its approval of the Business Combination but did not obtain a fairness opinion.

In evaluating the proposed transaction, the board relied on its own knowledge of the AdTech Dynamic Matching Technology Service industry, the results of its extensive due diligence on KIKA, and the independent valuation report prepared by the Valuation Firm, an independent professional valuation firm. The Valuation Firm delivered a valuation report to Wintergreen in connection with the execution of the Merger Agreement in which it expressed its opinion as to the fair market value of 100% of the equity interest in KIKA as of a specified date. The board considered this valuation report, together with the other financial, legal, and commercial analyses it conducted, and concluded that the agreed valuation of $80,000,000 for KIKA was fair from a financial point of view.

Accordingly, investors are relying solely on the judgment of the Wintergreen board of directors, informed by the independent valuation report and its own due-diligence investigation, as to the fairness of the consideration to be paid in the Business Combination. See “The Business Combination Proposal — Wintergreen’s Board of Directors’ Reasons for the Approval of the Business Combination” for additional information.

Q: When and where is the extraordinary general meeting of Wintergreen’s shareholders?

A: The extraordinary general meeting will be held on [●], 2026, at 10 a.m., Beijing time at the Room 8326, Block B, Hongxiang Cultural and Creative Industrial Park, 90 Jiukeshu West Road, Tongzhou District, Beijing, PRC.

Q: Who may vote at the extraordinary general meeting of shareholders?

A: Only holders of record of Wintergreen Shares as of the close of business on July 24, 2026, the Record Date, may attend and vote at the extraordinary general meeting of shareholders. As of the Record Date, there were 7,303,575 Wintergreen ordinary shares issued and outstanding and entitled to vote.

Please see “Extraordinary general Meeting of Wintergreen shareholders — Record Date; Who is Entitled to Vote” for further information.

Q: What is the quorum requirement for the extraordinary general meeting of shareholders?

A: One or more shareholders representing at least a majority of the Wintergreen ordinary shares issued and outstanding as of the Record Date and entitled to vote at the extraordinary general meeting must be present in person or represented by proxy in order to hold the extraordinary general meeting and conduct business. This is called a quorum. The Sponsor, who beneficially own approximately 23% of the issued and outstanding Wintergreen ordinary shares in the form of Wintergreen private shares as of the Record Date, will count towards this quorum. Wintergreen ordinary shares will be counted for purposes of determining whether there is a quorum if the shareholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card. If a quorum is not present within 15 minutes from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same time and place in the next week or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within 15 minutes from the time appointed for the meeting to commence, the meeting shall be dissolved. If you are a beneficial owner of Wintergreen ordinary share and you do not instruct your bank, broker or other nominee how to vote your shares on any of the proposals, your shares will not be counted as present for purposes of determining whether a quorum exists.

Q: What vote is required to approve the Proposals?

A: The approval of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal (Proposals 1, 3, 5, and 6) will each require an ordinary resolution, being a resolution passed by a simple majority of the votes by the shareholders of the Company as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for these proposals.

The approval of the Name Change Proposal and Charter Amendment Proposal (Proposals 2 and 4) will each require a special resolution, being a resolution passed by a majority of at least two-thirds of the votes by the shareholders of the Company as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for this proposal.

Q: How will the Sponsor vote?

A: Wintergreen’s Sponsor, who as of the Record Date owned 1,652,625 Wintergreen ordinary shares of an aggregate of (i) the 1,398,750 founder shares, and (ii) 253,875 private shares, or approximately 23% of the issued and outstanding Wintergreen ordinary shares. The Sponsor has agreed to vote its Wintergreen ordinary shares acquired by them prior to and in conjunction with the IPO in favor of each of the Proposals, including the Business Combination Proposal. Wintergreen’s Sponsor has also agreed that they will vote any shares it purchases or will purchase in the open market since the IPO in favor of each of the other Proposals.

However, any such open market purchases will be made in compliance with Rule 14e-5 under the Exchange Act. Specifically, pursuant to the guidance provided in Question 166.01 of the SEC’s Compliance and Disclosure Interpretations regarding Tender Offer Rules, and notwithstanding the voting obligations set forth in the letter agreement described above: (i) such purchases will not be made at a price higher than the price offered through the redemption process; (ii) such purchased shares will not be voted in favor of the Business Combination Proposal; and (iii) such purchases will not be made if they would violate the anti-manipulation provisions of the Exchange Act.

Q: Am I required to vote against the Business Combination Proposal in order to have my Wintergreen ordinary shares redeemed?

A: No. Public shareholders may seek to have their shares redeemed regardless of whether they vote for, against, or abstain from voting on the Business Combination, however if the Business Combination is not completed, then Wintergreen public shareholders electing to exercise their redemption rights will not be entitled to receive payments at this time.

Any Wintergreen public shareholder on the Record Date will have the right to tender their Wintergreen public shares for redemption for a pro rata share of the aggregate amount then on deposit in the trust account (calculated as of two business days prior to the consummation of the Business Combination), less any taxes payable. In order to exercise this redemption right, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), must validly tender such shares to Wintergreen’s transfer agent no later than two business days prior to the initially scheduled date of the extraordinary general meeting (or such later time as may be specified in the definitive proxy statement). Redemption demands received after this deadline will not be honored. Wintergreen public shares are redeemable only if they are separated from the accompanying Wintergreen public rights (i.e., the Wintergreen public units must first be split into their component Wintergreen public shares and Wintergreen public rights). Holders of Wintergreen public units must therefore instruct their broker to separate the units into the underlying shares and rights prior to submitting a redemption request. Whole Wintergreen public units cannot be redeemed.

For more detailed instructions on how to validly tender your Wintergreen public shares for redemption, please refer to the Q&A below entitled “Do I have redemption rights?” “How do I exercise my redemption rights?” and “Extraordinary general Meeting of Wintergreen shareholders — Redemption Rights.”

Q: Do I have redemption rights?

A: Yes. You must be a shareholder as of the Record Date for the extraordinary general meeting and own the Wintergreen public shares at the time you tender such shares for redemption. Accordingly, if you own your public shares on the Record Date but transfer your public shares after the Record Date but before the redemption deadline, being 2 business days before the extraordinary general meeting, you will not be able to exercise redemption rights with respect to your public shares.

If you transfer your Wintergreen public shares after the Record Date but before the extraordinary general meeting, you will lose the right to redeem those shares (because you no longer beneficially own them at the time of tender). However, unless you grant a proxy to the transferee or the transferee otherwise obtains voting authority, you will retain the ability to vote those shares at the extraordinary general meeting, as voting rights are fixed as of the Record Date.

Wintergreen’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, individually or together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the IPO. Therefore, any persons who hold more than 15% of our shares will not be able to redeem any shares in excess of the 15% limitation.

Please refer to the section titled “Extraordinary general Meeting of Wintergreen shareholders — Redemption Rights” for more information.

Q: How do I exercise my redemption rights?

A: If you are a eligible Wintergreen public shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time on [●], 2026 (two (2) business days before the extraordinary general meeting), that Wintergreen redeem your shares into cash; and (ii) submit your request in writing to Wintergreen’s transfer agent, Transhare Corporation, offices at 17755 North US Highway 19, Suite 140, Clearwater, FL 33764, and deliver your shares to Wintergreen’s transfer agent (i) electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System, or (ii) physically (by delivery of a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificate for such Wintergreen Shares), in each case no later than 5:00 p.m., Eastern time on [●], 2026, being two business days before the extraordinary general meeting.

In the event you have previously submitted a tender for redemption but wish to change or correct such tender, the corrected or changed written tender for redemption must be received by Wintergreen’s transfer agent no later than two (2) business days before the extraordinary general meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent by 5:00 p.m., Eastern time on [●], 2026, being the date that is two (2) business days before the extraordinary general meeting.

Similarly, any request for redemption, once made, may be withdrawn no later than 5:00 p.m., Eastern time on [●], 2026, being the two (2) business days prior to the date of the extraordinary general meeting of Wintergreen shareholders. The actual per share redemption price will be equal to the aggregate amount then on deposit in the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of taxes payable), divided by the number of Wintergreen public shares underlying the Wintergreen public units sold in the IPO. Please see the section entitled “Extraordinary general Meeting of Wintergreen shareholders — Redemption Rights” for more information on the procedures to be followed if you wish to redeem your Wintergreen Shares for cash.

Q: What is the material U.S. federal income tax consequences of the Business Combination?

A: The U.S. federal income tax consequences of the Business Combination depend on whether you redeem your Wintergreen ordinary shares or retain them.

If you do not redeem and simply continue to hold your Wintergreen ordinary shares (which will become New KIKA), you will not recognize any gain or loss for U.S. federal income tax purposes solely as a result of the Business Combination. This is true regardless of whether the transaction ultimately qualifies as a tax-free “reorganization” under Section 368(a) of the Code.

If you do redeem your Wintergreen public shares for cash, the redemption will generally be treated as either (i) a sale of your shares (producing capital gain or loss) or (ii) a distribution that is taxable as a dividend to the extent of Wintergreen’s current and accumulated earnings and profits. The determination depends primarily on the extent to which your ownership percentage is reduced by the redemption. Additionally, because Wintergreen is likely a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, any gain on a redemption treated as a sale could be taxed at ordinary income rates with an interest charge under the PFIC rules, unless you previously made (and maintained) a timely QEF or mark-to-market election. See “Material U.S. Federal Income Tax Considerations - Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights”

KIKA shareholders will likewise recognize no gain or loss upon receipt of New KIKA ordinary shares in exchange for their KIKA shares by virtue of the nature of the transaction. Neither Wintergreen, New KIKA, nor KIKA will recognize gain or loss. However, because there is no IRS ruling and certain requirements depend on facts that will only be known at Closing, it is possible (although not expected) that the IRS could challenge reorganization treatment. In that case, KIKA shareholders would recognize gain or loss on the exchange (potentially taxable as capital gain, ordinary income, or a combination, depending on their individual circumstances), but Wintergreen shareholders who retain their shares would remain unaffected. See “Material U.S. Federal Income Tax Considerations - Material U.S. Federal Income Tax Effects of the Business Combination.”

All holders are strongly urged to consult their own tax advisors regarding the specific U.S. federal, state, local, and non-U.S. tax consequences of the Business Combination and any redemption of Wintergreen ordinary shares in light of their particular situation. For a more detailed discussion, please see the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page 132 of this proxy statement/prospectus.

Q: How can I vote?

A: If you were a holder of record Wintergreen ordinary shares on the Record Date for the extraordinary general meeting of Wintergreen shareholders, you may vote with respect to the applicable Proposals in person at the extraordinary general meeting or by submitting a proxy by mail so that it is received prior to [●] p.m. on [●], 2026, in accordance with the instructions provided to you under “Extraordinary General Meeting of Wintergreen Shareholders.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide voting instructions (including any telephone or Internet voting instructions). You should contact your bank, broker or other nominee in advance of the extraordinary general meeting to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide your bank, broker or other nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting of Wintergreen shareholders and vote in person, obtain a proxy from your bank, broker or other nominee.

Q: If my shares are held in “street name” by my bank, broker or other nominee, will they automatically vote my shares for me?

A: No. Your bank, broker or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your bank, broker or other nominee. Wintergreen believes the Proposals are non-discretionary and, therefore, your bank, broker or other nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or other nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be considered present for the purposes of establishing a quorum and will have no effect on the Proposals. You should instruct your broker to vote your Wintergreen Shares in accordance with directions you provide.

If your shares are held in “street name” through a broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. Many banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

Q: What if I abstain from voting or fail to instruct my bank, broker or other nominee on how to vote my shares?

A: Wintergreen will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the extraordinary general meeting of Wintergreen shareholders. For purposes of approval, an abstention on any of the Proposals will have the same effect as a vote “AGAINST” such Proposal.

If you are a “street name” holder and you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your Wintergreen ordinary share; this indication that a bank, broker or nominee is not voting your Wintergreen ordinary share is referred to as a “broker non-vote.” Your bank, broker or other nominee can vote your Wintergreen ordinary share only if you provide instructions on how to vote. You should instruct your broker to vote your Wintergreen ordinary share in accordance with directions you provide. However, if your broker does not vote, your shares will not be counted as present for the purposes of establishing a quorum.

Q: What will happen if I return my proxy card without indicating how to vote?

A: If you sign and return your proxy card without indicating how to vote on any particular Proposal, the Wintergreen ordinary share represented by your proxy will be voted in favor of each Proposal and for each of the nominees for election to our Board of Directors. Proxy cards that are returned without a signature will not be counted as present at the extraordinary general meeting and cannot be voted.

Q: Can I change my vote after I have mailed my proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the extraordinary general meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the extraordinary general meeting in person and casting your vote by ballot or by submitting a written revocation stating that you would like to revoke your proxy that we receive prior to the extraordinary general meeting. If you hold your shares through a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Transhare Corporation

17755 North US Highway 19, Suite 140,

Clearwater, FL 33764

or

Wintergreen Acquisition Corp.

Room 8326, Block B,

Hongxiang Cultural and Creative Industrial Park,

90 Jiukeshu West Road,

Tongzhou District, Beijing, China

Attn: Chief Financial Officer

Telephone: +86 136 5237 1477

Q: When is the Business Combination expected to occur?

A: Assuming the requisite shareholder approvals are received and all other conditions to closing satisfied, Wintergreen expects that the Business Combination will occur in the second half of 2026.

Q: What fees are payable in connection with the Business Combination?

A: Pursuant to the Underwriting Agreement dated May 28, 2025, between Wintergreen and D. Boral Capital LLC, as representative of the several underwriters, Wintergreen agreed to pay the underwriters an aggregate underwriting commission of 2% of the gross proceeds from the IPO, consisting of:

-	a Closing Underwriting Commission of $559,500 (representing 1% of gross proceeds, including the exercised overallotment option), which was paid in cash at the closing of the IPO and on the date the underwriter exercised its overallotment option; and

-	a Deferred Underwriting Commission of $559,500 (another 1% of gross proceeds), which was deposited into the Trust Account and will be payable directly from the Trust Account, without accrued interest, to the underwriters upon consummation of an initial business combination, such as the Business Combination with KIKA.

In addition, upon the closing of the IPO and partial exercise of the overallotment option, Wintergreen issued 55,950 Wintergreen ordinary shares to the underwriter (the “Representative Shares”). Upon consummation of the Business Combination, Wintergreen will issue an additional 55,950 ordinary shares to the underwriter (the “Deferred Compensation Shares”). The Representative has waived redemption and liquidation rights with respect to both the Representative Shares and the Deferred Compensation Shares and has agreed to a 180-day lock-up on these shares pursuant to FINRA Rule 5110(e)(1). If no business combination is completed, the Deferred Compensation Shares will be forfeited.

Q: May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A: No. Appraisal rights are not available to holders of Wintergreen ordinary shares in connection with the proposed Business Combination. For additional information, see the sections entitled “Extraordinary general Meeting of Wintergreen shareholders — Appraisal Rights.”

Q: What happens if I sell my Wintergreen Shares before the Meeting?

A: The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your Wintergreen ordinary shares after the Record Date, but before the extraordinary general meeting, unless the transferee obtains from you a proxy or a written agreement to vote those shares, you would retain your right to vote at the extraordinary general meeting, but will not hold an interest in Wintergreen after the Business Combination is consummated. If you transfer your Wintergreen public shares after the Record Date but before the extraordinary general meeting, you will no longer have the right to exercise redemption rights with respect to those Wintergreen public shares you no longer own.

Q: Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A: Yes. There are several risks related to the Business Combination and other transactions contemplated by the Merger Agreement, that are discussed in this proxy statement. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 40 of this proxy statement.

Q: What happens to my Rights if the Business Combination with KIKA is consummated?

A: Each holder of a Wintergreen public right and private right will receive one-eighth (1/8) of a Wintergreen ordinary share upon consummation of our Business Combination with KIKA, which then will become New KIKA ordinary shares. Each Wintergreen public units and private unit that is outstanding immediately prior to the Effective Time of Business Combination will be automatically separated into one Wintergreen ordinary share and one-eighth of one Wintergreen ordinary share (as the Wintergreen rights included therein will automatically convert into Wintergreen ordinary shares in accordance with the terms of the Wintergreen rights). As soon as practicable upon the consummation of our Business Combination, we will direct registered holders of the Wintergreen rights to return their rights to our rights agent - Transhare Corporation. Upon receipt of the rights, the rights agent will issue to the registered holder of such right(s) the number of full Wintergreen ordinary shares to which he, she or it is entitled. We will notify registered holders of the rights to deliver their rights to the rights agent promptly upon consummation of such Business Combination and have been informed by the rights agent that the process of exchanging their rights for ordinary shares should take no more than a matter of days. No fractional Wintergreen ordinary shares will be issued in connection with the conversion of the Wintergreen rights, and any fractional entitlement will be rounded down to the nearest whole Wintergreen ordinary share, which we refer to New KIKA ordinary shares after the consummation of the Business Combination.

Further, even if a shareholder votes no to the Business Combination and/or redeems their Wintergreen public shares, the Wintergreen public rights owner will still automatically receive their proportionate share of Wintergreen ordinary shares underlying the Wintergreen public rights if the Business Combination with KIKA is consummated.

Q: What happens if the Business Combination is not consummated?

A: If Wintergreen does not consummate a Business Combination by the date of 15 months from the closing of the IPO, unless (i) the Wintergreen board of directors approves up to nine (9) one-month extensions to complete its initial business combination (subject to the contribution of $184,635 ($0.0330 per Wintergreen public share) to the Trust Account for each additional extension), or (ii) the Wintergreen board of directors obtain the approval of Wintergreen shareholders to extend the deadline for it to consummate an initial business combination, then pursuant to the Wintergreen Amended and Restated Memorandum and Articles of Association, Wintergreen’s officers must take all actions necessary in accordance with the Cayman Islands law to dissolve and liquidate Wintergreen as soon as reasonably practicable. Following dissolution, Wintergreen will no longer exist as a company. In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of Wintergreen ordinary shares who acquired such ordinary shares in Wintergreen’s IPO or in the aftermarket. The closing price of Wintergreen’s ordinary share on the Nasdaq Capital Market as of the Record Date of July 24, 2026 was $[●]. Wintergreen’s Sponsor and any holders of founder shares and private units, private shares, and private rights, and the underwriter waived the right to any liquidation distribution with respect to any Wintergreen ordinary shares held by them.

Q: What happens to the funds deposited in the trust account following the Business Combination?

A: Following the closing of the Business Combination, funds in the trust account will be released to Wintergreen. Holders of Wintergreen ordinary shares exercising redemption rights will receive their per share redemption price. The balance of the funds will be utilized to fund the Business Combination. As of July 24, 2026, the Record Date, there was $[●] in Wintergreen’s trust account; based upon which amount approximately $[●] per outstanding share issued in Wintergreen’s IPO, include taxes payable, will be paid to the public investors that elect to redeem Wintergreen ordinary shares. Any funds remaining in the trust account after such payments will be used for future working capital and other corporate purposes of the combined entity.

Q: Who will solicit the proxies and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A: Wintergreen will pay the cost of soliciting proxies for the extraordinary general meeting. Wintergreen has engaged Transhare as its solicitation agent to assist in the solicitation of proxies for the extraordinary general meeting to approve the Business Combination Proposal and other related Proposals. Wintergreen has agreed to pay the solicitation agent a fee for such services. Wintergreen’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q: How does Wintergreen’s Board of Directors recommend that I vote?

A: The Wintergreen Board of Directors recommends that its shareholders vote or give instruction to vote:

●	FOR Proposal No. 1, the Business Combination Proposal;

●	FOR Proposal No. 2, the Name Change Proposal;

●	FOR Proposal No. 3, the Nasdaq Proposal;

●	FOR Proposal No. 4, the Charter Amendment Proposal;

●	FOR Proposal No. 5, the Director Election Proposal; and

●	FOR Proposal No. 6, the Adjournment Proposal.

You should read “Business Combination Proposal: Approval of the Business Combination — Wintergreen’s Board’s Reasons for Approval of the Business Combination” beginning on page 99 for a discussion of the factors that our Board of Directors considered in deciding to recommend the approval of the Business Combination Proposal.

Q: How many votes do I and others have?

A: You are entitled to one vote for each Wintergreen ordinary share that you held as of the Record Date. As of the close of business on the Record Date, there were 7,303,575 issued and outstanding Wintergreen ordinary shares. Public rights do not have voting rights.

Q: Who can help answer my questions?

A: If you have questions about the Proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact Wintergreen’s proxy processor at:

Solicitation Agent

Transhare Corporation

17755 North US Highway 19, Suite 140,

Clearwater, FL 33764

You may also obtain additional information about Wintergreen from documents filed with the SEC by following the instructions in the section titled “Where You Can Find Additional Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, Wintergreen and KIKA encourages you to read carefully this entire proxy statement/prospectus, including the Merger Agreement executed among Wintergreen, KIKA, and Merger Sub which is attached as Annex A and the section entitled “Risk Factors” beginning on page 40. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights related to voting, any redemption rights and in the Business Combination.

The Parties to the Business Combination

Wintergreen Acquisition Corp.

Wintergreen Acquisition Corp. (“Wintergreen”) is a newly incorporated blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Wintergreen does not have any business operations. Wintergreen is a type of company commonly referred to as a Special Purpose Acquisition Company, or SPAC.

On May 30, 2025, Wintergreen consummated its initial public offering (the “IPO”). In connection with the IPO, Wintergreen issued 5,595,000 public units (the “Wintergreen public units”), including 595,000 Wintergreen public units issued to the underwriter upon partial exercise of their over-allotment option. Each Wintergreen public unit consists of one ordinary share of Wintergreen, par value $0.0001 per share (the “Wintergreen ordinary shares”) and one right entitling the holder thereof to receive one-eighth (1/8th) of one Wintergreen ordinary share of upon consummation of the an initial business combination (the “Wintergreen public rights”). Concurrent with the closing of the IPO, Wintergreen closed a private placement with its sponsor, MACRO DREAM Holdings Limited (the “Sponsor”), of an aggregate of 253,875 units (the “Wintergreen private units”) at a price of $10.00 per private unit, generating gross proceeds of $2,538,750 (the “private placement”). In addition, 55,950 Wintergreen ordinary shares were issued to the underwriter, D. Boral Capital LLC, at the closing of the IPO as the representative shares (“representative shares”), and 55,950 Wintergreen ordinary shares will be issued as the deferred compensation shares upon the closing of an initial business combination. A total of $50,125,000 of the net proceeds, from the IPO and a portion of the proceeds from the private placement (after the offset of the loan of $475,000 drawn from the Sponsor by Wintergreen to initiate the IPO), was deposited in a trust account established for the benefit of Wintergreen’s public shareholders. (“Trust Account”).

Since the IPO, Wintergreen’s sole business activity has been identifying and evaluating suitable acquisition transaction candidates and engaging in non-binding discussions with potential target entities. Other than the proposed Business Combination with KIKA, Wintergreen is not a party to any binding agreement with any other target entity. Please refer to the section titled “Proposal No. 1 The Business Combination Proposal — Background of the Business Combination” for details.

Wintergreen presently has no revenue and has had losses since inception from incurring formation and operating costs since completion of the IPO. The Wintergreen public units, public shares and public rights are each quoted on the Nasdaq Capital Market, under the symbols “WTGUU” “WTG”, and “WTGUR”, respectively. Wintergreen public units commenced trading on the Nasdaq Capital Market on May 30, 2025. Wintergreen public shares, and public rights commenced trading on the Nasdaq Capital Market on July 21, 2025. Wintergreen’s principal offices are located at Room 8326, Block B, Hongxiang Cultural and Creative Industrial Park, 90 Jiukeshu West Road, Tongzhou District, Beijing, China.

Pursuant to Wintergreen’s effective Amended and Restated Memorandum and Articles of Association, Wintergreen’s board of directors has the ability to further extend the period of time to consummate a business combination up to nine additional times after the IPO, each by an additional one month. In order to extend the time available for Wintergreen to consummate a business combination, the Sponsor must deposit into the Trust Account an amount of $184,635 ($0.0330 per Wintergreen public share) on or prior to the date of the applicable deadline, for each one-month extension.

For more information on Wintergreen, please refer to the section entitled “Information About Wintergreen” beginning on page 141 of this proxy statement/prospectus.

Sponsor, conflicts and compensation

Our sponsor, MACRO DREAM Holdings Limited, is a British Virgin Islands limited liability company. The Sponsor initiated the formation of Wintergreen and provided the initial risk capital to the Wintergreen.

Prior SPAC Experience: The Sponsor, its affiliates, and its promoters have no prior experience in organizing, operating, or consummating business combinations for special purpose acquisition companies (“SPACs”). Specifically, none of the Sponsor, its affiliates, or promoters has been involved with any SPAC that has (1) completed a business combination, (2) liquidated prior to completing a business combination, (3) a pending business combination (other than the proposed Business Combination with KIKA), or (4) is currently searching for a target. Consequently, there is no historical data to disclose regarding extensions or redemption levels experienced by prior SPACs affiliated with the Sponsor.

The Sponsor and its affiliates have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. In particular, the Sponsor holds founder and placement units that were acquired for a nominal price or a price significantly lower than the market value of the shares post-Business Combination. This creates a “promote” structure that results in material dilution to non-redeeming shareholders and provides a financial incentive for the Sponsor to complete the Business Combination even if the trading price of New KIKA’s shares declines.

The following table sets forth the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination, including the securities held by such parties and the price paid for such securities:

Type of Compensation / Security	Recipient	Amount of Securities / Nature of Payment	Total Price Paid / Capital Contribution	Approximate Value at $10.00 Per Share(1)
Founder Shares (Wintergreen Ordinary Shares)	Sponsor	1,398,750 Shares(2)	$25,000 (approx. $0.017/share)		$13,987,500	(6)
Private Placement Units	Sponsor	253,875 Units	$2,538,750 ($10.00/unit)		$2,538,750	(7)
Rights Shares (from Private Units)	Sponsor	31,734 Shares(3)	Included in Unit Price		$317,340	(7)
Administrative Support Fees	Sponsor	Accrued monthly fees	Service provided	$	[ ]	(4)
Promissory Note	Sponsor	Repayment of transaction costs	$0 (Outstanding)(5)		$0
Working Capital Loans	Sponsor	Repayment of working capital loans	$0 (Outstanding)		$0
Out-of-Pocket Expenses	Officers & Directors	Reimbursement for travel/diligence	$0 (Outstanding)		$0
Total			$2,563,750		$16,843,590	+

(1)	Assumes a value of $10.00 per share. This value does not take into account any potential trading restrictions or lock-up agreements.

(2)	Represents the 1,437,500 Ordinary Shares initially acquired by the Sponsor, net of 38,750 shares forfeited due to the partial exercise of the over-allotment option. These shares are identical to the public shares and will become New KIKA ordinary shares upon consummation of the Business Combination.
(3)	Represents the New KIKA ordinary shares to be issued upon the automatic conversion of the 1/8th right included in each private unit upon consummation of the Business Combination.
(4)	Represents the aggregate amount of administrative support fees that have accrued and remain unpaid. As of the date hereof, $[ ] has accrued.
(5)	The Sponsor has authorized a promissory note of up to $475,000 to cover transaction expenses. As of the date hereof, no amount has been drawn under this note.
(6)	Founder Shares Lock-Up: Pursuant to a letter agreement, the Sponsor has agreed not to transfer, assign, or sell any of these shares until the earlier of (A) 180 days after the completion of the Business Combination, or (B) subsequent to the Business Combination, if the last sale price of the New KIKA ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination. Exceptions are permitted for transfers to affiliates, family members, or for estate planning, subject to the transferee agreeing to remain bound by these transfer restrictions.
(7)	Private Placement Lock-Up: Pursuant to a letter agreement, the Sponsor has agreed not to transfer, assign, or sell any of the Private Placement Units (or the underlying shares and rights) until 30 days after the completion of the Business Combination. Exceptions are permitted for transfers to affiliates, family members, or for estate planning, subject to the transferee agreeing to remain bound by these transfer restrictions.

The issuance of these securities and compensation will result in material dilution to non-redeeming public shareholders. Assuming no redemptions, non-redeeming public shareholders’ ownership will dilute from 80% pre-merger to 34.8% post-merger. The extent of dilution varies based on redemption levels, with maximum dilution (100% redemptions) resulting in non-redeeming public shareholders holding 0% ownership (excluding rights conversions). For a detailed tabular disclosure quantifying the dilution to the net tangible book value per share for non-redeeming public shareholders, excluding the issuance of ordinary shares to KIKA shareholders in connection with the Buisness Combination, please see the table on page 36 of this prospectus summary.

Waiver of Redemption Rights

Pursuant to the Insider Letter Agreement entered into at the time of Wintergreen’s IPO, the Sponsor and Wintergreen’s officers and directors have agreed to waive their redemption rights with respect to their founder shares and any private placement shares in connection with the completion of the business combination (excluding public shares the parties may acquire from time to time). No consideration was paid to the Sponsor or Wintergreen’s officers and directors in exchange for their agreement to waive their redemption rights. This waiver was provided to align the interests of the Sponsor and the insiders with those of Wintergreen and its shareholders and to facilitate the completion of a business combination.

Merger Sub

Wintergreen Acquisition Merger Subsidiary Corp. (“Merger Sub”). is a Cayman Islands exempted company and wholly owned subsidiary of Wintergreen, incorporated on November 5, 2025 by Wintergreen for the sole purpose of to consummating the Business Combination with KIKA. Merger Sub owns no material assets and does not operate any business.

Merger Sub will merge with and into KIKA (the “Merger”), with KIKA surviving as a wholly-owned subsidiary of Wintergreen, resulting in a combined company whereby Wintergreen will become the sole shareholder of KIKA, and substantially all of the assets and the business of the combined company will be held and operated by KIKA and its Hong Kong operating subsidiary, Time Point Technology Co., Limited, as more fully described elsewhere in this proxy statement/prospectus

KIKA

The information in this section of the summary describes the current and proposed business and operations of KIKA. Unless the context otherwise requires, all references in this section to “KIKA,” “we,” “us,” or “our” “the company” refer to the current and proposed business and operations of KIKA Technology INC.

Overview

KIKA is a Cayman Islands holding company and not a Chinese or Hong Kong operating company. KIKA does not conduct any material operations of its own. Rather, KIKA is the parent company of Time Point Technology Co., Limited (“HK TP”), a provider of AdTech Dynamic Matching Technology services. HK TP was incorporated in, and conducts its operations within, the Hong Kong Special Administrative Region (Hong Kong SAR) of the People’s Republic of China (the “PRC”) as an indirect operating subsidiary of KIKA. Investors in the Business Combination are purchasing equity securities of the Cayman Islands holding company and not equity securities of the operating company HK TP.

HK TP leverages its proprietary intelligent algorithms, technical know-how and real-time data processing platform to deliver precise matching between customers’ advertising needs and multi-dimensional traffic resources, or traffic tags, ensuring the accuracy, efficiency, and performance controllability of advertising delivery. No end user information, including user tags or user-level behavioral segments, interest categories, demographic attributes, or any other user profiling data, whether they are anonymized, pseudonymized, or otherwise, are received, processed, stored, or used by HK TP or KIKA in the course of providing AdTech services.

By matching multi-dimensional traffic resources with customer/advertisers’ demand in real time, HK TP enables efficient and privacy-preserving advertising delivery while providing performance optimization support. This creates an automated, closed-loop advertising system that integrates multi-dimensional traffic resources and advertiser needs without relying on any form of user identification or user profiling.

Corporate Structure

The following diagram sets forth the structure of the Company as of the date of this proxy statement:

UHAP Technology Ltd
(BVI)
WUYUE INVESTMENT LTD
(BVI)
87%
13%
KIKA Technology INC.
(Cayman Islands)
100%
KIKA Technology Limited
(BVI)
100%
HongKong Time Point Technology Co., Limited
(HK)

On October 31, 2023, HK TP was incorporated in Hong Kong. HK TP engages in the AdTech Dynamic Matching Technology Services in Hong Kong.

On August 27, 2025, WU YUE INVESTMENT LTD and UHAP Technology Ltd. established KIKA Technology Inc. (“KIKA”) in Cayman Islands. UHAP Technology Ltd. holds 87% equity of KIKA and WU YUE INVESTMENT LTD holds 13% equity of KIKA.

On August 29, 2025, KIKA established a wholly owned subsidiary KIKA Technology Limited (“KIKA Tech”) in British Virgin Islands.

On September 26, 2025, HK TP’s shareholder Liu Zhenwei transferred 100% equity of HK TP to KIKA Tech.

KIKA’s principal executive offices are located at RM 705,7/F,Fa Yuen Commercial Building, NO.75-77, Fa Yuen Street, Mong Kok, Kowloon, Hong Kong SAR. KIKA’s registered office in the Cayman Islands is P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands.

Summary Financial Information of KIKA

The following table sets forth key components of our results of operations for the fiscal years ended June 30, 2024 and 2025, and for the three and six months ended December 31, 2024 and 2025:

	For the three months ended December 31, 2024	For the three months ended December 31, 2025	For the six months ended December 31, 2024	For the six months ended December 31, 2025	For the Period from October 31, 2023 (inception) through June 30, 2024	For the Year ended June 30, 2025
	USD	USD	USD	USD	USD	USD
Revenues	418,661	6,064,771	786,749	6,294,508	1,605,883	1,310,488
Cost of revenues	(222,942)	(4,202,786)	(436,363)	(4,350,699)	(998,850)	(722,709)
Gross profit	195,719	1,861,985	350,386	1,943,809	607,033	587,779

Operating expenses
Selling expenses	(26,538)	(47,738)	(49,638)	(59,325)	(72,075)	(92,746)
General and administrative expenses	(64,231)	(347,420)	(121,860)	(492,908)	(192,335)	(234,407)
Research and development expenses	(223,335)	(1,582,900)	(336,855)	(1,614,900)	(177,410)	(427,685)
Total operating expenses	(314,104)	(1,978,058)	(508,353)	(2,167,133)	(441,820)	(754,838)

Income from operations	(118,385)	(116,073)	(157,967)	(223,324)	165,213	(167,059)

Other income (expenses)
Finance income (expenses), net	(2,038)	(2,661)	(3,895)	(3,500)	(5,489)	(5,760)
Total other income, net	(2,038)	(2,661)	(3,895)	(3,500)	(5,489)	(5,760)

Profit before income taxes	(120,423)	(118,734)	(161,862)	(226,824)	159,724	(172,819)
Provision for income taxes	-	-	-	-	(13,177)	-
Net income	(120,423)	(118,734)	(161,862)	(226,824)	146,547	(172,819)

For the year ended June 30, 2025 and For the three months ended December 31, 2025, KIKA recorded a net loss of $172,819 and $118,734. There can be no assurance that KIKA will achieve profitability in the future. Continued losses could adversely affect its financial condition, liquidity, and ability to fund operations, which may reduce the value of New KIKA’s securities. See also “Risk Factors — Risks Relating To The New Kika Business And Industry — Our past performance is not indicative of our future performance, and our ability to achieve or sustain profitability in the future is uncertain.”

Background and Material Terms to the Business Combination

Prior to selecting KIKA, Wintergreen’s management team evaluated five other potential target candidates in the marketing, digital content, and human resource sectors. Wintergreen entered into a non-binding letter of intent with one of these candidates (a short video IP company) but subsequently terminated discussions due to that candidate’s unsatisfactory financial performance.

In October 2025, Wintergreen was introduced to KIKA by Mr. Kin Yip Lee, an unaffiliated industry professional. Following the execution of a non-disclosure agreement, Wintergreen conducted financial and legal due diligence and engaged King Kee Appraisal and Advisory Limited (“King Kee”) to provide an independent valuation analysis. During negotiations, the parties debated key terms, specifically KIKA’s initial request for a higher valuation and a higher minimum cash condition. Following the receipt of the King Kee report supporting an $80 million fair value, and Wintergreen’s successful challenge of KIKA’s initial revenue growth projections, the parties agreed to an $80 million valuation and a $5 million minimum cash condition. The parties executed a Letter of Intent on November 12, 2025, and entered into the definitive Merger Agreement on November 17, 2025.

●	The material terms of the Business Combination include the following:

●	Structure: A wholly-owned subsidiary of Wintergreen (“Merger Sub”) will merge with and into KIKA, with KIKA surviving the merger as a wholly-owned subsidiary of Wintergreen.

●	Consideration: The aggregate consideration to be paid to KIKA shareholders is $80,000,000, payable in newly issued Wintergreen ordinary shares at a deemed value of $10.025 per share.

●	Post-Closing Governance: Upon closing, the Board of Directors of the combined company (“New KIKA”) will consist of five members: three directors designated by KIKA and two directors designated by Wintergreen (Xiangxiang Wei and Ru Ding), ensuring continuity in the oversight of financial reporting and corporate governance.

●	Minimum Cash Condition and Risks:

The Merger Agreement provides that KIKA’s obligation to consummate the Business Combination is conditioned on Wintergreen having at least $5,000,001 in available cash at closing (after paying transaction expenses and satisfying share redemptions).

●	Waiver Risk: This condition is for the sole benefit of KIKA and may be waived by KIKA. If KIKA waives this condition, the New KIKA business combination may close with significantly less cash than anticipated for KIKA.

●	Intersection with Nasdaq Listing Requirements: The $5,000,001 threshold is also intended to assist the New KIKA in meeting the initial listing requirements of The Nasdaq Stock Market. If KIKA waives the Minimum Cash Condition to allow the transaction to close despite high redemptions, New KIKA may fail to meet Nasdaq’s initial listing standards. In such an event, the New KIKA’s securities may not be approved for listing or may be subject to immediate delisting, which would significantly reduce the liquidity and value of New KIKA’s securities.

●	Operational Risk: A waiver of the Minimum Cash Condition could result in the New KIKA having insufficient capital to fund its operations or growth plans, potentially requiring immediate additional financing that could be dilutive to shareholders.

●	Agreements: Concurrently with the execution of the Merger Agreement, certain KIKA shareholders entering into transaction support agreements to vote in favor of the Business Combination, and the Sponsor and KIKA shareholders agreed to a 6 month lock-up period following the Closing, subject to certain exceptions.

Corporate Structure Before the Completion of the Business Combination

The following diagram illustrates Wintergreen’s corporate structure as of the date of this proxy statement:

Wintergreen Acquisition Corp.
(Cayman Islands)
100%
Wintergreen Acquisition Merger
Subsidiary Corp.
(Cayman Islands)

The following diagram summarizes KIKA’s corporate structure as of the date of this proxy statement:

UHAP Technology Ltd
(BVI)
WUYUE INVESTMENT LTD
(BVI)
87%
13%
KIKA Technology INC.
(Cayman Islands)
100%
KIKA Technology Limited
(BVI)
100%
HongKong Time Point Technology Co., Limited
(HK)

Corporate Structure After the Completion of the Business Combination

The following diagram illustrates New KIKA’s corporate structure immediately after the completion of the Business Combination:

Scenario 1: Assuming No Redemptions

Scenario 2: Assuming Maximum Redemptions

Merger Consideration to KIKA Security Holders

Pursuant to the Merger Agreement, the consideration to be paid in the Merger in respect of each KIKA ordinary share (each, a “KIKA ordinary share”) that is issued and outstanding immediately prior to the Effective Time and owned by the KIKA shareholders, will be a number of New KIKA ordinary shares equal to the Consideration Shares. Consideration Shares mean the number of New KIKA ordinary shares equal to the quotient of (i) the Valuation of KIKA ($80,000,000), divided by (ii) the SPAC Per Share Redemption Price (as defined in the Merger Agreement), rounded up to the nearest whole share. The SPAC Per Share Redemption Price means the lower of (i) per share redemption price paid to each holder of Wintergreen ordinary shares exercising such holder’s right to redeem and (ii) $10.025.

Summary of Risk Factors

An investment in Wintergreen ordinary shares (referred to as New KIKA ordinary shares from time to time to reflect the consummation of the Business Combination) involves significant risks. Investors in New KIKA ordinary shares are not purchasing equity securities of HK TP that have substantive business operations in Hong Kong, but instead owning equity securities of New KIKA, a Cayman Islands holding company. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below and in the section headed “Risk Factors”

Risks Relating to the New KIKA Business and Industry

The information in this section of the risk factor summary is a selective snapshot of the risks associated with the historical, current and proposed business and operations of KIKA and New KIKA, being Wintergreen Acquisition Corp. after the consummation of the Business Combination, as the case may be. Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” or “the company” refer to the historical, current, or proposed business and operations of KIKA and New KIKA Inc., as the case may be. You should carefully consider all of the risk factors described in the section entitled “Risk Factors — Risks Relating to the New KIKA Business and Industry”

●	Our past performance is not indicative of our future growth, and our ability to sustain profitability in the future is uncertain.

●	If we are unable to attract new advertisers, retain existing advertisers, or adapt to rapidly changing advertising preferences and technologies, our business, financial condition, results of operations, and prospects could be materially and adversely affected.

●	We are typically engaged by our customers on a project-by-project basis. Failure to retain existing customers, increase their spending or attract new ones could adversely impact our business and results of operations.

●	We cannot guarantee that our monetization strategies, including up-sale and cross-sale initiatives, will be successfully implemented or generate sustainable revenues and profits.

●	We operate in a rapidly developing and competitive industry. The market in which we operate is intensely competitive, and if we do not compete effectively, our operating results could be harmed.

●	If we fail to upgrade, and respond effectively to rapidly changing technology, our plans and services may become less competitive and the demand for our plans and services may diminish.

●

The advertising industry ecosystem is subject to rapid technological change, and if KIKA do not adapt to and appropriately allocate our resources amongst the emerging technologies and business models, our business, financial condition, and results of operations could be adversely affected.

●	The AdTech service industry is rapidly evolving and is subject to continuous technological changes.

●	KIKA’s results of operations could materially suffer in the event of insufficient pricing to enable KIKA to meet profitability expectations.

●	KIKA makes significant investments in research and development of new products and services that may not achieve expected returns.

●	If KIKA is unable to maintain or enhance our brand recognition, our business, results of operations and financial condition may be materially and adversely affected.

●	Because our Sponsor is controlled by a non-U.S. person, the Business Combination may be subject to regulatory scrutiny, including by the Committee on Foreign Investment in the United States (“CFIUS”), which could delay or prevent the consummation of the Business Combination.

Risks Relating to Doing Business in Hong Kong

●	As KIKA is not a Hong Kong operating company but a Cayman Islands holding company with no business operations of its own, it relies on dividends distribution or payments from HK TP to fund its cash and financing requirements.

●

Being based in and having the majority of our operations in Hong Kong pose risks to investors. Legal and operational risks associated with operations in mainland China may also apply to operations in Hong Kong.

●	Our business operations are principally in Hong Kong. Any adverse changes in the economic, political, legal and social conditions of Hong Kong may lead to an adverse impact on the demand for our services and may result in deteriorating financial performance of the Company.

●	The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region could impact our operating subsidiaries in Hong Kong.

●

Although New KIKA will be based in Hong Kong, if we should become subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed China-based companies, we may have to expend significant resources to investigate and/or defend the allegations, which could harm our Hong Kong operating subsidiary’s business operations, this business combination and our reputation, and could result in a loss of your investment in New KIKA ordinary shares if such allegations cannot be addressed and resolved favorably.

●

Although the respective audit reports of KIKA and Wintergreen, respectively, included in this prospectus is prepared by U.S. auditors who are currently inspected by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in Wintergreen ordinary shares, and subsequently New KIKA ordinary shares after the consummation of the Business Combination may be prohibited under the HFCAA if the SEC subsequently determines the audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which became law on December 29, 2022 and amends the HFCAA and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, reduces the time before our Shares may be prohibited from trading or delisted.

Permission Required From Chinese Authorities for This Offering

KIKA is, and New KIKA will be headquartered in Hong Kong and generate revenues and profits from HK TP, a Hong Kong subsidiary. KIKA does not have, nor will New KIKA have operations in Mainland China. As advised by Hong Kong counsel, SH Wong & Co., under the current legal framework of the Hong Kong Special Administrative Region of the People’s Republic of China, New KIKA is not required to obtain any permissions or approvals from PRC authorities in order to offer the securities being registered to foreign investors or to consummate the Business Combination.

Hong Kong SAR operates under the “one country, two systems” principle enshrined in the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (the “Basic Law”). Pursuant to Article 5 and Annex III of the Basic Law, national laws of the PRC do not apply in Hong Kong SAR except for those specifically listed in Annex III (which relate primarily to national defense, foreign affairs, and other matters outside the autonomy of Hong Kong SAR). The regulation of securities offerings, company law, and capital markets falls squarely within Hong Kong SAR’s autonomy and is governed exclusively by Hong Kong law. No PRC securities, cybersecurity, data security, or overseas listing approval requirements (including those administered by the CSRC or CAC) currently extend to companies incorporated and operating solely in Hong Kong SAR such as KIKA (and New KIKA after the consummation of the Business Combination), provided they have no subsidiaries, operations, or variable interest entity structures in mainland China (which neither Wintergreen nor KIKA does). See also “Risk Factors — Risks Relating to Doing Business in Hong Kong — The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region could impact our operating subsidiaries in Hong Kong.”

Accordingly, neither the offering of securities pursuant to this registration statement nor the consummation of the Business Combination requires any filing with, or approval from, the China Securities Regulatory Commission (CSRC), the Cyberspace Administration of China (CAC), or any other mainland China governmental authority. See also “Risk Factors — Risks Relating to Doing Business in Hong Kong — Being based in and having the majority of our operations in Hong Kong pose risks to investors. Legal and operational risks associated with operations in mainland China may also apply to operations in Hong Kong.”

If (i) requisite permissions or approvals from the mainland PRC are currently required or should become necessary in the future; (ii) we inadvertently conclude that such permissions or approvals are not required; or (iii) there are changes in applicable laws, regulations, or their interpretations (which may apply retroactively) that may impose upon us the obligation to obtain such permissions or approvals in the future, we may face significant challenges in securing the required permissions or approvals, we may become vulnerable to regulatory actions or other sanctions imposed by the CSRC, the CAC, or other mainland PRC regulatory authorities for non-compliance with any new regulatory requirements. The consequences of such non-compliance could be severe. The relevant regulatory authorities may order rectification, issue a warning, and impose a fine against us, persons directly in charge and other responsible personnel and the controlling shareholder or actual controller who organizes or instructs such violations, potentially resulting in material adverse effects on our operations and financial condition, which, in turn, could cause the value of New KIKA’s ordinary shares to significantly decline or become worthless.

Implications of the Holding Foreign Companies Accountable Act

Under the HFCA Act, if the SEC determines that an issuer has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC will prohibit the securities of such issuer from being traded on a national securities exchange or in the over-the-counter trading market in the United States. For more information, please see section entitled “Risk Factors — Although the audit report of KIKA and Wintergreen, respectively, included in this prospectus is prepared by U.S. auditors who are currently inspected by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in Wintergreen ordinary shares, and subsequently New KIKA ordinary shares after the consummation of the Business Combination may be prohibited under the HFCAA if the SEC subsequently determines the audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities.”

KIKA’s auditor, HTL International, LLC, and Wintergreen’s auditor ZH CPA, LLC, the independent registered public accounting firms that issue the audit reports included elsewhere in this prospectus, are firms respectively headquartered in Houston, Texas, and Denver, Colorado, and are each registered with the PCAOB and not subject to determinations announced by the PCAOB on December 16, 2021. The PCAOB currently has access to inspect the working papers of KIKA and Wintergreen’s auditors. While the registrants currently do not expect the HFCA Act to prevent Wintergreen from continued listing of New KIKA ordinary shares in the U.S., uncertainties exist with respect to future determinations of the PCAOB in this respect and any further legislative or regulatory actions to be taken by the U.S. or PRC and Hong Kong governments that could affect our listing status in the U.S. If we were identified as a “Commission-Identified Issuer” for two consecutive years, trading in our securities on U.S. markets would be prohibited.

Management and Board of Directors Following the Business Combination

After the consummation of the Business Combination, the Board of Directors of New KIKA will consist of five members, two of whom will be designated by Wintergreen and three of whom will be designated by KIKA. The members designated by KIKA will include Tony Han, Maggie Huang and Weiming Tan, the member designated by Wintergreen will be Xiangxiang Wei and Ru Ding, who presently are on the board of directors of Wintergreen. Tony Han will be the Chief Executive Officer of New KIKA after the consummation of the Business Combination. See “Directors, Executive Officers, Executive Compensation and Corporate Governance”

Emerging Growth Company Status

Wintergreen is, and New KIKA will be, an “emerging growth company.” As an “emerging growth company” under the JOBS Act, can benefit from reduced reporting requirements, such as submitting only two years of audited financial statements and being exempt from auditor attestation for internal control over financial reporting. These benefits can last up to five years or until KIKA exceeds certain thresholds in annual revenue, market value, or debt issuance. See “Implications of Being an Emerging Growth Company” and “Risk Factors - We are an “emerging growth company,” and we cannot be certain that the reduced disclosure requirements applicable to “emerging growth companies” will not make our securities less attractive to investors” for details.

Foreign Private Issuer

As of the date of this proxy statement/prospectus, Wintergreen is a domestic issuer. Following the consummation of the Business Combination, New KIKA expects to qualify as a “foreign private issuer” under the rules of the U.S. Securities and Exchange Commission (SEC) and intends to make such a determination as soon as practicable. As a foreign private issuer, New KIKA will be exempt from certain provisions of the Securities Exchange Act of 1934, as amended (the Exchange Act), that apply to U.S. domestic public companies, including:

-	the requirement to file quarterly reports on Form 10-Q and current reports on Form 8-K; instead, New KIKA will file annual reports on Form 20-F and furnish reports on Form 6-K;

-	certain proxy solicitation rules under Section 14 of the Exchange Act (including the requirement to provide detailed proxy statements in many circumstances); and

-	the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act applicable to officers, directors, and 10% shareholders.

In addition, as a foreign private issuer, New KIKA will be permitted to follow home-country (Cayman Islands) corporate governance practices in lieu of certain Nasdaq listing requirements, subject to specific disclosures.

As a result of these exemptions, there may be less timely and comprehensive public information available concerning New KIKA than would be the case if New KIKA were a U.S. domestic issuer. Shareholders may also receive less detailed or different disclosures regarding executive compensation, shareholder meetings, and related-party transactions, and may have fewer protections under U.S. securities laws and Nasdaq rules than they would if New KIKA were a U.S. domestic public company. See “Risk Factors — As a foreign private issuer, New KIKA will be exempt from certain U.S. securities laws and Nasdaq corporate governance requirements applicable to U.S. domestic public companies, which may result in less publicly available information about New KIKA than is available for U.S. domestic issuers and may afford shareholders fewer protections.”

Controlled Company Status.

Upon the consummation of the Business Combination, Chanyaphak Buariew, through her ownership of UHAP Technology Ltd and Wuyue Investment Ltd, will likely become New KIKA’s controlling shareholder. Through these entities, Ms. Buariew will own approximately 49.7% of the combined voting power of New KIKA assuming no redemptions, or up to approximately 76.2% assuming maximum redemptions. As a result, depending on the level of redemptions, Ms. Buariew may control a majority of the voting power of New KIKA’s outstanding ordinary shares. If such redemptions occur, New KIKA would qualify as a “controlled company” within the meaning of the Nasdaq corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors. New KIKA’s status as a “controlled company” may cause its securities to look less attractive to certain investors and harm New KIKA’s trading price. See “Risk Factors — If New KIKA meets the definition of a “controlled company” under the rules of the Nasdaq Listing Rule, it may choose to exempt from certain corporate governance requirements that could have an adverse effect on the public shareholders.”

Other Agreements Relating to the Business Combination

Extension of Wintergreen Duration

Pursuant to the Amended and Restated Memorandum and Articles of Association, Wintergreen’s board of directors has the ability to further extend the period of time to consummate a Business Combination up to nine times after 15 months of the IPO, each by an additional one month to complete an business combination. In order to extend the time available for Wintergreen to consummate a Business Combination, the Sponsor or other insiders or their respective affiliates or designees must deposit into the Trust Account an amount of $184,635 ($0.0330 per Wintergreen public share) on or prior to the date of the applicable deadline, for each one-month extension.

Voting and Transaction Support Agreement

To facilitate the execution of the Merger Agreement, KIKA shareholders have entered into a Voting and Transaction Support Agreement with Wintergreen and KIKA contemporaneously with the execution of the Merger Agreement. Under this agreement, each KIKA shareholder will execute written resolutions to approve the Business Combination within three days of receiving the written resolutions from KIKA. KIKA anticipates delivering these written resolutions to its shareholders following the SEC’s declaration of the effectiveness of the Proxy/Registration Statement.

Non-Compete Agreement

The KIKA shareholders will enter into a non-compete and non-solicitation agreement with New KIKA at the Closing of the Business Combination.

Redemption Rights

Pursuant to Wintergreen’s Amended and Restated Memorandum and Articles of Association, regardless of how you vote, or whether you vote at all, on the Business Combination Proposal, holders of Wintergreen public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing the aggregate amount on deposit in the trust account as of two (2) business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by the total number of then outstanding public shares, subject to the limitations described herein. It is anticipated that this would have amounted to approximately $[●] per share.

You will be entitled to receive cash for any Wintergreen public shares to be redeemed only if you:

●	(a) hold public Wintergreen public shares, or (b) hold Wintergreen public shares through Wintergreen public units and you elect to separate your Wintergreen public units into the underlying Wintergreen public share and Wintergreen public rights prior to exercising your redemption rights with respect to the Wintergreen public share; and

●	prior to 5:00 p.m., Eastern Time, on [●], 2026, being 2 business days prior to the extraordinary general meeting of the Wintergreen shareholders (a) submit a written request to the Transfer Agent, that Wintergreen redeem your Wintergreen public shares for cash and (b) deliver your Wintergreen public shares to the Transfer Agent, electronically through the DTC DWAC (Deposit/Withdrawal at Custodian) System or physically (by delivery of a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificate for such Wintergreen Shares).

To vote your public shares on the Business Combination Proposal at the extraordinary general meeting, a shareholder must be a shareholder as of July 24, 2026, the Record Date for the extraordinary general meeting.

If a public shareholder tenders its Wintergreen public shares for redemption, then such holder will be exchanging its Wintergreen public shares for cash and will no longer own New KIKA ordinary shares after the consummation of the Business Combination. Such a holder will be entitled to receive cash for its Wintergreen public shares only if it properly demands redemption and delivers its shares (either physically (by delivery of a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificate for such Wintergreen Shares) or electronically) to our Transfer Agent in accordance with the procedures described herein.

Extension of Time and Redemption Rights

Pursuant to Wintergreen’s existing Amended and Restated Memorandum and Articles of Association, the Board of Directors has the option to extend the period of time to consummate a business combination up to nine (9) times, each by an additional one month (for a total of up to 9 months). In order to exercise each one-month extension, the Sponsor must deposit $184,635 (approximately $0.033 per public share) into the Trust Account. Because these extensions are already authorized by our governing documents, they do not require a shareholder vote. Consequently, shareholders do not have the right to redeem their shares in connection with the exercise of these funded extensions.

Shareholder Vote Extensions: If Wintergreen requires additional time beyond the funded extensions described above, it would be necessary to hold an Extraordinary General Meeting (EGM) to seek shareholder approval to amend the Articles of Association to further extend the liquidation deadline. In accordance with Nasdaq Listing Rules and our Articles of Association, in connection with any such shareholder vote to approve an extension, public shareholders would be provided with the opportunity to redeem their Wintergreen ordinary shares for a pro rata portion of the funds in the Trust Account, regardless of whether they vote for or against the extension proposal.

Please see the section titled “The Extraordinary General Meeting of Wintergreen shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Wintergreen public shares for cash.

The public shareholders’ redemptions will reduce the number of outstanding public shares, increasing the ownership percentage of non-redeeming shareholders (including the sponsor, KIKA shareholders, and non-redeeming public shareholders). The dilution also affects voting power, as non-redeeming shareholders will have a larger proportion of votes relative to the total outstanding shares post-redemption. Additionally, because the sponsor’s founder shares and private units are fixed, high levels of redemptions will increase the dilutive effect of the sponsor’s “promote” investment on a per-share basis, potentially reducing the net tangible book value per share for non-redeeming shareholders.”

	0% Redemption(1)	25% Redemption(2)	50% Redemption(3)	75% Redemption(4)	100% Redemption(5)
	Shares %	Shares %	Shares %	Shares %	Shares %
Non-redeeming Public Shareholders	5,595,000	4,196,250	2,797,500	1,398,750	0
	34.8%	28.6%	21.1%	11.8%	0.0%
Insiders/Sponsor	1,684,359	1,684,359	1,684,359	1,684,359	1,684,359
	10.4%	11.4%	12.7%	14.2%	16.1%
Underwriter	111,900	111,900	111,900	111,900	111,900
	0.7%	0.8%	0.8%	0.9%	1.0%
KIKA Shareholders	7,980,050	7,980,050	7,980,050	7,980,050	7,980,050
	49.7%	54.4%	60.1%	67.2%	76.2%
Public Shareholders’ Rights as Converted(6)	699,375	699,375	699,375	699,375	699,375
	4.4%	4.8%	5.3%	5.9%	6.7%
Total	16,070,684	14,671,934	13,273,184	11,874,434	10,475,684

(1)	Assumes no Wintergreen public shareholders exercise redemption rights with respect to their Wintergreen ordinary shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes 1,398,750 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(3)	Assumes 2,797,500 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(4)	Assumes 4,196,250 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(5)	Assumes 5,595,000 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(6)	Represents New KIKA ordinary shares owned by Public Shareholders upon the consummation of the Business Combination as converted from the rights underlying the Wintergreen rights. Holders of Public Rights will receive these shares even if they elect to redeem their underlying Public Shares.

Impact of the Business Combination on the Public Float and Shares outstanding of Wintergreen

As merger consideration, Wintergreen will issue the KIKA shareholders approximately 7,980,050 Wintergreen ordinary shares.

The following assumes there are no redemptions of our public shares, and the issuance of Wintergreen ordinary shares upon the conversion of the Wintergreen public rights and private rights, and the issuance of 55,950 Wintergreen ordinary shares as deferred underwriting commission.

New KIKA will have an aggregate of approximately 16,070,684 shares issued and outstanding after the consummation of the Business Combination:

●	Wintergreen public shareholders will own 5,595,000, approximately 34.8%, of the outstanding New KIKA ordinary shares;

●	Sponsor will own, including the conversion of all private rights, 1,684,359 New KIKA ordinary shares, approximately 10.5% of the outstanding New KIKA ordinary shares;

●	Holders of Wintergreen public rights will own 699,375, approximately 4.4% of New KIKA ordinary shares;

●	The former KIKA shareholders will own 7,980,050, approximately 49.7% of New KIKA ordinary shares;

●	The Underwriter will own 111,900, approximately 0.7% of the outstanding Wintergreen ordinary shares.

The following assumes full redemption by holders of all of Wintergreen’s public ordinary shares and the issuance of Wintergreen ordinary shares upon the conversion of the Wintergreen public rights and private rights, and the issuance of 55,950 Wintergreen ordinary shares as deferred underwriting commission.

New KIKA will have approximately 10,475,684 New KIKA ordinary shares issued and outstanding after the consummation of the Business Combination:

●	Sponsor will own, including the conversion of all private rights, 1,684,359, approximately 16.1% of the outstanding New KIKA ordinary shares;

●	Holders of Wintergreen public rights will own 699,375, approximately 6.7% of New KIKA ordinary shares;

●	The former KIKA shareholders will own 7,980,050, approximately 76.2% of New KIKA ordinary shares;

●	The Underwriter will own 111,900, approximately 1.0% of the outstanding Wintergreen ordinary shares.

Assuming no redemptions of the Wintergreen public shares, the combined company would have a pro forma valuation of approximately $161 million based upon a price of $10.025 per Wintergreen ordinary share and the Wintergreen ordinary shares issued to the KIKA security holders as merger consideration would have a value of approximately $80 million at an assumed price of $10.025 per share.

Assuming maximum redemptions of the Wintergreen public shares, the combined company would have a pro forma valuation of approximately $105 million based upon a price of $10.025 per Wintergreen ordinary share and the Wintergreen ordinary shares issued to the KIKA security holders as merger consideration would have a value of approximately $80 million at an assumed price of $10.025 per share. Redemption levels will not affect the equity valuation of KIKA in connection with the Business Combination.

If the actual facts are different than these assumptions, the percentage ownership and percentage of voting power retained by our public shareholders following the Business Combination will be different.

For other relevant information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” and “Directors, Executive Officers, Executive Compensation and Corporate Governance” — “Directors After Completion of the Business Combination”.

The Proposals

At the extraordinary general meeting, shareholders of the Company will be asked to consider and, if thought fit, approve the following items of business:

1.	To approve, as an ordinary resolution, the Merger Agreement, a copy of which is attached herein as Annex A, and the transactions contemplated therein. This proposal is referred to as the “Business Combination Proposal” or “Proposal No. 1.”

2.	To approve, as a special resolution, (i) the change of name by Wintergreen from “Wintergreen Acquisition Corp.” to “KIKA Inc.” upon the consummation of the Business Combination, subject to and conditional upon the necessary approval of the Registrar of Companies of the Cayman Islands, (ii) clause 1 of the current memorandum of association of the Company be deleted in its entirety and replaced with the following new clause 1 “The name of the Company is “KIKA Inc.”.” to reflect the change of name and (iii) the registered office provider and directors of the Company be authorized to undertake all such matters and actions, as may be required to give effect to this resolution. This proposal is referred to as the “Name Change Proposal” or “Proposal No. 2.”

3.	To approve, as an ordinary resolution, for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of Wintergreen ordinary shares in a private placement in connection with the Business Combination. This proposal is referred to as the “Nasdaq Proposal” or “Proposal No. 3.”

4.	To approve, as a special resolution, the adoption of the Second Amended and Restated Memorandum and Articles of Association, substantially in the form attached herein as Annex B, in substitution for and to the exclusion of, the existing Amended and Restated Memorandum and Articles of Association of the Company, effective from the completion of the Business Combination to reflect the Name Change Proposal and removing or amending those provisions which terminate or otherwise cease to be applicable following the consummation of the Business Combination. This proposal is referred to as the “Charter Amendment Proposal” or “Proposal No. 4.”

5.	To approve, as an ordinary resolution, the election of each of Tony Han, Maggie Huang, Weiming Tan Xiangxiang Wei and Ru Ding to serve as directors on the board of directors of New KIKA upon the consummation of the Business Combination. This proposal is referred to as the “Director Election Proposal” or “Proposal No. 5.”

6.	To approve, as an ordinary resolution, the adjournment of the extraordinary general meeting, if necessary or advisable, in the event Wintergreen does not receive the requisite shareholder vote to approve one or more proposals presented to shareholders for vote. This proposal is called the “Adjournment Proposal” or “Proposal No. 6.”

Please see the sections entitled “The Business Combination Proposal,” “Name Change Proposal”, “Nasdaq Proposal”, “The Charter Amendment Proposal”, “The Director Election Proposal” and “The Adjournment Proposal”, for more information on Proposals 1 through 6.

Voting Securities, Record Date

As of the record date of July 24, 2026 (“Record Date”) there were 7,303,575 Wintergreen ordinary shares issued and outstanding. Only Record Date holders of Wintergreen ordinary shares are entitled to vote at the extraordinary general meeting of shareholders.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal (Proposals 1, 3, 5, and 6) will each require an ordinary resolution, being a resolution passed by a simple majority of the votes by the shareholders of the Company as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for these proposals.

The approval of the Name Change Proposal and Charter Amendment Proposal (Proposals 2 and 4) will each require a special resolution, being a resolution passed by a majority of at least two-thirds of the votes by the shareholders of the Company as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for this proposal.

As of the Record Date, Wintergreen’s Sponsor, officers and directors, owned, either directly or beneficially, and were entitled to vote 1,652,625 Wintergreen ordinary shares, or approximately 22.63% of Wintergreen’s issued and outstanding ordinary shares. With respect to the Business Combination, Wintergreen’s Sponsor have agreed to vote their respective Wintergreen Shares in favor of the Business Combination Proposal. They have also indicated that they intend to vote in favor of the other proposals.

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting will be held at 10 a.m., Beijing time, on [●], 2026, or at such other date, time and place to which the meeting may be adjourned or postponed, to consider and vote upon the proposals. The extraordinary general meeting will be held at Wintergreen’s offices at Room 8326, Block B, Hongxiang Cultural and Creative Industrial Park, 90 Jiukeshu West Road, Tongzhou District, Beijing, China.

Anticipated Accounting Treatment

The Business Combination will be treated by Wintergreen as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For accounting purposes, KIKA is considered to be acquiring Wintergreen in this transaction. Therefore, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which KIKA is issuing shares for the net assets of Wintergreen. The net assets of Wintergreen will be stated at historical cost, with no goodwill or other intangible assets recorded. The post-acquisition financial statements of Wintergreen will show the consolidated balances and transactions of Wintergreen and KIKA as well as comparative financial information of KIKA (the acquirer for accounting purposes).

Regulatory Approvals

The Business Combination and the other transactions contemplated by the Merger Agreement are not subject to any federal or state regulatory requirements or approvals, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Consummation of the Business Combination (and the issuance of the shares to the KIKA shareholders) will require a declaration of effectiveness by the SEC of the Proxy Statement/Prospectus, listing approval from the Nasdaq Stock Market Inc., and filing of the Plan of Merger with the Cayman Registry.

Appraisal Rights

Holders of Wintergreen Shares are not entitled to appraisal rights under Cayman Islands law in connection with any of the Proposals.

Interests of Wintergreen’s Sponsor, Directors and Officers in the Business Combination

When considering the Wintergreen board’s recommendation to vote in favor of the Business Combination, you should be aware that the Sponsor, certain directors and officers have interests that differ from, or are in addition to (and may conflict with), the interests of public shareholders. These include:

●	The Sponsor acquired its founder shares and Wintergreen private units for approximately $1.55 per share equivalent ($0.017 per founder share and $10 per Wintergreen private unit). It can therefore realize a substantial profit even if New KIKA ordinary shares trade well below $10.00 after Closing, while non-redeeming public shareholders would suffer a loss.

●

The Sponsor and insiders have agreed not to redeem any of their 23% Wintergreen ordinary shares and to vote them in favor of the Business Combination, ensuring they retain their full stake and significantly increase the likelihood the transaction is approved regardless of public shareholder redemptions. If no business combination is completed within the required timeframe, these securities become worthless and the Sponsor loses its entire approximately $2.56 million at-risk investment.

●	Xiangxiang Wei and Ru Ding are expected to serve as directors of New KIKA following the Closing and may receive cash fees, stock options, stock awards, or other compensation determined by the New KIKA board.

These interests may incentivize the Sponsor and certain directors to complete a business combination that is less favorable to public shareholders than liquidation or an alternative transaction. For a more complete discussion, see “Proposal No. 1 The Business Combination Proposal — Interests of Certain Persons in the Business Combination,” “ — Material Effects of the Business Combination” and “Risk Factors — Risks Relating to Wintergreen as a Blank-Check Company SPAC — Wintergreen’s directors and officers may have certain conflicts of interest in determining to recommend the Business Combination with KIKA, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.”

Recommendations of the Board of Directors to shareholders

After careful consideration of the terms and conditions of the Merger Agreement, the Board of Directors of Wintergreen has determined that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of Wintergreen and its shareholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Wintergreen Board of Directors reviewed various industry and financial data and the due diligence and evaluation materials provided by KIKA including forward looking summarized financial forecasts for the KIKA businesses for the years 2026 to 2030 including projected revenues and EBITDA. Wintergreen’s Board of Directors recommends that Wintergreen shareholders vote:

●	FOR Proposal No. 1, the Business Combination Proposal;

●	FOR Proposal No. 2, the Name Change Proposal;

●	FOR Proposal No. 3, the NASDAQ Proposal;

●	FOR Proposal No. 4, the Charter Amendment Proposal;

●	FOR Proposal No. 5, the Director Election Proposal; and

●	FOR Proposal No. 6, the Adjournment Proposal.

See “Business Combination Proposal: Approval of the Business Combination — Wintergreen’s Board’s Reasons for Approval of the Business Combination”

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) of Wintergreen and KIKA, gives effect to the transactions contemplated by the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial statements are based on the Wintergreen historical financial statements and KIKA historical financial statements as adjusted to give effect to the Business Combination and related transactions (collectively, the “Transactions”). The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on March 31, 2026. The unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2025 and for the nine months ended March 31, 2026 gives effect to the Transactions as if they had occurred on June 30, 2024, the beginning of the earliest period presented.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Wintergreen and KIKA for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the combined company’s following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Wintergreen ordinary shares:

●	Scenario 1 — Assuming no other Wintergreen shareholders exercise their redemption rights, all Wintergreen shares previously subject to redemption for cash amounting to approximately $51 million would be transferred to shareholders’ equity; and

●	Scenario 2 — Assuming the maximum number of Wintergreen public shares of 5,595,000 shares subject to redemption are redeemed for cash by Wintergreen shareholders, cash required at approximately $56 million would be paid out in cash at the closing of the Business Combination.

	Pro Forma Combined
(In US$, except for share, or otherwise noted)	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions*
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the nine months ended March 31, 2026
Loss for the year	(279,102)	(279,102)
Pro forma basic and diluted net income per redeemable ordinary shares	0.38	-
Pro forma basic and diluted net income/(loss) per non-redeemable ordinary shares	(0.17)	(0.04)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended June 30, 2025
Loss for the year	(1,644,966)	(1,644,966)
Pro forma basic and diluted net income per redeemable ordinary shares	(0.05)	-
Pro forma basic and diluted net income/(loss) per non-redeemable ordinary shares	(0.13)	(0.85)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2026
Total assets	61,430,217	5,340,342
Total liabilities	1,923,016	1,923,016
Total equity	59,507,201	3,417,326

*	In the maximum redemption scenario, net tangible assets of Wintergreen will be less than $5,000,001, Wintergreen’s failure to maintain compliance with the net tangible assets requirement will result in termination of the Merger.

When the redemption ratio exceeds 92.62% (assuming no other influencing factors), it would result in the net tangible assets of the post-merger company dropping below $5,000,001. For more information on risks, please refer to “Risk Factors — Wintergreen will be unable to close the Business Combination if the redemptions of public shares result in its net tangible assets being less than $5,000,001 unless it is able to obtain sufficient equity financing.”

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for KIKA and Wintergreen on a stand-alone basis and the unaudited pro forma combined per share information after giving effect to the Business Combination, (1) assuming no Wintergreen’s shareholders exercise redemption rights with respect to their ordinary share upon the consummation of the Business Combination; and (2) assuming that Wintergreen’s shareholders exercise their redemption rights with respect to a maximum of 5,595,000 ordinary shares upon consummation of the Business Combination, in each instance assuming the conversion of the outstanding Wintergreen Public Rights and Private Rights into an aggregate of 731,109 ordinary shares.

The historical information should be read in conjunction with the information in the historical financial statements of Wintergreen and KIKA included elsewhere in this proxy statement. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project the Company’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined shareholders’ equity per share information below does not purport to represent what the value of Wintergreen and KIKA would have been had the companies been combined during the periods presented. Except for per share data and as otherwise indicated, all amounts set out herein are in U.S dollar.

(In US$, except for share, or otherwise noted)	Wintergreen	KIKA	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
March 31, 2026, book value per share (include temporary equity associated with the redeemable public shares)	8.08	255.76	3.70	0.33
Nine months ended March 31, 2026
Weighted average non-redeemable shares outstanding – basic and diluted	1,708,575	10,000	10,475,684	10,475,684
Weighted average redeemable shares outstanding – basic and diluted	5,595,000	-	5,595,000	-
Post-Combination weighted average ordinary shares outstanding	-	-	16,070,684	10,475,684
Net Income/(Loss) for the nine months end March 31, 2026	1,321,956	(101,058)	(279,102)	(279,102)
Earnings/(loss) per share:
Basic and diluted per redeemable ordinary shares	0.45	-	0.38	-
Basic and diluted per non-redeemable ordinary shares	(0.71)	(10.10)	(0.17)	(0.04)
Year ended June 30, 2025
Weighted average non-redeemable shares outstanding – basic	674,357	10,000	10,475,684	10,475,684
Weighted average redeemable shares outstanding – basic	476,497	-	5,595,000	-
Weighted average non-redeemable shares outstanding – diluted	674,357	10,000	10,475,684	10,475,684
Weighted average redeemable shares outstanding – diluted	489,698	-	5,595,000	-
Post-Combination weighted average ordinary shares outstanding	-	-	16,070,684	10,475,684
Net Income for the year ended June 30, 2025	27,853	(172,819)	(1,644,966)	(1,644,966)
Earnings/(loss) per share:
Basic per redeemable ordinary shares	0.66	-	(0.05)	-
Basic per non-redeemable ordinary shares	(0.43)	(17.28)	(0.13)	(0.85)
Diluted per redeemable ordinary shares	0.65	-	(0.05)	-
Diluted per non-redeemable ordinary shares	(0.42)	(17.28)	(0.13)	(0.85)

Book value per share

Book value per share is calculated using the formula: Total shareholder’s equity divided by shares outstanding. The table below shows the data used for the calculation of the book value per share as of March 31, 2026.

(In US$, except for share, or otherwise noted)	Wintergreen	KIKA	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Shareholder’s equity as of March 31, 2026 (include temporary equity associated with the redeemable public shares)	59,009,086	2,557,615	59,507,201	3,417,326
Non-redeemable shares outstanding – basic and diluted	1,708,575	10,000	10,475,684	10,475,684
Redeemable shares outstanding – basic and diluted	5,595,000	-	5,595,000	-
Post-Combination ordinary shares outstanding	-	-	16,070,684	10,475,684
March 31, 2026, book value per ordinary shares (include temporary equity associated with the redeemable public shares)	8.08	255.76	-	-
March 31, 2026, book value per ordinary shares post combination	-	-	3.70	0.33

Weighted average shares outstanding — basic and diluted

We calculated the weighted-average number of shares outstanding for the net income per share attributable to common shareholders, basic and diluted, assumes that the business combination occurred as of the March 31, 2026. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares have been outstanding for the entire period presented. The weighted-average number of shares outstanding in the two scenarios, no redemption and maximum redemption, were determined as below:

(In US$, except for share, or otherwise noted)	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Wintergreen’s Ordinary shares issue to KIKA security holders	7,980,050	7,980,050
Wintergreen’s Ordinary shares, already issued to the Sponsor, and issue for conversion of Wintergreen Private Rights	1,684,359	1,684,359
Wintergreen’s Ordinary shares, already issued at IPO	5,595,000	-
Wintergreen’s Ordinary shares issue for conversion of Wintergreen Public Rights	699,375	699,375
Wintergreen’s representative shares	111,900	111,900
New KIKA’s Weighted-average number of shares outstanding for the net income per share attributable to common shareholders, basic and diluted	16,070,684	10,475,684

Any potentially dilutive outstanding shares were excluded from the computation of diluted net income per share for the periods presented because including them would have had an anti-dilutive effect, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods.

	No Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	75% Redemption Scenario
Net tangible book value of Wintergreen as of March 31, 2026 (include temporary equity associated with the redeemable public shares)	$59,009,086	$59,009,086	$59,009,086	$59,009,086
Decrease in net tangible book value for payment of offering cost(1)	(1,500,000)	(1,500,000)	(1,500,000)	(1,500,000)
Decrease in net tangible book value for payment of deferred underwriting costs(2)	(559,500)	(559,500)	(559,500)	(559,500)
Decrease in net tangible book value for redemption by public shareholders(3)	-	(14,022,469)	(28,044,938)	(42,067,406)
As adjusted net tangible book as of March 31, 2026	$56,949,586	$42,927,117	$28,904,649	$14,882,180

Issued and outstanding shares held by Wintergreen’s sponsor and its affiliates	1,652,625	1,652,625	1,652,625	1,652,625
Issued and outstanding shares held by underwriter	55,950	55,950	55,950	55,950
Non-redeemed of public shares	5,595,000	4,196,250	2,797,500	1,398,750
Issuance of ordinary shares for conversion of public rights into ordinary shares(4)	699,375	699,375	699,375	699,375
Issuance of ordinary shares for conversion of private rights into ordinary shares(5)	31,734	31,734	31,734	31,734
Issuance of ordinary shares to underwriter for payment of deferred underwriting costs	55,950	55,950	55,950	55,950
As adjusted issued and outstanding shares as of March 31, 2026	8,090,634	6,691,884	5,293,134	3,894,384

Offering price per share in Wintergreen’s IPO	$10	$10	$10	$10
Net tangible (include temporary equity associated with the redeemable public shares) book value per share	$7.04	$6.41	$5.46	$3.82
Dilution in offering price per share	$2.96	$3.59	$4.54	$6.18

The following table sets forth, with respect to each material transaction reasonably likely to occur in connection with the Business Combination while excluding the Business Combination itself, across potential redemption levels.

(1)	This presentation also assumes that the value of total assets and therefore net tangible book value of Wintergreen as of its most recent balance sheet date are reduced by $1,500,000, to account for the estimated total Business Combination transaction expenses.
(2)	The value of total assets and net tangible book value of Wintergreen are also decreased by $559,500 repayment to the IPO Underwriter upon the closing of the Business Combination.
(3)	Assumes redeemed for cash by Wintergreen shareholders, at a redemption price of $10.025 per share.
(4)	Wintergreen Public Rights: There are currently 5,595,000 Wintergreen Rights outstanding held by Public Shareholders, each of which will automatically convert into 1/8 of one New KIKA Ordinary Share at Closing, for a total of 699,375 New KIKA Ordinary Shares to be issued in respect of the Wintergreen Rights at Closing. New KIKA will not receive any consideration for the issuance of 699,375 New KIKA Ordinary Shares.
(5)	Wintergreen Private Rights: There are currently 253,875 Wintergreen Rights outstanding held by Wintergreen’s initial shareholders, each of which will automatically convert into 1/8 of one New KIKA Ordinary Share at Closing, for a total of 31,734 New KIKA Ordinary Shares to be issued in respect of the Wintergreen Rights at Closing. New KIKA will not receive any consideration for this issuance of 31,734 New KIKA Ordinary Shares.

TRADING MARKET AND DIVIDENDS

Ticker Symbol and Market Price

The Wintergreen units, Wintergreen ordinary shares, and Wintergreen rights are each quoted on the Nasdaq Capital Market, under the symbols “WTGUU” “WTG”, and “WTGUR” respectively. Each of the Wintergreen unit consists of one Wintergreen ordinary share, and a Wintergreen right to acquire one-eighth of a Wintergreen ordinary share. The Wintergreen units commenced trading on May 30, 2025. The Wintergreen ordinary shares and Wintergreen rights commenced trading on July 21, 2025.

On November 14, 2025, the trading date before the public announcement of the Business Combination, Wintergreen ordinary shares, units, and rights closed at $10.12, $10.15 and $0.14, respectively. On [April 13], 2025, the trading date immediately prior to the date of this proxy statement, Wintergreen’s ordinary shares, public units and public rights closed at $[10.28], $[10.31] and $[0.18], respectively. The Wintergreen public rights will convert into Wintergreen ordinary shares upon completion of the Business Combination, and as a result, the Wintergreen public rights will cease trading upon the completion of the Business Combination.

Holders

As of the record date of July 24, 2026, there were [1] holder of record of Wintergreen units, [3] holders of record of Wintergreen ordinary shares, 3 holders of record of Wintergreen rights. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Wintergreen public shares, public units and public rights are held of record by banks, brokers and other financial institutions.

Dividends

Wintergreen has not paid any cash dividends on its Wintergreen ordinary shares to date and does not intend to pay cash dividends prior to the completion of a Business Combination. The payment of cash dividends in the future will depend upon Wintergreen’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of its then Board of Directors. It is the present intention of Wintergreen’s Board of Directors to retain all earnings, if any, for use in its business operations and, accordingly, Wintergreen’s Board of Directors does not anticipate declaring any dividends in the foreseeable future.

KIKA

No KIKA securities are publicly traded. It is a privately held company with two shareholders.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses.

Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of KIKA prior to the Closing and to Post-Closing New KIKA. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Post-Closing New KIKA, in which event the market price of Post-Closing New KIKA’s ordinary shares could decline, and you could lose part or all of your investment.

RISKS RELATING TO WINTERGREEN AS A BLANK CHECK COMPANY/SPAC

Wintergreen’s Sponsor, directors and officers may have certain conflicts of interest in determining to recommend the Business Combination with KIKA, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.

When you consider the recommendation of the Wintergreen board of directors in favor of approval of the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus, you should keep in mind that the Sponsor and Wintergreen’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of Wintergreen shareholders generally. These interests include, among other things:

●	The Sponsor purchased 1,398,750 founder shares (these founder shares reflect the 1,437,500 Ordinary Shares initially acquired by the Sponsor, and 38,750 Ordinary Shares was forfeited by the Sponsor due to the partial exercise of the underwriters’ over-allotment option) and 253,875 private placement units (which include 253,875 private shares and private rights convertible into additional shares) for an aggregate purchase price of approximately $2,563,750, or approximately $1.55 per share equivalent, representing in the aggregate approximately 23% of Wintergreen’s total outstanding shares immediately following its initial public offering. Given the substantial differential between the price paid by the Sponsor for these securities and the $10.00 per share price paid by public investors in the IPO, the Sponsor may earn a significant positive return on its investment even if the shares of New KIKA trade significantly below $10.00 per share after the Business Combination, while public shareholders would suffer a loss in that scenario. Accordingly, the economic interests of the Sponsor diverge from, and may directly conflict with, the economic interests of public shareholders, because the Sponsor and its affiliates will realize a profit from the completion of any business combination (including the proposed Business Combination with KIKA), whereas public shareholders will realize a gain only if the post-closing trading price of New KIKA ordinary shares exceeds the price at which they effectively acquired their shares (approximately $10.00 per share, as adjusted for any redemptions). This misalignment creates a material conflict of interest for the Sponsor in determining whether to pursue and recommend the Business Combination with KIKA.

●	If Wintergreen fails to consummate an initial business combination (including the proposed Business Combination with KIKA) within 15 months as required under its amended and restated memorandum and articles of association, Wintergreen will be required to cease all operations except for the purpose of winding up and to redeem all of its outstanding public shares for cash. In that event, the 1,398,750 founder shares and the 253,875 private placement shares (as well as any additional shares issuable upon conversion of the rights included in the private placement units) held by the Sponsor and its affiliates will become worthless, because the Sponsor and Wintergreen’s directors and officers have agreed to waive any right to redemption or liquidating distributions from the trust account with respect to those shares (pursuant to the Insider Letter Agreement entered at the time of the Wintergreen IPO and for no additional consideration). As a result, the Sponsor will lose its entire approximately $2,563,750 at-risk investment in those securities if no business combination is completed, giving the Sponsor a powerful financial incentive to consummate a business combination — even one that may be less favorable to public shareholders than liquidating the company and returning the trust account proceeds to them.

●	The Sponsor, Wintergreen’s officers and directors, who collectively hold all 1,398,750 founder shares and 253,875 private placement shares have irrevocably agreed, pursuant to letter agreements entered into at the time of Wintergreen’s initial public offering, not to redeem any of those shares in connection with any shareholder vote to approve (or in connection with) an initial business combination, including the proposed Business Combination with KIKA. As a result, these shares will remain outstanding regardless of the level of redemptions by public shareholders. This non-redemption commitment (i) ensures that the Sponsor and its affiliates will retain their full equity position in New KIKA even if a substantial majority of public shareholders elect to redeem, (ii) increases the likelihood that the Business Combination will be approved because these locked-in shares will be voted in favor of the transaction, and (iii) further aligns the Sponsor’s economic interests with the completion of a business combination rather than with the alternative of liquidation and return of trust proceeds to public shareholders.

●	The continuation of Xiangxiang Wei and Ru Ding as directors of New KIKA following the Closing. As such, in the future each of them may receive any cash fees, stock options, stock awards, or other compensation that the New KIKA board of directors determines to pay or grant to its directors (including non-executive directors). This potential for future compensation provides Mr. Wei and Mr. Ding with a personal financial interest in the consummation of the Business Combination that is different from, and in addition to, the interests of Wintergreen’s public shareholders generally.

●	Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

●	Because Wintergreen has certain provisions in its amended and restated memorandum and articles of association that waive the corporate opportunities doctrine on an ongoing basis, Wintergreen’s officers and directors have not been obligated, and continue to not be obligated, to present all corporate opportunities to Wintergreen. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in Wintergreen’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver.

●	Pursuant to the Registration Rights Agreement entered into between Wintergreen, the Sponsor and its officers and directors, the Sponsor (and their permitted transferees) will have customary registration rights, including demand and piggy-back rights with respect to the New KIKA ordinary shares and other equity securities held by such parties following the consummation of the Business Combination. These registration rights will enable the Sponsor and Wintergreen’s officers and directors to require New KIKA to register their securities for resale and to participate in future registrations initiated by New KIKA, potentially providing them with greater liquidity and the ability to sell their shares at times and in amounts that may differ from the interests of public shareholders.

●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, Wintergreen’s Sponsor, officers and directors, and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating, and consummating an initial business combination, as well as repayment of any other loans (if any), and on such terms as determined by Wintergreen from time to time, made by the Sponsor or certain of Wintergreen’s officers and directors to finance transaction costs in connection with an intended initial business combination. The reimbursement and repayment of these amounts will be made from the cash proceeds available to New KIKA following the Closing, thereby providing the Sponsor and Wintergreen’s officers and directors with an additional financial benefit from the consummation of the Business Combination that is not shared with public shareholders.

As a result of the foregoing interests, the Sponsor and Wintergreen’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders than might otherwise be available. In the aggregate, the Sponsor has approximately $16.5 million at risk that depends upon the completion of a business combination. Such amount consists of (i) approximately $14 million representing the value of the 1,398,750 founder shares held by the Sponsor (based upon the closing price of $10.20 per Wintergreen ordinary share on Nasdaq on July 21, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), and (ii) approximately $2.5 million representing the value of the private placement units (including rights) purchased by the Sponsor.

The existence of these financial and personal interests of one or more of Wintergreen’s directors may result in a conflict of interest on the part of such director(s) between what he or she may believe is in the best interests of Wintergreen and its shareholders and what he or she may believe is best for himself or herself in determining to recommend that shareholders vote for the proposals described herein.

The financial and personal interests of the Sponsor, as well as Wintergreen’s directors and officers, may have influenced their motivation in identifying and selecting KIKA as a business combination target, completing an business combination with KIKA, and influencing the operation of the business following the Business Combination. In considering the recommendation of the Wintergreen board of directors to vote in favor of the Business Combination Proposal and the other proposals, Wintergreen shareholders should carefully consider these interests.

The Sponsor and Wintergreen’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote.

As of the Record Date, the Sponsor and Wintergreen’s directors and officers collectively own all 1,398,750 founder shares and 253,875 private placement shares, representing approximately 23% of Wintergreen’s issued and outstanding ordinary shares. The Sponsor, officers and directors also may from time to time purchase public shares prior to the extraordinary general meeting. Wintergreen’s amended and restated memorandum and articles of association provide that, if shareholder approval of an initial business combination is required by law or applicable stock exchange listing rules, such initial business combination will be approved by an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company (including the founder shares).

The Sponsor and Wintergreen’s directors and officers have agreed, pursuant to the Sponsor Support Agreement and letter agreements entered into in connection with the IPO, to vote all of their shares in favor of the Business Combination, regardless of how public shareholders vote. Accordingly, their agreement to vote in favor of the Business Combination will ensure that Wintergreen receives the requisite ordinary resolution for approval of the Business Combination Proposal.

As a result, Wintergreen would need only approximately 1,944,000 public shares (representing approximately 26.61% of the public shares not held by affiliates) to be voted in favor of the Business Combination in order to have the Business Combination Proposal approved (assuming all outstanding shares are voted and no additional shares are purchased by the Sponsor or insiders prior to the meeting). If only the minimum number of shares representing a quorum are voted, no additional affirmative votes from public shareholders would be required to approve the Business Combination Proposal.

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your public shares.

We do not know how many public shareholders may exercise their redemption rights. If a larger number of public shares are submitted for redemption than we initially expected, Wintergreen may need to arrange for additional debt or equity financing to provide working capital to New KIKA following the Closing. There can be no assurance that such debt or equity financing will be available or, if available, that the terms will be satisfactory to Wintergreen or KIKA. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher-than-desirable levels and may increase the probability that the Business Combination will be unsuccessful.

If the Business Combination is unsuccessful, you would not receive your pro rata portion of the trust account until Wintergreen completes an alternate initial business combination or, if Wintergreen is unable to complete any initial business combination within the time period required by its amended and restated memorandum and articles of association, Wintergreen liquidates. If you are in need of immediate liquidity, you could attempt to sell your public shares in the open market; however, at such time our public shares may trade at a discount to the pro rata amount per share in the trust account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of redemption rights until Wintergreen liquidates or you are able to sell your public shares in the open market.

If the maximum number of Wintergreen public shares are redeemed, New KIKA will face an immediate working capital deficiency and currently has no specific financing arrangements in place. If we cannot obtain additional financing, our business, financial condition, and ability to continue as a going concern will be materially adversely affected.

Assuming the maximum number of Wintergreen public shares are redeemed, New KIKA expects to have cash on hand of approximately $209,647 upon the closing of the Business Combination. This amount will not be sufficient to fund our projected operating expenses for the 12 months following the closing. Consequently, we will face an immediate working capital deficiency and will be required to obtain additional equity or debt financing immediately upon closing.

Currently, we have no specific financing arrangements, commitments, or backstop agreements in place with the Sponsor, any affiliates, or any third parties. There is no guarantee that the Sponsor, its affiliates, or any other party will provide loans or equity financing to us, nor is there any assurance that third-party financing will be available on commercially reasonable terms, or at all. If we are unable to secure necessary financing immediately following the closing, we may be forced to significantly reduce or halt our operations, delay or abandon our business strategy, defer compensation, or restructure our obligations. Ultimately, a failure to obtain requisite financing could severely impact our ability to continue as a going concern, which could cause the value of New KIKA’s ordinary shares to significantly decline or become worthless.

Wintergreen cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to KIKA’s business, including any material omissions or misstatements contained in the registration statement or this proxy statement/prospectus relating to the Business Combination, than an investor in an underwritten initial public offering.

Even though Wintergreen conducted due diligence on KIKA, this diligence may not have surfaced all material issues with KIKA, it may not be possible to uncover all material issues through a customary amount of due diligence, and factors outside of KIKA’s control or outside of Wintergreen’s or New KIKA’s control may later arise.

Additionally, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted if KIKA had pursued an underwritten initial public offering. In a traditional initial public offering, the underwriters conduct extensive due diligence on the company to be taken public and, following the offering, are subject to liability to investors for any material misstatements or omissions in the registration statement. Investors in an underwritten initial public offering typically have a private right of action against those underwriters for such misstatements or omissions. In contrast, there are no underwriters of the New KIKA ordinary shares that will be issued pursuant to the Business Combination, and thus no corresponding right of action is available to investors in the Business Combination for any material misstatement or omission in this registration statement or proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs, or other charges that could have a significant negative effect on New KIKA’s financial condition, results of operations, and the share price of New KIKA ordinary shares, which could cause you to lose some or all of your investment without the recourse against an underwriter that would be available in an underwritten public offering.

Wintergreen’s shareholders will experience dilution due to the issuance of New KIKA ordinary shares to the KIKA shareholders as consideration in the Business Combination.

Wintergreen’s shareholders will experience immediate dilution as a consequence of the issuance of New KIKA ordinary shares to the KIKA shareholders as consideration in the Business Combination. Currently, Wintergreen’s public shareholders and insiders/Sponsor own approximately 80% and 20% of the issued and outstanding Wintergreen ordinary shares, respectively. The following table illustrates the varying ownership levels in New KIKA immediately following the consummation of the Business Combination under different redemption scenarios (assuming conversion of all rights and no other adjustments):

	0% Redemption(1)	25% Redemption(2)	50% Redemption(3)	75% Redemption(4)	100% Redemption(5)
	Shares %	Shares %	Shares %	Shares %	Shares %
Wintergreen Public Shareholders	5,595,000	4,196,250	2,797,500	1,398,750	0
	34.8%	28.6%	21.1%	11.8%	0.0%
Insiders/Sponsor	1,684,359	1,684,359	1,684,359	1,684,359	1,684,359
	10.4%	11.4%	12.7%	14.2%	16.1%
Underwriter	111,900	111,900	111,900	111,900	111,900
	0.7%	0.8%	0.8%	0.9%	1.0%
KIKA Shareholders	7,980,050	7,980,050	7,980,050	7,980,050	7,980,050
	49.7%	54.4%	60.1%	67.2%	76.2%
Public Shareholders’ Rights as Converted(6)	699,375	699,375	699,375	699,375	699,375
	4.4%	4.8%	5.3%	5.9%	6.7%
Total	16,070,684	14,671,934	13,273,184	11,874,434	10,475,684
	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Assumes no Public Shareholders exercise redemption rights with respect to their Wintergreen ordinary shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes 1,398,750 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(3)	Assumes 2,797,500 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(4)	Assumes 4,196,250 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(5)	Assumes 5,595,000 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(6)	Represents New KIKA ordinary shares owned by Public Shareholders upon the consummation of the Business Combination as converted from the rights underlying the Wintergreen rights

As illustrated above, under the maximum (100%) redemption scenario, Wintergreen’s former public shareholders would own 0% of New KIKA, while the former KIKA shareholders would own approximately 76.2% and the Sponsor/insiders would own approximately 16.1% (on a fully-diluted basis). In addition to the changes in percentage ownership depicted above, higher levels of redemptions will increase the dilutive effect of the KIKA shareholders’ equity and the conversion of rights on non-redeeming holders of Wintergreen public shares, a form of dilution that would not be present in a traditional underwritten initial public offering.

There can be no assurance that the New KIKA ordinary shares issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing.

Wintergreen intends to apply to list the New KIKA ordinary shares on Nasdaq under the proposed symbol “KIKA” upon the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions and potential waiver), Wintergreen is required to cause the New KIKA ordinary shares issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement.

It is important for you to know that, at the time of the extraordinary general meeting, Wintergreen may not have received from Nasdaq either confirmation of the listing of the New KIKA ordinary shares or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception, in which case the New KIKA ordinary shares would not be listed on any nationally recognized securities exchange.

The SEC has recently issued final rules to regulate special purpose acquisition companies. Certain of the procedures that we may determine to undertake in connection with such rules may increase our costs and the time needed to complete the Business Combination or any other initial business combination and may constrain the circumstances under which we could complete the Business Combination, or any other initial business combination.

On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”), effective as of July 1, 2024, that formally adopted some of the SEC’s proposed rules for special purpose acquisition companies (“SPACs”) that were released on March 30, 2022. The 2024 SPAC Rules, among other items, impose additional disclosure requirements for business combination transactions between SPACs such as us and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings; increase the potential liability of certain participants in proposed business combination transactions; and could impact the extent to which SPACs could become subject to regulation under the Investment Company Act. The 2024 SPAC Rules may materially adversely affect our business, including our ability to complete, and the costs associated with, the Business Combination, or any other initial business combination, and results of operations.

Certain of the procedures that we may determine to undertake in connection with the 2024 SPAC Rules, or pursuant to the SEC’s views expressed in the 2024 SPAC Rules, may increase the costs and time of completing the Business Combination, or any other initial business combination, and may make it more difficult to complete such transaction.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination or another initial business combination or force us to abandon our efforts to complete an initial business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

●	restrictions on the nature of our investments; and

●	restrictions on the issuance of securities,

each of which may make it difficult for us to complete the Business Combination, or any other initial business combination.

In addition, we may have imposed upon us burdensome requirements, including:

●	registration as an investment company with the SEC;

●	adoption of a specific form of corporate structure; and

●	reporting, record-keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not currently subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete an initial business combination, such as the Business Combination with KIKA, and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

In 2024, the SEC provided guidance that the determination of whether a SPAC, like us, is an “investment company” under the Investment Company Act is a facts-and-circumstances determination requiring individualized analysis and depends on a variety of factors, including a SPAC’s duration, asset composition, business purpose and activities. When applying these factors to Wintergreen and its operations, we do not believe that our principal activities will subject us to the Investment Company Act. To this end, Wintergreen was formed for the purpose of completing an initial business combination with one or more businesses, such as the Business Combination with KIKA. Since our inception, our business has been and will continue to be focused on identifying and completing the Business Combination with KIKA, or another initial business combination, and thereafter operating the post-transaction business or assets for the long term. Further, we do not plan to buy businesses or assets with a view to resale or profit from their resale and we do not plan to buy unrelated businesses or assets or to be a passive investor. In addition, the proceeds held in the Trust Account have been invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds in this manner, and by focusing our directors’ and officers’ time toward, and operating our business for the purpose of, acquiring and growing businesses for the long term (rather than buying and selling businesses in the manner of a merchant bank or private equity fund or investing in assets for the purpose of achieving investment returns on such assets), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Investing in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the completion window, our return of the funds held in the Trust Account to our public shareholders as part of our redemption of the public shares.

If we were deemed to be an investment company for purposes of the Investment Company Act, we would need to register as such under the Investment Company Act and compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete the Business Combination or any other initial business combination. We may also be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Trust Account. In which case, our investors would not be able to realize the potential benefits of owning shares in a successor operating business, including the potential appreciation in the value of our securities following such a transaction, and our rights would expire worthless.

There is substantial doubt about Wintergreen’s ability to continue as a going concern.

As of March 31, 2026, Wintergreen had approximately $1,179,430 in cash held in its operating bank accounts and working capital of approximately $1,079,980. Wintergreen has incurred, and expects to continue to incur, significant costs in pursuit of its initial business combination, including legal, accounting, financial advisory, and other professional fees associated with remaining a publicly traded company and consummating the proposed Business Combination with KIKA.

In connection with Wintergreen’s assessment of going concern considerations in accordance with Financial Accounting Standards Board Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that Wintergreen’s current liquidity position and the mandatory liquidation requirement if no business combination is completed by August 30, 2026 (or up to May 30, 2027 if extended by shareholder approval) raise substantial doubt about Wintergreen’s ability to continue as a going concern through the Combination Period.

Management’s plans to address this uncertainty include (i) continued advances or loans from the Sponsor, officers, directors, or their affiliates to fund operating expenses and transaction costs, and (ii) consummation of the Business Combination or another initial business combination within the Combination Period. There is no assurance that such financing will continue to be available or that Wintergreen will be able to complete a business combination within the required timeframe. If Wintergreen is unable to complete a business combination by the end of the Combination Period, it will be required to cease all operations except for the purpose of winding up and, as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem all public shares and liquidate. In such event, the warrants and rights will expire worthless.

The accompanying financial statements of Wintergreen do not include any adjustments that might result from the outcome of this uncertainty.

If third parties bring claims against Wintergreen, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.025 per share.

Wintergreen’s placing of funds in the Trust Account may not protect those funds from third-party claims against Wintergreen. Although Wintergreen will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the public shareholders, there is no guarantee that they will execute such agreements or, even if they do, that they will be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Wintergreen’s assets, including the funds held in the Trust Account. If any third party refuses to execute such a waiver, Wintergreen’s management will consider whether competitive alternatives are reasonably available and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Wintergreen under the circumstances. Examples of possible instances where Wintergreen may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

Upon redemption of the public shares, if Wintergreen is unable to complete the Business Combination or another initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination or another initial business combination, Wintergreen will be required to provide for payment of claims of creditors that were not waived that may be brought against Wintergreen within the ten (10) years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.025 per public share initially held in the Trust Account, due to claims of such creditors.

Pursuant to the letter agreement entered into with Wintergreen, the Sponsor has agreed that it will be liable to Wintergreen if and to the extent any claims by a third party (other than Wintergreen’s independent registered public accounting firm) for services rendered or products sold to Wintergreen, or a prospective target business with which Wintergreen has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.025 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.025 per public share due to reductions in the value of the trust assets, in each case less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Wintergreen’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, Wintergreen has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and Wintergreen believes that the Sponsor’s only assets are securities of Wintergreen. Therefore, Wintergreen cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination or another initial business combination and redemptions could be reduced to less than $10.025 per public share. None of Wintergreen’s officers or directors will indemnify Wintergreen for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Wintergreen’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.025 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.025 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Wintergreen’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Wintergreen currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that Wintergreen’s independent directors, in exercising their business judgment and subject to their fiduciary duties, may choose not to do so in any particular instance. If Wintergreen’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Wintergreen’s public shareholders may be reduced below $10.025 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

Wintergreen has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Wintergreen’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by Wintergreen only if (i) Wintergreen has sufficient funds outside of the Trust Account or (ii) Wintergreen consummates an initial business combination. Wintergreen’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against Wintergreen’s officers or directors for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against Wintergreen’s officers and directors, even though such an action, if successful, might otherwise benefit Wintergreen and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Wintergreen pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If, before distributing the proceeds in the Trust Account to our public shareholders, Wintergreen files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against Wintergreen that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the public shareholders, Wintergreen files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in Wintergreen’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Wintergreen’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Wintergreen’s shareholders in connection with Wintergreen’s liquidation may be reduced.

If, after Wintergreen distributes the proceeds in the Trust Account to its public shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the Wintergreen board may be viewed as having breached their fiduciary duties to Wintergreen’s creditors, thereby exposing the members of the board and Wintergreen to claims of punitive damages.

If, after Wintergreen distributes the proceeds in the Trust Account to its public shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by Wintergreen’s shareholders. In addition, the Wintergreen board may be viewed as having breached its fiduciary duty to Wintergreen’s creditors and/or having acted in bad faith, thereby exposing itself and Wintergreen to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

Wintergreen’s shareholders may be held liable for claims by third parties against Wintergreen upon redemption of their shares to the extent of distributions received by them.

If Wintergreen is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, Wintergreen was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by Wintergreen’s shareholders. Furthermore, Wintergreen’s directors may be viewed as having breached their fiduciary duties to Wintergreen or its creditors and/or may have acted in bad faith, thereby exposing themselves and Wintergreen to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Wintergreen cannot assure you that claims will not be brought against it for these reasons. Wintergreen and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of Wintergreen’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,293 and to imprisonment for five years in the Cayman Islands.

Wintergreen’s Letter Agreement with the Sponsor and Wintergreen’s officers and directors may be amended without shareholder approval.

Wintergreen’s Letter Agreement with the Sponsor and Wintergreen’s officers and directors contains provisions relating to transfer restrictions of the founder shares and private placement units, indemnification of the Trust Account, waiver of redemption rights (for which no additional consideration was received), and participation in liquidating distributions from the Trust Account. The Letter Agreement may be amended without shareholder approval. While Wintergreen does not expect its board of directors to approve any amendments to the Letter Agreement prior to Wintergreen’s initial business combination, it may be possible that the board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to the Letter Agreement. Any such amendments to the Letter Agreement would not require approval from Wintergreen’s shareholders and may have an adverse effect on the value of an investment in Wintergreen’s securities.

If you or a “group” of shareholders are deemed to hold in excess of 15% of the public shares, you may lose the ability to redeem all such shares in excess of 15% of our public shares.

Wintergreen’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares (the “Excess Shares”), without Wintergreen’s prior consent. However, Wintergreen would not restrict shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over Wintergreen’s ability to complete the Business Combination and you could suffer a material loss on your investment if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if Wintergreen completes the Business Combination. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

In the event that a significant number of Wintergreen ordinary shares are redeemed, its share may become less liquid following the Business Combination.

If a significant number of Wintergreen Shares are redeemed, Wintergreen may be left with a significantly smaller number of Shareholders. As a result, trading in the shares of Wintergreen following the Business Combination may be limited and your ability to sell your shares in the market could be adversely affected. The Nasdaq Capital Market may delist the Wintergreen Shares on its exchange, which could limit investors’ ability to make transactions in Wintergreen’s securities and subject to additional trading restrictions.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your public shares, potentially at a loss.

Wintergreen’s public shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) the completion of an initial business combination, and then only in connection with those public shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend Wintergreen’s amended and restated memorandum and articles of association (A) to modify the substance or timing of Wintergreen’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if Wintergreen does not complete its initial business combination within 15 months from the closing of the Public Offering (or up to 24 months if extended), or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of Wintergreen’s public shares if Wintergreen is unable to complete an initial business combination within 15 months from the closing of the Public Offering (or up to 24 months if extended), subject to applicable law. In no other circumstances will a public shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your public shares, potentially at a loss.

A public shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position.

The price at which a shareholder may be able to sell its New KIKA ordinary shares in the future following the completion of the Business Combination is not determinable as of the date of this proxy statement/prospectus. Certain events following the consummation of the Business Combination may cause an increase in KIKA’s share price and may result in a lower value realized now than a public shareholder might realize in the future had the shareholder redeemed its shares. Similarly, if a public shareholder does not redeem its shares, the shareholder will bear the risk of ownership of New KIKA ordinary shares after the consummation of the Business Combination, and a shareholder may not be able to sell its New KIKA ordinary shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A public shareholder should consult, and rely solely upon, the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

The consummation of the Business Combination is subject to multiple closing conditions, including a $5,000,001 minimum cash condition, any of which may make it more difficult for Wintergreen to complete the Business Combination as contemplated and may result in the Business Combination not being consummated, which could adversely impact the value of Wintergreen ordinary shares.

The consummation of the Business Combination is subject to a number of conditions, including those set forth in the Business Combination Agreement. The timing and completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by Wintergreen’s shareholders is not obtained, failure to obtain approval for listing of New KIKA ordinary shares on Nasdaq (subject to certain terms specified in the Business Combination Agreement, as described under “The Business Combination Agreement — Conditions to Closing”), or that other Closing conditions are not satisfied.

Pursuant to the terms of the Business Combination Agreement, KIKA’s obligation to consummate the Business Combination is conditioned on, among other things, Wintergreen having at least $5,000,001 of net tangible assets immediately following the Closing (the “Minimum Cash Condition”). This condition is intended to ensure compliance with Nasdaq’s initial listing standards for the New KIKA ordinary shares and is for the sole benefit of KIKA (and may be waived only by KIKA). The Minimum Cash Condition will be calculated after giving effect to the redemptions by public shareholders, payment of Wintergreen’s transaction expenses (estimated at $1,000,000), and any other adjustments contemplated by the Business Combination Agreement, but before payment of KIKA’s transaction expenses.

If the Minimum Cash Condition is not met (and is not waived by KIKA), the Business Combination Agreement may be terminated, and the proposed Business Combination may not be consummated. There can be no assurance that KIKA would waive this condition. Furthermore, as provided in Wintergreen’s amended and restated memorandum and articles of association, in no event will Wintergreen redeem public shares in an amount that would cause its net tangible assets to fall below $5,000,001. If redemptions exceed the threshold that would satisfy this condition, the Business Combination could not close without a waiver.

In the event that the Minimum Cash Condition is not met or waived, Wintergreen may not complete the Business Combination with KIKA and will have only the remaining portion of its 15-month deadline (or up to 24 months if extended) to seek another acquisition target, which could adversely impact the value of Wintergreen ordinary shares.

Wintergreen’s affiliates are not obligated to make loans to Wintergreen in the future (other than the Sponsor’s commitment to provide up to $1,500,000 in working capital loans convertible into private placement units at $10.00 per unit to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of Wintergreen’s public shareholders may make Wintergreen unable to take such actions as may be desirable in order to optimize the capital structure of New KIKA after consummation of the Business Combination, and Wintergreen may not be able to raise additional financing from unaffiliated parties necessary to fund the combined company’s expenses and liabilities after the Closing. Any such event may negatively impact the analysis regarding Wintergreen’s ability to continue as a going concern at such time.

If a public shareholder fails to receive notice of our offer to redeem the public shares in connection with the Business Combination, or fails to comply with the procedures for submitting or tendering its public shares, such public shares may not be redeemed.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if it:

(a) (i) holds public shares or (ii) holds public shares through units and elects to separate its units into the underlying public shares and public rights prior to exercising its redemption rights with respect to the public shares;

(b) submits a written request to Transhare Corporation, the Company’s transfer agent, that Wintergreen redeem all or a portion of its public shares for cash (including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested); and

(c) delivers its share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through DTC’s DWAC system.

Public shareholders must complete the redemption procedures prior to 5:00 p.m., Eastern Time, two (2) business days before the extraordinary general meeting in order for their public shares to be redeemed. Shareholders who fail to properly submit a redemption request or deliver their shares will not be entitled to redeem and will remain shareholders of New KIKA after the Business Combination. See the section entitled “Extraordinary General Meeting of Wintergreen Shareholders — Redemption Rights” for the exact procedures.

If we are unable to consummate the Business Combination or another initial business combination by the date required in our amended and restated memorandum and articles of association, public shareholders may be forced to wait beyond such date before receiving redemption proceeds from the Trust Account.

If Wintergreen does not complete an initial business combination within 15 months from the closing of its initial public offering (or up to 24 months if extended by depositing the required extension amounts into the Trust Account), Wintergreen will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible (but not more than ten business days thereafter) redeem 100% of the public shares, and (iii) thereafter liquidate and dissolve, subject to Cayman Islands law. In such case, public shareholders may be forced to wait beyond the end of the 15-month (or 24-month) period before the redemption proceeds from the Trust Account become available to them. Wintergreen has no obligation to return funds to investors prior to such redemption or liquidation except in the limited circumstances described in this proxy statement/prospectus.

Because our Sponsor is controlled by a non-U.S. person, the Business Combination may be subject to regulatory scrutiny, including by the Committee on Foreign Investment in the United States (“CFIUS”), which could delay or prevent the consummation of the Business Combination.

Our Sponsor, MACRO DREAM Holdings Limited, is a Cayman Islands entity. The management of our Sponsor is controlled by Yongfang (“Fayer”) Yao, our Chief Executive Officer, who is a non-U.S. person. In addition, the target company, KIKA Technology Inc., is a Cayman Islands holding company with operations primarily in Hong Kong, and its management and shareholders are largely non-U.S. persons.

We do not believe that KIKA constitutes a “U.S. business” because it does not have significant assets or operations in the United States. Furthermore, the Business Combination is structured as a transaction between a Cayman Islands SPAC and a Cayman Islands target, and we do not have present intent to domesticate as a U.S. corporation in connection with the Business Combination. Accordingly, we believe the risk of CFIUS jurisdiction over the transaction is attenuated.

However, CFIUS has broad discretion to review transactions involving foreign persons. If CFIUS were to determine that the transaction is subject to its jurisdiction — for example, by determining that the post-combination public company constitutes a U.S. business controlled by foreign persons — it could initiate a review.

Any CFIUS review could significantly delay the timeline for closing the Business Combination.

Our Amended and Restated Memorandum and Articles of Association provide that we have 15 months from the closing of our Initial Public Offering (the “IPO”) to complete a business combination. We may extend this period up to 24 months from the IPO closing by means of up to nine one-month extensions, provided that we deposit into the Trust Account $165,000 (or $189,750 if the underwriters’ over-allotment option is exercised in full) for each one-month extension, representing $0.0330 per share.

If a CFIUS review prevents us from closing the Business Combination within this lifecycle (including all exercised extensions), we may be forced to liquidate.

Consequences of Liquidation If we are forced to liquidate:

●	Our public shareholders would only receive their pro rata share of the Trust Account (including any interest earned and extension payments deposited); and

●	Our public shareholders would lose the investment opportunity in KIKA and any potential future price appreciation of the combined company.

The exercise of Wintergreen’s management’s discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Wintergreen shareholders’ best interest.

In the period leading up to the Closing, events may occur that would require Wintergreen to agree to amend the Business Combination Agreement, to consent to certain actions taken by KIKA, or to waive rights that Wintergreen is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of KIKA’s business, a request by KIKA to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on KIKA’s business.

In any of such circumstances, it would be at Wintergreen’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of one or more of Wintergreen’s directors and officers described in the preceding risk factors may result in a conflict of interest on the part of such director(s) or officer(s) between what he, she or they may believe is best for Wintergreen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to agree to such amendment, consent or waiver.

As of the date of this proxy statement/prospectus, Wintergreen does not believe there will be any changes or waivers that its management or board would be likely to agree to after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, Wintergreen will circulate a new or amended proxy statement/prospectus and re-solicit its shareholders if changes to the terms of the transaction that would have a material impact on Wintergreen’s shareholders are required prior to the vote on the Business Combination Proposal.

The combined company expects to incur significant costs as a result of operating as a public company.

As a public company, the combined company will incur significant legal, accounting and other expenses. The combined company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require, among other things, that it file with the SEC annual, quarterly and current reports with respect to its business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and the Nasdaq Capital Market to implement provisions of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Public Company Accounting Oversight Board impose significant requirements on public companies, including requiring the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. These expenses will likely increase in the future, particularly after the combined company ceases to be an “emerging growth company” if it is also no longer a “smaller reporting company” as a result of additional corporate governance and disclosure requirements under the Sarbanes-Oxley Act, the Dodd-Frank Act, and SEC rules and regulations.

The combined company expects the rules and regulations applicable to public companies to result in it continuing to incur substantial legal and financial compliance costs. These costs will increase its net loss or decrease any net income and may require the combined company to reduce costs in other areas of its business.

Wintergreen and KIKA have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Wintergreen.

Wintergreen and KIKA expect to incur significant costs associated with the Business Combination. KIKA and Wintergreen will only pay some of these expenses if the Business Combination occurs, such as deferral underwriting fee to Wintergreen’s underwriter in its IPO. Other fees and expenses, including legal fees, independent auditor fees, fees to our solicitation agent, and expenses incurred in connection with the proxy solicitation for the extraordinary general meeting will be incurred regardless of whether the Business Combination occurs. These expenses will reduce the amount of cash available to be used for other corporate purposes by Wintergreen whether or not the Business Combination is completed.

RISKS RELATING TO THE NEW KIKA BUSINESS AND INDUSTRY

The information in this section of the risk factors describes the risks associated with the historical, current and proposed business and operations of KIKA and New KIKA, being Wintergreen Acquisition Corp. after the consummation of the Business Combination, as the case may be. Unless the context otherwise requires, all references in this section to “KIKA,”“we,” “us,” “our” or “the company” refer to the historical, current, or proposed business and operations of KIKA and New KIKA Inc., as the case may be.

We incurred a net loss for the year ended June 30, 2025 and reported negative working capital. Our ability to achieve or sustain profitability in the future is uncertain.

We incurred net losses of $172,819 for the year ended June 30, 2025 and $108,090 for the three months ended September 30, 2025. This represents a shift from the net profit of $146,547 recorded for the period ended June 30, 2024. Additionally, as of June 30, 2025, we had a working capital deficit of $53,963, compared to positive working capital of $66,364 in the prior year. Based on historical results, there is no assurance that we will achieve or sustain profitability in the future, nor can we guarantee our ability to retain or increase profitability; we plan to continue investments in research and development, as well as sales and marketing efforts, and anticipate continued increases in operating expenses as we scale our business and expand operations, along with higher general and administrative expenses due to business growth and operating as a public company, Our ability to sustain and grow profitability is subject to numerous uncontrollable factors, including weak demand for our products and services, intensifying competition, a challenging macroeconomic environment, potential unforeseen expenses, and difficulties, complications or delays in revenue generation and profitability achievement. Failure to achieve or maintain profitability could lead to substantial losses, which would adversely impact our financial condition, liquidity and ability to fund operations, may force us to reduce the scale of our operations and hinder business growth; and adverse effects on our financial condition and operating results, and any continued losses may further reduce the value of New KIKA’s securities.

If we are unable to attract new advertisers, retain existing advertisers, or adapt to rapidly changing advertising preferences and technologies, our business, financial condition, results of operations, and prospects could be materially and adversely affected.

The success of our AdTech Dynamic Matching Technology services depends on our ability to continuously attract new advertisers and maintain relationships with existing advertisers. Advertisers are highly sensitive to the performance, relevance, timing, and cost-effectiveness of their campaigns. If, from the perspective of our customers/advertisers, our service fails to help them deliver advertisements that effectively reach the right users at the right time, or if we are unable to provide competitive return-on-ad-spend, transparent reporting, or innovative targeting capabilities, advertisers may reduce their spending with us, shift budgets to competitors, or choose not to renew their contracts.

Additionally, investment in service development often entails a long return on investment cycle. We have made, and will continue to make, significant investments in this area to adapt to technological and market changes. Adapting to industry changes and preferences requires substantial resources, and we may face challenges in executing our development strategy, including planning, timing, and technical hurdles that could impede our progress.

We are typically engaged by our customers on a project-by-project basis. Failure to retain existing customers, increase their spending or attract new ones could adversely impact our business and results of operations.

Our customers are not obligated to use our services on an exclusive basis, and they may use multiple providers to manage their marketing spending. Accordingly, we must convince our customers to use our services, increase their usage and spend a larger share of their online marketing budgets with us, and do so on an ongoing basis.

Our ability to achieve renewals of marketing campaign contracts and new sales depends on many factors, some of which are out of our control, including:

●	effectiveness of our plans in meeting customers’ objectives and expectations;

●	customer satisfaction with our plans, including any new solutions that we may develop;

●	the competitiveness of our pricing and payment terms for our clients, which may, in turn, be constrained by our capital and financial resources;

●	our ability to tailor our solution offerings and delivery and pricing models in accordance with the evolving needs of our clients and end marketers;

●	our ability to expand our database and solutions to serve marketers in a wider range of industries and geographic regions;

●	mergers, acquisitions or other consolidation among marketers and marketing agencies, and

Therefore, we cannot assure you that clients that have generated marketing spending on our platform in the past will continue to spend at similar levels or that they will continue to use our platform at all. We may not be able to replace clients which decrease or cease their usage of our platform with new clients that spend similarly on our platform.

KIKA’s limited operating history may not be indicative of our future growth or financial results and which makes it difficult to predict our future business prospects and financial performance.

We have a limited operating history, which makes it difficult to evaluate our future prospects and ability to make profit.We expect our business expansion to continue as we further grow our customer base, increase customer engagement and explore new market opportunities. However, due to our limited operating history, our historical growth rates and past revenues may not be indicative of our future performance. There is no assurance that our growth rate will continue in future periods and you should not rely on the revenue growth of any given prior quarterly or annual period as an indication of our future performance. If our growth rate were to decline significantly or become negative, it could adversely affect our operating results and financial condition.

If KIKA is unable to successfully manage the growth or if our growth rate declines, our business and prospects may be materially and adversely affected.

We cannot assure you that we will be able to maintain net income or achieve net income attributable to our shareholders in the future. Any failure to increase our revenue or to manage our operating expenses could prevent us from maintaining net income or achieving net income attributable to shareholders. Our ability to continue to generate net income will depend on factors such as growth of our customer base, our ability to engage and monetize our customers, our ability to expand globally, optimization of our operating expenses, and macro-environment and conditions. There can be no assurance that we will achieve such goal.

The advertising industry ecosystem is subject to rapid technological change, and if KIKA do not adapt to and appropriately allocate our resources amongst the emerging technologies and business models, our business, financial condition, and results of operations could be adversely affected.

Technology changes rapidly in the AdTech industry ecosystem. In addition, our business also currently depends in part on the growth and evolution of the Internet, especially mobile internet-enabled devices. As the technological infrastructure evolves, advertisers will be presented with more options in the market for meeting their marketing requirements. We must continually anticipate and adapt to these changes to stay competitive. Our future success depends in part on our ability to adapt our business model to the emerging trends, while anticipating the impact of these emerging technologies and business models is inherently volatile and uncertain, and may not develop in the way we anticipate.

On the other hand, if we decide to support a new technology or expand our offerings in the future, we must deploy significant management and financial resources to attend to the correspondent demands. It may also require partnering with new media platforms on less favorable terms than those applicable to our existing business models. The enhancements of our existing technology and new offerings may not be introduced in a timely or cost-effective manner, and our competitors may adopt an emerging technology or business model swiftly or more effectively than we do and undermine our competitive advantage. If we are unable to successfully adapt to and appropriately allocate our resources amongst the current and new technologies, our business, financial condition, and results of operations could be adversely affected.

KIKA is in the highly competitive AdTech service industry that could exert an entry barrier, and KIKA may not be able to compete successfully against existing or new competitors, which could reduce KIKA’s market share and adversely affect KIKA’s competitive position and financial performance.

The AdTech service industry is highly competitive. Our direct competitors are other advertising agencies, there are many conventional marketing channels in the marketplace such as direct marketing, printed advertising and traditional media of television, radio and cable companies, etc., that could potentially replace us, as our clients are at their liberty to allocate part of their overall marketing budget to these marketing channels. There are also many advertising agents catering to clients from diverse industries that, while not specializing in ad matching, have established relationships with various up and down stream market participants and could potentially diversify into our market and provide services comparable to those offered by ourselves at competitive pricing.

Our ability to compete depends on many factors, including the price, the effectiveness of our marketing and advertising solutions and the quality of our customer services. If these factors are unfavorable to us, we may not be able to compete effectively or maintain our market position. The Adtech service industry requires relatively few capital investments in infrastructure that could erect barriers to new entrants to the industry and we do not rely on registered patents, trade marks or other form of protected IP. We may also face competition from new service offerings from existing competitors. Further, we cannot predict whether future changes in market landscape concerning new developments in regulatory framework and technologies that could be applied in the AdTech service industry will result in further competition.

Existing and potential competitors in the AdTech service industry may attempt to mimic and adapt our business model since we rely on trade secrets and know-how as moat. While our prominent market position and extensive experience have equipped us with industry know-how and competitive advantage that new entrants cannot readily replicate, some of these competitors may be able to realize competitive edge over us, such as better financial, technical and marketing resources. Intensified competition could result in price reductions which could reduce our operating margins and profitability and result in a loss of market share.

Moreover, increased competition will provide our existing and potential clients with a broader range of advertising service alternatives, which could lead to loss of business, lower prices and decreased revenue, gross margins and profits. We cannot assure you that our strategies will remain competitive or that they will continue to be successful in the future. If we fail to compete against our competitors, our market share will diminish, and our financial performance may be adversely affected.

If KIKA fails to keep up with industry trends or technological developments, or develop, acquire, market and offer new products and services, KIKA’s business, results of operations and financial condition may be materially and adversely affected.

The AdTech service industry is rapidly evolving and is subject to continuous technological changes.

KIKA’s success depends on its ability to continue to develop and implement services and solutions that anticipate and respond to rapid and continuing changes in technology and industry developments and offerings to serve the evolving needs of KIKA’s customers. KIKA’s growth strategy is focused on responding to these types of developments by driving innovation that will enable KIKA to expand business into new growth domains. KIKA’s competitive advantage could be adversely affected if KIKA does not invest enough in new technologies and industrial developments, or if KIKA makes the incorrect strategical investment to respond to these developments and to drive innovation. If KIKA does not sufficiently invest in new technology and industry developments, or evolve and expand KIKA’s business at sufficient speed and scale, or if KIKA does not make the right strategic investments to respond to these developments and successfully drive innovation, then KIKA’s services and solutions, results of operations, and ability to develop and maintain a competitive advantage and continue to grow could be negatively affected.

In addition, KIKA operates in a quickly evolving environment, in which there currently are, and KIKA expects will continue to be, new technology developments. New services or technologies offered by competitors or new entrants may make KIKA’s offerings less differentiated or less competitive when compared to other alternatives, which may adversely affect KIKA’s results of operations. Technological innovations may also require substantial capital expenditures in product development as well as in modification of products, services or infrastructure. In order to maintain and improve competitiveness and continue to expand KIKA’s business, KIKA needs to constantly introduce new solutions and products and services to satisfy customers’ needs, in order for KIKA to attract new customers and retain existing customers. Researching and developing new technologies and solutions require significant investment of human resources and capital. KIKA cannot assure you that any research and development efforts will be successful, or that KIKA will be able to obtain financing to cover such expenditure. Failure to adapt KIKA’s products and services to such changes in an effective and timely manner could materially and adversely affect KIKA’s business, financial condition and results of operations.

KIKA’s results of operations could materially suffer in the event of insufficient pricing to enable KIKA to meet profitability expectations.

If KIKA is not able to obtain sufficient pricing for its services and solutions, KIKA’s revenues and profitability could materially suffer. The rates KIKA is able to charge for services and solutions are affected by a number of factors, including:

●	general economic and political conditions;

●	the competitive environment in KIKA’s industry;

●	market price of its service and products provided;

●	KIKA’s bargaining power when entering into contract with customers;

●	KIKA’s customers’ preferences and desire to reduce their costs; and

●	KIKA’s ability to accurately estimate, monitor and manage its contract revenues, costs of sales, profit margins and cash flows over the full contract period.

In addition, KIKA’s profitability with respect to services and solutions for new technologies may be different when compared to the profitability of KIKA’s current business, due to factors such as the use of alternative pricing, the mix of work and the number of service providers, among others.

The competitive environment the AdTech digital technology service industry in Hong Kong affects KIKA’s ability to obtain favorable pricing in a number of ways, any of which could have a material negative impact on its results of operations. The less KIKA is able to differentiate and/or clearly convey the value of KIKA’s services and solutions, the more risk KIKA faces in terms of its services and solutions will be seen as commodities, and price will become the driving factor in selecting a service provider. In addition, the introduction of new services or products by competitors could reduce KIKA’s ability to obtain favorable pricing for the services or products that KIKA offers. Competitors may be willing, at times, to price contracts lower than KIKA in an effort to enter new markets or increase market share. Further, if competitors develop and implement methodologies that yield greater efficiency and productivity, they may be better positioned to offer similar services at lower prices. As such, failure to adopt a sufficient pricing policy or adjust its pricing policy in a timely and effective manner could adversely and materially affect KIKA’s competitive position in the industry, which could adversely and materially affect KIKA’s operations and financial conditions.

KIKA makes significant investments in research and development of new products and services that may not achieve expected returns.

KIKA has made and will continue to make significant investments in research, development, and marketing for existing products, services, and technologies, as well as new technology or new applications of existing technology. Investments in new technology are speculative. Commercial success depends on many factors, including but not limited to, innovativeness, developer support, and effective distribution and marketing. There is no assurance that KIKA will be rewarded from its investments in developing new services and products. If KIKA’s customers do not perceive its latest offerings as providing significant new functionality or other value, they may reduce their purchases of services or products, thus unfavorably affecting revenue and profits. KIKA may not achieve significant revenue from new products and services, or new applications of existing products and services, for several years, if at all. New products and services may not be profitable, and even if they are profitable, operating margins for some new products, services and businesses may not be as high as the margins KIKA has experienced historically. Furthermore, developing new technologies is complex and unpredictable, which can require long development and testing periods. Significant delays in new releases or significant problems in creating new products or offering new services could adversely affect KIKA’s revenue and profits.

KIKA requires a significant amount of capital to fund its research and development investments. If KIKA cannot obtain sufficient capital on favorable terms or at all, its business, financial condition and prospects may be materially and adversely affected.

Operating KIKA, its subsidiaries’ business requires significant, continuous investment in acquiring, maintaining and upgrading services and technologies. Historically, KIKA has financed its operations primarily with net cash generated from operating activities, financial support from shareholders and equity financings and loans from third-parties. As part of KIKA’s growth strategy, KIKA plans to continue investing substantial capital in research and development activities in the future, which may require KIKA to obtain additional equity or debt financing. KIKA’s ability to obtain additional financing in the future is subject to a number of uncertainties, including but not limited to those relating to:

●	KIKA’s future business development, financial condition and results of operations;

●	general market conditions for financing activities; and

●	macro-economic and other conditions in China and elsewhere.

Although KIKA expects to rely on net cash provided by operating activities and financing through capital markets for liquidity needs as KIKA’s business continues to grow and after it becomes a public company, there can be no assurances that KIKA will be successful in its efforts to diversify sources of liquidity. If KIKA raises additional funds through future issuances of equity or convertible debt securities, KIKA’s existing shareholders could suffer significant dilution, and any new equity securities KIKA issues could have rights, preferences and privileges superior to those of holders of KIKA’s ordinary shares. Any debt financing that KIKA secures in the future could involve restrictive covenants relating to KIKA’s capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for KIKA to obtain additional capital to fund its research and development, and pursue business opportunities, including potential acquisitions. If KIKA is unable to obtain sufficient capital to meet capital needs, then it may not be able to implement growth strategies, which may cause KIKA’s business, financial condition and general prospects to be materially and adversely affected.

If KIKA is unable to maintain or enhance our brand recognition, our business, results of operations and financial condition may be materially and adversely affected.

Maintaining and enhancing the recognition, image and acceptance of our brand are important to our ability to differentiate our products from and to compete effectively with our peers. Our brand image, however, could be jeopardized if we fail to maintain high quality of our production and services, pioneer and keep pace with evolving technology trends, or timely fulfill the orders for our productions and services. If we fail to promote our brand or to maintain or enhance our brand recognition and awareness among our customers, or if we are subject to events or negative allegations affecting our brand image or the publicly perceived position of our brand, our business, results of operations and financial condition could be adversely affected.

We may not be able to price our products and services at our desired margins as a result of any decrease in our bargaining power or changes in market conditions.

We set prices for services based on various internal and external factors, such as the cost of services, the technological contents of our products, market conditions, and competition we face. Our ability to set favorable prices at our desired margins and accurately estimate costs, among other factors, has a significant impact on our profitability. We cannot assure you that we will be able to maintain our pricing or bargaining power or that our gross profit margin will not be driven down by market conditions or other factors. If we see higher pricing pressure due to intensified competition from other providers, decreases in prices and fees to our customers in the end market or any other reasons, or if we otherwise lose bargaining power due to weaker demand for our products and services, we may need to reduce the prices and fees and lower the margins of our productions and services. Moreover, we may not be able to accurately estimate our costs or pass on all or part of any increase in our costs of production to our customers. As a result, our results of operations and financial condition could be materially and adversely affected.

Our strategy of utilizing volume-tiered pricing and reduced unit margins to drive transaction volume may continue to compress our gross margin rates. If our key clients reduce their transaction volumes, terminate their framework agreements, or if we fail to achieve sufficient transaction scale, our business, financial condition, and results of operations will be materially and adversely affected.

We have intentionally adopted a pricing strategy that offers reduced unit prices and volume-tiered discounts to our clients in order to boost transaction volumes, expand our market share in Hong Kong’s highly competitive intelligent advertising distribution industry, and increase aggregate gross profit in absolute terms. However, this business model inherently sacrifices gross margin rates and exposes us to several significant risks:

Gross Margin Rate Compression: Lower unit prices directly reduce our gross margin percentages. While increased purchasing volume brings slight downward pressure on media acquisition costs, the scope for further cost reduction is constrained. We rely on sustained high transaction volume to generate sufficient absolute gross profit amid lower margin levels. If our transaction scale shrink or fail to grow as expected, the compressed gross margin rate will not be compensated by transaction volume, leading to deterioration in our profitability.

Heavy Reliance on Key Clients Without Minimum Commitments: For the nine months ended March 31, 2026, four key clients accounted for approximately 82% of our total revenue. While we maintain framework cooperation agreements with these clients, these agreements generally do not contain long-term minimum transaction volume commitments. If any of these key clients reduce their advertising budgets, switch to competitors, or demand further price concessions, our revenue and absolute gross profit will decline significantly.

Efficacy of Customer Acquisition vs. High Churn: Although our volume-tiered pricing model helped onboard 21 new clients during the nine months ended March 31, 2026, our overall customer retention rate declined to 13% for the same period (down from 29% for the year ended June 30, 2025). If smaller or newly onboarded clients continue to churn rapidly and fail to ramp up transaction volumes to offset unit price discounts, our strategy of sacrificing gross margin rate for volume growth will not be sustainable.

Competitive Price War Pressures: Competition in Hong Kong’s AdTech market is intense. Competitors with greater financial resources may match or undercut our volume-tiered pricing, forcing us to lower unit prices further without a corresponding increase in transaction volume, which would severely impair our gross margins and operating results.

We may be unable to make the substantial research and development investments that are required to remain competitive in our business.

Advances in technologies have led to increased demand for advertising. We are committed to investing in new product development in order to stay competitive in our markets. Nevertheless, if we are unable to generate enough revenue or raise enough capital to make adequate research and development investments going forward, our product development and relevant research and development initiatives may be restricted or delayed, or we may not be able to keep pace with the latest market trends and satisfy our customers’ needs, which could materially and adversely affect our results of operations. Furthermore, our substantial research and development expenditures may not yield the expected results that enable us to roll out new products, which in turn will harm our prospects and results of operations.

Changes in laws and regulations related to the internet, perceptions toward the use of social media and changes in internet infrastructure itself may diminish the demand for our platform or products and could adversely affect our business and results of operations.

The success of our business depends upon the continued use of the internet and social media networks. Government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees or other charges for accessing the internet, generally. These laws, taxes, fees or charges could limit the use of the internet or decrease the demand for internet-based solutions.

The public’s increasing concerns about privacy and the use of social media may negatively affect the use or popularity of social media networks, and, in turn, adversely affect our business. For example, negative publicity surrounding particular forums of social media may have an adverse effect on our customers’ and prospective customers’ perceived value of our solution and willingness to purchase subscriptions or expand such subscriptions to more users or additional departments across their organizations. Similarly, enhanced scrutiny may lead to an increase in regulation of social media, which in turn could change the data or the manner in which data is shared by social media networks to social media management providers and other developers. Any change to the data we receive from social media networks or other third parties may negatively affect the functionality of our platform and solutions.

In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. The performance of the internet and its acceptance as a business tool have been adversely affected by “viruses,” “worms” and similar malicious programs, as well as the risks associated with other types of security breaches. If the use of the internet is reduced as a result of these or other issues, then demand for our platform and products could decline, which could adversely affect our revenue, business, results of operations and financial condition.

We are required to comply with laws and regulations across jurisdictions, which may include obtaining and maintaining permits and licenses to operate certain aspects of our business operations.

We are required to comply with laws and regulations across jurisdictions we operate in, which primarily include Hong Kong SAR. In accordance with the relevant laws and regulations, we are required to maintain various approvals, licenses, permits and filings to operate our business, including but not limited to our business licenses. The obtaining of these approvals, licenses, permits and filings are subject to satisfactory compliance with, among other things, licensing conditions and the applicable laws and regulations. Such licenses are valid for specified periods and subject to renewals on expiry. Any failure to renew such licenses may materially and adversely affect our business, financial condition and results of operations.

We may become subject to intellectual property disputes, which could be costly, damage our reputation, and materially and adversely affect our business, financial condition, and results of operations.

The AdTech service industry is characterized by patents, trademarks, trade secrets, and other intellectual property rights. Many of our competitors and other third parties own significant portfolios of patents covering bidding algorithms, user targeting, fraud detection, real-time optimization, and other core functions of programmatic services like ours.

While KIKA mainly leverages multi-dimensional traffic resource, from time to time, these parties may assert that our service, algorithms, data processing methods, or other technology infringe their patents or other intellectual property rights. It is difficult and costly to monitor all patent filings and other IP developments worldwide, particularly in jurisdictions where we operate or source technology (including Hong Kong and mainland China). As we continue to grow, launch new features, and enter new markets, the likelihood of receiving infringement assertions is expected to increase.

Defending against any such claims, whether meritorious or not, can be time-consuming, result in substantial legal fees and other costs, and divert significant management attention and resources. If a claim is successful, we could be required to:

●	pay substantial damages or ongoing royalties;

●	obtain costly licenses (which may not be available on commercially reasonable terms or at all);

●	redesign or stop offering certain features or services; or

●	cease certain advertising activities altogether.

Even unsuccessful claims can harm our reputation with advertisers and partners, cause customers to reduce or terminate their spending with us, and trigger indemnification obligations to clients. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations, and growth prospects.

If we suffer failure or disruption in our information systems, our ability to effectively manage our business operations could be adversely affected.

We use information systems to obtain, process, analyze and manage data crucial to our business. We use these systems to, among other things, monitor the daily operations of our business, maintain operating and financial data, manage our designs and projects as well as manage our research and development activities, production and control systems. Any system damage or failure that interrupts data input, retrieval or transmission or increases service time could disrupt our normal operations. In particular, our operations could be disrupted if such damage or failure includes any security breach caused by hacking or cybersecurity incidents, involves efforts to gain unauthorized access to our information or systems, or causes intentional malfunctions, loss or corruption of data, software or hardware, the intentional or inadvertent transmission of computer viruses and similar events or third-party actions. We cannot assure you that we will be able to effectively handle a failure of our information systems, or that we will be able to restore our operational capacity in a timely manner to avoid disruption to our business. The occurrence of any of these events could adversely affect our ability to effectively manage our business operations and negatively impact our reputation.

KIKA may be subject to claims, disputes or legal proceedings in the ordinary course of its business. If the outcome of these proceedings is unfavorable to KIKA, then KIKA’s business, results of operations and financial condition could be adversely affected.

KIKA may be subject to claims, disputes, or legal proceedings in the ordinary course of its business from time to time, which could adversely affect KIKA’s business, results of operations and financial condition. KIKA may receive formal and informal inquiries from governmental authorities and regulators regarding KIKA’s compliance with applicable laws and regulations, many of which are evolving and subject to interpretation. Claims arising out of actual or alleged violations of laws could be asserted against KIKA by KIKA’s employees, customers, media partners, competitors, governmental entities in civil or criminal investigations and proceedings or other third parties. These claims could be asserted under a variety of laws, including but not limited to advertising laws, Internet information services laws, intellectual property laws, unfair competition laws, data protection and privacy laws, labor and employment laws, securities laws, real estate laws, tort laws, contract laws, property laws and employee benefit laws. KIKA may also be subject to lawsuits due to actions by KIKA’s media partners or advertising customers.

There can be no guarantee that KIKA will be successful in defending itself in legal and arbitration actions or in asserting KIKA’s rights under various laws. If the outcome of these proceedings is unfavorable to KIKA, then KIKA’s business, results of operations and financial conditions could be adversely affected. Even if KIKA is successful in its attempt to defend itself in legal and arbitration actions or to assert KIKA’s rights under various laws, enforcing KIKA’s rights against the various parties involved may be expensive, time-consuming and ultimately futile. These actions may expose KIKA to negative publicity, substantial monetary damages and legal defense costs, injunctive relief, and criminal and civil fines and penalties, including but not limited to suspension or revocation of KIKA’s licenses to conduct business.

We, our directors, management and employees are exposed to various risks related to legal or administrative proceedings or claims that could have an adverse effect upon our business, financial condition, results of operations and reputation, and may cause loss of business.

We, our directors, management and employees may be subject to various legal and administrative proceedings, regulatory inquiries and claims from time to time, including those arising in the ordinary course of our business. These proceedings, including class actions, in general can be expensive, lengthy and disruptive to our normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. Agreements entered into by us sometimes include indemnification provisions which may subject us to costs and damages in the event of a claim against an indemnified third party.

We cannot assure you that we will not be involved in any such legal or administrative proceedings in the future and we may face increasing regulatory inquiries during the growth of our business. If one or more legal or administrative matters, including ongoing ones, are resolved against us, or an indemnified third party seeks certain amounts in excess of our management’s expectations, or certain injunctions are granted to prevent our operation, our business and financial condition could be materially and adversely affected. As a result, we could be subject to significant compensatory or punitive monetary damages, disgorgement of revenue or profits, remedial corporate measures, cessation of business operation, injunctive relief or specific performance against us that could materially and adversely affect our financial condition and operating results.

Regardless of the merits, responding to allegations, litigation or legal or administration proceedings and defending against litigation can be time-consuming and costly, and may result in us incurring substantial legal and administrative expenses, as well as diverting the attention of our management. Any such allegations, lawsuits or proceedings could have a material adverse effect on our business operations. Further, unfavorable outcomes from these claims or lawsuits could adversely affect our business, financial condition and results of operations.

We face risks related to health epidemics and other outbreaks, as well as natural disasters, which could significantly disrupt our operations and adversely affect our business, results of operations, and financial condition.

Our business could be adversely affected by the effects of epidemics. In recent years, there have been outbreaks of epidemics globally. Our business operations could be disrupted if one or more of our employees are quarantined and/or our offices to be disinfected. Our results of operations could be adversely affected to the extent that the outbreak has any negative impact on the global economy in general and the global mobile internet and online brokerage industry in particular.

We are also vulnerable to natural disasters and other calamities. Natural disasters or other catastrophic events may also cause damage or disruption to our operations, and the global economy, and could have an adverse effect on our business, operating results, and financial condition. Our business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond our control. Further, acts of terrorism, labor activism or unrest, and other geo-political unrest could cause disruptions in our business or the businesses of our partners or the economy as a whole.

It is possible that we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, sabotages, war, riots, terrorist attacks, or similar events. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our platform, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results. Any of the foregoing events may give rise to server interruptions, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services on our platform.

If we fail to comply with labor and work safety, we could be exposed to penalties, fines, suspensions or action in other forms.

Our operations are subject to the labor and work safety laws and regulations promulgated by the Hong Kong government and the laws and regulations of other jurisdictions which may be applicable to us. These laws and regulations require us to contribute to mandatory provident fund and maintain safe working conditions. We could be exposed to penalties, fines, suspensions or actions in other forms if we fail to comply with these laws and regulations. The laws and regulations in Hong Kong may be amended from time to time and changes in those laws and regulations may cause us to incur additional costs in order to comply with the more stringent rules. In the event that changes to existing laws and regulations require us to incur additional compliance costs or require costly changes to our production process, our costs could increase, and we may suffer a decline in sales and revenues, as a result of which our business, results of operations and financial condition could be materially and adversely affected.

RISKS RELATING TO DOING BUSINESS IN HONG KONG

We conduct substantially all of our operations in the Hong Kong Special Administrative Region of the People’s Republic of China. Hong Kong SAR operates under the “one country, two systems” principle and is governed by its own legal and regulatory framework, primarily the Basic Law of the Hong Kong Special Administrative Region.

While KIKA’s AdTech service does not process or store any personal information of end users, the recently enacted National Security Law’s broad provisions could create uncertainty regarding the treatment of data flows, platform content moderation, or advertiser relationships, potentially leading to compliance burdens, operational restrictions, or reputational harm that could adversely affect our business prospects.

As KIKA is not a Hong Kong operating company but a Cayman Islands holding company with no business operations of its own, it relies on dividends distribution or payments from HK TP to fund its cash and financing requirements.

KIKA is not a Hong Kong operating company but a Cayman Islands holding company with no business operations of its own, and may rely on dividends distribution or payments from its HK TP to fund its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses. While unlikely under the Basic Law of Hong Kong, PRC regulatory authorities could disallow this holding company structure, which would likely result in a material change in our operations and could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Subject to the laws of the Cayman Islands and our currently effective amended memorandum and articles of association, New KIKA’s board of directors may authorize and declare a dividend to shareholders out of funds lawfully available therefor at such time and of such an amount as they deem fit provided that in no circumstances may a dividend be paid out of New KIKA’s share premium account if this would result in New KIKA being unable to pay its debts as they fall due in the ordinary course of business. HK TP may distribute earnings by dividends to New KIKA, provided that the entity remains solvent after such distribution. Moreover, according to the Companies Ordinance, Chapter 622 of the Laws of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. If our Hong Kong or BVI subsidiaries incur debt in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to New KIKA.

Currently, there are no restrictions on foreign exchange, and other than as described above, there are no limitations on our ability to transfer cash between New KIKA, its subsidiaries, or investors. The PRC laws and regulations on foreign exchange do not currently have any material impact on transfer of cash from New KIKA to its Hong Kong subsidiaries or from its Hong Kong subsidiaries to New KIKA However, in the future, funds may not be available to support operations or for other uses outside of Hong Kong due to potential interventions or the imposition of restrictions by the PRC government on our ability or that of our subsidiaries to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our ordinary shares or cause them to be worthless.

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region could impact our operating subsidiaries in Hong Kong.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”). This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, the U.S. President signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including the then former HKSAR chief executive Carrie Lam. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong subsidiaries are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our subsidiary’s business operations, financial position and results of operations could be materially and adversely affected.

Being based in and having the majority of our operations in Hong Kong pose risks to investors. Legal and operational risks associated with operations in mainland China may also apply to operations in Hong Kong.

New KIKA will primarily operate through our subsidiary in Hong Kong, HK TP, and currently do not have, or intend to set up, any subsidiary or any contractual arrangement to establish a VIE structure with any entity in mainland China. In addition, we do not, directly or indirectly, conduct business involving the collection of user data, own or control any entity or subsidiary, in mainland China, we are headquartered in Hong Kong, and all of our revenues and profits are generated by our subsidiary in Hong Kong, HK TP. However, by virtue of HKSAR being a special administration region of the PRC, legal and operational risks associated with operations in mainland China may also apply to operations in Hong Kong.

Pursuant to the Basic Law of the Hong Kong Special Administrative Region of the PRC, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy). However, we still face risks and uncertainties associated with the complex and evolving PRC laws and regulations, especially since the enactment of the Hong Kong National Security Law, which was enacted on June 30, 2020 in both the PRC and Hong Kong SAR, and as to whether and how recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to our operating entity in Hong Kong.

The PRC government has initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including a cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, the CAC and a number of other departments under the State Council promulgated the Cybersecurity Review Measures on December 28, 2021, which became effective on February 15, 2022. According to this regulation, (i) critical information infrastructure operators, or CIIO, purchasing network products and services and network platform operators carrying out data processing activities, which affect or may affect national security, and (ii) network platform operators with personal information of more than 1 million users who want to list abroad, are required to conduct cybersecurity review.

Our business does not involve the collection of user data, including user data from mainland China. However, if our business is deemed to involve the collection of user data, such as registered names and contact details, of fewer than one million PRC individuals after obtaining due consent excluding biometric or other sensitive personal data, then we may be subject to Personal Information Protection Law of the People’s Republic of China or Provisions on Promoting and Regulating Cross-border Data Transfer that would require us or our subsidiary to obtain any permission or approval for carrying out the business that we presently engage in. In addition, we are not operating any business as a “network platform operator” in China, and as of the date of this prospectus, we have not received, and do not anticipate receiving any notice from any PRC authority that determine us or our subsidiary as a “network platform operator”. On this basis, we do not believe we are subject to the PRC cybersecurity review in connection with the Business Combination. However, these laws and regulations are relatively new. There are uncertainties with regard to their interpretation and enforcement and the PRC regulatory authorities may not agree with our interpretation.

The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities. Additionally, the PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies, which could significantly limit or completely hinder the ability of China-based companies to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The PRC legal system is evolving rapidly, and enforcement of certain laws, regulations and rules may further change or develop with little advance notice. The Chinese government may exercise significant oversight over the conduct of business in Hong Kong and may intervene or influence our operating subsidiaries’ operations at any time.

The PRC government has, in recent years, published new policies that significantly affected certain industries, including the internet sector. It is possible that the PRC government will release additional regulations or policies in the future that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

For example, on February 17, 2023, the CSRC, promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, along with five supporting guidelines. These regulations became effective on March 31, 2023. According to the Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either through direct or indirect means, are required to complete the filing procedure with the CSRC and report relevant information. The Trial Measures provide that if the issuer meets the following criteria at the same time, the overseas securities offering and listing conducted by such issuer will be deemed as an indirect overseas offering subject to the filing procedures as set forth under the Trial Measures: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited combined financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the senior managers in charge of its business operations and management are mostly Chinese citizens or domiciled in mainland China.

As of the date of this prospectus, we do not, directly or indirectly, own or control any entity or subsidiary in Mainland China or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in Mainland China. Nor do we or any of our subsidiaries have any operation in Mainland China, and all of our operations and revenue are Hong Kong based. All our officers and substantially all members of our board of directors are based in Hong Kong and we are not controlled by any Mainland Chinese company or individual. On this basis, we do not believe we will be classified as a “China-based company” under the China Overseas Listing Filing Rules, which is required to file with the China Securities Regulatory Commission, or CSRC, its registration statement in connection with an overseas initial public offering.

However, these laws and regulations are relatively new. There are uncertainties with regard to their interpretation and enforcement and the PRC regulatory authorities may not agree with our interpretation, which could result in a material change in our operations and the value of the securities we are registering for sale. Any such action, once taken by the Chinese government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. In the event that we or our operating entities were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our operating entities might be subject to fines or delisting, no longer be permitted to conduct offerings to foreign investors, and no longer be permitted to continue the business operations as presently conducted. Any of these could result in a material adverse effect on our business and operations and the value of the securities we are offering.

If (i) we fail to obtain or maintain the requisite permissions or approvals from the Chinese government in a timely manner, should such permissions or approvals become necessary in the future; (ii) we inadvertently conclude that such permissions or approvals are not required; or (iii) there are changes in applicable laws, regulations, or their interpretations (which may apply retroactively) that may impose upon us the obligation to obtain such permissions or approvals in the future, we may face significant challenges in securing the required permissions or approvals, we may become vulnerable to regulatory actions or other sanctions imposed by the CSRC, the CAC, or other PRC regulatory authorities for non-compliance with any new regulatory requirements. The consequences of such non-compliance could be severe. The relevant regulatory authorities may order rectification, issue a warning, and impose a fine against us, persons directly in charge and other responsible personnel and the controlling shareholder or actual controller who organizes or instructs such violations, potentially resulting in material adverse effects on our operations and financial condition, which, in turn, could cause the value of our ordinary shares to significantly decline or become worthless.

Our business operations are principally in Hong Kong. Any adverse changes in the economic, political, legal and social conditions of Hong Kong may lead to an adverse impact on the demand for our services and may result in deteriorating financial performance of the Company.

Hong Kong is a special administrative region (SAR) of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, we cannot assure you that there will not be any political movements or large scale political unrest in Hong Kong, which may in turn adversely impact the market or lead to disruption of the general economic, political and social conditions in Hong Kong. If such unrest or movement persists for a substantial period of time, it may lead to such disruption, and our overall business, results of operations and financial condition may be adversely affected.

If there is any material adverse change in the general economic, political and legal developments in Hong Kong, our operations and financial position may be adversely affected.

The U.S. government’s new China-focused Outbound Investment Program may adversely affect our business, financial condition, and results of operations.

On October 28, 2024, the Office of Investment Security of the U.S. Department of the Treasury issued a final rule (the “Outbound Investment Rule”) to implement President Biden’s August 2023 Executive Order on Addressing United States Investments in Certain National Security Technologies and Products in Countries of Concern, which provided for the establishment of a new national security regulatory framework to control outbound investment from the United States in certain sensitive industry sectors in the People’s Republic of China, including Hong Kong and Macau. The Outbound Investment Rule became effective on January 2, 2025.

The Outbound Investment Rule imposes notification requirements and prohibitions on specified investments by U.S. persons in certain entities engaged in specified “Covered Activities” within three areas of technology: semiconductors and microelectronics, quantum information technologies, and artificial intelligence systems. Persons from “Countries of Concern” (which are defined in the Outbound Investment Rule to include entities with their principal place of business in China or that are controlled by Chinese citizens or the Chinese government, including through contractual arrangements, ownership of 50% or more of the entity’s voting power, equity interests, or voting power of the board) that are engaged in specified activities within these three technology sectors are defined as “Covered Foreign Persons.” Investments by U.S. persons subject to the Outbound Investment Rule that are defined as “Covered Transactions” include acquisitions of equity interests, certain debt financing, and joint ventures involving Covered Foreign Persons. The Outbound Investment Rule excludes some investments from the scope of Covered Transactions, including acquisitions of publicly traded securities. Notably, President Trump issued the America First Trade Policy Memorandum on February 20, 2025, which proposes to further expand the set of technologies of concern. These rules may limit our ability to engage in certain kinds of business operations; they may also limit our ability to raise capital from U.S. and other sources if we engage in the development of such technologies of concern. Continuing changes in both U.S. and non-U.S. jurisdictions to foreign investment laws and rules could adversely affect our strategic initiatives, financial performance, and growth prospects.

We do not consider ourselves to be a Covered Foreign Person and, therefore, we believe that this offering will not be subject to the Outbound Investment Rule’s prohibitions or notification requirements. However, we cannot foreclose the possibility that we will become a Covered Foreign Person in the future, including as a result of future regulatory changes. Even though following this offering, U.S. persons’ acquisitions of certain publicly traded securities (such as our ordinary shares) will be exempted from the scope of covered transactions under the Outbound Investment Rule, the Outbound Investment Rule could still limit our ability to raise capital or contingent equity capital from U.S. investors, thus our ability to raise such capital may be significantly and negatively affected, which could be detrimental to our business, financial condition and prospects.

Developments in U.S.-China relations, including any escalation of political or trade tensions, could negatively affect our business and the market for our ordinary shares.

We primarily conduct our business in Hong Kong, and we generate revenue from Taiwan while expanding our global presence. As a result, political and trade tensions between the U.S. and China, including those affecting Hong Kong and Taiwan, could adversely impact our business and the market for our ordinary shares.

In recent years, U.S.-China relations have become increasingly strained due to factors such as trade disputes, national security concerns, and regulatory actions, including sanctions, investment restrictions, and import bans; notably China’s enactment of national security legislation for Hong Kong, the United States’ enactment of the Hong Kong Autonomy Act, U.S. sanctions imposed on certain Chinese and Hong Kong officials has the wake of the PRC National People’s Congress’ decision on Hong Kong national security legislation and sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region. The U.S. and China have imposed retaliatory measures, creating uncertainty around potential future regulations or restrictions that could affect our operations or business relationships with key partners In addition, trade conflicts, including tariffs and protectionist policies, could also increase costs, reduce demand for our services, or limit our ability to operate in certain markets. Any escalation in tensions, new trade barriers, or regulatory measures could materially impact our business, financial performance, and the trading price of our ordinary shares. Recently, the U.S. has proposed to impose multiple rounds of tariffs on a wide range of goods imported from multiple countries, including China, and more rounds of additional tariff increase could be imposed as the trade tension between the two countries continues to heighten. In response, China and other countries have imposed or proposed additional tariffs on certain imports from the United States. U.S.-China trade relations remain volatile and uncertain. These and similar developments could mark a period of increased trade tensions and adversely impact the economic growth in China and globally and stock market sentiment, which could harm our business prospects and the trading price of our ordinary shares.

We face risks associated with our international operations, including unfavorable regulatory, political, trade, tax and labor conditions, which could harm our business.

We are subject to legal and regulatory requirements, political uncertainty and social, environmental and economic conditions in numerous jurisdictions, including markets in which we generate significant sales, over which we have little control and which are inherently unpredictable. Our operations in such jurisdictions create risks relating to conforming our products to regulatory and safety requirements; establishing, staffing and managing foreign business locations; attracting local customers; navigating foreign government taxes, regulations and permit requirements; enforceability of our contractual rights; trade restrictions, customs regulations, tariffs and price or exchange controls; and preferences in foreign nations for domestically manufactured products. For example, we monitor tax legislation changes on a global basis, including changes arising as a result of the Organization for Economic Cooperation and Development’s multi-jurisdictional plan of action to address base erosion and profit shifting. Such conditions may increase our costs, impact our ability to sell our products and require significant management attention, and may harm our business if we are unable to manage them effectively.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, export control and similar laws, and noncompliance with such laws can subject us to administrative, civil and criminal penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, export control and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act, or FCPA, the U.K. Bribery Act 2010, and other anti-corruption laws and regulations, and we face the risk of unintentional breaches or allegations of violating of these laws and regulations. These risks are heightened by the technical nature of many of these laws and regulations, and the rapidly changing regulatory climate. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient or entirely effective, and we cannot guarantee that our directors, officers, employees, representatives, consultants, agents, and business partners, for whom we may be held accountable, will fully comply. Any non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions or export control laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. We also cannot predict with certainty how these types of regulations will be interpreted or enforced, and the U.S. or other governments may impose additional measures that could impact our business in the future.

Certain countries, regions, or individual counterparties with which we trade or operate in, or may trade or operate in the future, may be or become the subject of economic sanctions of one or more countries that may have jurisdiction over all or portions of our operations. There is no assurance we will be successful in complying with these types of laws, including sanctions programs administered by the U.S. Department of Treasury’s Office of Foreign Asset Controls, or OFAC, His Majesty’s Treasury of the United Kingdom, the European Union and its member states, and others. The number of authorities imposing these types of sanctions has grown in recent years and the complexity of the sanctions regimes has increased, making compliance with them more onerous and uncertain. Any violation of economic sanctions, or even an alleged or suspected violation, could harm our reputation and cause financial institutions or other counterparties to refuse to do business with us, which may negatively affect our business, our results of operations, or the trading price of the ordinary shares. In addition, changes in economic sanctions laws in the future could also adversely impact our business and investments in the ordinary shares.

Although we are based in Hong Kong, if we should become subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed China-based companies, we may have to expend significant resources to investigate and/or defend the allegations, which could harm our Hong Kong operating subsidiary’s business operations, this offering and our reputation, and could result in a loss of your investment in our ordinary shares if such allegations cannot be addressed and resolved favorably.

During the last several years, U.S. listed public companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators and regulatory agencies. Much of the scrutiny has centered on financial and accounting irregularities and mistakes, lack of effective internal controls over financial reporting and, in many cases, allegations of fraud. As a result of this scrutiny, the publicly traded stock of many U.S.-listed Chinese companies that have been the subject of such scrutiny has sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and/or SEC enforcement actions that are conducting internal and/or external investigations into the allegations.

Although our subsidiaries are based in Hong Kong, if we should become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and/or defend the Company. Such investigations or allegations would be costly and time-consuming and likely would distract our management from our normal business and could result in our reputation being harmed. The price of our ordinary shares could decline because of such allegations, even if the allegations are false.

Although the audit report of KIKA and Wintergreen, respectively, included in this prospectus is prepared by U.S. auditors who are currently inspected by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in Wintergreen ordinary shares, and subsequently New KIKA ordinary shares after the consummation of the Business Combination may be prohibited under the HFCAA if the SEC subsequently determines the audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities.

The HFCAA was enacted on December 18, 2020. The HFCAA states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit the company’s shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above.

Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which became law on December 29, 2022 and amends the HFCAA and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, reduces the time before our Shares may be prohibited from trading or delisted.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA, which took effect on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, PCAOB announced the PCAOB HFCAA determinations (the “PCAOB determinations”) relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in the PRC and dependency of the PRC, because of a position taken by one or more authorities in the PRC. The PCAOB made its determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCAA. The report further listed in its Appendix A and Appendix B, Registered Public Accounting Firms Subject to Mainland China Determination and Registered Public Accounting Firms Subject to the Hong Kong Determination, respectively.

KIKA’s auditor, HTL International LLC, is headquartered in Houston Texas, and Wintergreen’s auditor, ZH CPA, is headquartered in Denver, Colorado, and are each not subject to the PCAOB determination.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the CSRC and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in the PRC, as required under U.S. law. The Agreement remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the SOP Agreement disclosed by the SEC, the PCAOB shall have sole discretion to select any audit firms for inspection or investigation and the PCAOB inspectors and investigators shall have a right to see all audit documentation without redaction. According to the PCAOB, its December 2021 determinations under the HFCAA remain in effect. The PCAOB is required to reassess these determinations by the end of 2022. Under the PCAOB’s rules, a reassessment of a determination under the HFCAA may result in the PCAOB reaffirming, modifying or vacating the determination.

On December 15, 2022, PCAOB announced that it was able to secure complete access to inspect and investigate audit firms in the PRC for the first time in history, and released the 2022 HFCAA Determination Report (the “Report”). The Report states that PCAOB (1) is able to select engagements, audit areas, and potential violations to be reviewed or investigated; (2) has timely access to, and the ability to retain and use, any document or information that PCAOB considers relevant to an inspection or investigation; and (3) is able to conduct inspections and investigations in a manner consistent with the provisions of HFCAA and the rules of PCAOB, as interpreted and applied by PCAOB. The Report concludes that, consistent with the HFCAA, PCAOB is able to inspect and investigate completely firms headquartered in the PRC and Hong Kong. However, the PCAOB didn’t exclude the possibility of losing complete access again and made clear that, if in the future it determines it no longer can inspect or investigate completely because of a position taken by any PRC authorities, it will act expeditiously according to the HFCAA.

KIKA’s auditor, HTL International, LLC, and Wintergreen’s auditor ZH CPA, LLC, the independent registered public accounting firms that issues the audit report included elsewhere in this prospectus, are respectively firms headquartered in Houston, Texas, and Denver, Colorado, and are each registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Therefore, we believe that, as of the date of this prospectus, our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. However, the recent developments would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would not apply additional and\or more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, the adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is also actively assessing how best to implement other requirements of the HFCAA, including the identification process and the trading prohibition requirements, and is preparing a consolidated proposal for the rules regarding the implementation of the HFCAA and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation, in addition to the requirements of the HFCAA, are uncertain. Such uncertainty could cause the market price of our Shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the U.S. national securities exchange earlier than would be required by the HFCAA. If it were determined that the PCAOB is unable to inspect or investigate our auditor completely, the trading in our Shares would be prohibited, and as a result, Nasdaq might determine to delist our Shares. If our Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Shares.

Risks Relating to an Investment in New KIKA’s Ordinary Shares

Certain judgments obtained against us by New KIKA’s shareholders may not be enforceable.

New KIKA is an exempted company incorporated under the laws of the Cayman Islands. New KIKA conduct all of New KIKA’s operations outside of the United States. Most of New KIKA’s assets are located in Hong Kong SAR, outside of the United States. In addition, all of New KIKA’s senior executive officers reside within Hong Kong for a significant portion of the time and are not U.S. nationals. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of Hong Kong may render you unable to enforce a judgment against New KIKA’s assets or the assets of New KIKA’s directors and officers.

New KIKA’s Key Projected Financial Metrics are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future market and changes in regulations. As a result, New KIKA’s projected revenues, market share, expenses and profitability may differ materially from its expectations.

New KIKA operates in a rapidly evolving and highly competitive industry and its Key Projected Financial Metrics are subject to the risks and assumptions made by management with respect to this industry. Operating results are difficult to forecast because they generally depend on New KIKA’s assessment of factors that are inherently beyond its control and impossible to predict with certainty, such as the development and commercialization of new business.

Additionally, New KIKA’s business is dependent on, among other things, attracting new customers, developing and marketing new products, brand protection and employee retention, many of which may be difficult to predict. This may result in decreased projected revenue levels, and New KIKA may be unable to adopt timely measures to compensate for any shortcomings in revenue and/or operating profitability. This inability could cause New KIKA’s operating results in a given period to be higher or lower than budgeted.

If a public market for New KIKA’s ordinary shares does not develop, investors may not be able to re-sell their ordinary shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment.

Even if New KIKA are successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their ordinary shares. If a public market for New KIKA’s ordinary shares does not develop, investors may not be able to re-sell their ordinary shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. New KIKA cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. The trading price of and demand for the ordinary shares of us and the development and continued existence of a market and favorable price for the ordinary shares of us will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of us, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the ordinary shares of us to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the ordinary shares of us. Many of these factors and conditions are beyond the control of us or New KIKA’s shareholders.

New KIKA may be unable to obtain additional financing to fund its operations or growth.

New KIKA may require additional financing to fund its operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of New KIKA. None of New KIKA’s officers, directors or shareholders is required to provide any financing to New KIKA in connection with or after the business combination.

New KIKA may be subject to securities litigation, which is expensive and could divert management attention.

The market price of New KIKA’s ordinary shares may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New KIKA may be the target of this type of litigation in the future. Securities litigation against New KIKA could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm New KIKA’s business.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about New KIKA or its business, its ordinary shares price and trading volume could decline.

The trading market for New KIKA’s ordinary shares will depend in part on the research and reports that securities or industry analysts publish about New KIKA or its business. Securities and industry analysts do not currently, and may never, publish research on New KIKA. If no securities or industry analysts commence coverage of New KIKA, the trading price for its ordinary shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover New KIKA downgrade its securities or publish inaccurate or unfavorable research about its business, its stock price would likely decline. If one or more of these analysts cease coverage of New KIKA or fail to publish reports on New KIKA, demand for its ordinary shares could decrease, which might cause its ordinary share price and trading volume to decline.

If New KIKA cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, New KIKA’s securities may not be listed or may be delisted, which could negatively impact the price of its securities and your ability to sell them.

New KIKA will seek to have its securities approved for listing on the Nasdaq Capital Market. New KIKA cannot assure you that it will be able to meet the initial listing requirement including shareholders’ equity, minimum share price, minimum market value of publicly held shares, 300 round lot shareholders and various additional requirements in order to obtain approval to list on the Nasdaq Capital Market. Even if New KIKA’s securities are listed on Nasdaq, it cannot assure you that its securities will continue to be listed on Nasdaq.

In addition, in order to maintain its listing on Nasdaq, New KIKA will be required to comply with certain rules of Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, 300 round lot shareholders and various additional requirements. Even if New KIKA initially meets the listing requirements and other applicable rules of Nasdaq, New KIKA may not be able to continue to satisfy these requirements and applicable rules. If New KIKA is unable to satisfy Nasdaq criteria for maintaining its listing, its securities could be subject to delisting.

If Nasdaq does not list New KIKA’s securities, or subsequently delists its securities from trading, New KIKA could face significant consequences, including:

●	a limited availability for market quotations for its securities;

●	reduced liquidity with respect to New KIKA’s securities;

●	a determination that its ordinary shares is a “penny stock,” which will require brokers trading in New KIKA’s ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New KIKA’s ordinary shares;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because New KIKA is incorporated under Cayman Islands law.

New KIKA is an exempted company incorporated under the laws of the Cayman Islands. New KIKA’s corporate affairs will be governed by its second amended memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against New KIKA’s directors, actions by New KIKA’s minority shareholders and the fiduciary duties of New KIKA’s directors to New KIKA under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of New KIKA’s shareholders and the fiduciary duties of New KIKA’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standings to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like New KIKA have no general rights under Cayman Islands law to inspect corporate records (save for New KIKA’s memorandum and articles of association, register of mortgages and charges and any special resolutions of New KIKA’s shareholders) or to obtain copies of lists of shareholders of these companies. New KIKA’s directors have discretion under its articles of association that will become effective immediately prior to completion of the Business Combination to determine whether or not, and under what conditions, its corporate records may be inspected by its shareholders, but are not obliged to make them available to its shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, New KIKA’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by New KIKA’s management, users of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against New KIKA or its management named in the proxy statement based on foreign laws.

New KIKA is an exempted company incorporated under the laws of the Cayman Islands. New KIKA conducts substantially all of its operations in Hong Kong, and substantially all of New KIKA’s assets are located in Hong Kong. In addition, all of New KIKA’s senior executive officers reside outside of the U.S. As a result, it may be difficult for New KIKA’s shareholders to effect service of process upon New KIKA or such persons inside or outside the U.S.

Furthermore, neither Hong Kong, being a Special Administrative Region of the PRC, nor the PRC has entered into treaties with the Cayman Islands or the U.S. providing for the reciprocal recognition and enforcement of judgments in civil or commercial matters. While Hong Kong, as a Special Administrative Region of the PRC, operates under a separate common law system and may recognize certain foreign judgments on a case-by-case basis, enforcement in Hong Kong or the PRC of judgments from a Cayman Islands court (or U.S. courts) generally requires a new action or re-litigation in the local courts, subject to grounds for refusal such as public policy or lack of reciprocity. Therefore, recognition and enforcement in Hong Kong or the PRC of a judgment from a Cayman Islands court (or a U.S. court) in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect New KIKA’s business, investments and results of operations.

New KIKA is subject to laws, regulations and rules enacted by national, regional and local governments and the Nasdaq. In particular, New KIKA is required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on New KIKA’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on New KIKA’s business and results of operations.

Future changes to tax laws could adversely affect New KIKA.

Government agencies in jurisdictions where New KIKA and its affiliates will do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the countries in which New KIKA and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect New KIKA and its affiliates.

New KIKA is an emerging growth company within the meaning of the Securities Act, and if New KIKA takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make New KIKA’s securities less attractive to investors and may make it more difficult to compare New KIKA’s performance with other public companies.

New KIKA is an emerging growth company within the meaning of the Securities Act, as modified by the JOBS Act, and New KIKA may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in New KIKA periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, New KIKA’s shareholders may not have access to certain information they may deem important.

Further, Section102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. New KIKA has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, New KIKA, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New KIKA’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

As a foreign private issuer, New KIKA will be exempt from certain U.S. securities laws and Nasdaq corporate governance requirements applicable to U.S. domestic public companies, which may result in less publicly available information about New KIKA than is available for U.S. domestic issuers and may afford shareholders fewer protections.

Following the consummation of the Business Combination, New KIKA expects to qualify as a “foreign private issuer” under the rules of the U.S. Securities and Exchange Commission (SEC) and intends to make such a determination as soon as practicable. As a foreign private issuer, New KIKA will be exempt from certain provisions of the Securities Exchange Act of 1934, as amended (the Exchange Act), that apply to U.S. domestic public companies, including:

●	the requirement to file quarterly reports on Form 10-Q and current reports on Form 8-K; instead, New KIKA will file annual reports on Form 20-F and furnish reports on Form 6-K;

●	certain proxy solicitation rules under Section 14 of the Exchange Act (including the requirement to provide detailed proxy statements in many circumstances); and

●	the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act applicable to officers, directors, and 10% shareholders.

In addition, as a foreign private issuer, New KIKA will be permitted to follow home-country (Cayman Islands) corporate governance practices in lieu of certain Nasdaq listing requirements, subject to specific disclosures.

As a result of these exemptions, there may be less timely and comprehensive public information available concerning New KIKA than would be the case if New KIKA were a U.S. domestic issuer. Shareholders may also receive less detailed or different disclosures regarding executive compensation, shareholder meetings, and related-party transactions, and may have fewer protections under U.S. securities laws and Nasdaq rules than they would if New KIKA were a U.S. domestic public company.

As a foreign private issuer, New KIKA will be permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if New KIKA complied fully with corporate governance listing standards.

As a foreign private issuer, New KIKA are permitted to take advantage of certain provisions in the Nasdaq listing standards that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. Currently, New KIKA do not intend to rely on home country practice with respect to New KIKA’s corporate governance after New KIKA complete with this Business combination. However, if New KIKA choose to follow home country practice in the future, New KIKA’s shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

Risks RelatING to New KIKA’s ordinary shares and Organizational Structure

The price of New KIKA’s ordinary shares likely will be volatile like the shares of other early-stage companies.

The stock markets in general and the markets for early-stage shares have experienced extreme volatility. The market for the ordinary shares of smaller companies such as ours is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will be more volatile than the shares of such larger, more established companies for the indefinite future.

In addition to the factors discussed in this “Risk Factors” section, price declines in our ordinary shares could also result from general market and economic conditions and a variety of other factors, including:

●	adverse actions taken by regulatory agencies with respect to our products;

●	announcements of technological innovations, patents or new products by our competitors;

●	regulatory developments in the United States and foreign countries;

●	any lawsuit involving us or our product candidates;

●	announcements concerning our competitors, or the industry in which we compete in general;

●	developments concerning any strategic alliances or acquisitions we may enter into;

●	actual or anticipated variations in our operating results;

●	changes in recommendations by securities analysts or lack of analyst coverage;

●	deviations in our operating results from the estimates of analysts;

●	our inability, or the perception by investors that we will be unable, to continue to meet all applicable requirements for continued listing of our ordinary shares on the Nasdaq Capital Market, and the possible delisting of our ordinary shares;

●	sales of our ordinary shares by our executive officers, directors and principal Shareholders or sales of substantial amounts of Ordinary Share; and

●	loss of any of our key management personnel.

In the past, following periods of volatility in the market price of a particular company’s securities, litigation has often been brought against that company. Any such lawsuit could consume resources and management time and attention, which could adversely affect our business.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement, or the date on which our Shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New KIKA’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for KIKA’s securities. Accordingly, the valuation ascribed to KIKA’s ordinary shares in the Business Combination may not be indicative of the actual price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline, which could have a material adverse effect on your investment in our securities.

Factors affecting the trading price of the post-combination company’s securities following the Business Combination may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	speculation in the press or investment community;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning the post-combination company or the market in general;

●	operating and share price performance of other companies that investors deem comparable to the post-combination company;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving the post-combination company;

●	changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our securities available for public sale;

●	any major change in our Board or management;

●	sales of substantial amounts of ordinary shares by our directors, officers or significant Shareholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New KIKA securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these shares, and of our securities, may not be predictable. A loss of investor confidence in the market for the shares of other companies that investors perceive to be similar to the post-combination company could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If securities or industry analysts do not publish research or publish unfavorable research about New KIKA’s business, our share price and trading volume could decline.

The trading market for our securities will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the company. Because the Business Combination will result in KIKA being acquired by a special purpose acquisition company (“SPAC”), research coverage from industry analysts may be limited. If no securities or industry analysts commence coverage of our company, our share price and trading volume could be negatively impacted.

If any of the analysts who may cover the company change their recommendation regarding our share adversely, provide more favorable relative recommendations about our competitors or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If any analyst who may cover us ceases coverage of us or fails to publish reports on us regularly, demand for our share could decrease, which could cause our share price and trading volume to decline.

There are many large companies active in the Martech and Software Development service industry, which makes it more difficult for us to receive widespread coverage. Furthermore, if one or more of the analysts who do cover us downgrade our shares, its price would likely decline. If one or more of these analysts cease coverage of us, we could lose market visibility, which in turn could cause the price of our securities to decline.

New KIKA may fail to realize any or all of the anticipated benefits of the Business Combination.

The success of the Business Combination will depend, in part, on our ability to successfully manage and deploy the cash received upon the consummation of the Business Combination. Although we intend to use the cash received upon the consummation of the Business Combination for the continued development of our product candidates, there can be no assurance that we will be able to achieve our intended objectives.

New KIKA has broad discretion in the use of our existing cash, cash equivalents and the net proceeds from the Business Combination and may not use them effectively.

Our management will have broad discretion in the application of our existing cash, cash equivalents and the net proceeds from the Business Combination, and you will not have the opportunity as part of your investment decision to assess whether such proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of our existing cash, cash equivalents and the net proceeds from the Business Combination, their ultimate use may vary substantially from their currently intended use. Our management might not apply our cash resources in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest our cash resources in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our Shareholders.

KIKA has never paid dividends on its ordinary shares, and New KIKA does not anticipate paying any cash dividends on our ordinary shares in the foreseeable future.

KIKA have never declared or paid cash dividends on its ordinary shares; New KIKA does not anticipate paying any cash dividends on its ordinary shares in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our ordinary shares will be our Shareholders’ sole source of gain for the foreseeable future.

Sales of a substantial number of New KIKA securities in the public market by our existing shareholders could cause our share price to decline.

After the consummation of the Business Combination, there may be sales of a substantial number of New KIKA securities in the public market or the perception that these sales might occur, could depress the market price of our securities and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our securities.

The Wintergreen rights agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by current holders of our rights, which could limit the ability of current right holders to obtain a favorable judicial forum for disputes with our company.

For the avoidance of doubt, this exclusive forum provision applies solely to the current holders of Wintergreen rights with respect to claims arising under the rights agreement. Following the consummation of the Business Combination, when all outstanding Wintergreen rights convert into New KIKA ordinary shares, the shareholders of New KIKA will not be subject to this provision. As a result, post-merger shareholders will be subject to the default jurisdictional and venue rules under applicable law. Please refer to the section titled “Enforceability of Civil Liabilities” beginning on page 216 for a detailed discussion.

The Wintergreen rights agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the rights agreement including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the rights agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our rights shall be deemed to have notice of and to have consented to the forum provisions in the rights agreement. If any action, the subject matter of which is within the scope the forum provisions of the rights agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our rights, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such right holder in any such enforcement action by service upon such right holder’s counsel in the foreign action as agent for such right holder.

This choice-of-forum provision may limit a right holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the right agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board of Directors.

New KIKA will have a controlling Shareholder whose interests may differ from those of its public Shareholders.

Upon the closing of the Business Combination, assuming maximum redemption of 5,595,000 Ordinary Shares, UHAP Technology Ltd and WUYUE INVESTMENT LTD (the current shareholders of KIKA) will control approximately 76% of the voting power of New KIKA’s ordinary shares; the ultimate beneficial owner of the above shares is Chanyaphak Buariew. This shareholder, for such period of time, will have significant influence over corporate management and affairs, as well as matters requiring Shareholder approval, and he will be able to, subject to applicable law, participate in the election of the members of the board of directors and actions to be taken by it, including amendments to the Amended and Restated Memorandum and Articles of Association (assuming it is approved by the Shareholders) and approval of significant corporate transactions, including mergers and sales of substantially all of its assets. The directors so elected will have the authority, subject to applicable rules and regulations, to issue additional share, implement share repurchase programs, declare dividends and make other decisions. It is possible that the interests of this Shareholder may in some circumstances conflict with the Company’s interests and the interests of its other Shareholders. This could influence his decisions, including with regard to whether and when to dispose of assets and whether and when to incur new or refinance existing indebtedness. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any future challenges by any taxing authorities to the Company’s tax reporting positions may take into consideration this Shareholder’s tax or other considerations, which may differ from the Company’s considerations or those of its other Shareholders.

If New KIKA meets the definition of a “controlled company” under the rules of the Nasdaq Listing Rule, it may choose to exempt from certain corporate governance requirements that could have an adverse effect on the public shareholders.

Upon consummation of the Business Combination, Chanyaphak Buariew, through her ownership of UHAP Technology Ltd and Wuyue Investment Ltd, will likely become New KIKA’s controlling shareholder. Through these entities, Ms. Buariewis expected to own a majority of the voting power of New KIKA in most redemption scenarios, as illustrated in the table below:

	0% Redemption(1)	25% Redemption(2)	50% Redemption(3)	75% Redemption(4)	100% Redemption(5)
	Shares %	Shares %	Shares %	Shares %	Shares %
Wintergreen Public Shareholders	5,595,000	4,196,250	2,797,500	1,398,750	0
	34.8%	28.6%	21.1%	11.8%	0.0%
Insiders/Sponsor	1,684,359	1,684,359	1,684,359	1,684,359	1,684,359
	10.4%	11.4%	12.7%	14.2%	16.1%
Underwriter	111,900	111,900	111,900	111,900	111,900
	0.7%	0.8%	0.8%	0.9%	1.0%
KIKA Shareholders	7,980,050	7,980,050	7,980,050	7,980,050	7,980,050
	49.7%	54.4%	60.1%	67.2%	76.2%
Public Shareholders’ Rights as Converted(6)	699,375	699,375	699,375	699,375	699,375
	4.4%	4.8%	5.3%	5.9%	6.7%
Total	16,070,684	14,671,934	13,273,184	11,874,434	10,475,684
	100.0%	100.0%	100.0%	100.0%	100.0%

In the event that public shareholder redemptions exceed approximately 3% of the outstanding public shares (i.e., in the 25%, 50%, 75%, and 100% redemption scenarios above), the former KIKA shareholders will own more than 50% of the combined voting power of New KIKA. In such circumstances, New KIKA would qualify as a “controlled company” under Nasdaq Listing Rule 5615(c).

As a controlled company, New KIKA would be permitted to elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

●	a majority of the board of directors consist of independent directors;

●	the compensation of officers be determined, or recommended to the board for determination, by a majority of the independent directors or by a compensation committee comprised solely of independent directors; and

●	director nominees be selected, or recommended for the board’s selection, by a majority of the independent directors or by a nominating committee comprised solely of independent directors.

Although New KIKA currently intends to comply with these governance standards, it may in the future elect to rely on one or more of the controlled-company exemptions. If New KIKA does so, you would not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements. New KIKA’s status as a controlled company, and any future decision to avail itself of these exemptions, could make its ordinary shares less attractive to certain investors and may adversely affect the trading price of New KIKA ordinary shares.

KIKA’s management will be required to devote substantial time to maintaining and improving its internal controls over financial reporting and the requirements of being a public company which may, among other things, strain its resources, divert management’s attention and affect its ability to accurately report its financial results and prevent fraud.

Historically, KIKA has operated as a private company. Following the Business Combination, New KIKA will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules of the Nasdaq Capital Market. The Sarbanes-Oxley Act requires, among other things, that a company maintain effective disclosure controls and procedures (“DCP”) and internal controls over financial reporting (“ICFR”). KIKA’s management and other personnel, who will be managing New KIKA after completion of the Business Combination, have limited experience operating as a public company, which may result in operational inefficiencies or errors, or a failure to improve or maintain effective ICFR and DCP necessary to ensure timely and accurate reporting of operational and financial results. KIKA’s existing management team will need to devote a substantial amount of time to these compliance initiatives and may need to add personnel in areas such as accounting, financial reporting, investor relations and legal in connection with operations as a public company. Ensuring that the combined company has adequate internal financial and accounting controls and procedures in place is a costly and time-consuming effort that needs to be re-evaluated frequently. The combined company’s compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention.

Pursuant to Sections 302 and 404 of the Sarbanes-Oxley Act (“Section 404”), the combined company will be required to furnish certain certifications and reports by its management on its ICFR, which, after it is no longer an emerging growth company and if it becomes an accelerated or large accelerated filer under SEC rules, must be accompanied by an attestation report on ICFR issued by its independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, the combined company will document and evaluate its ICFR, which is both costly and challenging. Implementing any appropriate changes to its internal controls may require specific compliance training for the combined company’s directors, officers and employees, entail substantial costs to modify its existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of its ICFR, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase its operating costs and could materially impair its ability to operate its business. Moreover, effective internal controls are necessary for the combined company to produce reliable and timely financial reports and are important to help prevent fraud. Any failure by the combined company to file its periodic reports in a timely manner may cause investors to lose confidence in its reported financial information and may lead to a decline in the price of our Ordinary Share.

In accordance with Nasdaq Capital Market rules, the majority of the directors of a company that has securities quoted on Nasdaq must be directors that are “independent” under those rules. There is an exemption for “controlled companies”, companies that are majority owned by one person or group. Although the combined company immediately after the Business Combination will be a controlled company, KIKA has stated that it does intend to rely on these exemptions. However, were it to rely on that exemption and the combined company ceases to be a “controlled company” under the Nasdaq Stock Market listing requirements, it will be required to maintain a majority of independent members of the Board of Directors. The various rules and regulations applicable to public companies make it more difficult and more expensive to maintain directors’ and officers’ liability insurance, and the combined company may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If the combined company is unable to maintain adequate directors’ and officers’ insurance, its ability to recruit and retain qualified officers and directors will be significantly curtailed.

New KIKA will need to grow the size of its organization and may experience difficulties in managing this growth.

As New KIKA’s expansion plans and strategies develop, and as it transitions into operating as part of a public company, it expects it will need additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

●	identifying, recruiting, compensating, integrating, maintaining and motivating additional employees;

●	coping with demands on management related to the increased size of its business;

●	assimilating different corporate cultures and business practices;

●	converting other entities’ books and records and conforming their practices to ours;

●	integrating operating, accounting and information technology systems of other entities with ours and in maintaining uniform procedures, policies and standards, such as internal accounting controls; and

●	improving KIKA’s operational, financial and management controls, reporting systems and procedures.

KIKA’s future financial performance and its ability to expand its business will depend, in part, on its ability to effectively manage any future growth, and KIKA’s management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

If KIKA is not able to effectively expand its organization by hiring new employees and expanding its groups of consultants and contractors, KIKA may not be able to successfully implement the tasks necessary to further develop and commercialize its product candidates and, accordingly, may not achieve its expansion goals.

We are an “emerging growth company,” and we cannot be certain that the reduced disclosure requirements applicable to “emerging growth companies” will not make our securities less attractive to investors.

We are an “emerging growth company,” as defined under the JOBS Act and will continue to be after the Business Combination is completed. For so long as we are an emerging growth company, we intend to take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and Shareholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years from the end of our most recently completed fiscal year, although we may lose such status earlier, depending on the occurrence of certain events, including when we have generated total annual gross revenue of at least $1.235 billion or when we are deemed to be a “large accelerated filer” under the Exchange Act, which means that the market value of our Ordinary Share that is held by non-affiliates exceeds $700 million as of December 31 of the prior year, or when we have issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

We cannot predict if investors will not find our securities less attractive or our company less comparable to certain other public companies because we rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities, and our share price may be more volatile.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

As a “smaller reporting company” we are permitted to provide less disclosure than larger public companies which may make our securities less attractive to investors.

We are currently a “smaller reporting company,” as defined by Rule 12b-2 of the Exchange Act and will continue to be one immediately after the Business Combination. As a smaller reporting company, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects which may result in less investor confidence. Investors may find our securities less attractive as a result of our smaller reporting company status. If some investors find our securities less attractive, there may be a less active trading market for our securities and our share price may be more volatile.

EXTRAORDINARY GENERAL MEETING OF WINTERGREEN SHAREHOLDERS

References in this section to the “Company,” “Wintergreen,” “our,” “us” or “we” refer to Wintergreen Acquisition Corp only.

General

We are furnishing this proxy statement to the Wintergreen shareholders as part of the solicitation of proxies by our Board of Directors for use at the extraordinary general meeting of Wintergreen shareholders to be held on [●], 2026 and at any adjournment or postponement thereof. This proxy statement is first being furnished to our shareholders on or about [●], 2026 in connection with the vote on the following proposals: (i) the Business Combination Proposal, (ii) the Name Change Proposal, (iii) the Nasdaq Proposal, (iv) the Charter Amendment Proposal, (v) the Director Election Proposal, and (vi) the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

The extraordinary general meeting of Wintergreen shareholders will be held in person only on [●], 2026 at 10 a.m. (Beijing time) at Wintergreen’s headquarters located at:

Room 8326, Block B

Hongxiang Cultural and Creative Industrial Park

90 Jiukeshu West Road

Tongzhou District, Beijing, PRC

The record date for the extraordinary general meeting is July 24, 2026. Only shareholders of record at the close of business on that date may attend and vote at the extraordinary general meeting or any adjournment thereof.

A complete list of shareholders of record entitled to vote at the extraordinary general meeting will be available for inspection at the above address during ordinary business hours for the ten days prior to the meeting, for any purpose germane to the meeting. Shareholders may contact Wintergreen’s corporate secretary at the above address or by telephone at +86 136 5237 1477 to arrange inspection of the list.

Purpose of the Extraordinary General Meeting of Wintergreen shareholders

At the extraordinary general meeting of shareholders, we are asking holders of Wintergreen Shares to consider and, if thought fit, approve the following items of business:

1.	To approve, as an ordinary resolution, the Merger Agreement, a copy of which is attached herein as Annex A, and the transactions contemplated therein. This proposal is referred to as the “Business Combination Proposal” or “Proposal No. 1.”

2.	To approve, as a special resolution, (i) the change of name by Wintergreen from “Wintergreen II Acquisition Corp.” to “KIKA Inc.” or other name as the Board of Directors of Wintergreen may determine and agree with KIKA upon the consummation of the Business Combination, subject to and conditional upon the necessary approval of the Registrar of Companies of the Cayman Islands, and (ii) the registered office provider and directors of the Company be authorized to undertake all such matters and actions, as may be required to give effect to this resolution. This proposal is referred to as the “Name Change Proposal” or “Proposal No. 2.”

3.	To approve, as an ordinary resolution, for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of Wintergreen ordinary shares in a private placement in connection with the Business Combination. This proposal is referred to as the “Nasdaq Proposal” or “Proposal No. 3.”

4.	To approve, as a special resolution, the adoption of the Second Amended and Restated Memorandum and Articles of Association, substantially in the form attached herein as Annex B, in substitution for and to the exclusion of, the existing Amended and Restated Memorandum and Articles of Association of the Company, effective from the completion of the Business Combination to reflect the Name Change Proposal and removing or amending those provisions which terminate or otherwise cease to be applicable following the consummation of the Business Combination. This proposal is referred to as the “Charter Amendment Proposal” or “Proposal No. 4.”

5.	To approve, as an ordinary resolution, the election of each of Tony Han, Maggie Huang, Weiming Tan Xiangxiang Wei and Ru Ding to serve as directors on the board of directors of New KIKA upon the consummation of the Business Combination. This proposal is referred to as the “Director Election Proposal” or “Proposal No. 5.”

6.	To approve, as an ordinary resolution, the adjournment of the extraordinary general meeting, if necessary or advisable, in the event Wintergreen does not receive the requisite shareholder vote to approve one or more proposals presented to shareholders for vote. This proposal is called the “Adjournment Proposal” or “Proposal No. 6.”

Recommendation of the Wintergreen Board of Directors to shareholders

After careful consideration of the terms and conditions of the Merger Agreement, the Board of Directors of Wintergreen has determined that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of Wintergreen and its shareholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board of Directors of Wintergreen reviewed various industry and financial data and the due diligence and evaluation materials provided by KIKA, including financial information related to its current operations and business plan and its potential future expansion. Wintergreen’s Board of Directors recommends that Wintergreen shareholders vote:

●	FOR Proposal No. 1, the Business Combination Proposal;

●	FOR Proposal No. 2, the Name Change Proposal;

●	FOR Proposal No. 3, the Nasdaq Proposal;

●	FOR Proposal No. 4, the Charter Amendment Proposal;

●	FOR Proposal No. 5, the Director Election Proposal; and

●	FOR Proposal No. 6, the Adjournment Proposal.

Wintergreen’s Board of Directors have interests that may be different from or in addition to your interests as a shareholder. See “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement for further information.

Record Date; Who Is Entitled to Vote

We have fixed the close of business on July 24, 2026, as the “record date” for determining those Wintergreen shareholders entitled to notice of and to vote at the extraordinary general meeting. As of the close of business on the record date, there were 7,303,575 Wintergreen ordinary shares issued and outstanding and entitled to vote. Each holder of Wintergreen ordinary shares is entitled to one vote per share on each of the Proposals described herein.

As of the Record Date, Wintergreen’s Sponsor, either directly or beneficially, owned and were entitled to vote 1,652,625 Ordinary Shares, or approximately 23% of Wintergreen’s issued and outstanding ordinary shares. With respect to the Business Combination, Wintergreen’s Sponsor has agreed to vote their respective founder shares and Wintergreen private shares owned by them in favor of the Business Combination Proposal and the other Proposals.

Quorum and Required Vote for shareholder Proposals

A quorum of Wintergreen shareholders is necessary to hold a valid meeting. The presence in person or by proxy of one or more holders of at least a majority of the outstanding Wintergreen Ordinary Shares entitled to vote at the extraordinary general meeting is necessary to constitute a quorum at the extraordinary general meeting. A shareholder’s failure to vote by proxy or to vote in person at the extraordinary general meeting (which would include voting at the virtual extraordinary general meeting) will not be counted towards the number of Wintergreen ordinary shares required to validly establish a quorum. Shareholders of record who participate in the extraordinary general meeting in person or by proxy, will be counted as present for purposes of determining whether a quorum exists. If you are a beneficial owner (as defined below) of Wintergreen ordinary shares and you do not instruct your bank, broker or other nominee how to vote your shares on any of the proposals (also referred to as broker non-votes), your shares will not be counted as present at the extraordinary general meeting for purposes of determining whether a quorum exists.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal (Proposals 1, 3, 5, and 6) will each require an ordinary resolution, being a resolution passed by a simple majority of the votes by the shareholder of the Company as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for these proposals.

The approval of the Name Change Proposal and Charter Amendment Proposal (Proposals 2 and 4) will each require a special resolution, being a resolution passed by a majority of at least two-thirds of the votes by the shareholders of the Company as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for this proposal.

Our Board unanimously recommends that you vote “FOR” each of these proposals and “FOR” each of the director nominees.

Voting Your Shares — shareholders of Record

If you are a shareholder of record, you may vote by mail, online via your control number, or at the extraordinary general meeting. Each Wintergreen ordinary share that you own in your name entitles you to one vote on each of the Proposals on which you are entitled to vote at the extraordinary general meeting. Your one or more proxy cards show the number of Wintergreen ordinary shares that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the extraordinary general meeting so that your shares will be voted if you are unable to attend the extraordinary general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Ordinary Share will be voted as recommended by our Board. Our Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Director Election Proposal, and “FOR” the Adjournment Proposal. To ensure that votes submitted by mail are counted, votes submitted by mail must be received by [●] a.m., Eastern time, on [●], 2026, being 2 business days before the extraordinary general meeting.

Voting at the Extraordinary General Meeting. If you attend the extraordinary general meeting, you may also submit your vote at the extraordinary general meeting, in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the extraordinary general meeting.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS). IN ORDER TO REDEEM YOUR SHARES, YOU MUST CONTINUE TO OWN YOUR SHARES AT THE TIME YOU TENDER YOUR SHARES TO OUR TRANSFER AGENT EITHER PHYSICALLY(BY DELIVERY OF A DULY EXECUTED INSTRUMENT OF TRANSFER IN FAVOUR OF THE COMPANY, ACCOMPANIED BY THE RELEVANT SHARE CERTIFICATE FOR SUCH WINTERGREEN SHARES) OR ELECTRONICALLY USING THE DTC’S DWAC SYSTEM AT LEAST TWO BUSINESS DAYS PRIOR TO THE DATE OF THE EXTRAORDINARY GENERAL MEETING. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO ELECTRONICALLY TRANSFER YOUR SHARES TO THE DTC ACCOUNT OF OUR TRANSFER AGENT, AT LEAST TWO (2) DAYS PRIOR TO THE DATE OF THE EXTRAORDINARY GENERAL MEETING.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	if you are a record holder, you may notify our corporate secretary in writing before the extraordinary general meeting that you have revoked your proxy at Wintergreen Acquisition Corp., Room 8326, Block B, Hongxiang Cultural and Creative Industrial Park, 90 Jiukeshu West Road, Tongzhou District, Beijing, China, Attn: Chief Financial Officer; or our solicitation agent,

Transhare Corporation

17755 North US Highway 19, Suite 140,

Clearwater, FL 33764

●	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares?

If you have any questions about how to vote or direct a vote in respect of your Ordinary Share, you may call our proxy processor at (303) 662-1112.

No Additional Matters May Be Presented at the Extraordinary General Meeting

This extraordinary general meeting has been called only to consider the approval of the Business Combination and the other proposals stated herein. Under Wintergreen’s Amended and Restated Memorandum and Articles of Association, other than procedural matters incident to the conduct of the extraordinary general meeting, no other matters may be considered at the extraordinary general meeting if they are not included in the notice of the extraordinary general meeting.

Redemption Rights

Pursuant to Wintergreen’s Amended and Restated Memorandum and Articles of Association, a holder of Wintergreen public shares may demand that Wintergreen redeem such ordinary share for cash in connection with a business combination. You may not elect to redeem your shares prior to the completion of a business combination.

You will be entitled to receive cash for any public shares to be redeemed only if you:

●	hold (i) public shares, or (ii) public units issued in the IPO, and you elect to separate your public units into the underlying public shares and rights prior to exercising your redemption rights with respect to the public shares; and

●	Make a request for redemption on the proxy card, or prior to 5:00 p.m., Eastern time, on [●], 2026, (a) submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the public shares for which redemption is requested, that Wintergreen redeem all or a portion of your public shares for cash. The proxy card or separate request must be signed by the applicable shareholder in order to validly request redemption;

●	deliver your public shares to the Transfer Agent, physically (by delivery of a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificate for such Wintergreen Shares) or electronically through the DTC DWAC (Deposit/Withdrawal at Custodian) System.

You may tender the Wintergreen Shares for which you are electing redemption by two (2) business days before the extraordinary general meeting by either:

●	Delivering a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificates representing Wintergreen’s Shares to Wintergreen’s transfer agent, or

●	Delivering the Wintergreen Shares electronically through the DTC’s DWAC system.

Wintergreen shareholders (except for our Sponsor) will be entitled to redeem their Wintergreen Shares for a full pro rata share of the trust account (currently anticipated to be no less than approximately $10.025 per share) net of taxes payable.

Any corrected or changed written demand of redemption rights must be received by Wintergreen’s transfer agent two (2) business days prior to the extraordinary general meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two (2) business days prior to the vote at the meeting.

Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination. Any public shareholder who voted on the Business Combination Proposal and holds shares of Wintergreen on or before [●] 2026 (two (2) business days before the extraordinary general meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically (by delivery of a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificate for such Wintergreen Shares) or tender your share certificates to Wintergreen’s transfer agent or deliver your shares to the transfer agent electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, by the business day prior to the extraordinary general meeting.

Through the DWAC system, this electronic delivery process can be accomplished by contacting your broker and requesting delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC, and Wintergreen’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a fee and the broker would determine whether or not to pass this cost on to the redeeming holder. It is Wintergreen’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. Wintergreen does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical share certificate. Shareholders who request physical share certificates and wish to redeem may be unable to meet the deadline for tendering their Wintergreen Shares before exercising their redemption rights and thus will be unable to redeem their Wintergreen Shares.

In the event that a shareholder tenders its Wintergreen public shares for redemption but decides prior to the consummation of the Business Combination that it does not want to redeem its Wintergreen public shares; the shareholder may withdraw the tender. In the event that a shareholder tenders Wintergreen Shares and the Business Combination is not completed, these Wintergreen Shares will not be redeemed for cash and the physical certificates representing these Wintergreen Shares will be returned to the shareholder promptly following the determination that the Business Combination will not be consummated. Wintergreen anticipates that a shareholder who tenders Wintergreen Shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such Wintergreen Shares soon after the completion of the Business Combination.

If properly demanded by Wintergreen’s public shareholders, Wintergreen will redeem each share into a pro rata portion of the funds available in the Trust Account (before payment of underwriter deferred commission net of any taxes payable), calculated as of two business days prior to the anticipated consummation of the Business Combination. As of the record date, this would amount to approximately $[●] per share, net of taxes payable. If you exercise your redemption rights, you will be exchanging your Wintergreen public shares for cash and will no longer own the Wintergreen public shares.

Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the Wintergreen Shares.

If too many public shareholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.

United States Federal Income Taxation Relating to Redeeming shareholders

General

This section is a general summary of the material U.S. federal income tax provisions relating to the redemption of Wintergreen’s Ordinary Share in connection with a business combination. This section does not address any aspect of U.S. federal gift or estate tax, or the state, local or non-U.S. tax consequences of an investment in our securities, nor does it provide any actual representations as to any tax consequences of the acquisition, ownership or disposition of our securities.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only the redemption of our Ordinary shareholders who own and hold our securities as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own 5 percent or more of our voting shares;

●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	controlled foreign corporations; or

●	passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the IRS or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REDEMPTION OF OUR SECURITIES IN CONNECTION WITH THE BUSINESS COMBINATION. IT DOES NOT PROVIDE ANY ACTUAL REPRESENTATIONS AS TO ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES AND WE HAVE NOT OBTAINED ANY OPINION OF COUNSEL WITH RESPECT TO SUCH TAX CONSEQUENCES. AS A RESULT, EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Redemption of Wintergreen Ordinary Share

If a U.S. Holder redeems Wintergreen ordinary shares into the right to receive cash pursuant to the exercise of a shareholder redemption right, for U.S. federal income tax purposes, such conversion or sale generally will be treated as a redemption and will be subject to the following rules. If the redemption qualifies as a sale of the Wintergreen ordinary share under Section 302 of the Code:

●	a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the securities.

●	The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that under tax law currently in effect long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at reduced rates. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. The deductibility of capital losses is subject to various limitations. U.S. Holders who recognize losses with respect to a disposition of our securities should consult their own tax advisors regarding the tax treatment of such losses.

Whether redemption of our shares qualifies for sale treatment will depend largely on the total number of shares of Wintergreen Ordinary Share treated as held by such U.S. Holder. The redemption of Ordinary Share generally will be treated as a sale or exchange of Ordinary Share (rather than as a distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to a U.S. Holder, (ii) results in a “complete termination” of such holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder must take into account not only the Wintergreen ordinary shares actually owned by such holder, but also Wintergreen ordinary share that is constructively owned by such holder. A U.S. Holder may constructively own, in addition to Wintergreen ordinary shares owned directly, Wintergreen ordinary shares owned by related individuals and entities in which such holder has an interest or that have an interest in such holder, as well as any Wintergreen ordinary share such holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, the percentage of our issued and outstanding voting shares actually and constructively owned by a U.S. Holder immediately following the redemption of Wintergreen ordinary share must, among other requirements, be less than 80% of the percentage of our issued and outstanding voting and Wintergreen ordinary share actually and constructively owned by such holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Wintergreen ordinary share is actually and constructively owned by such U.S. Holder are redeemed or (ii) all of the Wintergreen ordinary share actually owned by such U.S. Holder is redeemed and such holder is eligible to waive, and effectively waives, in accordance with specific rules, the attribution of shares owned by family members and such holder does not constructively own any other shares. The redemption of the Wintergreen ordinary share will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of a U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of any such redemption.

If none of the foregoing tests are satisfied, then the redemption may be treated as a distribution a U.S. Holder generally will be required to include in gross income as dividends the amount received. Such amount will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Wintergreen ordinary share (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Wintergreen ordinary share. With respect to non-corporate U.S. Holders, dividends may be subject to the lower applicable long-term capital gains tax rate (see above) if your Wintergreen ordinary share is readily tradeable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to your Wintergreen ordinary share. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed Wintergreen ordinary share will be added to the adjusted tax basis in such holder’s remaining Wintergreen ordinary share. If there are no remaining Wintergreen ordinary shares, a U.S. Holder should consult its own tax advisors as to the allocation of any remaining basis.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of Wintergreen ordinary share, and such holders should consult with their own tax advisors with respect to their reporting requirements.

Appraisal Rights

Appraisal rights are not available to holders of Wintergreen Shares in connection with the proposed Business Combination or any other Proposals.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of our Board of Directors. Wintergreen will bear the entire cost of soliciting proxies for the extraordinary general meeting. In addition to the mailing of these proxy materials, the solicitation of proxies may be made in person, by telephone, or by electronic communication by directors, officers, and employees of Wintergreen (who will not receive any additional compensation for such solicitation activities). Wintergreen has engaged Transhare Corporation to assist in the solicitation of proxies for the extraordinary general meeting. Wintergreen has agreed to pay Transhare Corporation a fee of approximately $[  ], plus reasonable out-of-pocket expenses. Wintergreen will also reimburse brokerage houses, banks, custodians, nominees, and fiduciaries for their reasonable expenses in identifying beneficial owners of Wintergreen ordinary shares and forwarding proxy materials to such beneficial owners. Wintergreen estimates that the total expenditures relating to the proxy solicitation (excluding salaries and wages of officers and employees but including the fees and expenses of Transhare Corporation) will be approximately $[  ].

If you send in your completed proxy card, you may still vote your shares in person if you revoke your proxy before it is exercised at the extraordinary general meeting.

Wintergreen Sponsor

Prior to the IPO, Wintergreen issued 1,437,500 Wintergreen ordinary shares to our Sponsor, MACRO DREAM Holdings Limited, for an aggregate purchase price of $25,000, as founder shares. On July 13, 2025, the Sponsor forfeited 38,750 founder shares as a result of the underwriter’s partial exercise of the IPO overallotment option. The Sponsor currently owns 1,398,750 founder shares.

The Sponsor has agreed not to transfer, assign or sell any of its founder shares until the earlier to occur of: (A) 180 days after the completion of our initial business combination and (B) subsequent to our initial business combination, if the reported last sale price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing 150 days after our initial business combination.

In addition, in conjunction with the closing of the IPO, the Sponsor purchased 253,875 Wintergreen private units, comprised of (a) one Wintergreen private share, (b) one private right to purchase 1/8th of a Wintergreen ordinary share. These private units/shares/rights are identical to the Wintergreen public units sold in the IPO, except that the private units, so long as they are held by our sponsor (and/or its designees), (i) will not be redeemable by us, (ii) may not subject to certain limited exceptions, be transferred, assigned or sold by the holders until the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. Additionally, the rights will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees.

The private units and their component securities will not be transferable, assignable or salable until 30 days after the completion of an initial business combination

Pursuant to a registration rights agreement between us and our Sponsor, those shareholders are entitled to certain registration rights with respect to the Wintergreen founder shares and private shares held by them. The holders of these securities are entitled to make up to two demands that Wintergreen register the sale of such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. Wintergreen will bear the expenses incurred in connection with the filing of any such registration statements.

PROPOSAL NO. 1 THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement is attached hereto as Annex A, which is incorporated by reference herein. References in this section to the “Company,” “Wintergreen,” “our,” “us” or “we” refer to Wintergreen Acquisition Corp.

Overview

In connection with the Business Combination, we are asking our shareholders to approve, as an ordinary resolution, the Merger Agreement entered into dated as of November 17, 2025, by and among Wintergreen, KIKA Technology INC. (“KIKA”) and Wintergreen Acquisition Merger Subsidiary Corp. (the “Merger Sub”) (the “Merger Agreement”), and the transactions contemplated thereby, (collectively referred to as the “Business Combination”). This proposal is referred to as the “Business Combination Proposal” or “Proposal No. 1.”

General Description of the Business Combination

Business Combination with KIKA; Business Combination Consideration

On the closing date of the Business Combination contemplated by the Merger Agreement (the “Closing”), the Merger Sub will merge with and into KIKA and KIKA will survive the merger as the surviving company under Cayman Islands Law. As a result, KIKA will become a wholly-owned subsidiary of Wintergreen. Thereafter, Wintergreen will make all requisite filings with the Registrar of Companies in the Cayman Islands to change its name to KIKA Inc. or other name as the Board of Directors of Wintergreen may determine and agree with KIKA pursuant to the Companies Act (As Revised) of the Cayman Islands subject to the passing of the Name Change Proposal and the necessary approval of the Registrar of Companies of the Cayman Islands.

Upon the Closing, in consideration for all of the outstanding issued share capital of KIKA, the KIKA shareholders will receive on a pro rata basis Wintergreen ordinary shares equal to an aggregate of approximately 49.7% (or 7,980,050 shares of Wintergreen Ordinary Share) of the total issued and outstanding shares of Wintergreen upon completion of the Business Combination (assuming no redemptions of the IPO related Wintergreen ordinary shares and conversion of all public). The aggregate number of Wintergreen ordinary shares to be issued, shall be determined by the equity valuation of $80 million, and dividing equity valuation by $10.025, which represents the equity valuation of one Wintergreen ordinary share.

Prior to the effective time of the Business Combination, all outstanding convertible securities of KIKA, if any, shall be exercised or cancelled by the holders thereof, and the KIKA ordinary share then issued and outstanding shall be exchanged for Wintergreen ordinary shares at the closing of the Business Combination.

Potential Dilution to Non-Redeeming Wintergreen Public Shareholders

[The unadjusted net tangible book value of Wintergreen as of its most recent balance sheet date, March 31, 2026, is $59,009,086 equating to Wintergreen’s total assets of $59,173,424 minus its total liabilities of $164,338. As of such date, Wintergreen had a total of 7,303,575 shares issued and outstanding, consisting of 1,652,625 shares held by its sponsor and 5,595,000 shares held by public shareholders and subject to redemption. Therefore, Wintergreen’s unadjusted net tangible book value per share as of its most recent balance sheet date is approximately [$7.04] per share.]

The following table sets forth, with respect to each material transaction reasonably likely to occur in connection with the Business Combination while excluding the Business Combination itself, across potential redemption levels.

	No Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	75% Redemption Scenario
Net tangible book value of Wintergreen as of March 31, 2026 (include temporary equity associated with the redeemable public shares)	$59,009,086	$59,009,086	$59,009,086	$59,009,086
Decrease in net tangible book value for payment of offering cost(1)	(1,500,000)	(1,500,000)	(1,500,000)	(1,500,000)
Decrease in net tangible book value for payment of deferred underwriting costs(2)	(559,500)	(559,500)	(559,500)	(559,500)
Decrease in net tangible book value for redemption by public shareholders(3)	-	(14,022,469)	(28,044,938)	(42,067,406)
As adjusted net tangible book as of March 31, 2026	$56,949,586	$42,927,117	$28,904,649	$14,882,180

Issued and outstanding shares held by Wintergreen’s sponsor and its affiliates	1,652,625	1,652,625	1,652,625	1,652,625
Issued and outstanding shares held by underwriter	55,950	55,950	55,950	55,950
Non-redeemed of public shares	5,595,000	4,196,250	2,797,500	1,398,750
Issuance of ordinary shares for conversion of public rights into ordinary shares(4)	699,375	699,375	699,375	699,375
Issuance of ordinary shares for conversion of private rights into ordinary shares(5)	31,734	31,734	31,734	31,734
Issuance of ordinary shares to underwriter for payment of deferred underwriting costs	55,950	55,950	55,950	55,950
As adjusted issued and outstanding shares as of March 31, 2026	8,090,634	6,691,884	5,293,134	3,894,384

Offering price per share in Wintergreen’s IPO	$10	$10	$10	$10
Net tangible (include temporary equity associated with the redeemable public shares) book value per share	$7.04	$6.41	$5.46	$3.82
Dilution in offering price per share	$2.96	$3.59	$4.54	$6.18

(1)	This presentation also assumes that the value of total assets and therefore net tangible book value of Wintergreen as of its most recent balance sheet date are reduced by $1,500,000, to account for the estimated total Business Combination transaction expenses.
(2)	The value of total assets and net tangible book value of Wintergreen are also decreased by $559,500 repayment to the IPO Underwriter upon the closing of the Business Combination.
(3)	Assumes redeemed for cash by Wintergreen shareholders, at a redemption price of $10.025 per share.
(4)	Wintergreen Public Rights: There are currently 5,595,000 Wintergreen Rights outstanding held by Public Shareholders, each of which will automatically convert into 1/8 of one New KIKA Ordinary Share at Closing, for a total of 699,375 New KIKA Ordinary Shares to be issued in respect of the Wintergreen Rights at Closing. New KIKA will not receive any consideration for the issuance of 699,375 New KIKA Ordinary Shares.
(5)	Wintergreen Private Rights: There are currently 253,875 Wintergreen Rights outstanding held by Wintergreen’s initial shareholders, each of which will automatically convert into 1/8 of one New KIKA Ordinary Share at Closing, for a total of 31,734 New KIKA Ordinary Shares to be issued in respect of the Wintergreen Rights at Closing. New KIKA will not receive any consideration for this issuance of 31,734 New KIKA Ordinary Shares.

Finally, as of the date of this proxy statement/prospectus, there are no amounts outstanding under any loans payable to the SPAC Sponsor and no fees due or out-of-pocket expenses to be repaid by Wintergreen to the SPAC Sponsor. If the SPAC Sponsors were to loan any amount(s) to Wintergreen and/or incur any fees or out-of-pocket expenses on Wintergreen’s behalf after the date of this proxy statement/prospectus, the total sum of such loans, fees and out-of-pocket expenses would be repayable on or after the Closing and reduce the total assets or net tangible book value of the combined company. Further, up to $1,500,000 of loans may be convertible into Wintergreen Private Units at $10.00 per Wintergreen Private Unit at the option of the lender, which would cause dilution to the non-redeeming shareholders. Such potential loans, fees and out-of-pocket expenses have not been factored into the calculations in the above presentation because it is not materially probable that any will accrue after the date of this proxy statement/prospectus.

Other than as described above in this “Potential Dilution to Non-Redeeming Wintergreen Public Shareholders” section of the proxy statement/prospectus, there are no additional material potential sources of future dilution that non-redeeming shareholders may experience by electing not to tender their shares in connection with the Business Combination.

Background of the Business Combination

Wintergreen was formed on April 29, 2024 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Entities such as Wintergreen are referred to as “SPACs” or “special purpose acquisition companies”.

Under Nasdaq listing rules, any SPAC, including Wintergreen, can only proceed with a business combination if the SPAC has net tangible assets of at least $5,000,001 at completion of the business combination. Further, NASDAQ rules require that our business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our business combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). Although our board of directors will rely on generally accepted standards, our board of directors will have discretion to select the standards employed. In addition, the application of the standards generally involves a substantial degree of judgment. Accordingly, investors will be relying on the business judgment of the board of directors in evaluating the fair market value of the target or targets.

In connection with Wintergreen’s formation, On December 27, 2024, the Sponsor purchased 1,437,500 Ordinary Share for an aggregate purchase price of $25,000. On July 13, 2025, the Sponsor forfeited 38,750 ordinary shares as a result of the underwriter’s partial exercise of the IPO overallotment option. The Sponsor currently owns 1,398,750 ordinary shares.

Pursuant to Wintergreen’s IPO, which is completed on May 30, 2025, Wintergreen sold 5,595,000 public units. Each unit consisted of (i) one ordinary share, and (ii) one right to receive one-eighth of one ordinary share.

Simultaneously with the closing of Wintergreen’s IPO, the Sponsor purchased 253,875 Private Units at a price of $10.00 per private unit. The private units are identical to the Wintergreen public units sold in the Initial Public Offering, except that the private units, so long as they are held by our Sponsor (and/or its designees), (i) will not be redeemable by us, (ii) may not subject to certain limited exceptions, be transferred, assigned or sold by the holders until the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.

In accordance with Wintergreen’s Amended and Restated Memorandum and Articles of Association, the amounts held in the trust account may only be used by Wintergreen upon the consummation of a business combination, except that there can be released to Wintergreen, from time to time, any interest earned on the funds in the trust account that it may need to pay its tax obligations. The remaining interest earned on the funds in the trust account will not be released until the earlier of the completion of a business combination and Wintergreen’s liquidation. Wintergreen executed an Investment Management Trust Agreement dated as of May 15, 2025 with Wilmington Trust N.A. to hold the IPO proceeds in trust, and it must liquidate unless a business combination is consummated by the date that is 15 months from the closing of the Initial Public Offering, unless such time period is extended.

Under its Amended and Restated Memorandum and Articles of Association, Wintergreen had until September 30, 2026 to consummate a business combination. However, if Wintergreen anticipates that it may not be able to consummate a business combination by September 30, 2026, it may extend the period of time to consummate a Business Combination up to nine times, each by an additional one month (for a total of 24 months to complete a Business Combination) (the “Combination Period”). In order to extend the time available for Wintergreen to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account an amount of $184,635 ($0.0330 per Wintergreen public share), for each one-month extension.

After closing Wintergreen’s IPO on May 30, 2025, the officers and directors of Wintergreen began formulating a plan to contact potential candidates for a business combination. In addition, we were contacted by a number of individuals and entities with respect to business combination opportunities.

Wintergreen’s evaluated each candidate in the context of the screening criteria established by its management, which included:

●	those which have exhibited strong growth in revenue or profit in recent fiscal periods or have healthy cash flow from operations;

●	those which may offer an attractive return for our shareholders, potential upside from growth in the target business and with an improved capital structure will be provide a favorable upside reward metric measured against any identified downside risks;

●	candidates which meet some key characteristics such as being or having the capability of being a disruptive participant within an industry;

●	candidates which are capable of obtaining both organic and acquisitive growth;

●	those candidates which are or can be positioned to enhance shareholder value and revenue growth as a result of increased presence across geographic borders; and

●	candidates which possess exploitable intellectual property

Our business strategy was to identify and complete our business combination with one or more entities that meets one or more criteria of:

●	possessing a strong growth record;

●	significant potential for further growth;

●	a leading technology position or potential for such position; or

●	a proven management team prepared for being a public company.

Up until November 2025, Wintergreen reviewed a number of potential business combination candidates, entered into non-disclosure agreements (NDAs) with some of these potential targets and submitted (or received) letters of intent to certain of these potential targets, in addition to its proposal to KIKA. The Wintergreen management team held frequent discussions during this period with a wide range of management teams at these potential targets:

With regard to some of those targets with which Wintergreen did not pursue a business combination, we summarize our review and analysis process below.

Candidate 1: The candidate was introduced to the Wintergreen by a third party. The candidate based in the PRC and specializing in marketing services and brand integrated marketing. Wintergreen held a meeting with the management of the candidate. Mr. Yongfang (“Fayer”) Yao, CEO of Wintergreen, and Mr. Bingzhao Tan, CFO of Wintergreen, attended the meeting. The meeting was followed by a series of emails, phone calls, and meetings. We reviewed the candidate’s presentation materials and analyzed the candidate’s business operations, financial status, management team, and growth strategy. We found that the candidate did not demonstrate the ability or potential to be competitive in the industry, although the parties executed a confidentiality agreement, Wintergreen discovered that the candidate did not have readily available current audit financial data, and it would take too much time to merge with Wintergreen. Determining that a merger would require an extended timeline, we did not enter into a letter of intent or engage further with this candidate.

Candidate 2: The candidate was introduced to Wintergreen by a third party. The candidate is a company that focuses on integrated IP operation and service, it is a content-oriented service enterprise based on short video IP incubation. A meeting was held between Wintergreen and the management of the candidate. Mr. Yongfang (“Fayer”) Yao, CEO of Wintergreen, and Mr. Bingzhao Tan, CFO of Wintergreen, attended the meeting. After the meeting, we conducted a series of emails, phone calls, and meetings. We reviewed the candidate’s presentation materials and analyzed the candidate’s business operations, financial status, management team, and growth strategy. Shortly after, the parties entered into a non-binding and non-exclusive LOI. The LOI outlined only general terms for a proposed business combination, including a provision that the transaction value must equal at least 80% of the assets held in Wintergreen’s trust account. The primary purpose of executing the LOI was to establish a roadmap for Wintergreen to conduct enhanced financial due diligence. However, we found that the candidate’s financial data in recent years was not satisfactory, with high operating costs and a relatively single revenue model, which increases the difficulty of profitability. Therefore, we unilaterally terminated the LOI did not deal further with this candidate.

Candidate 3: The candidate was introduced to Wintergreen by a third party. The candidate is a provider of human resources network platform business. Wintergreen held a meeting with the management of the candidate. Mr. Yongfang (“Fayer”) Yao, CEO of Wintergreen, and Mr. Bingzhao Tan, CFO of Wintergreen, attended the meeting. After the meeting, we conducted a series of emails, phone calls, and meetings. Shortly after, the parties entered into a confidentiality agreement to conduct further preliminary diligence. We reviewed the candidate’s presentation materials and analyzed the candidate’s business operations, financial status, management team, and growth strategy. We found that the candidate has a small market share in the field of human resources service and faces fierce competition from multiple technology giants. Its management team lacks sufficient experience and resources in market promotion and product innovation, making it difficult to achieve rapid growth. At the same time, its financial situation also shows high operating costs and low profitability. Therefore, we did not engage in any transactions with that candidate.

Candidate 4: The candidate became aware of Wintergreen through a third party. The candidate is a provider of comprehensive intelligent security solutions. Wintergreen held a meeting with the management of the candidate, which was attended by Mr. Yongfang (“Fayer”) Yao, CEO of Wintergreen, and Mr. Bingzhao Tan, CFO of Wintergreen. Subsequent to such meeting, a series of communications, including emails, telephone calls and in-person meetings were conducted, during which the parties entered into a confidentiality agreement. We reviewed the presentation materials provided by the candidate and conducted an analysis of the candidate’s business operations, financial condition, management team and growth strategy. Our review and analysis revealed that the candidate possesses no substantial tangible assets and maintains negative operating cash flows. As a result, we did not enter into a letter of intent or engage further with the candidate.

Candidate 5: The candidate was introduced to Wintergreen through a third party. The candidate is a company that focuses on the remote visual intelligent control research and application. Wintergreen conducted a meeting with the candidate’s management team, with Mr. Yongfang (“Fayer”) Yao, CEO of Wintergreen, and Mr. Bingzhao Tan, CFO of Wintergreen, in attendance. Subsequent to this meeting, we entered into a confidentiality agreement and engaged in a series of communications including emails, telephone calls and meetings. We reviewed the candidate’s presentation materials and conducted an analysis of the candidate’s business operations, financial condition, management team and growth strategy. Our review and analysis indicated that remote visual intelligent control technology is at the forefront, but its application scenarios are relatively limited, with uncertain market demand and a small market space, which may result in a small revenue scale in the future. In addition, the technology research and development cycle is long, and the investment return period is uncertain, which increases investment risks. As a result, we did not enter into a letter of intent or engage further with the candidate.

In addition to the candidates described above, Wintergreen management and certain board members were approached directly by a limited number of other potential targets; however, discussions with these entities did not progress beyond the introductory stage, no confidentiality agreements were executed, and Wintergreen did not consider these inquiries to be material to its evaluation process.

Background to Negotiations with KIKA

The background of Wintergreen’s interaction with KIKA is as follows:

In October of 2025, Wintergreen’s CEO Yongfang Yao and KIKA’s CEO Tony Han were introduced to each other by Mr. Kin Yip Lee, a seasoned professional in the telecommunications and internet industry. The CEOs of both Wintergreen and KIKA had previously become acquainted with Mr. Lee through industry forums and offline exchanges. Mr. Lee did not act as an advisor to the transaction and did not receive any compensation for the introduction.

Shortly after, Wintergreen held an online meeting with the management of KIKA. Yongfang (“Fayer”) Yao, Wintergreen’s CEO and Director of the Board and Bingzhao Tan, Wintergreen’s CFO, attended the meeting. Tony Han, KIKA’s CEO, engaged in all substantive negotiations on behalf of KIKA which included presenting the business plan to Wintergreen and negotiating the valuation, and discussing KIKA’s presentation.

Yongfang (“Fayer”) Yao reported the above meeting and conference call to Wintergreen’s Board of Directors. Wintergreen believed the management team of KIKA was sophisticated with many years’ experiences in the Intelligent digital technology industry.

Between late October of 2025 and November 4, 2025, a series of conference calls and meetings took place between Wintergreen and KIKA management:

●	After being introduced, the parties arranged their first informal conference call on October 21, 2025.

●	On November 3, following discussions in the conference call and execution of relevant NDAs, KIKA provided Wintergreen with company materials, including the business plan and introduction, business model, core technological advantages, market development prospects, future strategic vision, and financial statements. Wintergreen’s management, with support from its legal counsel regarding legal compliance matters, commenced its preliminary financial and business due diligence, wherein Wintergreen’s management conducted a comprehensive analysis of the provided materials to assess KIKA’s historical performance and growth trajectory.

●	On November 4, based on further communication with Wintergreen, KIKA supplemented more detailed company information, including documents related to the company’s establishment, such as articles of association, internal regulations, permits, and materials related to subsidiaries, as well as complete financial statements for the past two fiscal years.

During this period, Wintergreen also had a number of internal calls among its management and board members to discuss the proposed transaction with KIKA. And Wintergreen’s board of directors also engaged King Kee Appraisal and Advisory Limited (King Kee) to investigate KIKA and provide an independent analysis on the fair value of 100% equity interest of KIKA as at June 30, 2025.

On November 5, 2025, Wintergreen proposed a letter of intent (“LOI”) to KIKA. The initial discussed terms of the LOI included, among others, a preliminary valuation between $80 million and $120 million for KIKA, subject to further due diligence, including engaging a financial valuation firm to provide a valuation analysis to validate the preliminary valuation range as determined by the Wintergreen board. After discussion, Wintergreen proposed a LOI indicating $80 million as the preliminary valuation. The preliminary valuation baseline was jointly determined by Wintergreen’s board of directors and KIKA’s management. At the time of initial determination, King Kee had not yet issued a valuation report or recommended a valuation amount.

On November 5, 2025, and over the next few days, the Yongfang Yao and Bingzhao Tan, the CEO and CFO of Wintergreen and KIKA management led by CEO and CFO Tony Han and Maggie Huang held several discussions regarding the terms of the LOI. On the November 5, 2025, meeting, members of the board of directors of Wintergreen consisting of Xiangxiang Wei, Ru Ding, and Caihong Chen also participated. The discussions included (i) the proposed valuation for KIKA, (ii) the amount of funds remaining at Wintergreen at the closing of the Business Combination, and (iii) the exclusivity period of the LOI. KIKA shareholders noted that they are generally agreeable to the preliminary valuation range proposed by the Wintergreen board, though KIKA management argued that the $80 million floor of the valuation range proposed by the Wintergreen board undervalued KIKA, emphasizing its recent growth trajectory. KIKA shareholders believed that the higher end of the valuation range gave due consideration to various factors, including KIKA’s financial position, future growth potential, and industry comparisons and fairly reflected KIKA’s current position and future prospects. Wintergreen addressed KIKA management concerns by citing market conditions for SPAC business combinations and maintained that an $80 million valuation was realistic for a public listing and would more likely be supported by independent analysis. However, in deference to all parties engaged in negotiations, the parties agreed to await the preliminary analysis of King Kee regarding valuation.

In addition, KIKA shareholders and management raised concerns regarding the minimum cash condition proposed by the LOI. KIKA parties requested a significantly higher minimum cash condition of $15 million to ensure New KIKA would have sufficient capital for immediate post-closing expansion. Wintergreen understood KIKA parties’ concern but noted that high redemption rates in the SPAC market made high minimum cash condition risky from a deal certainty perspective. The parties discussed whether Wintergreen should exercise reasonable commercial efforts to seek additional funding to be provided to New KIKA at closing.

In the next few days, a series of due diligence conference calls and meetings took place between Wintergreen and KIKA management. During this period of time, Wintergreen conducted due diligence review of the materials and information provided by KIKA, and had a series of internal discussions. Wintergreen also had a series of conference calls with KIKA management regarding issues identified in the due diligence and the proposed merger. During this review, Wintergreen and its financial advisors challenged the material assumptions underlying KIKA’s financial projections. Specifically, Wintergreen questioned KIKA’s initial revenue growth assumption of 300% for the fiscal year 2026. Following the provision of additional data regarding KIKA’s sales pipeline and customer contracts, KIKA revised the growth assumption to 280%, which the board of directors of Wintergreen accepted as a more conservative and achievable baseline. This downward revision of the revenue growth assumption impacted the price negotiations. Because the projected growth was lowered to 280%, Wintergreen management determined that the higher end of the initial LOI preliminary valuation range cannot be justified, and successfully negotiated to anchor the final purchase price at the $80 million floor of the initial range.

Following the due diligence review, Wintergreen believed that the proposed Business Combination with KIKA would be a feasible transaction.

On November 12, 2025, King Kee reported to the Wintergreen board of directors on its valuation of 100% equity of KIKA. Shortly thereafter, Wintergreen reached out to KIKA to further discuss the results of the valuation and to narrow down on a definite valuation for 100% of KIKA equity interests. Because the valuation report provided a valuation consistent with the preliminary valuation range proposed by the Wintergreen board, and because KIKA acknowledged the impact of the lowered 280% growth assumption on its valuation premium, KIKA accepted the proposed $80 million equity valuation. Shortly thereafter, the parties reached agreement on the terms of the LOI and entered into the LOI regarding a proposed business combination between Wintergreen and KIKA. The terms of the final LOI include, among others, (i) $80 million for 100% equity interest of KIKA, subject to further due diligence, (ii) agreement that a draft of the income statement as audited by HTL International, LLC for the year ended June 30, 2025 will be provided by KIKA as early as possible as a reference with no significant deviation from the unaudited version, (iii) closing conditions for Wintergreen to have at least $5 million at the closing of the Business Combination, (iv) closing conditions for KIKA to cause its shareholders to enter into non-compete agreements at closing, and (v) an exclusivity period of 30 days within which to execute a definitive agreement, subject to extensions upon both parties’ prior consents.

With respect to the minimum cash condition, as a compromise from their initial request, KIKA agreed to the lower $5 million minimum cash condition to enhance deal certainty, but with an understanding that Wintergreen will exert reasonable commercial efforts to secure additional capital (or seek non-redemption agreements) to support the New KIKA’s closing cash infusion. Wintergreen noted that this obligation also aligned with the increasing quantitative requirements of listing as proposed by Nasdaq.

On November 14, 2025, Wintergreen’s legal counsel circulated an initial draft of the Merger Agreement, which memorialized the commercial terms previously agreed to by the principals in the LOI. Because the parties had already reached substantial agreement on valuation and deal structure during the LOI phase, the drafting process moved expeditiously. In addition, Wintergreen proposed that KIKA should complete and deliver its audited financial statements required for the proxy statement for the proposed Business Combination by a certain date.

In the next few days, Wintergreen and its legal counsels conducted a series of conference calls among Wintergreen, KIKA and its legal counsels, discussing and exchanging the parties’ comments to the draft Merger Agreement, including KIKA’s comments on the valuation calculation, and other related matters. During the same period, Wintergreen also had internal discussions regarding these issues and other open business issues in the draft Merger Agreement. And the management of Wintergreen, its advisor and legal counsels, the management of KIKA and its legal counsels discussed certain terms of the draft of Merger Agreement through a series of emails and conference calls.

During the negotiation of the Merger Agreement, Wintergreen’s legal counsels also had several conference calls with KIKA management, discussing KIKA’s legal comments on the draft Merger Agreement.

On November 17, 2025, Wintergreen’s legal counsel provided a revised draft of the Merger Agreement to KIKA for review. The revised draft Merger Agreement reflected the discussions and negotiations between Wintergreen and KIKA.

On November 17, 2025, upon the approval of the board of directors of Wintergreen and KIKA, the parties entered into the Merger Agreement.

Following the execution of the Merger Agreement, Wintergreen and KIKA engaged in further discussions regarding the corporate governance requirements of the combined company, specifically the initial listing standards of Nasdaq.

Although the Merger Agreement provided for a single Wintergreen designee, the parties determined that it was in the best interests of New KIKA to increase the number of independent directors to ensure compliance with Nasdaq’s audit committee composition and independence rules. Accordingly, subsequent to the signing, the parties mutually agreed that Wintergreen would designate two directors (Xiangxiang Wei and Ru Ding) rather than one. The parties determined that retaining both Mr. Wei and Ms. Ding was necessary to provide continuity in the oversight of financial reporting and corporate governance. No other Wintergreen affiliates will have executive roles in New KIKA. Because New KIKA expects to adopt a non-employee board compensation policy after the consummation of the business combination, the parties have not discussed in detail the potential compensation to be received by the Wintergreen nominee directors, but compensation may include cash, equity, or both.

On November 18, 2025, the management of Wintergreen, Wintergreen’s legal counsel and the management of KIKA held a conference call to discuss the plans on periodical communications of the status, updates and progress of the proposed merger under the Merger Agreement.

On November 20, 2025, the management of Wintergreen, Wintergreen’s legal counsel and the management of KIKA held a conference call to discuss the audited financial statements under the Merger Agreement.

Between November 20, 2025 and December 10, 2025, Wintergreen and KIKA management held regular meetings to discuss the Business Combination, including the preparation and filing of the proxy statement/prospectus on Form S-4.

Wintergreen’s Board of Directors’ Reasons for the Approval of the Business Combination

For the purpose of approval of the Business Combination, Wintergreen’s Board of Directors has reviewed and evaluated the business and financial information provided by KIKA, including presentations on business operations, financial statements for various time periods, including for the years ended June 30, 2024 and 2025, projections for various time periods, including for the years ended June 30, 2026 to 2035, copies of material contracts and other relevant information. The Board of Wintergreen also reviewed and discussed with its legal counsels regarding its legal due diligence on KIKA.

Wintergreen’s Board of Directors considered several factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the Business Combination, including but not limited to, the following material factors:

Team advantage. KIKA has an experienced and highly professional management team. They have been deeply involved in the dynamic advertising distribution industry for many years and have a keen insight and accurate judgment on market trends. During the negotiation process with Wintergreen, the KIKA management team demonstrated strong leadership and negotiation skills, effectively representing the company’s interests and driving the cooperation process forward. In addition, team members also have rich industry resources, which will bring more development opportunities and cooperation space to the merged company.

Technological advantages. It was known to Wintergreen board of directors that KIKA possesses advanced technological capabilities, trade secrets and know how in the field of AdTech Dynamic advertising distribution. Its technical team is constantly innovating and researching, committed to providing customers with high-quality and high-performance products and services. For example, through multi-dimensional traffic label optimization and Dynamic Tag Matching technology, KIKA provides customers with efficient and accurate advertising distribution and placement optimization technical services. Meanwhile, KIKA also emphasizes the sustainable development of technology, continuously investing resources in technological upgrades and improvements to maintain its competitive advantage in the market.

Market opportunities. With the rapid development of digital marketing and the increasing demand for marketing efficiency from enterprises, the market size of digital advertising continues to expand. The digital advertising industry is rapidly advancing into an era of ‘technological dividends. Advanced algorithms and data analysis technologies enable more precise ad targeting and placement optimization, enhancing the efficiency and effectiveness of ad placements. KIKA’s dynamic tag matching technology and quantitative decision-making model, through real-time analysis of vast amounts of data, provide advertisers with efficient and precise ad distribution services, significantly improving the utilization efficiency of Internet traffic.

Financial Strength and Opportunities. New KIKA is expected to achieve revenue of USD 120 million by the year ended June 30, 2035, supported by a global contextual advertising market projected to grow at 20.2% CAGR and reach approximately $1.86 trillion by 2034, per industry report available online provided by Global Market Insights. Source: Global Market Insights, Contextual Advertising Market Size, Analysis Report 2034.

Industry Trends and Business and Financial Condition. The management of KIKA demonstrated deep knowledge of the digital marketing service industry. The Board assessed the combined company’s business, financial condition, results of operations, and growth prospects, including KIKA’s strong positioning in Hong Kong’s autonomous regulatory environment under the “one country, two systems” principle, with no mainland China operations or variable interest entity structures — eliminating exposure to CSRC/CAC approvals or VIE risks.

Other Alternatives. The belief of Wintergreen Board is that the proposed Business Combination represents the optimal opportunity identified through a rigorous evaluation of potential targets, with no superior alternatives emerging from the process, particularly given the increasing scarcity of privacy-compliant AdTech assets not directly exposed to mainland China’s rigorous regulations.

Valuation Report. The Wintergreen Board considered King Kee’s Valuation Report, in which King Kee expressed an independent opinion of the fair value of the 100% equity interest in KIKA.

Terms of the Merger Agreement. Wintergreen Board considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the negotiated valuation of $80 million for KIKA at $10.025 per share and the consideration to be paid to its shareholders in the Business Combination, relative to the results of the Company’s financial analysis of KIKA’s potential future valuation.

In making the recommendation, the Wintergreen Board also considered, among other things, the following potential deterrents to the Business Combination:

●	the risk that the announcement of the Business Combination and potential diversion of KIKA’s management and employee attention may adversely affect KIKA’s operations;

●	the risk that certain key employees of KIKA might not choose to remain with the Company post-Closing;

●	the risk that the Board of Wintergreen may not have properly valued KIKA’s business;

●	the risks associated with the digital marketing service industries in general;

●	the risk associated with laws and regulations;

●	the risk of competition in the industry, including the potential for new entrants;

●	the substantial expense and human resources necessary to operate a public company;

●	the risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe;

●	the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Wintergreen shareholders;

●	the risks and costs to Wintergreen if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Wintergreen being unable to effect a Business Combination by August 30, 2026 (or a later date as may be approved by its board and/or shareholders) and force Wintergreen to liquidate;

●	the risk that Wintergreen does not have enough cash at closing to meet the closing requirements of the Merger Agreement;

●	the risk of failure to satisfy the conditions to Closing (to the extent not waived by the parties);

●	the fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Wintergreen’s control;

●	the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

●	the inability to maintain the listing of KIKA’s securities on Nasdaq following the Business Combination;

●	the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

●	the potential conflicts of interest of the Sponsor and Wintergreen’s officers and directors in the Business Combination; and

●	the other risks described in the “Risk Factors” section of this proxy statement

The Wintergreen Board concluded that these risks could be managed or mitigated by KIKA or were unlikely to have a material impact on the Business Combination or KIKA, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to Wintergreen and its shareholders. The Wintergreen Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by the Wintergreen Board is not intended to be exhaustive, but does set forth the principal factors considered by the Wintergreen Board. Accordingly, after considering the foregoing potentially negative and potentially positive reasons, the Wintergreen Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, Wintergreen and its shareholders.

Public shareholders should be aware that the majority of the directors of Wintergreen who are not employees of Wintergreen did not retain an unaffiliated representative to act solely on behalf of Wintergreen’s public shareholders for purposes of negotiating the terms of the business combination or preparing a report concerning the approval of the business combination. The Wintergreen Board determined that retaining such a representative was not necessary and causes undue financial hardship to Wintergreen given the Wintergreen Board’s fiduciary duties to act in the best interests of all shareholders.

In addition, the business combination was not structured to require the approval of at least a majority of the unaffiliated security holders of Wintergreen. The Board determined that such a provision was not customary for De-SPAC transactions where unaffiliated security holders may tender their shares for redemption pursuant to Wintergreen’s corporate governing documents.

KIKA’s Board of Directors’ Reasons for the Business Combination and Consideration of Alternatives

In reaching its decision to approve the Business Combination and the Merger Agreement, KIKA’s board of directors and management team consulted with their financial and legal advisors and considered a wide variety of factors. KIKA’s board of directors ultimately determined that the business combination with Wintergreen was the best available strategic alternative for KIKA.

Reasons for the Business Combination KIKA’s board of directors considered the following positive factors, among others, in favor of the Business Combination:

Access to Capital to Accelerate Growth. The business combination will provide KIKA with access to the U.S. public capital markets, providing the necessary capital to fund key growth initiatives. Specifically, KIKA intends to use the net proceeds to accelerate the development of its AdTech dynamic matching technologies, expand its customer base, and invest in sales and marketing efforts to capture market share.

Public Currency for Future Growth. Becoming a publicly traded company will create a liquid currency (publicly traded shares) that New KIKA can use for future strategic acquisitions and to incentivize current and future employees through equity-based compensation, which is critical for attracting top technical talent in the competitive AdTech sector.

Enhanced Corporate Profile and Credibility. A Nasdaq listing is expected to enhance KIKA’s brand recognition and credibility with large-scale advertisers, publishers, and partners, who often view public listing as a sign of financial stability and transparency.

Strategic Alignment with Wintergreen. KIKA’s board of directors believes that Wintergreen’s management team possesses the relevant expertise in public company operations, corporate governance, and capital markets navigation. Partnering with Wintergreen provides KIKA with a supportive partner to guide the transition from a private to a public entity. This rationale is partly reflected by New KIKA’s proposed appointment of two Wintergreen directors onto New KIKA’s board of directors.

Consideration of Alternatives. Prior to entering into the Merger Agreement, KIKA’s board of directors and management team considered several strategic alternatives to the Business Combination, including:

Traditional Initial Public Offering (IPO): KIKA evaluated the path of a traditional underwritten IPO. However, the board determined that a traditional IPO presented significant risks regarding valuation uncertainty and execution. A SPAC transaction offers greater certainty regarding the valuation of the business (which is negotiated upfront) and the amount of capital to be raised (subject to redemptions), whereas a traditional IPO is subject to market volatility and pricing fluctuations up until the very moment of pricing. Furthermore, the timeline for a traditional IPO was viewed as longer and less predictable than the SPAC merger process.

Private Equity or Venture Capital Financing: KIKA also considered remaining private and raising capital through private equity or venture capital firms. While this option would have provided capital, the board concluded that it often comes with more restrictive covenants, potential loss of control over strategic direction, and less favorable valuation terms compared to the business combination. Additionally, staying private would not provide the benefits of a public currency or the enhanced visibility associated with a public listing.

Status Quo: The board considered continuing to operate as a standalone private company funded by operating cash flow. However, the board determined that without significant additional capital, KIKA would be unable to capitalize on the immediate growth opportunities in the market and risked losing ground to better-capitalized competitors.

Reasons for the Timing of the Merger. KIKA’s board of directors believes that the timing of the Business Combination is critical for several reasons:

Inflection Point in the AdTech Industry: The global digital advertising market is undergoing rapid expansion and technological shifts. KIKA believes it is at a critical inflection point where its proprietary technology is ready for mass adoption. Accessing public capital now allows KIKA to scale its operations to meet this demand rather than later, when market consolidation might make entry more difficult.

First-Mover Advantage: The board believes that securing a public listing and the associated capital at this specific time will provide KIKA with a competitive advantage, allowing it to move faster than private competitors in developing next-generation privacy-preserving advertising solutions.

Capitalizing on Market Conditions: KIKA believes that the current market environment provides a challenging yet unique window to secure a valuation that fairly reflects its growth potential while providing public investors with an attractive entry point into a high-growth sector.

Valuation Report from King Kee

Wintergreen’s board of directors engaged King Kee Appraisal and Advisory Limited (King Kee) to investigate KIKA and provide an independent analysis on the fair value of 100% equity interest of KIKA.On November 12, 2025, King Kee reported to the Wintergreen’ board of directors on its valuation of 100% equity of KIKA.

King Kee is a valuation firm with more than 10 years of experience in cross-border M&A valuations. Its team members hold professional certifications including ASA, MRICS, and CPV. King Kee has prior experience valuing multiple technology companies (including SenseTime) and has served as the valuation expert for over a dozen SPAC business combination targets filed with the SEC. Wintergreen selected King Kee based on its specific expertise in AdTech, its experience with cross-border transactions, and its ability to meet the transaction timeline.

King Kee acted as an independent third-party valuation firm. During the past two years, there has been no material relationship between King Kee and Wintergreen, the sponsor, KIKA, or any of their respective affiliates. King Kee received a fixed fee of $35,000 for its valuation services. No portion of this fee is contingent upon the consummation of the business combination or the conclusion of value reached in the report.

Valuation Basis and Foundation

This Valuation report is rendered as of the Valuation Date of June 30, 2025. The valuation is conducted on a fair value basis, It adheres to International Valuation Standards and US Generally Accepted Accounting Principles, with the core purpose of providing an independent fair value reference.

The Valuation report is grounded in multiple pillars: reasonable market and asset assumptions; the Company’s consistent operational performance trends; analysis of micro and macroeconomic factors impacting the business; evaluation of tactical planning, management standards and synergies; analytical review of the subject asset; and assessment of leverage and liquidity.

In connection with its valuation analysis, King Kee performed the following diligence procedures:

●	Financial Diligence: Reviewed KIKA’s management accounts for the fiscal years ended June 30, 2024, and June 30, 2025, and analyzed the 10-year business plans and sales forecasts for the years 2026 through 2035 provided by management.

●	Operational Diligence: Conducted interviews with KIKA’s senior management (including the CEO and CFO) and reviewed core technology documentation, including algorithm specifications and business system architecture diagrams.

●	Market Diligence: Analyzed the business models and financial metrics of comparable public companies in the digital advertising sector and reviewed relevant government statistics and industry publications to assess market conditions.

Reliance on Management Projections

KIKA’s management is responsible for the reasonableness and achievability of the financial projections. King Kee provided its valuation based on the financial projections provided by management but did not independently verify their achievability. In addition, King Kee did not perform an audit of KIKA’s financial statements.

Valuation Methodology

After evaluating three conventional approaches (market, cost, income), the Income Approach via discounted cash flow (DCF) methodology is exclusively adopted. This decision is based on the Company’s sustainable operations and management’s provision of detailed cash flow forecasts. The DCF method discounts projected future net cash flows available to shareholders to their present value, reflecting the time value of money and inherent business risks through an appropriate discount rate.

Key Valuation Assumptions

-	Revenue Growth Rates: King Kee utilized the following revenue growth rates derived directly from KIKA’s management projections:

●	2026: 280% (reflecting the launch of the new Software Development segment)

●	2027: 100%

●	2028: 70%

●	2029–2030: 50% per annum

●	2031–2033: 30% per annum

●	2034–2035: 10% per annum (approaching steady state)

-	Gross Margin: The model assumes a stable gross margin of 45% throughout the entire projection period, based on management’s assessment of the cost structure.

Discount Rate (WACC): King Kee applied a WACC of 13.5% to discount future cash flows. This rate was estimated using the Capital Asset Pricing Model (CAPM) with the following inputs:

*	Unlevered Beta represents a company’s market risk excluding the impact of its capital structure. Because the selected comparable companies have varying levels of debt, the appraisal firm removed the effect of this debt by “unlevering” their equity betas based on each respective company’s debt-to-equity ratio to isolate their baseline operational risk.

Levered Beta represents the re-adjusted market risk reflecting a specific capital structure. After calculating the unlevered betas of the comparable companies, the appraisal firm re-introduced the financial leverage specific to the target company by adjusting the beta to match the target’s projected debt-to-equity ratio.

A terminal growth rate of 2.0% was applied, consistent with long-term global economic growth expectations.

Selection of Comparable Public Companies

To determine the appropriate discount rate (WACC) for the DCF analysis, King Kee performed a search for comparable public companies operating in the digital advertising and marketing technology (AdTech) sectors.

Selection Criteria: In selecting these companies, King Kee considered the following screening criteria:

-	Industry: Companies primarily engaged in providing technology-driven advertising solutions, programmatic advertising, or digital marketing services;

-	Business Model: Companies with a B2B service model similar to KIKA’s AdTech platform; and

-	Market Data Availability: Publicly traded companies with sufficient trading history to calculate a reliable Beta coefficient and observable capital structure data as of the valuation date (June 30, 2025)

List of Comparable Companies: Based on these criteria, King Kee identified and analyzed the following set of comparable public companies. The table below sets forth the specific companies considered, along with the market data (Levered Beta and Debt-to-Equity Ratios) utilized to develop the WACC:

No Recommendations

Wintergreen and its Sponsor did not provide any recommendations to King Kee regarding the valuation analysis or the specific value to be concluded; King Kee conducted its analysis independently.

Valuation Result

Based on DCF analysis of the years of 2026-2035 projected cash flows and terminal value, the fair value of KIKA’s 100% equity interest as of 30 June 2025 is determined to be USD 80 million.

The key risks include macroeconomic/political/legal changes, environmental uncertainties, and potential discrepancies between projected and actual results. And he valuation is subject to limiting conditions, including no responsibility for post-valuation date market or policy changes.

Summary of Financial Analysis of KIKA

The following is a summary of the material financial analyses reviewed by Wintergreen in connection with the valuation of KIKA. The summary set forth below does not purport to be a complete description of the financial analyses reviewed or factors considered by us nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses reviewed by the Board of Directors. We may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be our view of the actual value of KIKA.

Selected Market Analyses

Wintergreen reviewed certain financial information of KIKA and the structure of the proposed Business Combination and reviewed KIKA management’s forecast and its existing business and business plan.

Certain KIKA Projected Financial Information

The projections regarding KIKA’s future performance and the review by Wintergreen’s Board of Directors reflect and consider numerous assumptions made by KIKA management, including material assumptions regarding, among other things,

●	KIKA’s ability to successfully identify suitable strategic opportunities, complete desired strategic transactions, or realize their expected benefits;

●	KIKA’s ability to compete for strategic transactions with other potential players, some of whom may have greater resources than the combined company will;

●	KIKA’s ability to form strategic relationships with partners that operate with adequate profit margin as compared with KIKA or which would increase overall profit margins for KIKA;

●	KIKA’s ability to implement its business model in every local market that it enters;

●	KIKA’s ability to finance strategic transactions and the potential costs of such financing (whether it be debt or equity or a combination thereof);

●	changing government regulations;

The KIKA projections were prepared by taking into account the following:

●	KIKA’s historical performance in 2024 and 2025;

●	KIKA’s historical performance in its ability to prepare for the market in Hong Kong;

The competitive landscape was analyzed, to assess the addressable market and to forecast the future pipeline of AdTech digital technology.

The timeframe leading out to 2035 was selected through an analysis of: (i) recent market trends, (ii) the evolving local regulatory framework, and (iii) market consolidation in the digital marketing services sector. The goal was to use a timeframe that led to a more stable, mature and predictable business landscape.

For purposes of evaluating KIKA’s financial condition and in connection with the preparation by KIKA of its projections, Wintergreen management was provided with documents from KIKA including projections for various time periods, including for the years ended June 30, 2026 through 2035, copies of material contracts, summaries of various industry analysis and trends and forecasts, information related to governmental regulations which may affect payments and collections rates and information related past performance.

Cautionary Statement Regarding KIKA Forecasts

KIKA provided Wintergreen with its internally prepared forecasts for each of the fiscal years in the ten-year period ending June 30, 2035. Wintergreen and KIKA do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of KIKA prepared the financial projections set forth below to present key elements of the forecasts provided to Wintergreen. Wintergreen is including the following summary of certain KIKA internal, unaudited prospective financial information from KIKA’s management team’s projections for the combined post-merger company solely because that information was made available to Wintergreen’s Board in connection with the evaluation of the Business Combination. In the view of KIKA’s management team, such forecasts were prepared on a reasonable basis, reflected the best currently available estimates and judgments and presented, to the best knowledge and belief of KIKA’s management, the expected course of action and the expected future financial performance as of the date that such projections were made.

KIKA’s management and board of directors have affirmed to Wintergreen that the financial projections reflect their view of KIKA’s future performance as of the date they were prepared. KIKA has stated that the projections are based on assumptions believed to be reasonable, reflect the best currently available information, and are consistent with KIKA’s strategic plans.

The inclusion in this proxy statement of the Wintergreen forecasts and of certain analyses referencing such forecasts should not be seen as an indication that KIKA, Wintergreen or their respective boards of directors, management, affiliates, advisors, or any other related parties consider the forecasts predictive of actual future financial performance or events. All such parties cannot provide any assurance whatsoever that actual results will be consistent or even partially consistent with the forecasts provided. Indeed, actual results may differ profoundly from projections due to various uncertainties, and none of aforementioned parties undertakes any obligation to update, revise, reconcile, or confirm or disconfirm any forecasts based on circumstances arising after the date at which listed forecasts were generated, based on future events or any other factors. None of KIKA or Wintergreen or any of their respective affiliated parties intends to make publicly available any updates to the forecasts in this document, except as required by law. Nonetheless, a summary of the financial projections is provided in this proxy statement because they were made available to Wintergreen and Wintergreen’s board of directors in connection with their review of the proposed Business Combination.

Further, the inclusion of financial projections in this proxy statement should not be regarded as an indication that Wintergreen, KIKA, their respective boards of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. You are cautioned that the projections solely represent KIKA’s best efforts in predicting future operating results and must be considered in that light. As a result, in making a decision regarding the Business Combination, please understand that the projections may be materially different than actual results. Wintergreen does not intend to reference these financial projections in its future periodic reports filed with the SEC under the Exchange Act.

The financial forecasts prepared by management of Wintergreen and KIKA were not prepared with a view toward public disclosure nor prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or in accordance with GAAP. Neither the independent registered public accounting firm of KIKA nor of Wintergreen nor any other independent accountant has audited, reviewed, compiled, examined or performed any procedures with respect to the unaudited prospective financial information for the purpose of its inclusion in this proxy statement, and accordingly, neither independent registered public accounting firm nor any other independent accountant expresses an opinion or provides any form of assurance with respect thereto. Due to inherent uncertainties in financial projections of any kind, shareholders are cautioned not to place undue reliance, if any, on the forecasts. Forecasts are subjective in nature and may not be realized, and reflect numerous assumptions made by management, including material assumptions regarding, among other things, market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party.

There may be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. The failure to achieve assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any such failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, industry, regulatory, market and financial conditions and trends and other future events, as well as matters specific to KIKA’s business, all of which are difficult to predict and many of which are beyond KIKA’s and Wintergreen’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Wintergreen’s and KIKA’s control and KIKA’s limited operating history, diverse geographic markets and nascent industry make evaluating its business and future prospects, including the assumptions and analyses developed by KIKA upon which operating and financial results forecast rely, difficult and uncertain. The various risks and uncertainties include risks set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KIKA” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

In light of the foregoing factors and the uncertainties inherent in these projections, shareholders are cautioned not to place undue reliance on these projections.

The key elements of the projections provided by KIKA’s management team to Wintergreen are summarized in the table below with specific assumptions immediately following the table:

Projected Financial Metrics (USD 000’s):

	Years Ended June 30(3)
	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Revenue	4,980	9,960	16,932	25,397	38,096	49,525	64,382	83,697	108,806	119,686
Growth rate	280%	100%	70%	50%	50%	30%	30%	30%	30%	10%
Gross profit(1)	2,234	4,467	7,594	11,391	17,087	22,213	28,877	37,540	48,801	53,682
Gross profit Margin(2)(4)	45%	45%	45%	45%	45%	45%	45%	45%	45%	45%

(1)(2)	Gross profit, Gross profit margin are non-GAAP measures and each is an addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as alternative to cash flows from operating activities as a measure of liquidity.
(3)	KIKA’s management selected a ten-year forecast period (extending through 2035) because management believes this extended horizon is necessary to accurately depict the Company’s long-term financial potential for the following reasons:

●	Transition to Market Maturity (Steady State): KIKA is currently in an early, high-growth stage of its lifecycle. Management anticipates that KIKA will experience elevated growth rates during the initial three year period as it scales its operations and acquires market share. A shorter forecast period would capture only this investment phase and fail to reflect the KIKA’s transition to a mature operating model characterized by optimized margins and stabilized cash flow generation. The ten-year period allows for the projection of this full lifecycle transition, providing a more accurate basis for determining KIKA’s value.

●	Alignment with Industry Cycle: The Adtech market is undergoing a long-term shift toward dynamic matching and privacy-preserving technologies. Management views this as a multi-decade transformation. The ten-year forecast aligns with KIKA’s projections regarding the adoption curve of these technologies, allowing the model to capture the long-tail benefits of KIKA’s proprietary algorithms.

●	Scalability Realization: KIKA’s business model is characterized by high operating leverage. Limiting the projection to a shorter timeframe would exclude the period in which KIKA expects to realize its maximum operational efficiency.

(4)	KIKA’s management has projected a stable gross profit margin of 45% throughout the projection period (2026–2035). This assumption is based on the following key factors regarding KIKA’s cost structure and strategic evolution:

●	Economies of Scale in Traffic Acquisition: As the KIKA’s business grows and transaction volume increases significantly, KIKA expects to strengthen its bargaining power with traffic suppliers and media publishers. Management anticipates that this increased scale will allow KIKA to secure lower unit purchasing costs for traffic (Traffic Acquisition Costs), thereby defending margins even if top-line pricing faces competitive pressure.

●	Introduction of High-Margin Services: The projections incorporate the planned launch and growth of KIKA’s new “Technology Development Services” segment. Unlike traditional ad placement, this service involves licensing proprietary algorithms and technical solutions, which typically commands a higher gross margin profile. Management expects the accretion from this high-margin revenue stream to bolster the overall blended gross margin.

●	Competitive Pressures vs. Efficiency: While management acknowledges that the digital advertising industry is competitive, KIKA believes that the efficiency gains from its proprietary “Dynamic Tag Matching” technology and the aforementioned economies of scale will offset these competitive pressures, allowing KIKA to maintain a stable 45% gross margin.

Assumptions and Basis for the Projected Financial Metrics Table

The KIKA Management Projections reflect numerous material estimates and assumptions made by KIKA management and believed to be reasonable with respect to expected future financial performance. Generally, KIKA’s projected revenue is based on a variety of operational assumptions, including, the timing of development and commercialization of its products, population size and growth, level of product awareness with customers, and pricing mix. Further, projected gross profit is driven by the projected revenue and corresponding costs related to the delivery of its products, including related overhead costs.

In connection with the preparation of the unaudited prospective financial information, KIKA’s management team considered various material assumptions, including but not limited to, the following:

●

Assumptions relating to revenue growth rate of 280% in fiscal year 2026, followed by 100% in fiscal year 2027, before gradually moderating to a steady-state growth rate of 10% by 2035. This high initial growth is driven by the rapid scaling of the Software Development Service segment and the expansion of the customer base from 24 to 45 clients (as of June 30, 2025). Management believes these targets are achievable given that the revenue for the three months ended December 31, 2025, alone exceeded KIKA’s total revenue for the prior two fiscal years combined.

Assumptions relating to improved margins and client retention driven by the recent optimization of KIKA’s proprietary AdTech Dynamic Matching Technology, which is expected to enhance return-on-ad-spend (ROAS) for advertisers.

Assumptions relating to launch of new business segments. In late 2025, KIKA successfully launched the software development segment to diversify KIKA’s revenue stream from Adtech. Notably, the revenue recognition model reflects long-term contractual nature of each engagement which provides KIKA with good future forecasting ability in relation to its revenue pipeline.

●	Assumptions relating to sales and marketing performance, marketing channels, investment levels and sales and marketing effectiveness based on industry trends;

●	Assumptions related to obtaining operating funds include historical sales, sales growth rate, development of new sales channels, and acquisition of new customers;

●	Assumptions relating to time and cost to acquire customers;

●	Assumptions relating to access to continuous working capital;

●	Assumptions relating to the ability to grow customer base, customer retention, purchase volume and recurring purchases;

●	Assumptions relating to regulatory requirements for current and future products, including government permissions for new products entering the market;

●	Other important assumptions affecting profitability projections include maintaining pricing, maintaining or reducing cost of goods sold and maintaining or increasing gross margin, which are based on KIKA’s existing products being mature products and that sales prices and cost of goods sold are not expected to fluctuate significantly;

●	Assumptions concerning profit forecasts include sales volume, sales pricing, gross margin, sales costs, expense levels, and tax levels;

●	Assumptions relating to strategic partnerships for research and development, and sales and marketing across various sub-verticals;

●	Assumptions relating to key hires including sales and marketing hires and operating costs;

●	Assumptions relating to estimated timing of Closing the Business Combination and receiving the estimated net proceeds of the Business Combination;

●	Assumptions relating to third-party forecasts for industry growth and growth of comparable companies;

●	Market size based on third-party data;

●	Assumptions relating to the continued growth of the relevant customer markets include KIKA’s business plans, customer repurchase rate, average order value, and development trends in the precision dynamic advertising distribution service industry; and

●	Assumption that there will not be any material liabilities.

●	the global economics remains stable, particularly in the PRC market, which will likely enhance customers’ willingness to pay;

●	KIKA will be able to continuously expand into new, high-quality market channels to find new customers and improve the efficiency of user acquisition;

●	KIKA will be able to explore market insights to identify new and expandable product markets;

●	KIKA will be able to attract or retain the experienced management team and qualified personnel or find suitable or comparable replacements on a timely basis; and

●	future legislative or regulatory changes would not have a material adverse effect on KIKA’s business, results of operations, and financial condition.

Revenues:

Assumptions for revenues: Projected revenues are based on actual results for 2024 and 2025 alongside the aforementioned assumptions.

Expectations: KIKA’s projections for the period from 2026 through 2035 assume that its revenues will increase to approximately USD119.68 million for the year ended June 30, 2035.

The above statements include industry position and industry data and forecasts that KIKA obtained or derived from internal company reports, independent third-party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses or review of internal company reports as well as the independent sources referred to above.

Statements as to industry position are based on market data currently available. While neither Wintergreen or KIKA are aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

Comparison of Projections to Historic Operating Trends

As reflected in the historical financial statements, KIKA’s revenue declined from USD 1.6 million for the period from October 31, 2023 through June 30, 2024, to USD 1.3 million for the year ended June 30, 2025. Management believes this historical decline was primarily attributable to initial market entry costs, a limited early-stage customer base, and macroeconomic headwinds that caused existing AdTech clients to reduce digital advertising budgets.

However, KIKA management believes that the significant growth forecasted in the projections is reasonable and supported by the following material and demonstratable changes in KIKA’s business operations that represent a departure from historical rates:

●	Demonstrated Inflection Point: The revenue generated in the three months ended December 31, 2025, alone exceeded KIKA’s total revenue for the prior two fiscal years combined. This validates management’s view that the company has successfully exited its initial investment phase and entered a period of rapid commercial scaling that is not reflected in the historical audited periods.

●	Strategic Shift to High-Value Customer Mix: While KIKA initially focused on broad customer acquisition, expanding its base from 24 customers as of June 30, 2024, to 45 customers as of June 30, 2025. The Company strategically pivoted in late 2025 toward acquiring and servicing high-value enterprise clients. Consequently, while the total number of active customers contracted to 22 for the six months ended December 31, 2025, this concentrated portfolio generated a massive increase in monetization. The average revenue per customer surged from approximately USD 29,139 for the six months ended December 31, 2024, to USD 286,114 for the six months ended December 31, 2025.

●	Technology Optimization: The projections assume improved margins and client retention driven by the recent optimization of KIKA’s proprietary AdTech Dynamic Matching Technology, which is expected to enhance return-on-ad-spend (ROAS) for advertisers. The revenue for the three months ended December 31, 2025, alone exceeded KIKA’s total revenue for the prior two fiscal years combined. This validates management’s view that the company has entered a new phase of rapid commercial scaling, a trend not captured in its historical financial statements.

●	Launch of Software Development Business Segment: This segment commenced operations in late 2025 to diversify KIKA’s revenue streams. Revenue for this segment is recognized over time as services are performed, rather than at a single point in time. This recognition model reflects the long-term, contractual nature of the engagements and provides the Company with greater visibility into its revenue forecast and a recurring revenue baseline that did not exist during the historical decline.

Other Wintergreen Considerations

The Board of Directors focused its analysis on whether the Business Combination is likely to generate a return for Wintergreen’s shareholders that is greater than if the trust were to be liquidated. Our Board of Directors unanimously concluded that the Merger Agreement with KIKA is fair to and in the best interests of the Wintergreen shareholders.

Recommendation of Wintergreen’s Board of Directors

After careful consideration, Wintergreen’s Board of Directors determined that the Business Combination with KIKA is fair to, and in the best interests of, Wintergreen and its shareholders. On the basis of the foregoing, Wintergreen’s Board of Directors has approved and declared advisable the Business Combination and recommends that you vote or give instructions to vote “FOR” each of the Business Combination Proposal and the other Proposals.

Wintergreen’s Board of Directors have interests that may be different from, or in addition to your interests as a shareholder. See “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for further information.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Wintergreen board of directors in favor of approval of the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus, you should keep in mind that the Sponsor and Wintergreen’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of Wintergreen shareholders generally. These interests include, among other things:

●	The Sponsor purchased 1,398,750 founder shares (these founder shares reflect the 1,437,500 Ordinary Shares initially acquired by the Sponsor, and 38,750 Ordinary Shares was forfeited by the Sponsor due to the partial exercise of the underwriters’ over-allotment option) and 253,875 private placement units (which include 253,875 private shares and private rights convertible into additional shares) for an aggregate purchase price of approximately $2,563,750, or approximately $1.55 per share equivalent, representing in the aggregate approximately 22.63% of Wintergreen’s total outstanding shares immediately following its initial public offering. Given the substantial differential between the price paid by the Sponsor for these securities and the $10.00 per share price paid by public investors in the IPO, the Sponsor may earn a significant positive return on its investment even if the shares of New KIKA trade significantly below $10.00 per share after the Business Combination, while public shareholders would suffer a loss in that scenario. Accordingly, the economic interests of the Sponsor diverge from, and may directly conflict with, the economic interests of public shareholders, because the Sponsor and its affiliates will realize a profit from the completion of any business combination (including the proposed Business Combination with KIKA), whereas public shareholders will realize a gain only if the post-closing trading price of New KIKA ordinary shares exceeds the price at which they effectively acquired their shares (approximately $10.00 per share, as adjusted for any redemptions). This misalignment creates a material conflict of interest for the Sponsor in determining whether to pursue and recommend the Business Combination with KIKA.

●	If Wintergreen fails to consummate an initial business combination (including the proposed Business Combination with KIKA) within 15 months as required under its amended and restated memorandum and articles of association, Wintergreen will be required to cease all operations except for the purpose of winding up and to redeem all of its outstanding public shares for cash. In that event, the 1,398,750 founder shares and the 253,875 private placement shares (as well as any additional shares issuable upon conversion of the rights included in the private placement units) held by the Sponsor and its affiliates will become worthless, because the Sponsor and Wintergreen’s directors and officers have agreed to waive any right to redemption or liquidating distributions from the trust account with respect to those shares. As a result, the Sponsor will lose its entire approximately $2,563,750 at-risk investment in those securities if no business combination is completed, giving the Sponsor a powerful financial incentive to consummate a business combination — even one that may be less favorable to public shareholders than liquidating the company and returning the trust account proceeds to them.

●	The Sponsor, Wintergreen’s officers and directors, who collectively hold all 1,398,750 founder shares and 253,875 private placement shares have irrevocably agreed, pursuant to letter agreements entered into at the time of Wintergreen’s initial public offering, not to redeem any of those shares in connection with any shareholder vote to approve (or in connection with) an initial business combination, including the proposed Business Combination with KIKA. As a result, these shares will remain outstanding regardless of the level of redemptions by public shareholders. This non-redemption commitment (i) ensures that the Sponsor and its affiliates will retain their full equity position in New KIKA even if a substantial majority of public shareholders elect to redeem, (ii) increases the likelihood that the Business Combination will be approved because these locked-in shares will be voted in favor of the transaction, and (iii) further aligns the Sponsor’s economic interests with the completion of a business combination rather than with the alternative of liquidation and return of trust proceeds to public shareholders.

●	The continuation of Xiangxiang Wei and Ru Ding as directors of New KIKA following the Closing. As such, in the future each of them may receive any cash fees, stock options, stock awards, or other compensation that the New KIKA board of directors determines to pay or grant to its directors (including non-executive directors). This potential for future compensation provides Mr. Wei and Mr. Ding with a personal financial interest in the consummation of the Business Combination that is different from, and in addition to, the interests of Wintergreen’s public shareholders generally.

●	Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

●	Because Wintergreen has certain provisions in its amended and restated memorandum and articles of association that waive the corporate opportunities doctrine on an ongoing basis, Wintergreen’s officers and directors have not been obligated, and continue to not be obligated, to present all corporate opportunities to Wintergreen. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in Wintergreen’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver.

●	Pursuant to the Registration Rights Agreement entered into between Wintergreen, the Sponsor and its officers and directors, the Sponsor (and their permitted transferees) will have customary registration rights, including demand and piggy-back rights with respect to the New KIKA ordinary shares and other equity securities held by such parties following the consummation of the Business Combination. These registration rights will enable the Sponsor and Wintergreen’s officers and directors to require New KIKA to register their securities for resale and to participate in future registrations initiated by New KIKA, potentially providing them with greater liquidity and the ability to sell their shares at times and in amounts that may differ from the interests of public shareholders.

●	The Sponsor, or an affiliate of the Sponsor, is entitled to receive a monthly administrative support fee of $10,000 pursuant to an administrative services agreement. As of the date of this prospectus/proxy statement, Wintergreen has accrued approximately $[ ] in unpaid administrative support fees. These fees will be paid only upon the consummation of the Business Combination. If the Business Combination is not consummated, the Sponsor will not receive these accrued fees, creating a further financial incentive to complete the transaction.

●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, Wintergreen’s Sponsor, officers and directors, and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating, and consummating an initial business combination, as well as repayment of any other loans (if any), and on such terms as determined by Wintergreen from time to time, made by the Sponsor or certain of Wintergreen’s officers and directors to finance transaction costs in connection with an intended initial business combination. The reimbursement and repayment of these amounts will be made from the cash proceeds available to New KIKA following the Closing, thereby providing the Sponsor and Wintergreen’s officers and directors with an additional financial benefit from the consummation of the Business Combination that is not shared with public shareholders.

Material Effects of the Business Combination

The following material benefits and detriments from the Business Combination are expected to affect (i) Wintergreen and its affiliates, (ii) the SPAC Sponsor and their affiliates, (iii) KIKA and its affiliates, and (iv) the Public Shareholders. This information is provided pursuant to Item 1605(c) of Regulation S-K, as promulgated under the Securities Act.

Wintergreen and its affiliates. For Wintergreen, the Business Combination represents the opportunity to complete the purpose for which it was formed. The only potential detriment to Wintergreen of the Business Combination is the opportunity cost — that by consummating the Business Combination, Wintergreen is foregoing the opportunity to consummate a business combination transaction with another entity that theoretically could be of greater value to Wintergreen than KIKA. However, Wintergreen’s board considered the benefits of the transaction with KIKA and determined such transaction was the best transaction available to it at such time.

SPAC Sponsor and their affiliates. For the SPAC Sponsor, the principal material benefit represented by the Business Combination is that unless the Business Combination (or another initial business combination transaction) is consummated by Wintergreen prior to the deadline pursuant to the Existing Charter, the SPAC Sponsor will lose their entire $2,563,750 investment in Wintergreen (including $25,000 for Founder Shares), which such investment is described in greater detail in the section of this proxy statement/prospectus entitled “Information about Wintergreen – SPAC Sponsor and their affiliates”.

KIKA and its affiliates. For KIKA and its affiliates, the Business Combination represents the opportunity to become a publicly traded company, with all the attendant benefits thereof including increased access to capital from the public markets. For KIKA’s affiliates, the tradability of their New KIKA Ordinary Shares is expected to make their holdings more liquid. The potential detriments to KIKA and its affiliates are the increased costs and difficulty of operating as a public company and the dilution of their ownership stake in KIKA’s business, from 100% of KIKA prior to the Business Combination to between approximately 76.2% (assuming redemption of 100% of the Wintergreen ordinary shares held by the public shareholders) and approximately 49.7% (assuming no redemption of Wintergreen ordinary shares by public shareholders) of New KIKA.

Public Shareholders. For the Public Shareholders of Wintergreen, the Business Combination represents the opportunity to share in the growth of KIKA that was chosen by the management of Wintergreen as an acquisition target in an initial business combination (which was Wintergreen’s original purpose). Unlike the Wintergreen Insiders, if an initial business combination was not consummated by Wintergreen within the required time period, the Public Shareholders would receive a pro-rata portion of the trust account, equivalent to their initial investment plus interest. Like the Wintergreen Insiders, however, the Wintergreen Rights held by the Public Shareholders would expire worthless if no business combination such as the Business Combination is completed by the deadline. The primary potential detriment to the public shareholders of the Business Combination is the significant dilution of their ownership stake in the combined business, from approximately 80% of Wintergreen prior to the Business Combination to between approximately 34.8% (assuming no redemption of Wintergreen ordinary shares by public shareholders) and approximately 0% (assuming redemption of 100% of the Wintergreen ordinary shares held by public shareholders) of New KIKA. Public shareholders will, however, also receive ordinary shares upon automatic conversion of their rights, providing an additional economic interest of approximately 4.4% (no redemptions) to 6.7% (maximum redemptions) of New KIKA.

Anticipated Accounting Treatment

The Business Combination will be treated by Wintergreen as a “reverse recapitalization” in accordance with GAAP. For accounting purposes, KIKA is considered to be acquiring Wintergreen in this transaction. Therefore, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which KIKA is issuing share for the net assets of Wintergreen. The net assets of Wintergreen will be stated at historical cost, with no goodwill or other intangible assets recorded. The post-acquisition financial statements of Wintergreen will show the consolidated balances and transactions of Wintergreen and KIKA as well as comparative financial information of KIKA (the acquirer for accounting purposes).

Regulatory Approvals

The Business Combination and the other transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott Rodino Antitrust Improvements Act of 1976. Consummation of the Business Combination (and the issuance of the shares to the KIKA shareholders) will require a declaration of effectiveness of the Proxy Statement/Prospectus, listing approval from the Nasdaq Stock Market Inc., and filing of a plan of merger between KIKA and the Merger Sub with the Cayman Registry.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and the First Amendment. You are encouraged to read the Merger Agreement, as amended, in its entirety for a more complete description of the terms and conditions of the Business Combination. References in this section to the “Company,” “Wintergreen,” “our,” “us” or “we” refer to Wintergreen Acquisition Corp only.

Merger with KIKA; Consideration

Upon the closing of the transactions contemplated in the Merger Agreement (the “Closing”), KIKA will become a wholly-owned subsidiary of Wintergreen. The consummation of the transactions contemplated by the Merger Agreement are referred to collectively as the Business Combination. Merger Sub will merge with and into KIKA with KIKA surviving the merger. The former shareholders of KIKA will receive 7,980,050 ordinary shares of Wintergreen.

Wintergreen’s shareholders will experience immediate dilution as a consequence of the issuance of New KIKA ordinary shares to the KIKA shareholders as consideration in the Business Combination. Currently, Wintergreen’s public shareholders Sponsor own approximately 80% and 20% of the issued and outstanding Wintergreen ordinary shares, respectively. The following table illustrates the varying ownership levels in New KIKA immediately following the consummation of the Business Combination under different redemption scenarios:

	0% Redemption(1)	25% Redemption(2)	50% Redemption(3)	75% Redemption(4)	100% Redemption(5)
	Shares %	Shares %	Shares %	Shares %	Shares %
Wintergreen Public Shareholders	5,595,000	4,196,250	2,797,500	1,398,750	0
	34.8%	28.6%	21.1%	11.8%	0.0%
Insiders/Sponsor	1,684,359	1,684,359	1,684,359	1,684,359	1,684,359
	10.4%	11.4%	12.7%	14.2%	16.1%
Underwriter	111,900	111,900	111,900	111,900	111,900
	0.7%	0.8%	0.8%	0.9%	1.0%
KIKA Shareholders	7,980,050	7,980,050	7,980,050	7,980,050	7,980,050
	49.7%	54.4%	60.1%	67.2%	76.2%
Public Shareholders’ Rights as Converted(6)	699,375	699,375	699,375	699,375	699,375
	4.4%	4.8%	5.3%	5.9%	6.7%
Total	16,070,684	14,671,934	13,273,184	11,874,434	10,475,684
	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Assumes no Public Shareholders exercise redemption rights with respect to their Wintergreen ordinary shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes 1,398,750 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(3)	Assumes 2,797,500 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(4)	Assumes 4,196,250 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(5)	Assumes 5,595,000 Wintergreen public shares are tendered for redemption for a pro rata share of the funds in the Trust Account.
(6)	Represents New KIKA ordinary shares owned by Public Shareholders upon the consummation of the Business Combination as converted from the rights underlying the Wintergreen rights

If the actual facts are different than these assumptions, the percentage ownership retained by our public shareholders following the Business Combination will be different.

Shareholder Approval

Prior to the consummation of the Business Combination, the holders of a majority of Wintergreen’s ordinary shares attending a shareholder’s meeting, in person or by proxy (at which there is a quorum), must approve the transactions contemplated by the Merger Agreement (the “shareholder Approval”). In connection with obtaining the shareholder Approval, Wintergreen must call an extraordinary general meeting of its holders of ordinary shares and must prepare and file with the SEC a Proxy Statement on Schedule 14A, which will be mailed to all shareholders entitled to vote at the meeting. Under the terms of the Merger Agreement, Wintergreen also agreed to obtain shareholder approval for the Name Change Proposal (Proposal No. 2), the Nasdaq Approval (Proposal No. 3), the Charter Amendment Proposal (Proposal No. 4), and the Director Election Proposal (Proposal No. 5). This proxy statement is intended to satisfy the information requirements under Schedule 14A for each of these proposals.

Upon the declaration of effectiveness by the SEC of this proxy statement/prospectus, KIKA will cause the KIKA shareholders to execute written resolutions to approve the Merger Agreement pursuant to the Shareholder Support Agreement entered into by the relevant parties.

Representations and Warranties under the Merger Agreement

The Merger Agreement includes typical representations, warranties, and covenants for transactions of this size and type. Pursuant to the Merger Agreement, investors are not third-party beneficiaries and should not rely on the representations, warranties, agreements, or covenants, or any descriptions of them, as accurate depictions of the actual state of facts or conditions of the parties involved, or any of their subsidiaries or affiliates. The assertions embodied in those representations, warranties and applicable covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations.

In the Merger Agreement, KIKA represented and warranted:

●	corporate existence and power, and authorization of KIKA to enter into and perform under the Merger Agreement;

●	except for the filing of a plan of merger between KIKA and the Merger Sub with the Cayman Registry and the SEC declaring the Proxy/Registration Statement effective, KIKA does not need any permissions or approvals from government authorities to execute, perform, or consummate the Merger;

●	the capital structure, list of subsidiaries, financial statements, leased properties, contracts with customers and suppliers, licenses and permits, and intellectual property of KIKA as disclosed by KIKA to Wintergreen by way of the disclosure schedule that is part of, but not included as an exhibit to the Merger Agreement, are true, correct and complete;

●	the absence of (i) contravention with other obligations of KIKA as a result of KIKA’s entering, performance and consummation of the transactions contemplated by the Merger Agreement, and (ii) pending or threatened litigation, or legal judgements against KIKA; and

●	other representations and warranties that are customary to a transaction of this size and type.

KIKA also covenanted to:

●	conduct its business in the ordinary course in accordance with the terms of Merger Agreement;

●	provide Wintergreen with information and notice, and assist Wintergreen in preparing the Proxy/Registration Statement, including the delivery of financial statements reviewed by the independent auditors of KIKA in accordance with PCAOB auditing standards;

●	obtain the KIKA shareholders approval of the business combination by way of written resolutions after the SEC declaring the Proxy/Registration Statement effective;

●	refrain from making any claims against the Wintergreen trust account holding the IPO proceeds; and

●	other customary agreements and covenants that are customary to a transaction of this size and type.

Wintergreen made similar representations, warranties, and covenants to KIKA, as applicable. Additionally, Wintergreen agreed to ensure its continued listing on NASDAQ, maintain current and timely filing of all SEC filings and compliance with SEC reporting requirements, make appropriate arrangements to disburse funds held in trust, elect directors and officers of the combined company in accordance with the terms of the Merger Agreement, the plan of merger between KIKA and the Merger Sub, and relevant agreements, and maintain Directors and Officers (D&O) insurance for present and former directors and officers of KIKA and its subsidiaries.

Conduct Prior to Closing; Covenants

The Merger Agreement contains certain customary covenants of Wintergreen and KIKA, including, among others, the following:

●	KIKA has agreed to:

	(i)	operate its business in the ordinary course prior to the closing of the Business Combination (with certain exceptions) and not to take certain specified actions without the prior written consent of Wintergreen;

	(ii)	enter into restrictive covenant agreements with KIKA’s shareholders pursuant to which they will agree to certain non-compete and non-solicit provisions; and

	(iii)	enter into lock-up agreements with KIKA’s shareholders;

●	Wintergreen has agreed to:

	(i)	operate its business in the ordinary course prior to the closing of the Business Combination (with certain exceptions) and not to take certain specified actions without the prior written consent of KIKA;

	(ii)	file with the Nasdaq Stock Market a listing qualifications application to obtain from the Nasdaq Stock Market continued listing of the Wintergreen Ordinary Shares and other listed securities, which listing application will reflect the change in management of Wintergreen, the change to its Board of Directors, the change of the operations to reflect the KIKA businesses, the issuance of the Wintergreen Shares to the KIKA shareholders; and such other matters as are customary for a company whose securities are traded on the Nasdaq Capital Market; and

●	Wintergreen and KIKA have agreed to use their commercially reasonable efforts to jointly prepare this proxy statement, including any required disclosure and financial statements which must be included under SEC rules, and to respond to inquiries and comments from the SEC related thereto.

Conditions to Closing

Consummation of the Closing (as defined in the Merger Agreement) is condition upon customary factors including:

●	the performance of the Parties’ obligation under the Merger Agreement;

●	the absence of any legal action, law or order prohibiting the consummation of the Business Combination;

●	the declaration of effectiveness by the SEC of the Proxy/Registration Statement;

●	both Wintergreen and KIKA shareholders approving the Business Combination;

●	as to Wintergreen, changing its name to “KIKA Inc.”, having at least $5,000,001 of net tangible assets immediately after the closing, and the election of the persons identified in the Merger Agreement to the board of directors; and

●	the exchange of closing certificates by officers of the Parties.

Conditions to Obligations of Wintergreen

The obligations of Wintergreen to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon, among other things, each of the following:

(a) KIKA shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of KIKA contained in Article IV in the Merger Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect, shall: (i) be true and correct at and as of the date of this Agreement, and (ii) be true and correct as of the Closing Date (except for the representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(c) There shall have been no event, change or occurrence which has a Company Material Adverse Effect.

(d) Wintergreen shall have received a certificate signed by the chief executive officer of KIKA to the effect set forth in clauses (a) through (c).

Conditions to Obligations of KIKA

The obligations of KIKA to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon, among other things, each of the following:

(a) Wintergreen shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of Wintergreen contained in Article V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Purchaser Material Adverse Effect, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Purchaser Material Adverse Effect.

(c) There shall have been no event, change or occurrence which has Purchaser Material Adverse Effect.

(d) From the date hereof until the Closing, Wintergreen shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to Wintergreen.

(e) Purchaser Ordinary Shares shall remain listed for trading on Nasdaq and the additional listing application for the Consideration Shares shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

(f) The Post-Closing Directors and Officers of Wintergreen shall have been elected to the board of directors of the Purchaser immediately before the Closing.

(g) The Purchaser’s name shall have been changed to “KIKA Inc.” immediately before the Closing.

(h) KIKA shall have received a certificate signed by the chief executive officer of the Purchaser to the effect set forth in clauses (a) through (g).

Termination

The Merger Agreement may be terminated by the Parties if Closing has not occurred by December 31, 2027, or in the event of a material breach of the Agreement by either party, including any material breach of the representations and warranties, agreements, and covenants and such breach is not cured within fifteen (15) days following receipt by the breaching party a notice describing such breach.

The foregoing summary of the Merger Agreement, does not purport to be complete and is qualified in its entirety by reference to the actual Merger Agreement, which is filed as Annex A hereto. Terms used herein as defined terms and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Except as described above, no consideration was paid by Wintergreen in connection with the agreements described above.

Vote Required for Approval

The approval of the Business Combination Proposal requires passing of a resolution by a simple majority of the votes by the shareholder of the Company as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for these proposals.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS

VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 THE Name Change PROPOSAL

References in this section to the “Company,” “Wintergreen,” “our,” “us” or “we” refer to Wintergreen Acquisition Corp only.

Overview

In connection with the Business Combination, we are asking our shareholders to approve as a special resolution, that upon completion of the Business Combination, the name of the Company be changed from “Wintergreen Acquisition Corp.” to “KIKA Inc.” or other name as the Board of Directors of Wintergreen may determine and agree with KIKA, subject to and conditional upon the necessary approval of the Registrar of Companies of the Cayman Islands, and (ii) the registered office provider and directors of the Company be authorized to undertake all such matters and actions, as may be required to give effect to this resolution. This proposal is referred to as the “Name Change Proposal” or “Proposal No. 2.”

Reasons for the Approval of the Name Change Proposal

In the judgment of the Board, the Name Change are necessary to address the needs of the post-combination company. In particular, the name of the new public entity is desirable to reflect the business of the post-combination company.

Vote Required for Approval

The approval of the Name Change Proposal requires passing of a resolution passed by a majority of at least two-thirds of the votes by the shareholders of the Company as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for this proposal.

The Name Change Proposal is conditioned upon approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, the Name Change Proposal will have no effect, even if approved by our shareholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS

VOTE “FOR” THE Name Change PROPOSAL.

The existence of financial and personal interests of one or more of Wintergreen’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Wintergreen and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Wintergreen’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 3 THE NASDAQ PROPOSAL

References in this section to the “Company,” “Wintergreen,” “our,” “us” or “we” refer to Wintergreen Acquisition Corp only.

Overview

In connection with the Business Combination, we are asking our shareholders to approve as an ordinary resolution under the Cayman Islands Companies Act a proposal to approve, for the purposes of complying with Nasdaq Rule 5635, the issuance of shares of Wintergreen ordinary shares in connection with the Business Combination (such proposal, the “Nasdaq Proposal” or “Proposal No. 3.”). The Wintergreen ordinary shares to be issued to the KIKA shareholders in connection with the Business Combination will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance on the exemption from the registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

Reasons for the Approval for Purposes of Nasdaq Rule 5635

Under Nasdaq Rule 5635(a)(1), a listed company is required to obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Business Combination is completed pursuant to the Merger Agreement, Wintergreen currently expects to issue an estimated 7,980,050 shares of Wintergreen in connection with the Business Combination, which is more than 20% of the ordinary shares of Wintergreen currently outstanding.

Additionally, under Nasdaq Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. If the Business Combination is consummated there would be a change of control because after giving effect to the Business Combination, it is expected that the KIKA shareholders will control approximately 49.7% of the outstanding ordinary shares, assuming no redemptions by Wintergreen shareholders in connection with the Business Combination.

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more.

In the event that this proposal is not approved by Wintergreen’s shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Wintergreen’s shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Wintergreen ordinary shares pursuant to the Merger Agreement, Wintergreen will not issue such shares of Wintergreen ordinary shares.

Vote Required for Approval

The approval of the Nasdaq Proposal requires passing of a resolution by a simple majority of the votes by the shareholder of the Company as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for these proposals.

The Sponsor has agreed to vote all of its shares in favor of the Nasdaq Proposal. See “The Business Combination Agreement — Related Agreements — Letter Agreement” for more information.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS

VOTE “FOR” THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of Wintergreen’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Wintergreen and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Wintergreen’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 4 THE CHARTER AMENDMENT PROPOSAL

References in this section to the “Company,” “Wintergreen,” “our,” “us” or “we” refer to Wintergreen Acquisition Corp only.

Overview

In connection with the Business Combination, we are asking our shareholders to approve as a special resolution, the adoption of the Second Amended and Restated Memorandum and Articles of Association, substantially in the form attached herein as Annex B, in substitution for and to the exclusion of, the existing Amended and Restated Memorandum and Articles of Association of the Company, effective from the completion of the Business Combination to reflect the Name Change Proposal and removing or amending those provisions which terminate or otherwise cease to be applicable following the consummation of the Business Combination. This proposal is referred to as the “Charter Amendment Proposal” or “Proposal No. 4.”

●	If the Business Combination Proposal and the Name Change Proposal are approved, we would amend our current Amended and Restated Memorandum and Articles of Association with the matters described in this Proposal.

Comparison of Current Charter to Proposed Charter

The following is a summary of the key changes effected by the proposed amendments (the “Proposed Charter”) relative to the current Amended and Restated Memorandum and Articles of Association. This summary is qualified in its entirety by reference to the full text of the proposed Second Amended and Restated Memorandum and Articles of Association, substantially in the form included as Annex B to this proxy statement.

●	to change the name of the public entity to “KIKA Inc.” or other name as the Board of Directors of Wintergreen may determine and agree with KIKA from “Wintergreen Acquisition Corp.”;

●	to adopt an Second Amended and Restated Memorandum and Articles of Association, substantially in the form attached to the accompanying proxy statement as Annex B, reflecting the Name Change Proposal and removing or amending those provisions which terminate or otherwise cease to be applicable following the consummation of the Business Combination.

Reasons for the Approval of the Charter Amendment Proposal

In the judgment of the Board, the Proposed Charter are necessary to address the needs of the post-combination company.

Vote Required for Approval

The approval of the Charter Amendment Proposal requires passing of a resolution passed by a majority of at least two-thirds of the votes by the shareholders of the Company as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for this proposal.

The Charter Amendment Proposal is conditioned upon approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, the Charter Amendment Proposal will have no effect, even if approved by our shareholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS

VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of Wintergreen’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Wintergreen and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Wintergreen’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 5 THE DIRECTOR ELECTION PROPOSAL

References in this section to the “Company,” “Wintergreen,” “our,” “us” or “we” refer to Wintergreen Acquisition Corp only.

Overview

In connection with the Business Combination, we are asking our Shareholders to approve, as an ordinary resolution, the election of each of Tony Han, Maggie Huang, Weiming Tan, Xiangxiang Wei and Ru Ding to serve as directors on the Company’s board of directors (the “Board”) effective from the completion of the Business Combination. This proposal is referred to as the “Director Election Proposal” or “Proposal No. 5.”

Assuming the Business Combination Proposal and the other Condition Precedent Proposals are approved, Wintergreen’s Ordinary Shareholders are also being asked to approve the Director Election Proposal to consider and vote upon a proposal to approve the election of five directors who, upon consummation of the Business Combination, will be the directors of Wintergreen.

Nominees

As contemplated by the Merger Agreement, the Wintergreen Board of Directors following consummation of the transaction will consist of five directors:

●	Tony Han, the Chief Executive Officer of KIKA;

●	Maggie Huang, the Chief Financial Officer of KIKA;

●	Xiangxiang Wei, and Ru Ding, the current independent directors of Wintergreen, the candidates designated by Wintergreen, who qualifies as “independent” under applicable SEC and Nasdaq rules;

●	Weiming Tan, a candidate designated by KIKA, who qualifies as “independent” under applicable SEC and Nasdaq rules;

Accordingly, our board of directors has nominated each of the above-named individuals to serve as our directors upon the consummation of the Business Combination, with Tony Han to serve as the Chairperson of the board of directors, in each case, in accordance with the terms and subject to the conditions of Wintergreen’s organizational documents. For more information on the experience of each of these director nominees, please see the section titled “Management of Wintergreen Following the Business Combination” of this proxy statement.

The existence of financial and personal interests of one or more of Wintergreen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Wintergreen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section titled “Business Combination Proposal — Interests of Wintergreen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Vote Required for Approval

The approval of the Director Election Proposal requires passing of a resolution by a simple majority of the votes by the shareholder of the Company as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for these proposals.

The election of the five director nominees under this Director Election Proposal is conditioned on the approval of the other condition precedent proposals.

Recommendation of the Board

Wintergreen’s BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ORDINARY SHAREHOLDERS

VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of Wintergreen’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Wintergreen and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Wintergreen’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 6 THE ADJOURNMENT PROPOSAL

References in this section to the “Company,” “Wintergreen,” “our,” “us” or “we” refer to Wintergreen Acquisition Corp only.

Overview

In connection with the Business Combination, we are asking our shareholders to approve, as an ordinary resolution, the adjournment of the extraordinary general meeting, if necessary or advisable, in the event Wintergreen does not receive the requisite shareholder vote to approve one or more proposals presented to shareholders for vote. This proposal is called the “Adjournment Proposal” or “Proposal No. 6.”

Purpose of the Adjournment Proposal

In the event there are not sufficient votes for, or otherwise in connection with, the adoption of the Business Combination Proposal, or any of the other Condition Precedent Proposals, the Wintergreen Board of Directors may adjourn the extraordinary general meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders if there are insufficient votes for, or otherwise in connection with, the approval of any of such proposals.

In no event will Wintergreen solicit proxies to adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under Cayman Islands law and its Amended and Restated Memorandum and Articles of Association. The purpose of the Adjournment Proposal would be to provide more time for Wintergreen to further solicit proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve the proposals. Such additional time would increase the likelihood of obtaining a favorable vote on each of the proposals.

In addition to an adjournment of the Extraordinary General Meeting upon approval of an adjournment proposal, the Wintergreen Board of Directors is empowered under Cayman Islands law to postpone the meeting at any time prior to the meeting being called to order. In such event, Wintergreen will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its shareholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented at the Extraordinary General Meeting and such proposal is not approved by its shareholders, Wintergreen’s Board of Directors may not be able to adjourn the Extraordinary general Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary general Meeting to approve the consummation of the Business Combination. In such event, the Business Combination would not be completed.

Required Vote

Approval of the proposal to adjourn the Extraordinary General Meeting requires passing of a resolution by a simple majority of the votes by the shareholder of the Company as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for these proposals. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Recommendation of the Board

THE BOARD OF DIRECTORS OF Wintergreen RECOMMENDS THAT THE Wintergreen SHAREHOLDERS

VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Wintergreen’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Wintergreen and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Wintergreen’s Directors and Officers in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Wintergreen is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The unaudited pro forma combined balance sheet as of March 31, 2026 gives pro forma effect to the Business Combination as if they had been consummated as of that date. The unaudited pro forma combined statement of operations for the year ended June 30, 2025 and for the nine months end March 31, 2026 give pro forma effect to the Business Combination as if they had occurred as of the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Business Combination (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Business Combination.

The unaudited pro forma combined balance sheet as of March 31, 2026 has been prepared using the following:

●	KIKA’s historical consolidated balance sheet as of March 31, 2026, as included elsewhere in this proxy statement/prospectus, and

●	Wintergreen’s historical consolidated balance sheet as of March 31, 2026, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the year ended June 30, 2025 has been prepared using the following:

●	HK TP’s historical consolidated statement of operations for the year ended June 30, 2025, as included elsewhere in this proxy statement/prospectus, and

●	Wintergreen’s unaudited condensed statements of operations for the six months ended June 30, 2025, combining historical consolidated statement of operations for the year ended December 31, 2024 and excluding the unaudited condensed statements of operations for the six months ended June 30, 2024. The statements of operations corresponding to the periods mentioned above are as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the nine months end March 31, 2026, has been prepared using the following:

●	KIKA’s unaudited consolidated statement of operations for the nine months end March 31, 2026, as included elsewhere in this proxy statement/prospectus, and

●	Wintergreen’s unaudited condensed consolidated statements of operations for the three months ended March 31, 2026, combining historical consolidated statement of operations for the year ended December 31, 2025 and excluding the unaudited condensed statements of operations for the six months ended June 30, 2025. The statements of operations corresponding to the periods mentioned above are as included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On November 17, 2025, Wintergreen, Merger Sub and KIKA entered into the Merger Agreement pursuant to which the Merger Sub will merge with and into KIKA, with KIKA surviving the merger in accordance with the Companies Act (As Revised) of the Cayman Islands. KIKA and its subsidiaries will thereafter be direct or indirect subsidiaries of Wintergreen.

As a result, KIKA will be a wholly-owned subsidiary of Wintergreen. The former security holders of KIKA will receive Wintergreen’s ordinary shares. Upon the closing of the Business Combination, the former shareholders of KIKA will receive 7,980,050 ordinary shares (after rounding adjustment) of Wintergreen. Further. We have assumed that under the Merger Agreement is $10.025 per ordinary share of Wintergreen at a valuation of KIKA of $80 million.

Accounting for the Transactions

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Wintergreen will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on KIKA shareholders expecting to have a majority of the voting power of the combined company, KIKA comprising the ongoing operations of the combined entity, KIKA comprising a majority of the governing body of the combined company, and KIKA’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of KIKA issuing share for the net assets of Wintergreen, accompanied by a recapitalization. The net assets of Wintergreen will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of KIKA.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined information contained herein assumes that Wintergreen’s shareholders approve the Business Combination proposal and other proposals. Wintergreen’s public shareholders may elect to redeem their public shares for cash even if they vote against the Business Combination. Wintergreen cannot predict how many of its public shareholders will exercise their right to have their shares redeemed for cash; however, we are assuming maximum redemption of 5,595,000 public shares subject to redemption in the preparation of the pro forma condensed combined financial statements.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. KIKA and Wintergreen have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Merger Sub. Accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of Wintergreen’s ordinary shares:

●	Scenario 1 — Assuming no other Wintergreen’s shareholders exercise their redemption rights, all Wintergreen’s shares previously subject to redemption for cash amounting to approximately $51 million would be transferred to shareholders’ equity; and

●	Scenario 2 — Assuming the maximum number of Wintergreen’s public shares of 5,595,000 shares subject to redemption are redeemed for cash by Wintergreen’s shareholders, cash required at approximately $56 million would be paid out in cash at the closing of the Business Combination.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are approximately 7,980,050 ordinary shares to be issued to the KIKA’s shareholders, such amount calculated using estimated consideration of $80 million paid to the KIKA’s shareholders.

Upon the completion of the Business Combination, assuming, among other things, that no Wintergreen’s public shareholder exercises redemption rights (assuming automatic conversion of rights into ordinary shares), Wintergreen’s public shareholders, the Sponsor, and KIKA’s shareholders will own approximately 39.2%, 10.4% and 49.7% of the outstanding shares of New KIKA, respectively.

If 5,595,000 ordinary shares of Wintergreen subject to redemption are ultimately fully redeemed, Wintergreen’s public shareholders, the Sponsor and KIKA’s shareholders are expected to own approximately 6.7%, 16.1%, and 76.2% of New KIKA, respectively, of the ordinary shares following the consummation of the Business Combination assuming that the closing will take place no later than March 13, 2026. As such, Wintergreen’s shareholders who do not redeem their ordinary shares of Wintergreen will experience immediate and material dilution following the consummation of the Business Combination.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF March 31, 2026

(In US$, except for share, or otherwise noted)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) KIKA	(B) Wintergreen	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets
Cash and cash equivalents	2,445,170	1,179,430	57,929,106	(1)	59,329,868	57,929,106	(1)	3,239,993
			(62,671)	(2)		(62,671)	(2)
			(101,667)	(3)		(101,667)	(3)
			(559,500)	(9)		(559,500)	(9)
			(1,500,000)	(10)		(1,500,000)	(10)
						(56,089,875)	(5)
Accounts receivable, net	1,926,483	-	-		1,926,483	-		1,926,483
Advance to suppliers	108,978	-	-		108,978	-		108,978
Other current assets	-	64,888	-		64,888	-		64,888
Total current assets	4,480,631	1,244,318	55,705,268		61,430,217	(384,607)		5,340,342

Non-current assets
Marketable securities held in Trust Account	-	57,929,106	(57,929,106)	(1)	-	(57,929,106)	(1)	-
Operating lease right-of-use assets	-	-	-		-	-		-
Total non-current assets	-	57,929,106	(57,929,106)		-	(57,929,106)		-

TOTAL ASSETS	4,480,631	59,173,424	(2,223,838)		61,430,217	(58,313,713)		5,340,342

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Short-term borrowing	-	-	-		-	-		-
Accounts payable	1,890,406	-	-		1,890,406	-		1,890,406
Contract liabilities	-	-	-		-	-		-
Other payables and accrued liabilities	19,558	62,671	(62,671)	(2)	19,558	(62,671)	(2)	19,558
Amounts due to related parties, current	-	101,667	(101,667)	(3)	-	(101,667)	(3)	-
Lease liabilities, current	-	-	-		-	-		-
Taxes payable	13,052	-	-		13,052	-		13,052
Total current liabilities	1,923,016	164,338	(164,338)		1,923,016	(164,338)		1,923,016

Non-current liabilities
Amounts due to related parties, non-current	-	-	-		-	-		-
Total non-current liabilities	-	-	-		-	-		-

TOTAL LIABILITIES	1,923,016	164,338	(164,338)		1,923,016	(164,338)		1,923,016

COMMITMENTS AND CONTINGENCIES
Ordinary shares subject to redemption	-	55,357,018	(55,357,018)	(4)	-	(55,357,018)	(5)	-

SHAREHOLDERS’ EQUITY
Ordinary shares, US$0.0001 par value,	1	171	559	(4)	1,607	-		1,048
			73	(6)		73	(6)
			6	(7)		6	(7)
			797	(8)		797	(8)
Share subscription receivable	-	-	-		-	-		-
Additional paid-in capital	2,684,944	3,651,897	55,356,459	(4)	61,132,924	(732,857)	(5)	5,043,608
			(73)	(6)		(73)	(6)
			(6)	(7)		(6)	(7)
			(797)	(8)		(797)	(8)
			(559,500)	(9)		(559,500)	(9)
Retained earnings	(127,330)	-	(1,500,000)	(10)	(1,627,330)	(1,500,000)	(10)	(1,627,330)
Statutory reserves	-	-	-		-	-		-
Accumulated other comprehensive loss	-	-	-		-	-		-
Total shareholders’ equity	2,557,615	3,652,068	53,297,518		59,507,201	(2,792,357)		3,417,326

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,480,631	59,173,424	(2,223,838)		61,430,217	(58,313,713)		5,340,342

Shares outstanding as of March 31, 2026	10,000	7,303,575			16,070,684			10,475,684
Book value per share or Pro Forma book value per share as of March 31, 2026 (include temporary equity associated with the redeemable public shares)	255.76	8.08			3.70			0.326

The pro forma adjustment to the unaudited combined pro forma balance sheet consists of the following:

●	(A) Derived from the unaudited condensed balance sheet of KIKA as of March 31, 2026.

●	(B) Derived from the audited balance sheet of Wintergreen as of March 31, 2026.

(1)	Reflects the release of cash from marketable securities held in the trust account.

(2)	Reflects the payment of Wintergreen’s accrued liabilities.

(3)	Reflects the payment of Wintergreen’s due to related parties.

(4)	In Scenario 1, which assumes no Wintergreen’s shareholders exercise their redemption rights, reclassification of Wintergreen’s ordinary shares subject to possible redemption to ordinary shares and additional paid-in capital.

(5)	In Scenario 2, which assumes the maximum number of shares are redeemed for cash by the Wintergreen’s shareholders, $58 million would be paid out in cash. The $56 million, or 5,590,000 ordinary shares, represents all public shares issued and outstanding, after giving effect to payments to redeeming shareholders based on a consummation of the Business Combination on March 31, 2026.

(6)	Reflects upon consummation of the Business Combination, conversion of the outstanding Wintergreen’s Public Rights and Private Rights into an aggregate of 731,109 Ordinary Shares.

(7)	Reflects the issuance of 55,950 representative shares as the deferred underwriting commission at the consummation of a Business Combination.

(8)	Reflects the recapitalization of Wintergreen (a) the contribution of all the share capital in HK TP to Wintergreen, and (b) the issuance of 7,980,050 ordinary shares to KIAK’s shareholders.

(9)	Reflects the payment of deferred underwriting fees.

(10)	Reflects the payment of transaction expenses of $1.5 million upon consummation of the Business Combination.

*	In the maximum redemption scenario, net tangible assets of Wintergreen will be less than $5,000,001, Wintergreen’s failure to maintain compliance with the net tangible assets requirement will result in termination of the Merger.

When the redemption ratio exceeds 92.62% (assuming no other influencing factors), it would result in the net tangible assets of the post-merger company dropping below $5,000,001. To mitigate the impact of potential high redemption rates and ensure the continuity of the business combination, KIKA has engaged with prospective investors who have committed to purchase between $5 million and $10 million of issued shares upon completion of the business combination. For more information on risks, please refer to “Risk Factors — Wintergreen will be unable to close the Business Combination if the redemptions of public shares result in its net tangible assets being less than $5,000,001 unless it is able to obtain sufficient equity financing.”

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2025

(In US$, except for share, or otherwise noted)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) HK TP	(B) Wintergreen	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
OPERATING REVENUES
Services	1,310,488	-	-		1,310,488	-		1,310,488
Total operating revenues	1,310,488	-	-		1,310,488	-		1,310,488

COST OF REVENUES	(722,709)	-	-		(722,709)	-		(722,709)

GROSS PROFIT	587,779	-	-		587,779	-		587,779

OPERATING EXPENSES
Selling expenses	(92,746)	-	-		(92,746)	-		(92,746)
General and administrative expenses	(234,407)	(170,069)	(1,500,000)	(10)	(1,904,476)	(1,500,000)	(10)	(1,904,476)
Research and development expenses	(427,685)	-	-		(427,685)	-		(427,685)
Total operating expenses	(754,838)	(170,069)	(1,500,000)		(2,424,907)	(1,500,000)		(2,424,907)

LOSS FROM OPERATIONS	(167,059)	(170,069)	(1,500,000)		(1,837,128)	(1,500,000)		(1,837,128)

OTHER INCOME (EXPENSES)
Finance income (expenses), net	(5,760)	-	-		(5,760)	-		(5,760)
Other income, net		197,922	-		197,922	-		197,922
Total other income, net	(5,760)	197,922	-		192,162	-		192,162

INCOME/(LOSS) FROM CONTINUING OPERATINGS BEFORE INCOME TAXES	(172,819)	27,853	(1,500,000)		(1,644,966)	(1,500,000)		(1,644,966)

PROVISION FOR INCOME TAXES
Current	-	-	-		-	-		-
Deferred	-	-	-		-	-		-
Total provision for income tax	-	-	-		-	-		-

NET INCOME/(LOSS)	(172,819)	27,853	(1,500,000)		(1,644,966)	(1,500,000)		(1,644,966)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	-	-	-		-	-		-

TOTAL COMPREHENSIVE INCOME	(172,819)	27,853	(1,500,000)		(1,644,966)	(1,500,000)		(1,644,966)

EARNINGS (LOSS) PER SHARE
Basic per redeemable ordinary shares	-	0.66			(0.05)			-
Basic per non-redeemable ordinary shares	(17.28)	(0.43)			(0.13)			(0.85)
Diluted per redeemable ordinary shares	-	0.65			(0.05)			-
Diluted per non-redeemable ordinary shares	(17.28)	(0.42)			(0.13)			(0.85)

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic redeemable ordinary shares	-	476,497		(11)	5,595,000		(11)	-
Basic non-redeemable ordinary shares	10,000	674,357		(11)	10,475,684		(11)	10,475,684
Diluted redeemable ordinary shares	-	489,698		(11)	5,595,000		(11)	-
Diluted non-redeemable ordinary shares	10,000	674,357		(11)	10,475,684		(11)	10,475,684

Notes and adjustment to Unaudited Pro Forma Condensed Combined Statement of Income

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

●	A. Derived from HK TP’s audited consolidated statement of operations for the year ended June 30, 2025.

●	B. Derived from Wintergreen’s unaudited condensed statements of operations for the nine months ended June 30, 2025, combining historical consolidated statement of operations for the year ended December 31, 2024 and excluding the unaudited condensed statements of operations for the six months ended June 30, 2024.

(10)	Reflects the payment of transaction expenses of $1.5 million upon consummation of the Business Combination.

(11)	The calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the business combination occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period. The calculation of weighted average shares outstanding for the year ended June 30, 2025, assuming no redemption into cash and maximum redemption into cash, is set forth in below table:

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED MARCH 31, 2026

(In US$, except for share, or otherwise noted)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) KIKA	(B) Wintergreen	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
OPERATING REVENUES
Services	12,682,355	-	-		12,682,355	-		12,682,355
Total operating revenues	12,682,355	-	-		12,682,355	-		12,682,355

COST OF REVENUES	(8,822,390)	-	-		(8,822,390)	-		(8,822,390)

GROSS PROFIT	3,859,965	-	-		3,859,965	-		3,859,965

OPERATING EXPENSES
Selling expenses	(118,126)	-	-		(118,126)	-		(118,126)
General and administrative expenses	(681,688)	(381,706)	(1,500,000)	(10)	(2,563,394)	(1,500,000)	(10)	((2,563,394)
Research and development expenses	(3,152,400)	-	-		(3,152,400)	-		(3,152,400)
Total operating expenses	(3,952,214)	(381,706)	(1,500,000)		(5,833,920)	(1,500,000)		(5,833,920)

LOSS FROM OPERATIONS	(92,249)	(381,706)	(1,500,000)		(1,973,955)	(1,500,000)		(1,973,955)

OTHER INCOME (EXPENSES)
Finance income (expenses), net	(8,809)	-	-		(8,809)	-		(8,809)
Other income, net		1,703,662	-		1,703,662	-		1,703,662
Total other (loss)/income, net	(8,809)	1,703,662	-		1,694,853	-		1,694,853

INCOME/(LOSS) FROM CONTINUING OPERATINGS BEFORE INCOME TAXES	(101,058)	1,321,956	(1,500,000)		(279,102)	(1,500,000)		(279,102)

PROVISION FOR INCOME TAXES
Current	-	-	-		-	-		-
Deferred	-	-	-		-	-		-
Total provision for income tax	-	-	-		-	-		-

NET (LOSS)/INCOME	(101,058)	1,321,956	(1,500,000)		(279,102)	(1,500,000)		(279,102)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	-	-	-		-	-		-

TOTAL COMPREHENSIVE INCOME	(101,058)	1,321,956	(1,500,000)		(279,102)	(1,500,000)		(279,102)

EARNINGS (LOSS) PER SHARE
Basic and diluted per redeemable ordinary shares	-	0.45			0.38			-
Basic and diluted per non-redeemable ordinary shares	(10.10)	(0.71)			(0.17)			(0.04)

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted, redeemable ordinary shares	-	3,320,110		(11)	5,595,000		(11)	-
Basic and diluted, non-redeemable ordinary shares	10,000	1,525,555		(11)	10,475,684		(11)	10,475,684

Notes and adjustment to Unaudited Pro Forma Condensed Combined Statement of Income

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

●	A. Derived from KIKA’s unaudited consolidated statement of operations for the nine months ended March 31, 2026.

●	B. Derived from Wintergreen’s unaudited condensed statements of operations for the three months ended March 31, 2026, combining historical consolidated statement of operations for the year ended December 31, 2025 and excluding the unaudited condensed statements of operations for the six months ended June 30, 2025.

(10)	Reflects the payment of transaction expenses of $1.5 million upon consummation of the Business Combination.

(11)	The calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the business combination occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period. The calculation of weighted average shares outstanding for the nine months ended March 31, 2026, assuming no redemption into cash and maximum redemption into cash, is set forth in below table:

The pro forma shares of the New KIKA’s ordinary shares issued and outstanding immediately after the Merger under the two redemption scenarios are as below:

(In US$, except for share, or otherwise noted)	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Wintergreen’s Ordinary shares issue to KIKA security holders	7,980,050	7,980,050
Wintergreen’s Ordinary shares, already issued to the Sponsor and Private Shareholders	1,684,359	1,684,359
Wintergreen’s Ordinary shares, already issued at IPO	5,595,000	-
Wintergreen’s Ordinary shares issue for conversion of Wintergreen Rights	699,375	699,375
Wintergreen’s representative shares	111,900	111,900
New KIKA’s Weighted-average number of shares outstanding for the net income per share attributable to common shareholders, basic and diluted	16,070,684	10,475,684

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “holders”) of (i) the exercise of redemption rights by U.S. Holders (as defined below) of Wintergreen Ordinary Shares, (ii) the ownership and disposition of New KIKA Ordinary Shares after the Business Combination, and (iii) exchange KIKA ordinary shares for New KIKA ordinary shares.

This section applies only to holders that hold Wintergreen securities, or as applicable, KIKA securities and, after the completion of the Business Combination, New KIKA securities, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies or real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares, or following the Business Combination, will own five percent or more of the shares of New KIKA, by vote or value;

●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

●	persons whose functional currency is not the U.S. dollar;

●	controlled foreign corporations; or

●	passive foreign investment companies.

With respect to the consequences of ownership and disposition of New KIKA Ordinary Shares, this discussion is limited to U.S. Holders that will acquire such New KIKA Shares by virtue of the Business Combination.

This discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. The foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or Non-U.S. taxation.

We have not and do not intend to seek any rulings from the Internal Revenue Service (“IRS”) regarding the Business Combination or any other related matters. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Wintergreen securities or KIKA securities, as applicable, and after the Business Combination, New KIKA securities received in the Business Combination, who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Wintergreen securities or KIKA securities, and, after the Business Combination, New KIKA securities received in the Business Combination, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Wintergreen securities or KIKA securities, the U.S. federal income tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the transactions described herein.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION, OWNERSHIP AND DISPOSITION OF NEW KIKA SECURITIES AND THE EXERCISE OF REDEMPTION RIGHTS. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF Wintergreen SECURITIES, KIKA SECURITIES OR NEW KIKA SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF Wintergreen SECURITIES OR KIKA SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF NEW KIKA SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Federal Income Taxation of U.S. Holders

Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights

In the event that a U.S. Holder of Wintergreen Ordinary Shares elects to exercise its redemption rights pursuant to the redemption provisions described in this proxy statement/prospectus, the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale under Section 302 of the Code or as a distribution, the consequences of which will be impacted by the PFIC rules, as discussed below.

Subject to such PFIC rules, the U.S. federal income tax consequences to a U.S. Holder of Wintergreen Ordinary Shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Wintergreen Ordinary Shares will depend on whether the redemption qualifies as a sale of such shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code.

The redemption of Wintergreen Ordinary Shares will generally qualify as a sale of such shares redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only Wintergreen Ordinary Shares actually owned by such U.S. Holder, but also Wintergreen Ordinary Shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Wintergreen Ordinary Shares owned directly, Wintergreen Ordinary Shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Wintergreen Ordinary Shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include Wintergreen Ordinary Shares which could be acquired pursuant to the rights.

The redemption of Wintergreen Ordinary Shares will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of our outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of our outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. Prior to the Business Combination, the Wintergreen Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the Wintergreen Ordinary Shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the Wintergreen Ordinary Shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of any Wintergreen securities owned by certain family members and such U.S. Holder does not constructively own any other shares of us. The redemption of Wintergreen Ordinary Shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

Redemption Treated as a Sale of Wintergreen Ordinary Shares Under Section 302 of the Code

If any of the above tests is satisfied, the redemption will generally be treated as sale of a U.S. Holder’s Wintergreen Ordinary Shares. Subject to the PFIC rules discussed below, a U.S. Holder treated as selling Wintergreen Ordinary Shares will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale and (ii) the U.S. Holder’s adjusted tax basis in the shares disposed of.

Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a preferential rate of tax. Capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the relevant securities exceeds one year. However, it is unclear whether the redemption rights with respect to the Wintergreen Ordinary Shares may prevent the holding period for such shares from commencing prior to the termination of such rights. The deductibility of capital losses is subject to limitations.

Redemption Treated as a Distribution Under Section 301 of the Code

If none of the above tests is satisfied, a redemption will be treated as a distribution under Section 301 of the Code with respect to Wintergreen Ordinary Shares. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Wintergreen’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other Wintergreen securities (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed Wintergreen Ordinary Shares will be added to the adjusted tax basis in such holder’s remaining Wintergreen securities. If there are no remaining Wintergreen securities, a U.S. Holder should consult its tax advisors as to the allocation of any remaining basis.

Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. If Wintergreen is, or was in its preceding taxable year, a PFIC (as discussed below under “PFIC Considerations”), dividends received by certain non-corporate U.S. Holders (including individuals) generally would not constitute “qualified dividend income” and thus would not be eligible to be taxed at the applicable preferential capital gains rate.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR Wintergreen ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE APPLICATION OF THE PFIC RULES.

Material U.S. Federal Income Tax Effects of the Business Combination

Holders of Wintergreen Ordinary Shares (whether or not U.S. Holders, and, in each case, as described below, whether or not Wintergreen or New KIKA are treated as a PFIC for U.S. federal income tax purposes or the Business Combination qualifies as a Reorganization) will not recognize gain or loss for U.S. federal income tax purposes in the Business Combination. Holders of Wintergreen Ordinary Shares who do not exercise their redemption rights will not recognize gain or loss for U.S. federal income tax purposes as a result of the Business Combination (they simply continue to hold their shares, which will become New KIKA Ordinary Shares).

The parties intend to treat the Business Combination as a tax-free reorganization under Section 368(a) of the Code (and/or Section 351). If it so qualifies, KIKA shareholders will likewise recognize no gain or loss on the receipt of New KIKA Ordinary Shares. However, if the Business Combination does not qualify as a reorganization or Section 351 transaction, KIKA shareholders would recognize gain or loss on the exchange.

The Business Combination should qualify as a “reorganization” within the meaning of Section 368 of the Code, and the parties to the Business Combination Agreement have agreed to report the Business Combination in a manner consistent with such tax treatment to the extent permitted under applicable law. There are many requirements that must be satisfied in order for the Business Combination to qualify as a reorganization under Section 368(a) of the Code, some of which are based upon factual determinations, and others which are fundamental to corporate reorganizations. No ruling has been requested, nor is one intended to be requested, from the IRS as to the U.S. federal income tax consequences of the Business Combination. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder is urged to consult its tax advisor with respect to the particular tax consequence of the Business Combination to such U.S. Holder.

As the Business Combination should be treated as a reorganization within the meaning of Section 368(a) of the Code and/or a transaction governed by Section 351 of the Code, none of Wintergreen, New KIKA, nor KIKA should recognize gain or loss as a result of the Business Combination and the U.S. Holders and Non-U.S. Holders of Wintergreen Ordinary Shares or KIKA ordinary shares should not recognize gain or loss for U.S. federal income tax purposes in the Business Combination. Due to the legal and factual uncertainties described above, it is unclear whether the Business Combination will qualify as a reorganization. If the Business Combination does not qualify as a reorganization within the meaning of Section 368 of the Code and does not otherwise qualify for tax-free treatment under Section 351 of the Code, it will be treated as a taxable stock sale. If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368 of the Code, holders of KIKA shares may recognize gain or loss for U.S. federal income tax purposes.

Material U.S. Federal Income Tax Effects of Ownership and Disposition of New KIKA Ordinary Shares

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of New KIKA Ordinary Shares.

Taxation of Distributions with respect to New KIKA Ordinary Shares

Subject to the PFIC rules described below under “Passive Foreign Investment Company Rules,” the U.S. federal income tax consequences to a U.S. Holder of New KIKA Ordinary Shares who receives any distribution paid on the New KIKA Ordinary Shares generally will correspond to the U.S. federal income tax consequences to a U.S. Holder of Wintergreen Ordinary Shares who is treated as receiving a distribution from paid on the Wintergreen Ordinary Shares, if such U.S. Holder’s redemption of ordinary shares does not qualify as a sale of ordinary shares, as discussed above in “— U.S. Federal Income Tax Consequences to U.S. Holders of Wintergreen Securities of Exercising Redemption Rights — Redemption Treated as a Distribution Under Section 301 of the Code.”

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New KIKA Ordinary Shares

Subject to the PFIC rules described below under “— Passive Foreign Investment Company Rules,” the U.S. federal income tax consequences to a U.S. Holder of New KIKA Ordinary Shares on the sale or other taxable disposition of the New KIKA Ordinary Shares will generally correspond to the U.S. federal income tax consequences to a U.S. Holder of Wintergreen Ordinary Shares redeeming their Wintergreen Ordinary Shares, if their redemption of Wintergreen Ordinary Shares qualifies as a sale of Wintergreen Ordinary Shares, as discussed above in “— U.S. Federal Income Tax Consequences to U.S. Holders of Wintergreen Securities of Exercising Redemption Rights — Redemption Treated as a Sale of Wintergreen Ordinary Shares Under Section 302 of the Code.”

Passive Foreign Investment Company Rules

The treatment of U.S. Holders could be materially different from that described above if Wintergreen or New KIKA is or was treated as a PFIC for U.S. federal income tax purposes.

A non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents are generally passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable.

Pursuant to the start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC, (2) it is established to the satisfaction of the IRS that the corporation will not be a PFIC for either of the first two taxable years following the start-up year, and (3) the corporation is not in fact a PFIC for either of those years (the “start-up exception”). PFIC status for any taxable year is a factual annual determination that can be made only after the end of that year and will depend on the composition of New KIKA’s income and assets and the value of its assets from time to time and, for the taxable year in which the Business Combination occurs, the composition of the income and assets, and the value of the assets, of Wintergreen, its predecessor for this purpose. The value of New KIKA’s assets includes the value of its goodwill and other intangible assets not shown on its financial statements, which may be determined, in large part, by reference to the market price of the New KIKA Ordinary Shares from time to time, which is subject to change and may be volatile. Accordingly, there is a risk that New KIKA may be a PFIC for its current or any future taxable year.

If Wintergreen is or was a PFIC for any taxable year during the holding period of a U.S. Holder in its Wintergreen Ordinary Shares, then, New KIKA will also be treated as a PFIC as to such U.S. Holder with respect to New KIKA Shares received in exchange for Wintergreen Ordinary Shares pursuant to the Business Combination, even if New KIKA does not meet the test for PFIC status in its own right, unless the U.S. Holder made an applicable PFIC election (or elections). In addition, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if such U.S. Holder held such New KIKA Shares (treated as shares of a PFIC as to such holder) for a period that includes such holder’s holding period for the Wintergreen Ordinary Shares exchanged therefor.

If New KIKA is a PFIC or is treated as a PFIC with respect to a U.S. Holder, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its New KIKA Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder to the extent greater than 125% of the average annual distributions received by such U.S. Holder in respect of the New KIKA Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the New KIKA Shares).

Under these rules (the “interest charge rules”):

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the New KIKA Ordinary Shares;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of New KIKA’s first taxable year in which New KIKA is a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in the U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each taxable year described in the preceding bullet of the U.S. Holder.

PFIC Elections

In general, if New KIKA is a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences under the interest charge rules described above in respect of New KIKA Ordinary Shares (a) by making or having made a qualified electing fund (“QEF”) election or a mark-to-market election for the first taxable year for which New KIKA (or Wintergreen) is or was a PFIC and in which such U.S. Holder held (or was deemed to hold) such New KIKA (or Wintergreen) Shares and maintain such election or (b) by making and maintaining a QEF election along with an applicable purging election (collectively, the “PFIC Elections”).

QEF and Purging Elections

As a result of making and maintaining a timely and valid QEF election (if eligible to do so), a U.S. Holder of New KIKA Ordinary Shares must include in income such U.S. Holder’s pro rata share of New KIKA’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge. A subsequent distribution of such earnings and profits that were previously included in income should generally not be taxable as a dividend to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a PFIC with respect to which a QEF election has been made will be increased by amounts that are included in income and decreased by amounts distributed but not taxed as dividends, under the above rules.

In the absence of a purging election, a U.S. Holder would be treated for purposes of the interest charge rules as if the U.S. Holder held such New KIKA Shares for a period that includes a period when the QEF election was not in effect, including such U.S. Holder’s holding period for the Wintergreen securities exchanged therefor, respectively. U.S. Holders are urged to consult their tax advisors regarding the application of the purging elections rules to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis, and once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement from Wintergreen or New KIKA, as the case may be, to a timely filed U.S. federal income tax return for the tax year to which the election relates. In the event that New KIKA determines after the completion of the Business Combination that New KIKA is a PFIC for U.S. federal income tax purposes for any taxable year, New KIKA will, upon request of a holder of New KIKA Ordinary Shares, make reasonable best efforts to provide a PFIC Annual Information Statement to such holder. Retroactive QEF elections generally may be made only by filing a protective statement with such federal income tax return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Mark-to-Market Election

As an alternative to a QEF election, if a U.S. Holder owns shares in a company that is a PFIC and the shares are “regularly traded” on a “qualified exchange,” such U.S. Holder could make a mark-to-market election that would result in tax treatment different from that under the interest charge rules described above. The Wintergreen Ordinary Shares and New KIKA Ordinary Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the Wintergreen Ordinary Shares or New KIKA Ordinary Shares, as applicable, are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the Wintergreen Shares are listed and the New KIKA Ordinary Shares are expected to be listed, is a qualified exchange for this purpose.

Such electing U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its New KIKA Shares at the end of such year over its adjusted basis in its New KIKA Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its New KIKA Ordinary Shares over the fair market value of its New KIKA Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included in income as a result of the mark-to-market election). The U.S. Holder’s basis in its New KIKA Ordinary Shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on a sale or other taxable disposition of its New KIKA Ordinary Shares will be treated as ordinary income, and any loss will be treated as an ordinary loss (but only to the extent of the net amount previously included in income as a result of the mark-to-market election, with any excess treated as a capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on New KIKA Ordinary Shares will be treated as discussed under “U.S. Federal Income Tax Consequences of Ownership and Disposition of New KIKA Ordinary Shares — Taxation of Distributions with respect to New KIKA Ordinary Shares” above.

If made, a mark-to-market election will be effective for the taxable year for which the election is made and for all subsequent taxable years in which New KIKA is a PFIC, unless the New KIKA Ordinary Shares cease to qualify as “regularly traded” on a “qualified exchange” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to New KIKA Ordinary Shares under their particular circumstances (including the possible recognition of income or gain under the PFIC interest charge rules in the case that the mark-to-market election is not made for the first taxable year in which the U.S. Holders own (or are treated as owning) the New KIKA Ordinary Shares).

Other PFIC Rules

If New KIKA is a PFIC and, at any time, has a non-U.S. subsidiary that is a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC and generally could incur liability for the deferred tax and interest charge under the interest charge rules described above if New KIKA receives an excess distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of that distribution or disposition. A mark-to-market election cannot be made with respect to a lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION, OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, THE APPLICATION OF THE PFIC RULES TO WARRANTS, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

U.S. Federal Income Taxation of Non-U.S. Holders

Distributions

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on distributions received with respect to New KIKA Ordinary Shares if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business (and a corporate Non-U.S. Holder may also be subject to U.S. federal branch profits tax). However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Sale, Exchange or other Disposition of New KIKA Shares

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of New KIKA Ordinary Shares provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of New KIKA Ordinary Shares is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of New KIKA Ordinary Shares if they are present in the United States for 183 days or more during the taxable year of the disposition and meet certain other requirements.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to New KIKA Shares and proceeds from the sale, exchange or redemption of Wintergreen Securities may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24 percent) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the relevant paying agent) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status if required to do so. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

In addition, certain U.S. Holders (and to the extent specified in applicable Treasury Regulations, certain individual Non-U.S. Holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to New KIKA Shares or the non-U.S. financial accounts through which they are held, subject to certain exceptions (including an exception for New KIKA Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold New KIKA Shares. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury Regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders should consult their own tax advisors regarding their reporting obligations.

INFORMATION ABOUT WINTERGREEN

Unless the context otherwise requires, all references in this “Information About Wintergreen” section to “Wintergreen,” the “Company,” “we,” “us,” or “our” refers to Wintergreen Acquisition Corporation prior to the consummation of the Business Combination.

Wintergreen Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated as a Cayman Islands exempted company on April 29, 2024. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

IPO and Unregistered Sales of Equity Securities

On December 27, 2024, we issued our Sponsor, MACRO DREAM Holdings Limited, 1,437,500 founder shares for an aggregate purchase price of $25,000, or approximately $0.017 per share. On July 13, 2025, the Sponsor forfeited 38,750 ordinary shares as a result of the underwriter’s partial exercise of the IPO overallotment option.

On May 30, 2025, Wintergreen consummated its initial public offering (the “IPO”) of 5,595,000 units (the “Units”), including 595,000 Units issued to the underwriter upon partial exercise of their over-allotment option. Each Unit consists of one ordinary share of the Company, par value $0.0001 per share (the “Ordinary Shares”) and one right entitling the holder thereof to receive one-eighth (1/8th) of one ordinary share of upon consummation of the Company’s initial business combination (the “Rights”).

Concurrent with the closing of the IPO, the Company closed a private placement with its sponsor, MACRO DREAM Holdings Limited (the “Sponsor”), of an aggregate of 253,875 units (the “Placement Units”) at a price of $10.00 per Placement Unit, generating gross proceeds of $2,538,750 (the “Private Placement”). Meanwhile, 55,950 ordinary shares (50,000 base and 5,950 related to partial over-allotment exercise) were issued to the representative, D. Boral Capital LLC, at the closing of the IPO as the representative shares (“representative shares”).

Fair Market Value of Target Business

The target business or businesses that Wintergreen acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination. As described elsewhere in this proxy statement/prospectus, Wintergreen’s board of directors determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

Pursuant to the currently effective Amended and Restated Memorandum and Articles of Association, Wintergreen is seeking shareholder approval of the Business Combination at a meeting called for such purpose at which public shareholders may seek to redeem their Ordinary Shares, regardless of whether they vote for or against the proposed Business Combination or are holders of record on the record date established for such vote. Accordingly, in connection with the Business Combination, public shareholders may seek to redeem their Ordinary Shares in accordance with the procedures set forth in this proxy statement/prospectus.

SPAC Sponsor and their Affiliates

Wintergreen’s Sponsor is MACRO DREAM Holdings Limited, a limited liability company incorporated in the British Virgin Islands for the sole purpose of consummating a SPAC IPO. Yongfang “Fayer” Yao is the sole managing member of our sponsor and holds voting and investment discretion with respect to the ordinary shares held of record by the sponsor.

MACRO DREAM Holdings Limited was responsible for organizing, directing and managing the business and affairs of Wintergreen from its incorporation until consummation of its IPO. Wintergreen’s activities included identifying and negotiating terms with the representative of the underwriters in Wintergreen IPO and other third-party service providers such as Wintergreen’s auditors and legal counsel. Wintergreen’s Sponsor has had no operations outside of the responsibilities described above that it had and fulfilled to Wintergreen.

Sponsor Compensation

Pursuant to the SEC’s rules governing SPACs, securities of Wintergreen and promissory notes from Wintergreen issued to any entity and/or person primarily responsible for organizing, directing or managing the business and affairs of the SPAC, such as the Sponsor, excluding its officers and directors who are not affiliates of any such entity, may be considered “compensation” awarded to or earned by the Sponsor.

Securities Issuance:

A.	Founder shares: On December 27, 2024, our Sponsor purchased 1,437,500 founder shares for an aggregate purchase price of $25,000, or approximately $0.017 per share, which is significantly below the price at which our public shareholders purchased our public units. On July 13, 2025, the Sponsor forfeited 38,750 ordinary shares as a result of the underwriter’s partial exercise of the IPO overallotment option. As a result, with respect to these founder shares, our Sponsor can earn a positive rate of return on its investment even if other Wintergreen shareholders experience a negative rate of return, although the founder shares are identical to the ordinary shares underlying the public units purchased by our public shareholders (with the exception of redemption rights). As such, the founder shares should be characterized as compensation to the Sponsor.

B.	Private Placement Units: Simultaneously with the closing of the IPO, Sponsor purchased 253,875 private units of Wintergreen at a price of $10.00 per placement unit. This is typically noted as an extension of the risk capital by the Sponsor, because while the private units are virtually identical with what our public shareholders purchased at the Wintergreen IPO, the private units are not eligible for Wintergreen redemption in the event we do not complete a business combination. As such, this incentivize the Sponsor to close a business combination with even a less desirable target.

Promissory Notes:

A.	On August 20, 2024, the Company issued an unsecured promissory note to the sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $475,000, without interests. As of the date of the IPO, Wintergreen borrowed $475,000 which was paid back.

The following table sets forth the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination, including the securities held by such parties and the price paid for such securities:

Type of Compensation / Security	Recipient	Amount of Securities / Nature of Payment	Total Price Paid / Capital Contribution	Approximate Value at $10.00 Per Share(1)
Founder Shares (Wintergreen Ordinary Shares)	Sponsor	1,398,750 Shares(2)	$25,000 (approx. $0.017/share)		$13,987,500	(6)
Private Placement Units	Sponsor	253,875 Units	$2,538,750 ($10.00/unit)		$2,538,750	(7)
Rights Shares (from Private Units)	Sponsor	31,734 Shares(3)	Included in Unit Price		$317,340	(7)
Administrative Support Fees	Sponsor	Accrued monthly fees	Service provided	$	[ ]	(4)
Promissory Note	Sponsor	Repayment of transaction costs	$0 (Outstanding)(5)		$0
Working Capital Loans	Sponsor	Repayment of working capital loans	$0 (Outstanding)		$0
Out-of-Pocket Expenses	Officers & Directors	Reimbursement for travel/diligence	$0 (Outstanding)		$0
Total			$2,563,750		$16,843,590	+

(1)	Assumes a value of $10.00 per share. This value does not take into account any potential trading restrictions or lock-up agreements.

(2)	Represents the 1,437,500 Ordinary Shares initially acquired by the Sponsor, net of 38,750 shares forfeited due to the partial exercise of the over-allotment option. These shares are identical to the public shares and will become New KIKA ordinary shares upon consummation of the Business Combination.
(3)	Represents the New KIKA ordinary shares to be issued upon the automatic conversion of the 1/8th right included in each private unit upon consummation of the Business Combination.
(4)	Represents the aggregate amount of administrative support fees that have accrued and remain unpaid. As of the date hereof, $[ ] has accrued.
(5)	The Sponsor has authorized a promissory note of up to $475,000 to cover transaction expenses. As of the date hereof, no amount has been drawn under this note.
(6)	Founder Shares Lock-Up: Pursuant to a letter agreement, the Sponsor has agreed not to transfer, assign, or sell any of these shares until the earlier of (A) 180 days after the completion of the Business Combination, or (B) subsequent to the Business Combination, if the last sale price of the New KIKA ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination. Exceptions are permitted for transfers to affiliates, family members, or for estate planning, subject to the transferee agreeing to remain bound by these transfer restrictions.
(7)	Private Placement Lock-Up: Pursuant to a letter agreement, the Sponsor has agreed not to transfer, assign, or sell any of the Private Placement Units (or the underlying shares and rights) until 30 days after the completion of the Business Combination. Exceptions are permitted for transfers to affiliates, family members, or for estate planning, subject to the transferee agreeing to remain bound by these transfer restrictions.

No additional consideration for waiver of redemption rights

Pursuant to the Insider Letter Agreement entered into at the time of Wintergreen’s IPO, the Sponsor and Wintergreen’s officers and directors have agreed to waive their redemption rights with respect to their founder shares and any private placement shares in connection with the completion of the business combination (excluding public shares the parties may acquire from time to time). No consideration was paid to the Sponsor or Wintergreen’s officers and directors in exchange for their agreement to waive their redemption rights. This waiver was provided to align the interests of the Sponsor and the insiders with those of Wintergreen and its shareholders and to facilitate the completion of a business combination.

The issuance of these securities and compensation will result in material dilution to non-redeeming public shareholders. Assuming no redemptions, non-redeeming public shareholders’ ownership will dilute from 80% pre-merger to 34.8% post-merger. The extent of dilution varies based on redemption levels, with maximum dilution (100% redemptions) resulting in non-redeeming public shareholders holding 0% ownership (excluding rights conversions).

Restrictions on the sale by Sponsor of Wintergreen and New KIKA securities

The Sponsor has agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of: (A) 180 days after the completion of our initial business combination and (B) subsequent to our initial business combination, if the reported last sale price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or if we complete a transaction after our initial business combination which results in all of our shareholders having the right to exchange their shares for cash, securities or other property after our initial business combination. In addition, the Sponsor and each insider may not transfer, assign, or sell any private placement units (or the underlying private placement shares or private placement rights, or any ordinary shares issued upon conversion of the private placement rights) until 30 days after the completion of Wintergreen’s initial business combination. These lock-up restrictions do not apply to certain permitted transferees (such as officers, directors, or affiliates of the Sponsor) provided the transferee agrees to be bound by the same restrictions.

The Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association to (A) modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months from the closing of this offering (subject to nine one-month extensions after the closing of the offering) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, (iii) waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within 15 months from the closing of this offering (subject to nine one-month extensions after the closing of the offering), although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame and (iv) vote any founder shares held by them, and any public shares purchased during or after this offering (including in open market and privately-negotiated transactions) in favor of our initial business combination.

However, any such purchases described in (iv) of the precedent paragraph will be made in compliance with Rule 14e-5 under the Exchange Act. Specifically, pursuant to the guidance provided in Question 166.01 of the SEC’s Compliance and Disclosure Interpretations regarding Tender Offer Rules, and notwithstanding the voting obligations set forth in the letter agreement described above: (i) such purchases will not be made at a price higher than the price offered through the redemption process; (ii) such purchased shares will not be voted in favor of the Business Combination Proposal; and (iii) such purchases will not be made if they would violate the anti-manipulation provisions of the Exchange Act.

In addition, prior to the Extraordinary General Meeting, the Company will file a Current Report on Form 8-K to disclose any material terms of any such purchases of public shares by the Sponsor or its affiliates, including the amount of shares, the purchase price, the identities of the sellers (if not an open market purchase), and the purpose of the purchases.

Redemption Rights and Liquidation if No Initial Business Combination

Time to Complete a Business Combination: We have until 15 months from the closing of our IPO to consummate a business combination. However, if we anticipate that we may not be able to consummate our business combination within 15 months, we may extend the period of time to consummate a business combination up to nine times, each by an additional one month (for a total of up to 24 months from the closing of our IPO to complete a business combination).

Extension Mechanisms

●	Funded Automatic Extensions (Up to 24 Months): Pursuant to Article 37.8 of our Amended and Restated Memorandum and Articles of Association, our Board of Directors may extend the deadline by an additional month by causing the sponsor (or its designees) to deposit $184,635 (approximately $0.033 per Wintergreen public share) into the Trust Account. This mechanism allows for extensions up to 24 months from the closing of our IPO.

No Shareholder Vote or Redemption: Because these extensions are already authorized by our existing Articles, the exercise of these options by the sponsor does not require a shareholder vote and does not trigger redemption rights for Wintergreen public shareholders.

●	Shareholder Vote Extensions (Beyond 24 Months): If we require additional time beyond the 24-month funded extension period described above, or if we seek to alter the terms of the funded extensions, we would be required to hold an Extraordinary General Meeting to seek shareholder approval to amend our Articles of Association.

Redemption Rights Apply: Pursuant to Article 37.9 of our Articles, in connection with any such shareholder vote to approve an extension amendment, we must provide Wintergreen public shareholders with the opportunity to redeem their Wintergreen public shares for a pro rata portion of the funds in the Trust Account, regardless of whether they vote for or against the extension proposal.

Redemption of Wintergreen Public Shares: We will provide our Wintergreen public shareholders with the opportunity to redeem all or a portion of their Wintergreen public shares upon the consummation of our business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Wintergreen public shares.

Liquidation if No Business Combination If we do not consummate a business combination within 15 months from the closing of our IPO (or up to 24 months if the funded extensions are exercised), we will:

1.	cease all operations except for the purpose of winding up;

2.	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Wintergreen public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Wintergreen public shares, which redemption will completely extinguish Wintergreen public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and

3.	as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board of Directors, liquidate and dissolve,

subject in the case of clauses (2) and (3) to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

Our sponsor, officers, and directors have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares or private placement shares held by them if we fail to consummate a business combination within the prescribed timeframe. However, if our sponsor or management team acquire Wintergreen public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Wintergreen public shares if we fail to consummate a business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF WINTERGREEN

References to the “Company,” “Wintergreen,” “our,” “us” or “we” refer to Wintergreen Acquisition Corp. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the condensed consolidated financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated on April 29, 2024, as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Placement Units, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of this offering or otherwise), shares issued to the owners of the target, debt issued to banks or other lenders or the owners of the target, or a combination of the foregoing.

On May 30, 2025, we consummated our IPO of 5,000,000 Units, at $10.00 per Unit, generating gross proceeds of $50,000,000, and incurring offering costs of $1,308,056. We granted the underwriter a 45-day option to purchase up to an additional 750,000 Units at the IPO price to cover over-allotments, if any. On May 29, 2025, the over-allotment option was exercised in part, and 595,000 Units, at $10.00 per Unit were sold, generating gross proceeds of $5,950,000. Meanwhile, 55,950 ordinary shares were issued to the underwriter at the closing of the IPO as representative shares, and $559,500 will paid in cash and 55,950 representative shares will be issued as the deferred underwriting commission at the consummation of a Business Combination.

Simultaneously with the consummation of the closing of the IPO, we consummated a private placement of an aggregate of 253,875 units to the Sponsor at a price of $10.00 per Unit, generating gross proceeds of $2,538,750.

Following the closing of the IPO on May 30, 2025, an amount of $56,089,875 from the net proceeds of the sale of the Units in the IPO and a portion of the proceeds from the sale of the Placement Units was placed in a trust account (“Trust Account”) and established for the benefit of our public shareholders and the underwriters of the IPO with Wilmington Trust, National Association acting as trustee.

On July 13, 2025, the remaining unexercised over-allotment option to purchase up to 155,000 Units at $10.00 per Unit were expired and 38,750 ordinary shares were forfeited along with the expiry of the over-allotment option.

Currently, we have no revenue, have had losses since inception from incurring formation and operating costs and have had no operations. We have relied upon the working capital available to us following the consummation of the IPO and the Private Placement to fund our operations, as well as the funds loaned by the Sponsor, our officers, directors or their affiliates. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

On November 17, 2025, we entered into a Merger Agreement (the “Merger Agreement”) with Wintergreen Acquisition Merger Subsidiary Corp., our wholly-owned Cayman Islands subsidiary (“Merger Sub”), and KIKA Technology Inc., a Cayman Islands exempted company (“KIKA”). Pursuant to the Merger Agreement, Merger Sub will merge with and into KIKA, with KIKA surviving the merger as our wholly-owned subsidiary (the “Proposed Business Combination”). Upon consummation of the transaction, we will change our corporate name to “KIKA Inc.”.

The transaction values KIKA at $80,000,000. At the closing, all outstanding ordinary shares of KIKA will be canceled and converted into the right to receive approximately 7,980,050 of our ordinary shares. These shares are valued at $10.025 per share, representing the initial per-share redemption price to be paid to our public shareholders exercising their redemption rights.

The consummation of the Proposed Business Combination remains subject to customary closing conditions, including the SEC declaring our Proxy/Registration Statement effective, the receipt of necessary approvals from both our shareholders and KIKA’s shareholders, and our retention of at least $5,000,001 of net tangible assets immediately after the closing.

Results of Operations and Known Trends or Future Events

We have not generated any operating revenues to date. From inception through the closing of our IPO on May 30, 2025, our activities were primarily organizational and focused on preparing for the IPO. Following the IPO, our principal activities shifted to identifying a target for a business combination, conducting due diligence, and negotiating the Merger Agreement with KIKA. We will not generate any operating revenues until after the completion of our initial business combination, at the earliest. We will generate non-operating income in the form of interest income on cash and cash equivalents after our IPO. There has been no significant change in our financial position and no material adverse change has occurred since the date of our audited financial statements. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.

For the year ended December 31, 2025, we recorded a net income of $988,403, which consisted of gain from change in fair value of over-allotment liability of $39,900, income earned on marketable securities held in trust account of $1,335,761, interest income earned on purchase of time-deposits of $16,563 and operating expenses of $403,821.

For the period from April 29, 2024 (inception) through December 31, 2024, we incurred a net loss of $10,299, which related to formation and operating expenses of $10,299.

For the three months ended March 31, 2026, we recorded a net income of $371,705, which consisted of income earned on marketable securities held in trust account of $503,470, interest income earned on purchase of time-deposits of $5,890, offset by operating expenses of $137,655.

For the three months ended March 31, 2025, we incurred a net loss of $75,157, which related to formation and operating expenses of $75,157.

Liquidity and Capital Resources

For the year ended December 31, 2025, cash used in operating activities was $274,011, cash used in investing activities was $56,089,875 and cash provided by financing activities was $57,199,177. As of December 31, 2025, we had cash of $1,324,992 available for working capital needs and marketable securities held in Trust Account of $57,425,636. All marketable securities are held in the Trust Account and is generally unavailable for our use, prior to an initial business combination, and is restricted for use either in a business combination or to redeem the ordinary shares. As of December 31, 2025, none of the amount on marketable securities in the Trust Account was available to be withdrawn as described above.

For the three months ended March 31, 2026, cash used in operating activities was $145,562 and there were no cash used in or provided from investing activities nor financing activities. As of March 31, 2026, we had cash of $1,179,430 available for working capital needs and marketable securities held in Trust Account of $57,929,106. All marketable securities are held in the Trust Account and is generally unavailable for our use, prior to an initial business combination, and is restricted for use either in a business combination or to redeem the ordinary shares. As of March 31, 2026, none of the amount on marketable securities in the Trust Account was available to be withdrawn as described above.

We intend to use substantially all of the net proceeds of the IPO, including the marketable securities held in the Trust Account, to acquire a target business or businesses and to pay our expenses relating thereto, including deferred underwriting commissions of $559,500 payable to D. Boral Capital in cash, the representative of the underwriters of the IPO. To the extent that our share capital is used in whole or in part as consideration to effect our initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

Over the next 12 months (assuming a business combination is not consummated prior thereto), we will be using the funds held outside of the Trust Account for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

If our estimates of the costs of undertaking in-depth due diligence and negotiating our initial business combination is more than the actual amount necessary to do so, or the amount of interest available to us from the Trust Account is less than we expect as a result of the current interest rate environment, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to consummate our initial business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial business combination. Following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

As of March 31, 2026, we had cash of $1,179,430 in operating bank accounts, working capital of $1,079,980 and a net income of $371,705 for the three months ended March 31, 2026. In connection with our assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40, “Going Concern,” we have determined, considering the funds available from our IPO consummated on May 30, 2025, that we have sufficient funds for our working capital needs until a minimum of one year from the date of issuance of these financial statements. However, we have until May 30, 2027 to consummate an initial business combination. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. Management has determined that the need to satisfy this mandatory liquidation requirement, should a business combination not occur, raises substantial doubt about our ability to continue as a going concern. We intend to complete an initial business combination before the mandatory liquidation date. Nevertheless, there can be no assurance that we will be able to consummate a business combination by May 30, 2027. No adjustments have been made to the carrying amounts and classification of assets or liabilities should the Company be required to liquidate after such date.

Off-Balance Sheet Arrangements

As of March 31, 2026, we have no obligations, assets or liabilities that would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of March 31, 2026, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

We are obligated to pay the underwriters a deferred underwriting commission equal to 1.0% of the gross proceeds of the IPO, or $559,500, which will be paid to the underwriters in cash from the funds held in the Trust Account upon the consummation of an initial Business Combination. In addition, we will issue 55,950 representative shares at the consummation of a Business Combination. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period.

The founder shares, the Ordinary Shares included in the Private Units, and any Ordinary Shares that may be issued upon conversion of working capital loans (and any underlying securities) will be entitled to registration rights pursuant to a registration rights agreement entered into in connection with the IPO. The holders of these securities are entitled to make up to two demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, contingent assets and liabilities, each as of the date of the financial statements, and revenue and expenses during the periods presented. On an ongoing basis, management evaluates their estimates and assumptions, and the effects of any such revisions are reflected in the financial statements in the period in which they are determined to be necessary. Management bases their estimates on historical experience and on various other factors that they believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual outcomes could differ materially from those estimates in a manner that could have a material effect on our consolidated financial statements. We have not identified any critical accounting estimates.

While our significant accounting policies are more fully described in Note 2 — Summary of Significant Accounting Policies” in the notes to our condensed consolidated financial statements, we believe that there were the following critical accounting policies that affected the preparation of condensed consolidated financial statements.

Ordinary Shares Subject to Possible Redemption

All of the 5,595,000 Ordinary Shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation.

The Company accounted for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (ASC 480). Ordinary shares subject to mandatory redemption (if any) were classified as a liability instrument and will be measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) were classified as temporary equity. At all other times, ordinary shares were classified as stockholders’ equity. In accordance with ASC 480-10-S99, the Company classified the ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company.

Given that the 5,595,000 ordinary shares sold as part of the units in the IPO were issued with other freestanding instruments (i.e., rights), the initial carrying value of ordinary shares classified as temporary equity has been allocated to the proceeds determined in accordance with ASC 470-20. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes in redemption value as a charge against retained earnings or, in the absence of retained earnings, as a charge against additional paid-in capital over an expected 15-month period, which is the initial period that the Company has to complete a Business Combination.

The Company reassessed the estimation of redemption shares value as of each subsequent quarterly period end to more accurately reflect the terms of the related share agreements and articles of association, which has affected the earnings per share and accretion to redemption value of the shares subject to possible redemption.

Recent Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”) which requires detailed disclosures in the notes to financial statements disaggregating specific expense categories and certain other disclosures to provide enhanced transparency into the nature and function of expenses. The FASB further clarified the effective date in January 2025 with the issuance of ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. The requirements should be applied on a prospective basis while retrospective application is permitted. Our management does not expect to adopt this guidance early and does not expect the adoption of this ASU to have a material impact on our condensed consolidated financial statements.

On December 8, 2025, the FASB issued ASU 2025-11 — Interim Reporting (“ASU 2025-11”) which is intended to improve the navigability of the guidance in ASC 270, Interim Reporting, and clarify when it applies. Under the amendments, an entity is subject to ASC 270 if it provides interim financial statements and notes in accordance with GAAP. ASU 2025-11 also addresses the form and content of such financial statements, interim disclosures requirements, and establishes a principle under which an entity must disclose events since the end of the last annual reporting period that have a material impact on the entity. ASU 2025-11 is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, and early adoption is permitted. We are currently evaluating the impact the adoption of ASU 2025-11 may have on our condensed consolidated financial statements.

Management does not believe that any recently issued, but not effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed consolidated financial statements.

INFORMATION ABOUT KIKA

The information in this section describes the current and proposed business and operations of KIKA. Unless the context otherwise requires, all references in this section to “KIKA,” “Company,” “we,” “us,” or “our” refer to the current and proposed business and operations of KIKA.

Overview

KIKA is the parent company of Time Point Technology Co., Limited (“HK TP”), a provider of AdTech Dynamic Matching Technology services. KIKA is a Cayman Islands holding company and has no material operations of its own. HK TP was incorporated in Hong Kong and is an indirect operating subsidiary of KIKA.

HK TP leverages its proprietary intelligent algorithms, technical know-how and real-time data processing platform to deliver precise matching between customers’ advertising needs and multi-dimensional traffic resources, or traffic tags, ensuring the accuracy, efficiency, and performance controllability of advertising delivery. No end user information, including user tags or user-level behavioral segments, interest categories, demographic attributes, or any other user profiling data, whether they are anonymized, pseudonymized, or otherwise, are received, processed, stored, or used by HK TP or KIKA in the course of providing AdTech services.

KIKA relies on two key proprietary technologies to achieve this privacy-centric matching:

●	Multi-dimensional traffic label optimization: A technology that categorizes traffic inventory by geography, device type, contextual signals, and content relevance, enabling precise matching with advertisers’ target parameters. It uses algorithms to continuously refine traffic source labels, improving advertising delivery accuracy without relying on individual user data.

●	Dynamic tag matching technology: A real-time matching system that connects advertisers’ campaign tags with relevant traffic labels, ensuring immediate delivery of ads to high-relevance traffic sources.

By matching multi-dimensional traffic resources with customer/advertisers’ demand in real time, HK TP enables efficient and privacy-preserving advertising delivery while providing performance optimization support. This creates an automated, closed-loop advertising system that integrates multi-dimensional traffic resources and advertiser needs without relying on any form of user identification or user profiling.

Corporate Structure

The following diagram sets forth the structure of the Company as of the date of this proxy statement:

On October 31, 2023, HK TP was incorporated in Hong Kong. HK TP engages in the AdTech Dynamic Matching Technology Services in Hong Kong.

On August 27, 2025, WU YUE INVESTMENT LTD and UHAP Technology Ltd. established KIKA Technology Inc. (“KIKA”) in Cayman Islands. UHAP Technology Ltd. holds 87% equity of KIKA and WU YUE INVESTMENT LTD holds 13% equity of KIKA.

On August 29, 2025, KIKA established a wholly owned subsidiary KIKA Technology Limited (“KIKA Tech”) in British Virgin Islands.

On September 26, 2025, HK TP’s shareholder Liu Zhenwei transferred 100% equity of HK TP to KIKA Tech.

KIKA’s principal executive offices are located at RM 705,7/F,Fa Yuen Commercial Building, NO.75-77, Fa Yuen Street, Mong Kok, Kowloon, Hong Kong SAR. KIKA’s registered office in the Cayman Islands is P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands.

Security Ownership of KIKA

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Ordinary Shares
Tony Han	-	-
Maggie Huang	-	-
All executive officers and directors as a group (2 individuals)	-	-

5% Holders
UHAP Technology Ltd.(1)	8,700	87%
WU YUE INVESTMENT LTD.(2)	1,300	13%

(1)	Represents KIKA ordinary shares held by UHAP Technology Ltd. Ms. Chanyaphak Buariew is the sole director and ultimate beneficial owner of UHAP Technology Ltd and has sole voting and dispositive power over the shares held by such entity. The address of the entity is P.O.Box 905, QuastiskyBuilding, Road Town, Tortola, British Virgin Islands.
(2)	Represents KIKA ordinary shares held by WU YUE INVESTMENT LTD. Hao Wu and Chunchun Ye are the directors of WU YUE INVESTMENT LTD. Ms. Chanyaphak Buariew is the ultimate beneficial owner of the entity and has sole voting and dispositive power over the shares held by it. The address of the entity is P.O.Box 905, Quastisky Building,Road Town, Tortola, British Virgin Islands.

Permissions Required for New KIKA’s Operations

KIKA currently conducts its business primarily through its subsidiary, in Hong Kong. New KIKA will conduct, its business in Hong Kong primarily through its subsidiaries. KIKA’s Hong Kong subsidiaries are each duly incorporated under the laws of Hong Kong and each possess a Business Registration Certificate issued pursuant to the Hong Kong Business Registration Ordinance (Chapter 310) and Business Registration Regulations.

Our Services

Our Advertising Services

The Company has built its AdTech Dynamic Matching Technology Services — centered on dynamic matching and precise delivery — by relying on its self-developed intelligent algorithm system and real-time data processing platform. The “platform” is a fully operational ad distribution system, not a consumer-facing website or application. It establishes bidirectional data channels with upstream traffic integrators and downstream ad integrators through standardized API interfaces, serving as a bridge connecting advertisers, ad integrators, and traffic sources. Because the platform operates as a backend infrastructure connecting business partners via API, it does not have “active users” in the traditional sense (such as consumer logins or app subscribers). Instead, it acts as a centralized hub to facilitate high-volume, automated transactions.

Through efficient data processing capabilities and intelligent algorithms, the system achieves real-time, high-precision matching between customers’ advertising needs and multi-dimensional traffic resources, ensuring the accuracy, efficiency, and performance controllability of advertising delivery.

The core of the AdTech Dynamic Matching Technology Services lies in technology-driven value creation. The service model is based on real-time data processing, intelligent algorithm matching, and dynamic optimization mechanisms, integrating the entire advertising delivery process into an automated, closed-loop system.

During service implementation:

●	The system first aggregates and integrates multi-party traffic resources, which are sourced from cooperative media platforms, app developers, traffic suppliers, etc., and are equipped with multi-dimensional tags and precise audience attributes.

●	Simultaneously, the system acquires and parses customers’ advertising needs — including parameters such as delivery budget, target audience, ad creative type, and target channels — to ensure that needs and traffic are uniformly modeled and quantified under the same technical framework.

Unlike traditional advertising agency or traffic distribution models, the Company, supported by its self-developed technical systems, integrates multi-party traffic resources and customers’ advertising needs to build an automated and efficient closed-loop advertising delivery system, which is equipped with capabilities for efficient and precise dynamic optimization and intelligent delivery algorithm decision-making.

Matching Mechanism of the System

The system’s matching mechanism is based on real-time comparison between demand models and traffic profiles:

●	On one hand, the algorithm converts complex user characteristics in the traffic pool (such as demographics, geographic location, and interest preferences) into computable numerical models.

●	On the other hand, customers’ advertising needs (including budget, timeline, and target user groups, after structured parsing) are also converted into structured data models.

Through real-time comparison of these two types of models, the system quickly evaluates the matching degree between traffic resources and advertising needs, providing a scientific decision-making basis for formulating delivery strategies.

Advertising Delivery Execution Process

In the delivery execution process of the AdTech Dynamic Matching Technology Services:

●	Upon receiving customer needs, the relevant information is first input into the Company’s delivery management system.

●	The system conducts structured parsing of the customer needs, converting natural language or unstructured delivery requirements into computable, executable standardized data models.During this process, the system establishes delivery constraints based on budget scale, sets time parameters according to the delivery timeline, generates audience characteristic tags by combining target user profiles, and maps ad display formats, creatives, and content to corresponding delivery positions and traffic pools.

●	Through this structured processing, the Company converts complex and diverse customer needs into a unified demand model.

After the demand model is established, the system further combines internally accumulated traffic resource data and algorithm strategies to dynamically match customer needs with traffic provided by suppliers. The demand model not only serves as a reference for a single delivery but also undergoes dynamic adjustments based on feedback results during the delivery process. For example, if delivery performance falls below expectations, the system can optimize the algorithm to recalculate delivery paths, adjust traffic allocation ratios, or match different display formats — thereby improving overall delivery efficiency and performance.

System Operation and Execution Process

●	Real-Time Data Analysis: Quickly parse tag data in traffic packages to generate user group profiles.

●	Demand Matching: Real-time comparison between customers’ advertising needs and traffic profiles to calculate the matching degree.

●	Dynamic Filtering: Screen the highest-quality traffic channels based on matching degree ranking.

●	Predictive Optimization: Estimate and adjust delivery results by combining historical delivery performance and model predictions.

Fee Structure of AdTech Services

The revenue model for the AdTech Dynamic Matching Technology Services is primarily based on ad impressions. When customers sign a delivery agreement with the Company, the agreement typically specifies the delivery budget, target audience, ad creative format, and delivery timeline.

The Company uses its algorithm matching system to accurately connect customers’ ads with the optimal traffic channels based on the customers’ budgets and needs, and achieves efficient distribution within the budget. Subsequently, the Company charges service fees to customers based on the actual number of ad impressions completed.

This impression-based pricing model not only ensures that customers’ capital investment directly corresponds to actual advertising performance but also guarantees the controllability of advertising delivery, providing customers with quantifiable delivery value.

Key features of the business traffic pricing mechanism:

●	Budget Control: Before advertising delivery, the system allocates and matches available traffic based on the customer’s budget to ensure that the delivery process does not exceed the customer’s preset funding scope, achieving precise budget management.

●	Precise Matching: The algorithm dynamically filters traffic resources to deliver ad creatives to channels that match the target audience, reducing invalid exposures and improving the efficiency of using display resources.

●	Transparent Accounting: All delivery records, impressions, and budget usage can be queried through the system. Both the customer and the Company can clearly track delivery data, facilitating subsequent reconciliation and settlement and ensuring data transparency.

Revenue Settlement of AdTech Services

The Company generally adopts a monthly settlement mechanism for revenue. After the end of each month, the Company conducts reconciliation and verification with the customer based on the actual number of ad impressions recorded in the system — both parties jointly verify the number of deliveries, impressions, and related records, and complete the settlement after confirming no discrepancies. This settlement method not only ensures the transparency and accuracy of pricing but also allows customers to clearly understand the ad resources and delivery performance corresponding to each fee, strengthening trust in the cooperation.

Our Customers of AdTech Services

The Company’s customers are primarily enterprises and organizations with advertising delivery needs, mainly advertising agencies and brokerage firms. These customers usually represent brand owners or enterprises to propose specific delivery requirements — they are the direct recipients of the Company’s services and the centralized entry point for advertising needs.

Through cooperation with these customers, the Company can indirectly serve brand owners and corporate customers in multiple industries, including consumer goods, internet, gaming, e-commerce, finance, and education.

When customers propose delivery requirements, they typically provide key parameters such as advertising budget scale, delivery timeline, target user profiles, ad display formats, and ad creatives/content. These pieces of information are core elements of advertising delivery and the basis for the Company’s intelligent delivery system to conduct data processing and algorithm matching.

●	The budget scale and delivery timeline determine the rhythm of delivery resource allocation.

●	The target user profile (including age, gender, region, and interest preferences) reflects the customer’s core requirements for the audience.

●	Ad display formats include video, graphic, and other types.

After receiving the requirements, the system conducts structured parsing of the information, converts it into a computable data model, and establishes a corresponding demand model — laying the foundation for subsequent intelligent matching.

Our Suppliers of AdTech Services

Advertising traffic delivery channels are the core foundation of the Company’s business operations. The quality, scale, and diversity of traffic resources directly affect the coverage and precision of advertising delivery. To this end, the Company has established stable cooperative relationships with a number of high-quality traffic suppliers through long-term strategic cooperation, ensuring the continuous acquisition of high-quality, structured advertising traffic resources.

The Company’s traffic suppliers cover multiple types of channels, including mobile app developers, website operators, social media platforms, and third-party traffic aggregation channels. Through cooperation with these suppliers, the Company can obtain diversified traffic packages, achieving coverage of advertising resources across different terminals (e.g., mobile, PC), user groups, and content scenarios.

Each traffic package undergoes data organization and tagging by the supplier, containing multi-dimensional user characteristic information, as detailed below:

●	Demographic Characteristics: Age range, gender, occupation type, educational background, etc. — used to identify the basic composition of the target audience and ensure that ads reach users aligned with the customer’s positioning.

●	Geographic Characteristics: The country, city, and regional scope where the user is located — supporting regional advertising delivery, cross-regional market promotion, and localized marketing strategies.

●	Interest and Preference Characteristics: Interest tags derived from user behavior data (such as browsing, clicks, and dwell time) — reflecting users’ potential needs and improving the alignment between ad content and user interests.

●	Consumer Behavior Data: Users’ purchasing habits, payment habits, purchasing power, etc. — assisting advertisers in judging user value and conducting precise marketing targeting high-potential customers.

Advance Payments to Suppliers In the ordinary course of business, the Company frequently makes advance payments to certain suppliers. These arrangements are structured to optimize the Company’s operational efficiency and financial performance.

●	Business Purpose: The primary business purpose of making advance payments is to secure preferential pricing terms. By prepaying for future traffic and services, the Company negotiates more favorable unit pricing than would be available under standard payment terms, thereby improving overall gross margins.

●	Determination of Amounts: Advance payment amounts are determined based on the Company’s projected traffic requirements for the subsequent month. The operations team forecasts the volume of services needed to fulfill customer demand and calculates the required prepayment based on pre-negotiated unit pricing. Payment amounts vary among suppliers due to differences in specific pricing agreements and the volume of traffic contracted with each individual supplier.

●	Timing of Payments and Performance: Generally, the Company makes advance payments around the middle of each month to cover services to be provided in the following month. The actual services are performed by the suppliers during the month covered by the prepayment. Revenue generated from end customers related to these services is recognized in the same month that the suppliers perform their services, ensuring a consistent matching of costs and revenues.

●	Duration and Performance Obligations: Each advance payment typically covers a service period of 30 to 60 days. The supplier’s performance obligation is to deliver the contracted volume of traffic or services (commonly based on specific actions, such as clicks or conversions) in compliance with agreed-upon specifications. The obligation is satisfied once the services are delivered and verified.

●	Settlement and Offset: The value of services performed is determined by multiplying the actual confirmed volume of services delivered by the pre-negotiated unit price. This value is then offset against the prepaid asset balance, reducing the advance payment and recognizing the corresponding cost of revenue in the period the services were utilized.

Our Custom Software Development Services

The Company offers Software Development Services based on customers’ specific needs. This business is centered on customers’ needs, it conducts the Software Development based on customers’ specific business scenarios and operational goals, ensuring that the delivered outcomes are highly aligned with customers’ business needs. providing customers with software solutions that conform to industry characteristics and business goals.

The Company’s Custom Software Development Services are primarily targeted at enterprise customers, covering companies and organizations in various industry sectors. These customers typically have needs for systematic transformation or digital transformation in their business operations, thus requiring software solutions.

Business Process of Custom Software Development Services

●	Requirements Analysis: Communicate with customers to clarify business goals, sort out Software Development processes and functional requirements, and form a software requirements document.

●	System Design: Complete the overall architecture design and detailed functional design based on the requirements document, and clarify the technical software solution.

●	Development and Implementation: The development team conducts software development and functional implementation, maintains phased communication with customers, and synchronizes project progress.

●	Testing and Delivery: Conduct Software functional testing, performance testing, and user acceptance testing; complete delivery after confirming that the delivery quality meets standards.

Revenue Settlement of Custom Software Development Services

The contract is typically fixed priced, The revenue is recognized for the Custom Software Development Services mainly adopts a phased settlement over time. Generally:

●	After signing the contract, the Company collects a certain percentage of advance payment to secure funds for project initiation.

●	Subsequently, the remaining payment is collected in installments based on project milestones (e.g., confirmation of requirements, completion of software module development, passing of system testing).

●	After the project is finally completed, delivered, and approved by the customer, the final payment is collected.

This revenue model not only ensures the Company’s capital security but also reduces financial risks arising from project changes or customer breaches. Meanwhile, the advance payment and phased settlement method maintain the Company’s good capital liquidity and stable cash recovery, and provide customers with a phased project supervision mechanism — forming mutual constraints.

Our Competitive Advantages

The Company’s competitive advantages primarily from long-term technical accumulation, customer - aligned service capabilities, and stable operational support.

The Company believes that the essence of advertising technology services lies in how to achieve efficient and precise dynamic matching between advertising needs and traffic supply — and the advancement of the technical system directly determines the operational efficiency and delivery performance of the business. After years of R&D and practice, the Company has gradually built a technical architecture with differentiated advantages.

Core Technical Advantages

The Company’s self-developed intelligent algorithm matching system is the core engine of its business operations. This system can parse large-scale traffic data within milliseconds, compare it with customers’ delivery needs, and achieve precise matching between needs and traffic.

The Company believes that many customers prefer to choose its services mainly due to the following capabilities:

●	Efficient Matching Engine Function: Convert customers’ delivery needs into high-dimensional feature vectors, and then perform fast and precise cosine similarity calculations with the multi-dimensional tag vectors contained in traffic packages — enabling in-depth traffic matching based on multi-dimensional tags.

●	Predictive Modeling Function: Rely on a time-series prediction model, combine the time-series characteristics of historical delivery data and the static characteristics of user behavior, and build a multi-factor prediction model. This model can dynamically predict ad conversion performance across different delivery time periods and traffic scenarios, helping customers allocate delivery budgets more scientifically and improve budget utilization.

●	Dynamic Optimization Capability: During the advertising delivery process, the system can receive feedback data in real time, quickly update model parameters, and realize dynamic adjustments to delivery strategies. At the same time, through intelligent analysis, it optimizes the key parameters of advertising delivery globally, continuously improving delivery performance.

The Company has also built a powerful real-time data processing platform to support high-frequency, high-concurrency data computing needs. In the advertising delivery business, traffic data changes extremely rapidly — without efficient data processing capabilities, ad matching cannot guarantee precision. To address this, the Company’s platform can process massive amounts of tag data simultaneously through a distributed computing architecture and high-speed caching mechanism, ensuring that delivery decisions are made in an extremely short time. This technical advantage not only improves the system’s response speed but also effectively supports the stability of concurrent deliveries for multiple customers.

Leveraging these technical advantages, the Company can not only maintain a leading position in the highly competitive advertising technology market but also provide customers with more efficient, secure, and valuable advertising delivery services through continuous technical iteration and innovation.

Our Development Strategies

The Company’s overall strategy for future development revolves around four directions: technology innovation-driven growth, business boundary expansion, customer value deepening, and market ecosystem construction. Against the backdrop of rapid technological evolution in the industry, the Company plans to achieve sustainable growth and consolidate its long-term competitive advantages by continuously optimizing its technical system, expanding its resource cooperation ecosystem, and deepening customer partnerships.

●	Technology Innovation

The Company will increase R&D investment, focusing on improving the precision and computing efficiency of its intelligent algorithm system. In the future:

The algorithm will integrate richer user behavior data and cross-scenario resource characteristics to achieve higher-dimensional “demand-resource” matching and more agile service responses.

The Company also plans to introduce the latest algorithm models, real-time dynamic optimization strategies, and automated anomaly identification mechanisms to further improve service collaboration efficiency and resource value density.

Through continuous technical iteration, the Company aims to maintain its industry-leading position in algorithm accuracy, response speed, and system stability.

●	Business Scale and Traffic Resources

The Company plans to further expand its resource cooperation channels, enrich the structure of its ecosystem resources, and cover a wider range of business scenarios and user needs.

On one hand, it will expand its resource reserve by establishing strategic cooperative relationships with more high-quality partners.

On the other hand, it will explore cross-platform, multi-scenario resource integration solutions to meet customers’ increasingly diverse business needs and scenario expansion needs.

●	Customer Relationships and Service Optimization

The Company will deepen cooperation with existing cooperative institutions and corporate customers, and enhance customer experience and service added value.

It will provide customers with full-process data-driven support by offering customized service strategies, real-time data insights, and operational optimization recommendations.

At the same time, the Company plans to develop more industry-specific vertical customers and regional markets, and improve business stability and risk resistance through a “multi-level + multi-type” customer layout.

●	Business Model Innovation

The Company will explore value-added services and innovative solutions integrated with its existing technical platform. For example:

Leveraging data analysis and prediction models to provide customers with industry insights and strategic recommendations, achieving in-depth integration of services and operational decision-making.

Developing self-service tools based on intelligent systems to help small and medium-sized enterprise customers obtain precise and efficient services at a lower threshold.

Such initiatives will not only enhance customer stickiness but also open up new value sources, strengthening the Company’s overall service value and market competitiveness.

Explore acquisition or investment opportunities

While we focus on growing our existing businesses, we evaluate and selectively pursue strategic alliances, investments and acquisition opportunities to complement our existing businesses. Potential acquisition targets may also include companies with Dynamic Label Matching technology and digital marketing capabilities.

Our Customers

We have a wide and diverse customer base, including large and medium-sized enterprise customers. Our customer base spans a wide range of industries, including education, retail, travel and so on. As of June 30, 2025, we had 45 customers.

Ability to Acquire and Retain Customers HK TP’s growth and profitability depend significantly on its ability to acquire and retain customers for its AdTech Dynamic Matching Technology Services. The management team uses key performance indicators — specifically the number of new customers, retained customers, major customers, and average revenue per customer — to assess business growth, revenue concentration, and the effectiveness of business expansion efforts.

Customer Agreements and Payment Terms The duration of our customer agreements typically ranges from 1 to 2 years. Payment terms generally consist of a combination of advance payments (required for new or smaller clients) and monthly settlements (extended to established major clients), with credit terms typically ranging from 30 to 60 days.

Sales and marketing

We promote our products and services directly through our experienced and creative sales and marketing team, through directly visiting clients, attending conferences and industry exhibitions.

We also expand our customer base through word-of-mouth referrals, and we are committed to continuously improving the quality of our products and services, as we believe satisfied customers are more likely to continue using our products and recommend them to others.

Research and development

We have a dedicated R&D team responsible for the design and development of our products. They have extensive experience in digital marketing technologies. Each member of our research and development team has many years of industry experience and is responsible for research and development to enable innovation and progress of KIKA.

Intellectual property

We have developed technologies for AdTech Dynamic Matching Technology Services. We do not currently own any intellectual properties in connection with our existing technologies. However, we may rely upon patents, trade secrets, trademarks, service marks, trade names, copyrights or other intellectual property rights in the future.

Employees

As of the date of this proxy statement, KIKA had 10 full-time employees. As of the date of this proxy statement, all of our employees are based in Hong Kong.

The following table shows the number of employees:

Function	Number of full-time employees
Research and Development	5
Business and Marketing	2
Administrative, Human Resources and Finance	3
Total	10

We enter into labor contracts and standard confidentiality and intellectual property agreements with our key employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes.

Facilities

Our headquarters are located in Hongkong. We believe that our existing facilities are adequate for our current requirements and that additional space can be obtained on commercially reasonable terms to meet our future needs.

Insurance

We do not maintain insurance policies covering damages to our Information Technology systems. Neither do we carry business interruption insurance or general third-party liability insurance or have product liability insurance or key-man insurance.

Legal Proceedings

We may be subject to legal proceedings, investigations, and claims incidental to the conduct of our business from time to time. We are not currently a party to, nor are we aware of, any legal proceedings, investigations, or claims which, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition, or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KIKA

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this section to “we”, “us”, “our”, “Company” and similar first-person references are intended to mean the business and operations of HK TP and its consolidated subsidiaries taken as a whole prior to the Business Combination.

Overview

KIKA mainly engages in AdTech Dynamic Matching Technology Services and Custom Software Development Services in Hong Kong. The core of the AdTech Dynamic Matching Technology Services lies in technology-driven value creation. The service model is based on real-time data processing, intelligent algorithm matching, and dynamic optimization mechanisms, integrating the entire advertising delivery process into an automated, closed-loop system. The core of the Company’s Custom Software Development Services is to provide custom software development support to enterprise customers. The business scope covers the full lifecycle of software projects, including requirements analysis, system design, development and implementation, testing and delivery, as well as maintenance and technical support.

On November 17, 2025, we entered into a Merger Agreement with Wintergreen Acquisition Corp. (“Wintergreen”) and Wintergreen Acquisition Merger Subsidiary Corp. (“Merger Sub”). Upon the consummation of the Business Combination, we will be a wholly owned subsidiary of Wintergreen and Wintergreen’s name will be changed to “KIKA Inc”.

Management’s Assessment of Trends

The decline in revenue discussed in the “Results of Operations” section below for the year ended June 30, 2025, reflected a cyclical adjustment in client spending and a strategic pause to optimize our platform. The performance in the nine months ended March 31, 2026, validates our growth strategy and the scalability of our AdTech and Software Development Services. We anticipate that ADTECH will sustain the strong performance demonstrated as of March 31, 2026, and achieve steady growth. Furthermore, although the Software Development Services segment is in its early stages, we expect it to contribute to continuous growth, which will positively impact our revenue and income from continuing operations.

The lower gross margin rate of our AdTech matching services is an intentional strategic choice: we have adopted reduced per impression per online display (each, an “unit”) prices to boost sales volume, expand total revenue and lift aggregate gross profit in absolute terms. This pricing strategy will continue to sustain due to the long-term cooperation with key large clients. We maintain long-term framework cooperation agreements with four key clients. Our pricing model, whereby unit pricing declines as transaction volumes grow, serves as our core competitive advantage amid fierce competition in Hong Kong’s intelligent advertising distribution industry. This pricing structure supports sustained large-scale transaction volumes with our four major clients and also drives customer expansion: out of 25 total active customers during the nine months ended March 31, 2026, 21 were newly onboarded clients attracted primarily by our volume-tiered pricing terms. Additional quantitative information regarding revenue and transaction volumes from our four key clients is presented on page 162. While revenue generated from newly acquired and smaller customers remains supplementary relative to our four key clients, growth within this customer cohort validates the effectiveness of our pricing strategy and supports management’s conclusion that our current pricing approach is sustainable long term. However, our business and pricing strategies carry significant risk and uncertainties, especially in the fiercely competitive Hong Kong intelligent advertising distribution industry. Please see (on page 57) “Risk Factors — Risks Relating to the New KIKA Business and Industry — Our strategy of utilizing volume-tiered pricing and reduced unit margins to drive transaction volume may continue to compress our gross margin rates. If our key clients reduce their transaction volumes, terminate their framework agreements, or if we fail to achieve sufficient transaction scale, our business, financial condition, and results of operations will be materially and adversely affected.”

Rising transaction volume will deliver scale benefits to dilute fixed SG&A and R&D costs. Actual operating data as of March 31, 2026 validates the effectiveness of this strategy:

1.	Nine months ended March 31, 2026: Gross profit increased to USD 3,859,965 from USD 409,857 in 2025, with net loss narrowed sharply from USD 252,976 to USD 101,058.

2.	Three months ended March 31, 2026: Gross profit increased to USD 1,916,156 from USD 59,471 in 2025; we recorded positive net income of USD 125,766, compared with a net loss of USD 91,114 in 2025.

These results prove our volume-driven pricing strategy successfully grows total gross profit and improves overall profitability.

Key Factors that Affect Operating Results

We believe the following key factors may affect our financial condition and results of operations:

Ability to Acquire and Retain Customers

HK TP’s revenue comes from providing AdTech Dynamic Matching Technology Services. The duration of our customer agreements typically ranges from 1 to 2 years. Our payment terms exist as a combination of advance payments and monthly settlements.

HK TP’s growth and profitability highly depends on its ability to retain and acquire customers who cooperate with HK TP to receive AdTech Dynamic Matching Technology Services. One of the ways HK TP measures growth is by the number of retained and new customers, and average revenue per customer. The quantitative information on the number of customers, the number of new customers, the number of major customers and the average revenue per customer provides HK TP with information to regularly assess revenue growth and revenue concentration, in order to evaluate trends that may be relevant to investors. This information also provides investors with insights into how HK TP measures and monitors its performance. The management team of HK TP takes the number of customers, the number of new customers and the number of major customers as indicators of HK TP’s overall business growth. The increase in new customers indicates the effectiveness of HK TP’s business expansion and reflects HK TP’s business growth potential. HK TP’s ability to acquire more customers and increase the average revenue per customer will depend on the development of the intelligent advertising distribution industries and its continuous improvement of the quality and capabilities of its AdTech Dynamic Matching Technology Services, enabling HK TP to provide better services to customers.

The following table summarizes the changes in our customer base for the periods presented:

	06/30/2024	06/30/2025	03/31/2025	03/31/2026
Total Customers	24	45	32	25
New Customers	-	38	-	21
Customer Retention Rate	-	29%	-	13%
average revenue per customer	66,911	29,122	28,434	507,294

KIKA’s total customers were 24 and 45, respectively for the years ended June 30, 2024 and 2025, representing a 87.5% increase, of which 38 are new customers. Total customers were 32 and 25, respectively for the nine months ended March 31, 2025 and 2026, representing a 21.9% decrease, of which 21 are new customers. KIKA’s overall customer retention rate is 29% and 13% for the year ended June 30, 2025 and for the nine months ended March 31, 2026, respectively. As of June 30, 2024, and June 30, 2025, the average revenue per customer for AdTech Dynamic Matching Technology Services was approximately USD 66,911 and USD 29,122 respectively. As of March 31, 2025 and 2026, the average revenue per customer for AdTech Dynamic Matching Technology Services was approximately USD 28,434 and USD 507,294 respectively. The average revenue per customer for HK TP’s AdTech Dynamic Matching Technology Services is calculated by dividing the total revenue in a given period by the number of customers who received HK TP’s services during that period.

The substantial increase in average revenue per customer was driven by the acquisition of several high-value clients. While the total customer base contracted, the strategic influx of new, high-paying customers fundamentally shifted the client mix toward a more concentrated portfolio. As a result, this change in client mix contributed to the significant growth in overall sales revenue.

The following table summarizes the transaction volume and revenue of four key large clients:

	For the three months ended March 31, 2026	For the nine months ended March 31, 2026
	USD	USD
Revenue[1]	4,789,592	10,348,021
Transaction volume[2]	789,344,971	1,706,702,569

[1]	Revenues and transaction volumes from these four clients were $0 for the three and nine months ended March 31, 2025, and fiscal year ended June 30, 2025.
[2]	Transaction volume is delivered units (per impression for online display) in the applicable period.

These four newly onboarded key clients contributed 82% of our total revenue for the nine months ended March 31, 2026. We enter into long-term framework cooperation agreements with these clients. Revenue from the remaining smaller newly acquired customers makes up the majority remaining 18% of total revenue.

Market demand and competition

Our financial performance largely depends on the demand in the intelligent advertising distribution markets. The changes in market demand depend on the interaction of various factors, including the global economic climate and Hong Kong’s social, economic, and market conditions.

The competition in Hong Kong’s intelligent advertising distribution industry is very fierce. We may face competition from existing competitors or market newcomers who may be able to provide higher quality services at lower prices or pricing structures that customers deem better suited for their needs. If we are unable to maintain or enhance our competitiveness in the industry, it may lead to a decrease in gross profit margin and a loss of market share, which may have an adverse impact on our profitability and business performance.

Our Financial Position

The following table sets forth key components of our financial position as of years ended June 30, 2024 and 2025, and nine months ended March 31, 2026:

	June 30,	June 30,	March 31,
	2024	2025	2026
	USD	USD	USD
	(Audited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	50,550	42,546	2,445,170
Accounts receivable, net	109,687	59,980	1,926,483
Advance to suppliers	224,000	164,373	108,978
TOTAL CURRENT ASSETS	384,237	266,899	4,480,631

Non-current assets
Operating lease right-of-use assets	107,874	27,691	-
TOTAL NON-CURRENT ASSETS	107,874	27,691	-

TOTAL ASSETS	492,111	294,590	4,480,631

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	151,568	112,463	1,890,406
Contract liabilities	-	10,586	-
Taxes payable	13,177	13,177	13,052
Operating lease liabilities, current	80,183	27,691	-
Amounts due to related parties, current	72,945	156,945	-
Other payables and accrued liabilities		-	19,558
TOTAL CURRENT LIABILITIES	317,873	320,862	1,923,016

Non-current liabilities
Operating lease liabilities, non-current	27,691	-	-
TOTAL NON-CURRENT LIABILITIES	27,691	-	-
			-
TOTAL LIABILITIES	345,564	320,862	1,923,016

TOTAL SHAREHOLDERS’ EQUITY/(DEFICIT)	146,547	(26,272)	2,557,615

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	492,111	294,590	4,480,631

As of March 31, 2026, the total assets were USD 4,480,631, increased by USD 4,186,041 or 1,421.0%, from USD 294,590 as of June 30, 2025. The increase in total assets was primarily driven by: 1) Due to shareholder capital contributions, resulting in an increase in Cash and Cash Equivalents of USD 2,402,624. 2）Accounts Receivable increased by USD 1,866,503 due to significant revenue growth.

As of March 31, 2026, the total liabilities were USD 1,923,016, increased by USD 1,602,154 or 499.3%, from USD 320,862 as of June 30, 2025. The increase in total liabilities was mainly attributable to Accounts Payable increased significantly by USD 1,777,943 due to increased supply demand resulting from revenue growth.

As of June 30, 2025, the total assets were USD 294,590, decreased by USD 197,521 or 40.1%, from USD 492,111 as of June 30, 2024. The decrease in total assets was primarily driven by: 1) Due to the reduction in business sales and supply volume resulting from decreased revenue, the amounts of Accounts Receivable and Advances to Suppliers decreased by USD 49,707 and USD 59,627, respectively. 2) Operating lease right-of-use assets decreased by USD 80,183 due to amortization.

As of June 30, 2025, the total liabilities were USD 320,862, decreased by USD 24,702 or 7.1%, from USD 345,564 as of June 30, 2024. The decrease in total liabilities was mainly attributable to: 1) Decrease in Accounts Payable of USD 39,105 due to the reduce of business supply volume resulting from decrease of revenue, as well as a decrease in Operating lease liabilities of USD 80,183 due to monthly payments; 2) Partially offset by amounts due to related parties which represented the office rental and office expenses paid by the related party on behalf of the Company increase by USD 84,000.

Results of Operations

The following table sets forth key components of our results of operations for the fiscal years ended June 30, 2024 and 2025, and for the three and nine months ended March 31, 2025 and 2026:

	For the three months ended March 31, 2025	For the three months ended March 31, 2026	For the nine months ended March 31, 2025	For the nine months ended March 31, 2026	For the Period from October 31, 2023 (inception) through June 30, 2024	For the Year ended June 30, 2025
	USD	USD	USD	USD	USD	USD
Revenues	123,152	6,387,847	909,901	12,682,355	1,605,883	1,310,488
Cost of revenues	(63,681)	(4,471,691)	(500,044)	(8,822,390)	(998,850)	(722,709)
Gross profit	59,471	1,916,156	409,857	3,859,965	607,033	587,779

Operating expenses
Selling expenses	(22,489)	(58,801)	(72,127)	(118,126)	(72,075)	(92,746)
General and administrative expenses	(57,678)	(188,780)	(179,538)	(681,688)	(192,335)	(234,407)
Research and development expenses	(69,330)	(1,537,500)	(406,185)	(3,152,400)	(177,410)	(427,685)
Total operating expenses	(149,497)	(1,785,081)	(657,850)	(3,952,214)	(441,820)	(754,838)

(Loss)/Income from operations	(90,026)	131,075	(247,993)	(92,249)	165,213	(167,059)

Other income (expenses)
Finance income (expenses), net	(1,088)	(5,309)	(4,983)	(8,809)	(5,489)	(5,760)
Total other (loss)/income, net	(1,088)	(5,309)	(4,983)	(8,809)	(5,489)	(5,760)

Profit before income taxes	(91,114)	125,766	(252,976)	(101,058)	159,724	(172,819)
Provision for income taxes	-	-	-	-	(13,177)	-
Net (loss)/income	(91,114)	125,766	(252,976)	(101,058)	146,547	(172,819)

For the three months ended March 31, 2026, our revenue was USD 6,387,847, an increase of USD 6,264,695 or 5087.0% from the USD 123,152 for the three months ended March 31, 2025. The revenue mainly comes from AdTech Dynamic Matching Technology Services For the three months ended March 31, 2026, our net income was USD 125,766, a increase of USD 216,880 or 238.0% from our net loss of USD 91,114 for the three months ended March 31, 2025. The significant growth in total revenue was primarily driven by the robust expansion of our core AdTech business. Driven by our enhanced market penetration and improved algorithmic matching efficiency, we successfully attracted a greater number of high-value clients. As a significant growth in total revenue, the gross profit increasing rapidly, which results in the company operating at a net income for the three months ended March 31, 2026.

For the nine months ended March 31, 2026, our revenue was USD 12,682,355, an increase of USD 11,772,454 or 1293.8% from the USD 909,901 for the nine months ended March 31, 2025. The revenue comes from AdTech Dynamic Matching Technology Services and Custom Software Development Services. For the nine months ended March 31, 2026, our net loss was USD 101,058, an increase of USD 151,918 or 60.1% from our net loss of USD 252,976 for the nine months ended March 31, 2025. The significant growth in total revenue was primarily driven by the robust expansion of our core AdTech business. Driven by our enhanced market penetration and improved algorithmic matching efficiency, we successfully attracted a greater number of high-value clients. As a company in our early stages, increasing R&D expenditure is essential to maintaining market competitiveness, which unfortunately results in the company operating at a loss for the period.

For the year ended June 30, 2025, our revenue was USD 1.3 million, a decrease of USD 0.3 million or 18.4%, from the USD 1.6 million for the Period from October 31, 2023 (inception) through June 30, 2024. The revenue all comes from AdTech Dynamic Matching Technology Services. For the year ended June 30, 2025, our net loss was USD 172,819, a decrease of USD 319,366 or 217.9% from the net profit of USD 146,547 for the Period from October 31, 2023 (inception) through June 30, 2024.The decrease of sales during the relevant period was primarily driven by a contraction in customer demand. This contraction was largely a response to the uncertain global economic environment, which was characterized by persistent inflation, elevated interest rates, and geopolitical instability. These macroeconomic headwinds led many enterprises to prioritize aggressive cost-cutting measures, resulting in reduced digital advertising budgets. As a company in our early stages, increasing R&D expenditure is essential to maintaining market competitiveness, which unfortunately results in the company operating at a loss for the period.

Three months ended March 31, 2025, Compared to the three months ended March 31, 2026

Revenue

The following table sets forth our revenue for the three months ended March 31, 2025 and 2026, respectively:

	For the three months ended March 31, 2025	For the three months ended March 31, 2026
	USD	USD
Revenues
AdTech Dynamic Matching Technology Services	123,152	5,816,247
Custom Software Development Services	-	571,600
Total	123,152	6,387,847

Our total revenue increased by USD 6,264,695 or 5087.0%, from USD 123,152 for the three months ended March 31, 2025 to USD 6,387,847 for the three months ended March 31, 2026. The significant growth in total revenue was primarily driven by the robust expansion of our core AdTech business and the addition of new Custom Software Development Services.

Our AdTech Dynamic Matching Technology Services revenue increased by USD 5,693,095 or 4622.8%, from USD 123,152 for the three months ended March 31, 2025 to USD 5,816,247 for the three months ended March 31, 2026. The significant growth mainly due to: 1) As the market adjusted, economic volatility created opportunities for us to win over clients seeking more effective solutions. 2) Due to our enhanced market penetration and improved algorithmic matching efficiency, we attracted more high-value new clients, which significantly increasing sales volume.

Custom Software Development Services is a new business segment launched in the three months ended March 31, 2026, generating revenue of USD 571,600. The introduction of this service expands our revenue stream beyond core AdTech services, leveraging our technical capabilities to meet client demand for customized software solutions, which is expected to contribute further to revenue diversification in the future.

Cost of revenue

The following table sets forth the breakdown of our cost of revenue for the three months ended March 31, 2025 and 2026:

	For the three months ended March 31, 2025	For the three months ended March 31, 2026
	USD	USD
Cost of revenues
AdTech Dynamic Matching Technology Services	(63,681)	(4,041,291)
Custom Software Development Services	-	(430,400)
Total	(63,681)	(4,471,691)

Our total cost of revenue increased by USD 4,408,010 or 6922.0%, from USD 63,681 For the three months ended March 31, 2025 to USD 4,471,691 for the three months ended March 31, 2026. The increase in total cost of revenue was proportional to the significant growth in total revenue, reflecting the variable cost structure of our services.

Our AdTech Dynamic Matching Technology Services cost of revenue increased by USD 3,977,610 or 6246.1%, from USD 63,681 for the three months ended March 31, 2025 to USD 4,041,291 for the three months ended March 31, 2026. This increase was directly attributable to the expansion of our AdTech business volume.

The cost of revenue for Custom Software Development Services was USD 430,400 for the three months ended March 31, 2026, corresponding to the launch of this new service. These costs primarily include third-party software development fees.

Gross profit

Our gross profit from our major revenue type is summarized as follows:

	For the three months ended March 31, 2025	For the three months ended March 31, 2026
	USD	USD
Gross profit
AdTech Dynamic Matching Technology Services	59,471	1,774,956
Custom Software Development Services	-	141,200
Total	59,471	1,916,156
Gross profit margin
AdTech Dynamic Matching Technology Services	48.3%	30.5%
Custom Software Development Services	-	24.7%
Total Gross profit margin	48.3%	30.0%
Average cost per unit*	(0.0052)	(0.0047)

*	A unit represents a completed advertising action delivered (per impression for online display) under our AdTech Dynamic Matching Technology Services. Average cost per unit equals total cost of AdTech Dynamic Matching Technology Services divided by total delivered advertising action units in the applicable period. We present this metric to analyze unit-level profitability of our core services. Management uses this non-GAAP measure to monitor media procurement costs, evaluate operational efficiency, analyze gross margin trends and inform pricing decisions. This measure should not be viewed as a substitute for GAAP financial information.

Our total gross profit increased by USD 1,856,685 or 3122.0%, from USD 59,471 for the three months ended March 31, 2025 to USD 1,916,156 for the three months ended March 31, 2026. The growth in gross profit was driven by the significant increase in total revenue, offset partially by the decline in overall gross profit margin.

Our AdTech Dynamic Matching Technology Services gross profit increased by USD 1,715,485 or 2884.6%, from USD 59,471 for the three months ended March 31, 2025 to USD 1,774,956 for the three months ended March 31, 2026. The gross profit margin for this segment decreased from 48.3% in 2025 to 30.5% in 2026, primarily due to: in order to acquire high-value clients and gain market penetration, we implemented a pricing strategy that involved lowering our sales unit prices.

Our Custom Software Development Services generated gross profit of USD 141,200 with a gross profit margin of 24.7% for the three months ended March 31, 2026. The lower margin compared to our AdTech services is typical for initial-stage customized service offerings, as we incur higher setup costs and invest in process optimization to improve efficiency in future periods.

Operating expenses

Our operating expenses consist of the following:

	For the three months ended March 31, 2025	For the three months ended March 31, 2026
	USD	USD
Operating expenses
Selling expenses	(22,489)	(58,801)
General and administrative expenses	(57,678)	(188,780)
Research and development expenses	(69,330)	(1,537,500)
Total	(149,497)	(1,785,081)

Our total operating expenses increased by USD 1,635,584 or 1094.1%, from USD 149,497 for the three months ended March 31, 2025 to USD 1,785,081 for the three months ended March 31, 2026. The increase in total operating expenses was primarily driven by strategic investments in research and development to enhance our technical capabilities.

Our general and administrative expenses increased by USD 131,102 or 227.3%, from USD 57,678 for the three months ended March 31, 2025 to USD 188,780 for the three months ended March 31, 2026. The significant increase was primarily attributed to higher audit and legal service fees associated with business expansion, and additional management personnel costs to support the growing business scale.

Our selling expenses mainly represented outsourcing sales supporting service costs. Our selling expenses increased by USD 36,312, or 161.5%, from USD 22,489 for the three months ended March 31, 2025, to USD 58,801 for the three months ended March 31, 2026. As our sales increased, the corresponding sales supporting service fee increased.

Our research and development expenses increased by USD 1,468,170 or 2117.7%, from USD 69,330 for the three months ended March 31, 2025 to USD 1,537,500 for the three months ended March 31, 2026. This substantial growth was mainly due to accelerated investment in outsourced technical development services.

During the prior quarter ended September 30, 2025, the Company undertook a comprehensive review of its technical development direction, which resulted in a temporary, strategic pause in outsourced development to optimize our core architecture. Upon the successful conclusion of this review in the fourth quarter of 2025, we aggressively accelerated our investment in outsourced technical development services to initiate the transition from our legacy architecture to a new modular, cloud-native microservices architecture.

The increased R&D spending during the three months ended March 31, 2026, reflects the initial capital deployment required for this architectural shift, as well as the implementation of stricter vendor evaluation criteria to ensure higher code quality. Management believes this targeted surge in spending demonstrates our commitment to maintaining long-term technological competitiveness and scalability in the intelligent advertising distribution industry.

Nine months ended March 31, 2025, Compared to the nine months ended March 31, 2026

Revenue

The following table sets forth our revenue for the nine months ended March 31, 2025 and 2026, respectively:

	For the nine months ended March 31, 2025	For the nine months ended March 31, 2026
	USD	USD
Revenues
AdTech Dynamic Matching Technology Services	909,901	11,978,855
Custom Software Development Services	-	703,500
Total	909,901	12,682,355

Our total revenue increased by USD 11,772,454 or 1293.8%, from USD 909,901 for the nine months ended March 31, 2025 to USD 12,682,355 for the nine months ended March 31, 2026. The robust growth was primarily driven by the accelerated expansion of our core AdTech business and the successful launch of the new Custom Software Development Services segment.

Our AdTech Dynamic Matching Technology Services revenue increased by USD 11,068,954 or 1216.5%, from USD 909,901 for the nine months ended March 31, 2025 to USD 11,978,855 for the nine months ended March 31, 2026. The significant growth mainly due to: 1）As the market adjusted, economic volatility created opportunities for us to win over clients seeking more effective solutions. 2）Due to our enhanced market penetration and improved algorithmic matching efficiency, we attracted more high-value new clients, which significantly increasing sales volume.

Custom Software Development Services is a new business segment launched in the nine months ended March 31, 2026, generating revenue of USD 703,500. The introduction of this service expands our revenue stream beyond core AdTech services, leveraging our technical capabilities to meet client demand for customized software solutions, which is expected to contribute further to revenue diversification in the future.

Cost of revenue

The following table sets forth the breakdown of our cost of revenue for the three months ended March 31, 2025 and 2026:

	For the nine months ended March 31, 2025	For the nine months ended March 31, 2026
	USD	USD
Cost of revenues
AdTech Dynamic Matching Technology Services	(500,044)	(8,291,790)
Custom Software Development Services	-	(530,600)
Total	(500,044)	(8,822,390)

Our total cost of revenue increased by USD 8,322,346 or 1664.3%, from USD 500,044 for the nine months ended March 31, 2025 to USD 8,822,390 for the nine months ended March 31, 2026. The increase in total cost of revenue was proportional to the significant growth in total revenue.

Our AdTech Dynamic Matching Technology Services cost of revenue increased by USD 7,791,746 or 1558.2%, from USD 500,044 for the nine months ended March 31, 2025 to USD 8,291,790 for the nine months ended March 31, 2026. This increase was directly attributable to the expansion of our AdTech business volume.

The cost of revenue for Custom Software Development Services was USD 530,600 for the nine months ended March 31, 2026, corresponding to the launch of this new service. These costs primarily include third-party software development fees.

Gross profit

Our gross profit from our major revenue type is summarized as follows:

	For the nine months ended March 31, 2025	For the nine months ended March 31, 2026
	USD	USD
Gross profit
AdTech Dynamic Matching Technology Services	409,857	3,687,065
Custom Software Development Services	-	172,900
Total	409,857	3,859,965
Gross profit margin
AdTech Dynamic Matching Technology Services	45.0%	30.8%
Custom Software Development Services	0.0%	24.6%
Total Gross profit margin	45.0%	30.4%
Average cost per unit	(0.0053)	(0.0045)

Our total gross profit increased by USD 3,450,108 or 841.8%, from USD 409,857 for the nine months ended March 31, 2025 to USD 3,859,965 for the nine months ended March 31, 2026. The growth in gross profit was driven by the significant increase in total revenue, offset partially by the decline in overall gross profit margin.

Our AdTech Dynamic Matching Technology Services gross profit increased by USD 3,277,208 or 799.6%, from USD 409,857 for the nine months ended March 31, 2025 to USD 3,687,065 for the nine months ended March 31, 2026. The gross profit margin for this segment decreased from 45.0% in 2025 to 30.8% in 2026, primarily due to: in order to acquire high-value clients and gain market penetration, we implemented a pricing strategy that involved lowering our sales unit prices.

Our Custom Software Development Services generated gross profit of USD 172,900 with a gross profit margin of 24.6% for the nine months ended March 31, 2026. The lower margin compared to our AdTech services is typical for initial-stage customized service offerings, as we incur higher setup costs and invest in process optimization to improve efficiency in future periods.

Operating expenses

Our operating expenses consist of the following:

	For the nine months ended March 31, 2025	For the nine months ended March 31, 2026
	USD	USD
Operating expenses
Selling expenses	(72,127)	(118,126)
General and administrative expenses	(179,538)	(681,688)
Research and development expenses	(406,185)	(3,152,400)
Total	(657,850)	(3,952,214)

Our total operating expenses increased by USD 3,294,364 or 500.8%, from USD 657,850 for the nine months ended March 31, 2025 to USD 3,952,214 for the nine months ended March 31, 2026. The increase in total operating expenses was primarily driven by strategic investments in research and development to enhance our technical capabilities, coupled with expanded general and administrative support to accommodate business growth.

Our general and administrative expenses increased by USD 502,150 or 279.7%, from USD 179,538 for the nine months ended March 31, 2025 to USD 681,688 for the nine months ended March 31, 2026. The significant increase was primarily attributed to higher audit and legal service fees associated with business expansion, and additional management personnel costs to support the growing business scale.

Our selling expenses mainly represented outsourcing sales supporting service costs. Our selling expenses increased by USD 45,999, or 63.8%, from USD 72,127 for the nine months ended March 31, 2025, to USD 118,126 for the nine month ended March 31, 2026. As our sales increased, the corresponding sales supporting service fee increased.

Our research and development expenses increased by USD 2,746,215 or 676.1%, from USD 406,185 for the nine months ended March 31, 2025 to USD 3,152,400 for the nine months ended March 31, 2026. This substantial growth was mainly due to accelerated investment in outsourced technical development services. The increased R&D spending reflects our commitment to maintaining technological competitiveness in the intelligent advertising distribution industry.

The Period from October 31, 2023 (inception) through June 30, 2024 Compared to the Year Ended June 30, 2025

The following table sets forth our revenue for the period from October 31, 2023 (inception) through June 30, 2024 and for the year ended June 30, 2025, respectively:

	For the Period from October 31, 2023 (inception) through June 30, 2024	For the Year ended June 30, 2025
	USD	USD
Revenues
AdTech Dynamic Matching Technology Services	1,605,883	1,310,488
Total	1,605,883	1,310,488

Our AdTech Dynamic Matching Technology Services revenue decreased by USD 0.3 million or 18.4%, from USD 1.6 million for the Period from October 31, 2023 (inception) through June 30, 2024 to USD 1.3 million for the year ended June 30, 2025, was primarily driven by a contraction in customer demand. This contraction was a direct response to the uncertain global economic environment, which was characterized by persistent inflation, elevated interest rates, and geopolitical instability. These macroeconomic headwinds led many enterprises to prioritize aggressive cost-cutting measures, resulting in reduced digital advertising budgets.

Cost of revenue

The following table sets forth the breakdown of our cost of revenue for the fiscal years ended June 30, 2024 and 2025:

	For the Period from October 31, 2023 (inception) through June 30, 2024	For the Year ended June 30, 2025
	USD	USD
Cost of revenues
AdTech Dynamic Matching Technology Services	(998,850)	(722,709)
Total	(998,850)	(722,709)

Our AdTech Dynamic Matching Technology Services costs decreased by USD 276,141 or 27.6%, from USD 998,850 for the Period from October 31, 2023 (inception) through June 30, 2024 to USD 722,709 for the year ended June 30, 2025, which is due to the decline of business revenue utilizing less resource costs.

Gross profit

Our gross profit from our major revenue type is summarized as follows:

	For the Period from October 31, 2023 (inception) through June 30, 2024	For the Year ended June 30, 2025
	USD	USD
Gross profit
AdTech Dynamic Matching Technology Services	607,033	587,779
Total	607,033	587,779
Gross profit margin
AdTech Dynamic Matching Technology Services	37.8%	44.9%
Total Gross profit margin	37.8%	44.9%
Average cost per unit	0.0052	0.0046

Our total gross profit decreased by USD 19,254, or 3.2%, from USD 607,033 for the Period from October 31, 2023 (inception) through June 30, 2024 to USD 587,779 for the year ended June 30, 2025. The decline in total gross profit was primarily attributable to a decrease in customer demand, which directly resulted in lower sales volumes.

Our gross profit margin increased by 7.1%, from 37.8% for the period from October 31, 2023 (inception) through June 30, 2024, to 44.9% for the year ended June 30, 2025. the increase in gross profit margin was primarily driven by a combination of higher selling prices and lower cost prices. As the customer base has become more fragmented, with sales per customer decreasing, we are able to achieve higher selling prices. Similarly, larger purchase volumes allow us to obtain lower cost prices. During the period, our strategic optimization of supplier channels led to a more efficient allocation of purchase demand. This resulted in reducing our average cost per unit.

Operating expenses

Our operating expenses consist of the following:

	For the Period from October 31, 2023 (inception) through June 30, 2024	For the Year ended June 30, 2025
	USD	USD
Operating expenses
Selling expenses	(72,075)	(92,746)
General and administrative expenses	(192,335)	(234,407)
Research and development expenses	(177,410)	(427,685)
Total	(441,820)	(754,838)

Our general and administrative expenses mainly represented amortization of operating lease right-of-use assets and management and sales supporting service costs. Our general and administrative expenses have increase USD 42,072, from USD 192,335 for the Period from October 31, 2023 (inception) through June 30, 2024 to USD 234,407, for the year ended June 30, 2025. The increase in general and administrative expenses was mainly due to the reporting period of fiscal year of 2024 covering only eight months.

We expect our general and administrative expenses, including, but not limited to, staff costs, to increase in the foreseeable future, as our business further grows. We expect our amortization of operating lease right-of-use assets to remain consistent unless we need to further expand our office spaces due to the expansion of our business. We expect our management and sales supporting service costs will increase as we will need more management and sales supports as our business grows.

Our selling expenses mainly represented outsourcing sales supporting service costs. Our selling expenses increased by USD 20,671, or 28.7%, from USD 72,075 for the year ended June 30, 2024, to USD 92,746 for the year ended June 30, 2025. The increase in selling expenses was mainly due to the reporting period of fiscal year of 2024 covering only eight months

Our research and development expenses mainly represented outsourced subcontractor’s expenses. Our research and development expenses increased by USD 250,275, or 141.1%, from USD 177,410, for the Period from October 31, 2023 (inception) through June 30, 2024 to USD 427,685, for the year ended June 30, 2025, which was mainly due to the speedup in the progress of research and development activities to keep up with the development of the industry.

Provision for income taxes

Our operating subsidiaries are subject to income taxes within Hong Kong at the applicable tax rate on taxable income. Our income tax expenses decrease USD 13,177 or 100%, from USD 13,177 for the Period from October 31, 2023 (inception) through June 30, 2024 to USD nil, for the year ended June 30, 2025. There were no income tax expenses recognized for the three and nine months ended March 31, 2025 and 2026.

Liquidity and Capital Resources

Historically, we funded our operations throughout the periods covered in our audited annual financial statements primarily with cash generated from operating activities, supplemented by bank and related-party loans as needed. However, as of March 31, 2026, our cash balance was largely supported by a $2.5 million shareholder capital contribution, as our operating activities had continued to consume cash through that date.

Our ability to sustain ongoing operations going forward is materially dependent on two key external funding sources: additional future shareholder capital contributions and anticipated proceeds from the pending business combination. If a material volume of shareholders elect to redeem their securities in connection with the business combination, our available transaction proceeds will be substantially reduced, which would materially adversely impact our liquidity position and further increase our reliance on incremental shareholder capital injections. However, our profitability has improved materially in recent interim periods to support a return to positive operating cash inflows in future periods: we generated net income of USD 125,766 for the three months ended March 31, 2026 and narrowed our nine-month net loss to USD 101,058 as of March 31, 2026, compared to a net loss of USD 91,114 and USD 252,976 for the corresponding 2025 periods, respectively. We plan to support all future operations primarily from operating cash generation and the business combination proceeds.

As reflected in our audited financial statements, we had net profit of USD 146,547 for the Period from October 31, 2023 (inception) through June 30, 2024, as compared to net loss of USD 172,819 for the year ended June 30, 2025. As of June 30, 2024, we had cash and cash equivalents in aggregate of USD 50,550 compared to USD 42,546 as of June 30, 2025. We had working capital that amounted to USD 66,364 as of June 30, 2024, compared to negative working capital that was USD 53,963 as of June 30, 2025. Our working capital requirements are influenced by the scale of our operations, value of client contracts, and timing of accounts receivable collections and accounts payable disbursements.

We believe our existing cash, operating cash flows, bank borrowings and estimated business combination proceeds will be sufficient to cover our working capital needs for the 12 months following the issuance date of the audited financial statements. If adverse operating conditions, unplanned capital expenditures or accelerated growth plans arise, additional financing may be necessary. There is no guarantee such financing will be accessible, or available on favorable terms. Potential financing alternatives include additional debt issuances or new equity offerings. Any equity or convertible equity instrument offerings could result in immediate, significant dilution to existing shareholders.

The following table sets forth a summary of our cash flows for the period from October 31, 2023 (inception) through June 30, 2024 and for the year ended June 30, 2025, and for the nine months ended March 31, 2025 and 2026:

	For the Period from October 31, 2023 (inception) through June 30, 2024	For the Years ended June 30, 2025	For the nine months ended March 31, 2025	For the nine months ended March 31, 2026
	USD	USD	USD	USD
Net cash (used in)/provided by operating activities	50,550	(8,004)	74,462	(97,376)
Net cash provided by investing activities	-	-	-	-
Net cash provided by financing activities	-	-	-	2,500,000
Net increase/(decrease) in cash and cash equivalents	50,550	(8,004)	74,462	2,402,624
Effect of foreign exchange rate changes	-	-	-	-
Cash and cash equivalents at the beginning of year	-	50,550	50,550	42,546
Cash and cash equivalents at the end of year	50,550	42,546	125,012	2,445,170

Operating Activities

Net cash provided by operating activities amounted to USD 50,550 for the Period from October 31, 2023 (inception) through June 30, 2024, mainly derived from (i) advance to suppliers with the amount of approximately USD 224,000; (ii) accounts payable with the amount of approximately USD 151,568. (iii) net income with the amount of approximately USD 146,547.

Net cash used in operating activities amounted to USD 8,004 for the year ended June 30, 2025, mainly derived from (i) net loss with the amount of approximately USD 172,819 and (ii) amounts due to related parties with the amount of approximately USD 84,000; (iii) amortization of operating lease right-of-use assets with the amount of approximately USD 80,183.

Net cash provided by operating activities amounted to USD 74,462 for the nine months ended March 31, 2025, mainly derived from (i) net loss with the amount of approximately USD 252,976 (ii) Contract liabilities with the amount of approximately USD 168,590; (iii) accounts receivables with the amount of approximately USD 109,687; (iv) amounts due to related parties with the amount of approximately USD 63,000.

Net cash used in operating activities amounted to USD 97,376 for the nine months ended March 31, 2026, mainly derived from (i) net loss with the amount of approximately USD 101,058

Investing Activities

Net cash used in or provided by investing activities amounted to USD nil and USD nil for the Period from October 31, 2023 (inception) through June 30, 2024 and 2025, respectively

Net cash used in or provided by investing activities amounted to USD nil and USD nil for the nine months ended March 31, 2025 and 2026, respectively.

Financing Activities

Net cash used in or provided by financing activities amounted to USD nil and USD nil for the Period from October 31, 2023 (inception) through June 30, 2024 and 2025, respectively.

Net cash provided by financing activities amounted to USD nil and USD 2,500,000 for the nine months ended March 31, 2025 and 2026, respectively, mainly derived from capital contribution by shareholders.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

New KIKA will qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	The ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and

●	An exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years from incorporation or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than US$1.235 billion in annual revenue, have more than US$700 million in market value of our ordinary shares held by non-affiliates or issue more than US$1 billion of non-convertible debt over a three-year period.

REGULATIONS

Hong Kong Regulations

As we conduct business in Hong Kong through our wholly-owned subsidiary, HongKong Time Point Technology Co., Limited, our business operations are subject to various laws and regulations of Hong Kong. The following is a brief summary of the Hong Kong laws and regulations that may currently and materially affect our business. This section does not purport to be a comprehensive summary of all present and proposed laws, rules, regulations and legislation relating to the industries in which we operate and business in which we engage.

Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong)

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) requires every person carrying on any business to make application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid, issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch as the case may be.

Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong)

The Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong) aims to consolidate and amend the law with respect to the terms to be implied in contracts for the supply of services (including a contract for the supply of a service whether or not goods are also transferred or to be transferred, or bailed or to be bailed by way of hire under the contract) provides that:

(a) under section 5, where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill; and

(b) under section 6, where the supplier is acting in the course of a business, the time for service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Where a supplier is dealing with a party to a contract for supply of service who deals as a consumer, the supplier cannot, by reference to any contract term, exclude or restrict any liability of his arising under the contract by virtue of the Supply of Services (Implied Terms) Ordinance. Otherwise, where any right, duty or liability would arise under a contract for the supply of a service by virtue of the Supply of Services (Implied Terms) Ordinance, it may (subject to the Control of Exemption Clauses Ordinance) be negatived or varied by express agreement, or by the course of dealing between the parties, or by such usage as binds both parties to the contract.

Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong)

The collection and processing of personal data in Hong Kong are governed by Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (“PD(P)O”).

The PD(P)O provides the principles that a data user must follow in any acts concerning personal data (the “Data Protection Principles”). Personal data refers to any data (a) relating directly or indirectly to a living individual; (b) from which it is practicable for the identity of the individual to be directly or indirectly ascertained; and (c) in a form in which access to or processing of the data is practicable.

The Data Protection Principles are summarized as follows:

(a) Principle 1 — Purpose and manner of collection of personal data. This provides for the lawful and fair collection of personal data and sets out the information a data user must give to a data subject when collecting personal data from that subject.

(b) Principle 2 — Accuracy and duration of retention of personal data. This provides that personal data should be accurate, up-to-date and kept no longer than necessary.

(c) Principle 3 — Use of personal data. This provides that unless the data subject gives consent otherwise personal data should be used for the purposes for which they were collected or a directly related purpose.

(d) Principle 4 — Security of personal data. This requires appropriate security measures to be applied to personal data.

(e) Principle 5 — Information to be generally available. This provides for openness by data users about the kinds of personal data they hold and the main purposes for which personal data are used.

(f) Principle 6 — Access to personal data. This provides for data subjects to have rights of access to and correction of their personal data.

Contravention with the Data Protection Principles may entitle the Privacy Commissioner for Personal Data to issue a written notice directing the data user to remedy and prevent recurrence of contravention. Contravention with the above notice is an offence and the offender is liable on (i) first conviction to a maximum fine of HK$50,000 and to imprisonment for two years, and if the offence continues after the conviction, to a daily penalty of HK$1,000; and (ii) second or subsequent conviction to a maximum fine of HK$100,000 and to imprisonment for two years, and if the offence continues after the conviction, to a daily penalty of HK$2,000. It is a defense to the above offence if the data user shows that he exercised all due diligence to comply with the enforcement notice.

Hong Kong Laws and Regulations relating to Intellectual Properties Rights

Trade Marks Ordinance (Chapter 559 of the Laws of Hong Kong) (“TMO”) provides the framework for the Hong Kong’s system of registration of trademarks and sets out the rights attached to a registered trade mark. The TMO restricts unauthorized use of a sign which is identical or similar to the registered mark for identical and/or similar goods and/or services for which the mark was registered, where such use is likely to cause confusion on the part of the public. The TMO provides that a person may also commit a criminal offence if that person fraudulently uses a trade mark, including selling and importing goods bearing a forged trade mark, or possessing or using equipment for the purpose of forging a trade mark.

Patents Ordinance (Chapter 514 of the Laws of Hong Kong) provides the framework for “re-registration” system of Chinese, UK and European patents in Hong Kong. Pursuant to Patents (Amendment) Ordinance 2016, which came into full effect in Hong Kong on 19 December 2019 provide a new framework for a new patent system - an “original grant patent” system, running in parallel with the “re-registration” system.

Copyright Ordinance (Chapter 528 of the Laws of Hong Kong) (“Copyright Ordinance”) provides comprehensive protection for recognized categories of work including artistic work. The Copyright Ordinance restricts certain acts such as copying and/or issuing or making available copies to the public of a copyright work without the authorization from the copyright owner as it may constitute primary infringement. The Copyright Ordinance provides that a person may also incur liability for secondary infringement if that person possesses, sells, distributes or deals with a copy of a work which is, and which he knows or has reason to believe to be, an infringing copy of work for the purposes of or in the course of any trade or business without the consent of the copyright owner.

Hong Kong Laws and Regulations relating to Competition

Competition Ordinance (Chapter 619 of the Laws of Hong Kong) (“Competition Ordinance”) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting or distorting competition in Hong Kong. The key prohibitions include (i) prohibition of agreements between businesses which have the object or effect of preventing, restricting or distorting competition in Hong Kong; and (ii) prohibiting companies with a substantial degree of market power from abusing their power by engaging in conduct that has the object or effect of preventing, restricting or distorting competition in Hong Kong. The penalties for breaches of the Competition Ordinance include, but are not limited to, financial penalties of up to 10% of the total gross revenues obtained in Hong Kong for each year of infringement, up to a maximum of three years in which the contravention occurs.

Laws and regulations related to taxation

Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong)

Under the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong), where an employer commences to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than three months after the date of commencement of such employment. Where an employer ceases or is about to cease to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than one month before such individual ceases to be employed in Hong Kong.

Tax on dividends

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by the Company.

Capital gains and profit tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of shares. However, trading gains from the sale of shares by persons carrying on a trade, profession or business in Hong Kong, where such gains are derived from or arise in Hong Kong, will be subject to Hong Kong profits tax which is imposed at the rates of 8.25% on assessable profits up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000 on corporations from the year of assessment commencing on or after April 1, 2018. Certain categories of taxpayers (for example, financial institutions, insurance companies and securities dealers) are likely to be regarded as deriving trading gains rather than capital gains unless these taxpayers can prove that the investment securities are held for long-term investment purposes.

Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong)

Under the Stamp Duty Ordinance, the Hong Kong stamp duty, currently charged at the ad valorem rate of 0.1% on the higher of the consideration for or the market value of the shares, will be payable by the purchaser on every purchase and by the seller on every sale of Hong Kong shares (in other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of Hong Kong shares). In addition, a fixed duty of HK$5 is currently payable on any instrument of transfer of Hong Kong shares. Where one of the parties is a resident outside Hong Kong and does not pay the ad valorem duty due by it, the duty not paid will be assessed on the instrument of transfer (if any) and will be payable by the transferee. If no stamp duty is paid on or before the due date, a penalty of up to ten times the duty payable may be imposed.

Estate duty

Hong Kong estate duty was abolished effective from February 11, 2006. No Hong Kong estate duty is payable by shareholders in relation to the shares owned by them upon death.

Withholding Tax

Any payments by a Hong Kong company for the use, or the right to the use, in Hong Kong of any patent, design, trademark, copyright material owned by non-resident owners are subject to payment of Hong Kong tax. The assessable profits are taken to be 30% of the royalty payments to the non-resident owners. The tax payable is then computed by applying the appropriate tax rate to the assessable profits so arrived at. Furthermore, the non-resident company is chargeable in the Hong Kong company’s name who is required under the Inland Revenue Ordinance to withhold from the payments made to the non-resident company sufficient money for the payment of the tax.

Employment Ordinance (Chapter 57 of the Laws of Hong Kong)

The Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (the “EO”) provides for the protection of the wages of employees and regulates the general conditions of employment and employment agencies. Under the EO, an employee is generally entitled to, amongst other things, notice of termination of his or her employment contract; payment in lieu of notice; maternity protection in the case of a pregnant employee; not less than one rest day in every period of seven days; severance payments or long service payments; sickness allowance; statutory holidays or alternative holidays; and paid annual leave of up to 14 days depending on the period of employment.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong)

The Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (the “ECO”) provides for the payment of compensation to employees injured in the course of employment. As stipulated by the ECO, an employer is required to take out an insurance policy to insure against the injury risk of his or her employees. Any employer who contravenes this requirement commits a criminal offence and is liable on conviction to a fine and imprisonment. An employer who has taken out an insurance policy under the ECO is required to display a prescribed notice of insurance in a conspicuous place on each of its premises where any employee is employed.

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong)

The Minimum Wage Ordinance provides for a prescribed minimum hourly wage rate (set at HK$42.1 per hour as of the date of this prospectus) during the wage period for every employee engaged under a contract of employment under the Employment Ordinance. Any provision of the employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee by the Minimum Wage Ordinance is void.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“MPF Schemes Ordinance”)

Employers are required to enroll their regular employees (except for certain exempt persons) aged between at least 18 but under 65 years of age and employed for 60 days or more in a Mandatory Provident Fund (“MPF”) scheme within the first 60 days of employment.

For both employees and employers, it is mandatory to make regular contributions into a MPF scheme. For an employee, subject to the maximum and minimum levels of income (set at HK$30,000 and HK$7,100 per month, respectively, as of the date of this prospectus), an employer will deduct 5% of the relevant income on behalf of an employee as mandatory contributions to a registered MPF scheme with a ceiling (set at HK$1,500 as of the date of this prospectus). Employer will also be required to contribute an amount equivalent to 5% of an employee’s relevant income to the MPF scheme, subject only to the maximum level of income (set at HK$30,000 as of the date of this prospectus).

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION
AND CORPORATE GOVERNANCE

Set forth immediately below is a description of our pre-Business Combination directors and management and related material. For information about directors expected to be appointed to the board upon the Closing of the Business Combination, please see the discussion below entitled “Directors after Completion of Business Combination.”

Wintergreen Acquisition Corp.

Our officers, directors and independent directors are as follows:

Name	Age	Position
Yongfang (“Fayer”) Yao	56	Chief Executive Officer and Chairman of the Board
Bingzhao Tan	39	Chief Financial Officer and Director
Xiangxiang Wei	38	Independent Director
Ru Ding	37	Independent Director
Caihong Chen	52	Independent Director

Our management team is led by Yongfang (“Fayer”) Yao, Chief Executive Officer and Chairman, and Bingzhao Tan, Chief Financial Officer and Director.

Yongfang (“Fayer”) Yao, Chief Executive Officer and Chairman of the Board of Directors. Yongfang (“Fayer”) Yao, Chief Executive Officer and Chairman of the Board of Directors. Mr. Yao is a seasoned technology executive with extensive experience in the virtual reality (VR) industry. He possesses a deep understanding of VR hardware and software, having worked with leading organizations like iFlytek’s Southern Research Institute. Mr. Yao is the author of the best-selling book “Virtual Reality Basics and Practice” (2018), a widely recognized resource in the VR field.

Mr. Yao founded Shenzhen Yihaiyun Technology Co., Ltd. in January 2019 and has served as the company’s CEO. Yihaiyun focuses on the research and application of metaverse virtual education. The company’s business includes the development of hardware products such as virtual teaching VR/AR headsets, virtual teaching content, and software technology services.

From March 2017 to December 2018, Mr. Yao served as the general manager of the independent business division at Shenzhen Yutaitong Electronic Technology Co., Ltd., focusing on the development of community correction bracelets and VR virtual reality hardware solutions. From July 2015 to February 2017, Mr. Yao served as the general manager of the VR division at Shenzhen Magic Eye Technology Co., Ltd., providing hardware product solutions with proprietary intellectual property rights, supporting software platforms, and focusing on virtual reality and education solutions.

From February 2001 to May 2015, Mr. Yao worked at Yulong Computer Communication Technology (Shenzhen) Co., Ltd. and Shenzhen Tongzhou Electronics Co., Ltd., focusing on overseas markets and global brands, conducting product and technology exchanges with world-class ICT companies, and responsible for global procurement and business negotiations.

Mr. Yao holds a Master of Arts degree in Foreign Linguistics and Applied Linguistics from Central South University.

Bingzhao Tan, Chief Financial Officer and Director. Over the course of Mr. Tan’s career, he has managed institutional financing projects in the aggregate amount of up to 1 billion RMB (approximately USD $154 million). Mr. Tan currently serves as Vice President at Ginkgo Gofar Group Co., Ltd., a role he has held since August 2016. At Ginkgo, Mr. Tan is responsible for institutional financing, including the design and management of external financing products, bridge loans, stock pledges, and other investment vehicles.

Prior to Ginkgo, Mr. Tan served as Corporate Account Manager and Product Manager of Private Banking Center successively at Industrial and Commercial Bank of China Shenzhen Branch (ICBC) from May 2011 to July 2016, during which he provided investment and financing advisory services for high net worth clients. Within this role, Mr. Tan was also responsible for due diligence and recommendation of standardized securities investment projects. At ICBC, Mr. Tan worked closely with funds, brokerages, trusts and other tripartite institutions, handling projects with a scale of over 3 billion RMB (approximately USD $462 million). He was also responsible for marketing and the selection of special account financial products and non-standardized assets. In addition, Mr. Tan has developed customers for multiple A-share listed companies, and he is familiar with various on-balance sheet and off-balance sheet financing businesses.

Mr. Tan holds a Bachelor of Science degree in Mathematics and Computer Science from the University of Bath and a Master of Science degree in Marketing Management from Loughborough University.

Our Independent Directors

We believe that our independent directors will provide public company governance, executive leadership, operational oversight, private equity investment management and capital markets experience. Our directors have experience with acquisitions, divestitures and corporate strategy and implementation, which we believe will significantly benefit us as we evaluate potential acquisition or merger candidates as well as following the completion of our initial business combination.

Caihong Chen, Independent Director, Chair of the Audit Committee. Ms. Chen, an investment and banking professional who brings nearly 25 years of financial experience to the Company resides in China. Currently, Ms. Chen currently serves the General Manager at Increase Family Office, a role Ms. Chen has held since August 2016. She is also serving as the Chief Financial Officer of Future Vision II Acquisition Corp., a blank check company similar to our company, since March 2024. Ms. Chen served as a Vice President of Operations in the Marketing Department of CITIC Trust Co., Ltd. from 2012 to 2016. Prior to her tenure at CITIC, she served in the capacity of Sub-Branch Manager at two mainland China branches of the China Construction Bank from 2000 to 2012, where she accumulated extensive banking and finance experience. Ms. Chen has invested in various companies in the U.S. and Hong Kong, which later became public, most notably, including investment in Uber (NYSE: UBER), Meten EdtechX Education (NASDAQ: METX) and Razer (01337.HK).

Ms. Chen holds a Bachelor of Art degree in Chinese Linguistics & Literature from Guangzhou Normal University and holds qualifications as an Associate Financial Planner (AFP), and various professional certifications including the Securities Qualification Certificate, Foreign Currency Qualification Certificate and Accounting Certificate.

Ru Ding, Independent Director, Chair of the Compensation Committee and Member of the Audit Committee. Ms. Ding has keen market insight and forward-looking strategic thinking, and has accumulated profound professional knowledge and rich practical experience in the fields of big data and digital economy. In 2022, Ms. Ding obtained a doctorate in technical economics and management from the Department of Quantitative Economics and Technical Economics of the Chinese Academy of Social Sciences, focusing on interdisciplinary research in multiple fields such as big data, digital economy, and industrial economics. Since March 2019, Ms. Ding currently serves as the deputy secretary-general of the Shandong Technology Market Association. She is good at integrating innovative resources, expanding innovative business, innovative industrial planning and industrial economy, and participating in relevant innovative research and industrial resource docking in the application of virtual reality technology. From April 2016 to March 2019, Ms. Ding worked at Shandong University, responsible for project cooperation and management, intellectual property management and operation, and accumulated rich experience in project management and industry-university-research cooperation. From August 2012 to September 2013, Ms. Ding worked at State Grid Shandong Yangxin County Power Supply Company, responsible for financial management, and accumulated solid financial management and practical experience.

Ms. Ding holds a Bachelor degree of Engineering in Communications Engineering from Northeast Electric Power University and a Bachelor degree of Management in Corporate Management from Northeast Normal University, as well as a Master degree of Laws in Basic Principles of Marxism from Northeast Electric Power University.

Xiangxiang Wei, Independent Director, Member of the Audit Committee and Compensation Committee. Mr. Wei has more than 10 years of experience in the manufacturing and robotics fields, and has accumulated profound professional knowledge and practical experience in technological innovation, industrial services, and talent training. Since July 2024, Mr. Wei currently serves as the Chairman of Shenzhen Yucheng Manufacturing Modern Service Innovation Center, responsible for the overall management of the innovation center, promoting the deep integration of manufacturing and modern service industries, and enhancing the innovation capabilities and competitiveness of the manufacturing industry. Since October 2020, Mr. Wei currently serves as the director of the China Metrology Certification CMA Robot Intelligent Equipment Inspection and Testing Laboratory, leading the laboratory’s daily operations and technology research and development work, ensuring the laboratory’s leading position in the field of robot intelligent equipment inspection and testing, and promoting relevant standards formulation and improvement. Since March 2019, Mr. Wei currently serves as the executive director of the Shenzhen Baoan District Intelligent Manufacturing Equipment Industry Science and Technology Service Center, participating in the management of the service center, promoting the development of the intelligent manufacturing equipment industry, and promoting industry-university-research cooperation and technological innovation. Since December 2013, Mr. Wei currently serves as the Secretary-General of Shenzhen Robot Technology Society, responsible for the daily operations and management of Shenzhen Robot Technology Society, organizing academic exchanges, technical training and industry activities, and promoting the development and application of robot technology.

Mr. Wei holds a bachelor’s degree in political science and administration from Ocean University of China.

The past performance of the members of our management team, our sponsor’s financial advisor or their affiliates is not a guarantee that we will be able to identify a suitable candidate for our initial business combination or of success with respect to any business combination we may consummate. You should not rely on the historical record of the performance of our management team or any of its affiliates’ performance as indicative of our future performance.

Each of our officers and directors may become an officer or director of another special purpose acquisition company with a class of securities intended to be registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, even before we have entered into a definitive agreement regarding our initial business combination. For more information, see the section of this prospectus entitled “Management — Conflicts of Interest” and see “Risk Factors.”

We will seek to leverage the proprietary network of relationships of our officers, directors and advisors to identify, structure, finance and support the operations of a business combination target. We expect to conduct a comprehensive due diligence review which will include a detailed strategic assessment of the target business and the merits of its investment case, among other things, careful assessment of management and its stewardship, review of historical and prospective financial performance, site visits and thorough evaluation of all material company information. Our diligence process will also include an evaluation of key customer accounts and any concentration, renewal and tenure risks. We will seek to evaluate total addressable market size and market share, as well as conduct a full product review and competitive landscape analysis. We intend to work alongside management to identify key organic and inorganic growth drivers, while also assessing the impact our management team can have to accelerate these opportunities. The management team will employ a disciplined and highly selective investment process and expect to add value to a target company through add-on acquisitions, capital structure optimization and operational improvements & growth.

Number and Terms of Office of Officers and Directors

We have five directors. The term of office will expire at our first annual general meeting. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Moreover, there is no requirement under the Companies Act for us to hold annual or general meetings or appoint directors.

We may not hold an annual meeting of shareholders until after we complete our initial business combination.

Our amended and restated memorandum and articles of association will provide that our directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. The directors shall also have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an additional director. After the completion of an initial business combination, the Company may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director. Pursuant to an agreement to be entered into concurrently with the issuance and sale of the securities in this offering, nominees for directors must be selected or recommended by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate independent directors. Upon completion of an initial business combination, our sponsor will be entitled to nominate individuals for election to our board of directors, as long as our sponsor holds any securities covered by the registration rights agreement.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to nominate persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association will provide that our officers may consist of one or more chairman of the board of directors, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which in the opinion of the Company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Xiangxiang Wei, Ru Ding, and Caihong Chen are “independent directors,” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Our sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, executive officers or directors, or our or their respective affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and completing an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the completion of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the completion of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

We have three standing committees: an audit committee, a compensation committee and a corporate governance committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the corporate governance committee of a listed company be comprised solely of independent directors.

Audit Committee

A listed company of the Nasdaq must have an audit committee with a minimum of three independent directors who satisfy the independence requirements of Rule 10A-3. We have an audit committee of the board of directors Xiangxiang Wei, Ru Ding, and Caihong Chen serve as members of our audit committee. Our board of directors has determined that each of Xiangxiang Wei, Ru Ding, and Caihong Chen meet the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Ms. Caihong Chen will serve as the chairman of the audit committee.

Each member of the audit committee is financially literate and our board of directors has determined that each qualifies as an “audit committee financial expert” as defined in applicable SEC rules. We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	appointing, compensating and overseeing our independent registered public accounting firm;

●	reviewing and approving the annual audit plan for the company and assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

●	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

●	discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

●	appointing or replacing the independent registered public accounting firm;

●	establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

●	monitoring our environmental sustainability and governance practices;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

●	approving audit and non-audit services provided by our independent registered public accounting firm;

●	discussing earnings press releases and financial information provided to analysts and rating agencies;

●	discussing with management our policies and practices with respect to risk assessment and risk management;

●	reviewing any material transaction between us and our Chief Financial Officer that has been approved in accordance with our Code of Ethics for our officers, and providing prior written approval of any material transaction between us and our President, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

●	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

Compensation Committee

We have a compensation committee of our board of directors. The members of our compensation committee will be Xiangxiang Wei, Ru Ding, and Caihong Chen. Ms. Ru Ding will serve as chairman of the compensation committee. Under Nasdaq listing standards and governance rules and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent directors.

Our board of directors has determined that each of Xiangxiang Wei, Ru Ding, and Caihong Chen is independent. We will adopt a compensation committee charter, which will detail the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

●	reviewing and making recommendations to our board of salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who file reports of their ownership, and changes in ownership, of the Company’s ordinary shares under Section 16(a) of the Exchange Act (the “Section 16 Officers”), as designated by our board of directors;

●	making recommendations to the board of directors with respect to incentive compensation programs and equity-based plans that are subject to board approval;

●	approving any employment or severance agreements with our Section 16 Officers;

●	granting any awards under equity compensation plans and annual bonus plans to our President and the Section 16 Officers;

●	approving the compensation of our directors; and

●	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our initial shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which will be specified in our amended and restated memorandum and articles of association, generally provide that, with regards to persons to be nominated:

●	should possess personal qualities and characteristics, accomplishments and reputation in the business community;

●	should have current knowledge and contacts in the communities in which we do business and, in our industry, or other industries relevant to our business;

●	should have the ability and willingness to commit adequate time to the board of directors and committee matters;

●	should demonstrate ability and willingness to commit adequate time to the board of directors and committee matters;

●	should possess the fit of the individual’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to our needs; and

●	should demonstrate diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the board of directors to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

With respect to future officers and directors, nominees for directors must be selected or recommended by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate. Each year in connection with the nomination of candidates for election to the board of directors, the board of directors will evaluate the background of each candidate, including candidates that may be submitted by our shareholders.

Code of Ethics

We have a Code of Ethics applicable to our directors, officers and employees. We will file a copy of our Code of Ethics and our audit committee charter as exhibits to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus entitled “Where You Can Find Additional Information.”

Conflicts of Interest

Under Cayman Islands law, directors owe the following fiduciary duties:

(i)	duty to act in good faith in what the director believes to be in the best interests of the Company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not improperly fetter the exercise of future discretion;

(iv)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(v)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Ms. Caihong Chen, our independent director and Chair of the Audit Committee is currently involved with another SPAC, and Ms. Chen has a pre-existing fiduciary obligation to present potential target businesses to such SPAC. In addition, our sponsor and our officers and directors or any of their affiliates may sponsor or form other special purpose acquisition companies similar to ours, may pursue other business or investment ventures during the period in which we are seeking an initial business combination, or may be involved with entities in the technology, media, and telecommunications industries, which are industries in which we intend to seek a business combination target. As a result, our sponsor, officers and directors could have conflicts of interest in determining whether to present business combination opportunities to us or to any other special purpose acquisition company with which they may be or become involved. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. While there is no formal commitment to proceed in this manner, Ms. Chen, our independent director and Chair of the Audit Committee, to the extent that she is presented with opportunity that would benefit a SPAC, plans to give the first suitable opportunity to Future Vision II Acquisition Corp in the sequence which is currently listing on Nasdaq and the second suitable opportunity to us. While there is no formal commitment to proceed in this manner, we expect that our company will have priority over any other special purpose acquisition companies (if any) subsequently formed by our sponsor, officers or directors with respect to acquisition opportunities until we complete our initial business combination or enter into a contractual agreement that would restrict our ability to engage in material discussions regarding a potential initial business combination. While neither us nor certain other SPACs limit acquisition opportunity to a specific industry or geographic region, we and other SPACs have different criteria and priority for selecting suitable opportunities and the background, experience and resources of management as a whole vary significantly among us and other SPACs. In addition, Messrs. Yao, Tan, Ding, and Wei have indicated that the entities to which they owe respective fiduciary or contractual duties do not materially conflict with their respective roles with Wintergreen Acquisition Corp. Although we have no formal policy in place for vetting potential conflicts of interest, our board of directors will review any potential conflicts of interest on a case-by-case basis. As a result, we do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to identify and pursue business combination opportunities or to complete our initial business combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other current material management relationships:

Individual(1)	Entity(2)	Entity’s Business	Affiliation
Yongfang (“Fayer”) Yao	Shenzhen Yihaiyun Technology Co., Ltd.	Metaverse virtual education, VR/AR headsets, virtual teaching content, software technology services	Founder, CEO

Bingzhao Tan	Ginkgo Gofar Group Co., Ltd.	Financial services, including institutional financing, bridge loans, stock pledges, and other investment vehicles	Vice President

Ru Ding	Shandong Technology Market Association	Technology market development and promotion	Deputy Secretary-General

Xiangxiang Wei	Shenzhen Yucheng Manufacturing Modern Service Innovation Center	Manufacturing and modern service industry integration	Chairman
	China Metrology Certification CMA Robot Intelligent Equipment Inspection and Testing Laboratory	Robot intelligent equipment inspection and testing	Director
	Shenzhen Baoan District Intelligent Manufacturing Equipment Industry Science and Technology Service Center	Intelligent manufacturing equipment industry development	Executive Director
	Shenzhen Robot Technology Society	Robotics technology development and application	Secretary-General

Caihong Chen	Increase Family Office	Investment management and family office services	General Manager
	Future Vision II Acquisition Corp.	Blank check company	Chief Financial Officer

(1)	Each person has a fiduciary duty with respect to the listed entities next to their respective names.
(2)	Each of the entities listed in this table has priority and preference relative to our company with respect to the performance by each individual listed in this table of his or her obligations and the presentation by each such individual of business opportunities. If any of the above executive officers and directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he or she has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that ordinarily renders valuation opinions, that such an initial business combination is fair to our company from a financial point of view.

In the event that we submit our initial business combination to our public shareholders for a vote, pursuant to the letter agreement, our sponsor, officers and directors have agreed to vote any founder shares or placement shares held by them and any public shares purchased during or after the offering (including in open market and privately negotiated transactions) in favor of our initial business combination. However, any such purchases described in the precedent paragraph will be made in compliance with Rule 14e-5 under the Exchange Act. Specifically, pursuant to the guidance provided in Question 166.01 of the SEC’s Compliance and Disclosure Interpretations regarding Tender Offer Rules, and notwithstanding the voting obligations set forth in the letter agreement described above: (i) such purchases will not be made at a price higher than the price offered through the redemption process; (ii) such purchased shares will not be voted in favor of the Business Combination Proposal; and (iii) such purchases will not be made if they would violate the anti-manipulation provisions of the Exchange Act.

Potential investors should also be aware of the following other potential conflicts of interest:

●	Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers and directors is engaged in several other business endeavors for which he or she may be entitled to substantial compensation, and our executive officers and directors are not obligated to contribute any specific number of hours per week to our affairs.

●	Our sponsor purchased founder shares prior to the date of this prospectus and will purchase placement units in a transaction that will close simultaneously with the closing of this offering.

●	Our sponsor, directors and each member of our management team have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, placement shares, and any public shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association that would affect the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not completed an initial business combination within the period to consummate the initial business combination. Additionally, our sponsor has agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we do not complete our initial business combination within the prescribed time frame. Except as described herein, our sponsor and our executive officers have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of (a) 180 days after the completion of our initial business combination and (b) upon completion of our initial business combination, (x) if the last reported sale price of our ordinary shares equals or exceeds $12.00 per unit (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.

●	Members of our management team and our directors will directly or indirectly own founder shares and/or private placement securities following this offering and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. The nominal price of $0.017 per share ($25,000 in aggregate) that our sponsor, executive officers, and directors (directly or indirectly) paid for the founder shares creates an incentive whereby our officers, and directors could potentially make a substantial profit even if we select an acquisition target that subsequently declines in value and is unprofitable for public shareholders. If we are unable to complete our initial business combination within the period to consummate the initial business combination, the founder shares and private placement units will expire worthless, which could create an incentive for our sponsor, executive officers and directors to complete a transaction even if we select an acquisition target that subsequently declines in value and is unprofitable for public shareholders.

●	Certain members of our management team may receive compensation upon consummation of our initial business combination, and accordingly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination as such compensation will not be received unless we consummate such business combination.

●	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination.

●	If we agree to pay our sponsor or a member of our management team a finder’s fee, advisory fee, consulting fee or success fee in order to effectuate the completion of our intended initial business combination, such persons may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our intended initial business combination as any such fee may not be paid unless we consummate such business combination.

●	In the event our sponsor or members of our management team provide loans to us to finance transaction costs and/or incur expenses on our behalf in connection with an intended initial business combination, such persons may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our intended initial business combination as such loans may not be repaid and/or such expenses may not be reimbursed unless we consummate such business combination.

Upon closing of this offering or thereafter, we will repay up to $475,000 in loans made to us by our sponsor to cover offering-related and organizational expenses, and we will begin paying an affiliate of our sponsor $10,000 per month for office space and administrative and personnel services. In the event that following this offering we obtain working capital loans from our sponsor to finance transaction costs related to our initial business combination, up to $1,500,000 of such loans may be convertible into units of the post-business combination entity at a price of $10.00 per units at the option of our sponsor. Additionally, following consummation of a business combination, members of our management team will be entitled to reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As a result, there may be actual or potential material conflicts of interest between members of our management team, our sponsor and its affiliates on one hand, and purchasers in this offering on the other.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor. In the event that we submit our initial business combination to our public shareholders for a vote, our sponsor, officers and directors have agreed to vote their founder shares, and our sponsor and the members of our management team have agreed to vote any shares purchased during or after the offering, in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law allows us to indemnify our secretary, directors and officers acting in relation to any of our affairs against actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duties as our secretary, directors and officers.

Under our amended and restated memorandum and articles of association, we may indemnify our directors and officers to, among other persons, from and against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities which they or any of them incurred or sustained in or about the conduct of the Company’s business or affairs or in the execution or discharge of their or any of their duties, powers, authorities or discretions, except such (if any) as they shall incur or sustain through their own fraud, wilful default or wilful neglect.

We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

KIKA’s Directors and Executive Officers

The following table sets forth certain information regarding KIKA’s executive officers as of the date of this proxy statement. KIKA expects that these executive officers will continue as executive officers of New KIKA following the Business Combination. Additional executive officers may be appointed by the New KIKA board of directors and serve at the discretion of the New KIKA board of directors. New KIKA’s board of directors is authorized to nominate persons to the offices set forth in New KIKA’s Amended and Restated Memorandum and Articles of Association as it deems appropriate. New KIKA’s Amended and Restated Memorandum and Articles of Association provide that New KIKA’s officers may consist of one or more chief executive officers, presidents, a chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Name	Age	Position	Held Position Since
Tony Han	47	Chief Executive Officer and Director	August 2025
Maggie Huang	38	Chief Finance Officer	August 2025

Executive Officers and Directors

Tony Han, born in 1978, he graduated from the Computer Science major of Shenyang Ligong University in 2001 and has over 20 years of in-depth experience in communications, investment, cultural media and digital technology. From 2001 to 2004, he worked at a large-scale communications company, serving successively as Technical Support Engineer and Technical Supervisor; from 2004 to 2009, he served as Investment Director of Jinhuan Investment, leading a number of early-stage investment, financing and M&A projects in the TMT and consumer sectors; from 2009 to 2015, he served as Vice President of Weixun Yitong, building a national channel system; from 2015 to 2020, he served as General Manager of Shenzhen Wanjia Culture, fully in charge of strategy and operations; from 2020 to 2023, he served as General Manager of Hainan Weidong Technology and launched a data-driven full-domain marketing SaaS platform; and since August 2025, he has served as KIKA’s CEO. Mr. Han has a background in technology, capital and sales, and possesses consistent forward-looking judgment on the evolution of internet advertising technology and business model innovation.

Maggie Huang，born in 1987, she graduated from the Accounting major of Hunan Chemical Vocational and Technical College in 2008, and she holds professional qualifications as a Certified Accountant and Registered Tax Agent. From 2008 to 2013, she worked at Shanghai Changyue Coatings Co., Ltd., serving successively as Financial Specialist and Financial Manager, and was fully responsible for the group’s financial accounting, budgeting and tax planning; from 2013 to 2014, she served as Financial Manager of Shenzhen Weisai Lighting Co., Ltd.; from 2014 to 2023, she served as Regional Financial Director of Haotian Investment; and since August 2025, she has served as KIKA’s CFO. She has over 15 years of cross-industry financial management experience, covering manufacturing, technology, investment and other fields, and has successively served as the financial leader of a number of fast-growing enterprises, with experience in building financial systems, capital operations, financing and mergers and acquisitions, compliance and group-wide financial management and control.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors or executive officers have been the subject of the following events:

●	a petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

●	convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

	i)	acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

	ii)	engaging in any type of business practice; or

	iii)	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

●	the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

●	was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

●	was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

●	was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

	i)	any Federal or State securities or commodities law or regulation;

	ii)	any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

	iii)	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over our members or persons associated with a member.

Compensation of Directors and Executive Officers of KIKA

The following table presents information regarding the total compensation awarded to, earned by, and paid to the named executive officers of KIKA for services rendered to KIKA in all capacities for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All other Compensation ($)	Total ($)
Tony Han	2024	-	-	-	-	-
Chief Executive Officer	2025	-	-	-	-	-

Maggie Huang	2024	-	-	-	-	-
Chief Financial Officer	2025	-	-	-	-	-

Directors and Executive Officers after the Business Combination

Directors and Executive Officers after Completion of the Business Combination

Assuming shareholder approval, effective as of the closing date of the Business Combination, the Board of Directors of New KIKA will consist of five members, including Tony Han, Maggie Huang, Xiangxiang Wei, Ru Ding and Weiming Tan. Tony Han will be the Chairman and Chief Executive Officer of New KIKA. Our independent directors will be Xiangxiang Wei, Ru Ding, and Weiming Tan. Each director of our company is to serve until their resignation, he or she is removed by ordinary resolution or until his or her office is otherwise vacated in accordance with the Proposed Charter.

Set forth below is biographical information related to the persons who will serve on our Board following the Business combination. Biographical information for Tony Han and Maggie Huang is provided above under “KIKA’s Directors and Officers” on page 191 of this proxy statement. Biographical information for Xiangxiang Wei and Ru Ding is provided above under “Wintergreen’s Directors and Officers” on page 180 of this proxy statement.

Name	Age	Position
Tony Han	47	Chief Executive Officer and Chairman of the Board
Maggie Huang	38	Chief Financial Officer and Director
Xiangxiang Wei	38	Independent Director Nominee
Ru Ding	37	Independent Director Nominee
Weiming Tan	48	Independent Director Nominee

Weiming Tan will serve as our independent director after the Business Combination. Mr Tan born in October 1977, he graduated from Federation University Australia in 1999. From 2000 to 2006, he worked at Aoyang Huitong Capital as an Investment Analyst and later an Investment Manager, responsible for corporate financial due diligence, investment analysis, and the implementation of investment projects. From 2006 to 2017, he served at Haohanhe Capital, holding positions including Senior Investment Analyst and Investment Director. He led investment in growth-stage projects in Southeast Asia, covering the entire process of financial analysis, valuation modeling, and post-investment management. From 2017 to 2022, he acted as General Manager of Ruisi Global Consulting, participated in the work of the Investment Decision-Making Committee, and led the design of investment and financing structures for cross-border projects as well as risk assessment. Since 2023, he has been serving as a Partner of Forward-Looking Capital Alliance, in charge of fund financial management and investment monitoring, and participating in the financial strategic planning of portfolio companies. Mr. Tan has a solid professional background in finance and rich experience in cross-border investment management. He has accumulated profound expertise in financial analysis, valuation modeling, post-investment management, and cross-border risk control, enabling him to provide professional support for corporate capital operations.

Number and Terms of Office of Officers and Directors

New KIKA will have five directors after the effectiveness of the Business Combination. All directors shall hold office on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between New KIKA and the director, if any; but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by the directors. In accordance with the Nasdaq corporate governance requirements, New KIKA are not required to hold an annual general meeting until one year after New KIKA’s first fiscal year end following New KIKA’s listing on Nasdaq. Moreover, there is no requirement under the Companies Act for us to hold annual or general meetings or appoint directors.

New KIKA may not hold an annual general meeting of shareholders until after New KIKA complete New KIKA’s initial business combination. Upon completing our initial business combination, we intend to promptly convert to foreign private issuer (FPI) status when eligible. As an FPI relying on the “home country exemption” under Nasdaq rules, we would not be required to hold annual shareholder meetings or conduct annual director elections, as such requirements are not mandated under Cayman Islands law or our Articles of Association. While we retain the discretion to voluntarily hold annual meetings or director elections post-FPI conversion, we currently do not anticipate doing so unless necessitated by corporate governance developments or shareholder demand. This approach aligns with customary practices for Cayman Islands-based companies.

New KIKA’s Amended and Restated Memorandum and Articles of Association provide that New KIKA’s directors may hold office on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between New KIKA and the director, if any; but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by the directors. A director of New KIKA may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

As of the date of this proxy statement/prospectus, New KIKA’s executive officers will consist of Tony Han and Maggie Huang after the effectiveness of the Business Combination. Additional executive officers may be appointed by the New KIKA board of directors and serve at the discretion of the board of directors. New KIKA’s board of directors is authorized to nominate persons to the offices set forth in New KIKA’s Amended and Restated Memorandum and Articles of Association as it deems appropriate. New KIKA’s Amended and Restated Memorandum and Articles of Association provide that the directors may appoint any person, who need not be a director to any office that may be required (including without limitation, for the avoidance of doubt, one or more chief executive officers, presidents, a chief financial officer, a treasurer, vice-presidents, one or more assistant vice-presidents, one or more assistant treasurers and one or more assistant secretaries), for such period and on such terms, including as to remuneration, as they think fit.

Director Independence and Financial Experts

Upon the consummation of the Business Combination, we expect that a majority of the Board of Directors will be independent under Nasdaq Capital Market’s listing standards. The independent directors, as determined under Nasdaq Capital Market Listing Rules are Xiangxiang Wei, Ru Ding and Weiming Tan.

Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Weiming Tan qualifies as an “audit committee financial experts” as defined under the rules and regulations of the SEC.

Officer Compensation Following the Business Combination

The policies of New KIKA with respect to the compensation of its executive officers following the Business Combination are expected to be administered by the board of directors of New KIKA in consultation with its compensation committee and governed by employment agreements to be entered into with such officers individually. New KIKA may also rely on data and analyses from third parties, such as compensation consultants, in connection with its compensation programs. New KIKA intends to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives of New KIKA and potentially other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Director Compensation

Prior to the Business Combination, KIKA has not adopted a formal policy or plan to compensate its directors. Current members of the Board of KIKA have not received additional compensation for their service as members of the KIKA Board.

The board of directors of New KIKA expects to adopt a nonemployee director compensation program (the “Director Compensation Policy”), which will become effective in connection with the completion of the Business Combination. The Director Compensation Policy will be designed to align compensation with New KIKA’s business objectives and the creation of stockholder value, while enabling New KIKA to attract, retain, incentiKIKA and reward non-employee directors who contribute to the long-term success of New KIKA. The Director Compensation Policy is expected to provide for an annual cash retainer for all non-employee directors, in addition to equity grants determined by the compensation committee and reimbursement for reasonable expenses incurred in connection with attending board and committee meetings. The board of New KIKA expects to review non-employee director compensation periodically to ensure that non-employee director compensation remains competitive such that New KIKA is able to recruit and retain qualified non-employee directors. The amount and form of such compensation has not yet been determined.

Audit Committee

A listed company of the Nasdaq must have an audit committee with a minimum of three independent directors who satisfy the independence requirements of Rule 10A-3. Upon the effectiveness of the Business Combination, New KIKA will establish an audit committee of the board of directors. Xiangxiang Wei, Ru Ding and Weiming Tan will serve as members of New KIKA’s audit committee. New KIKA’s board of directors will determine that each of Xiangxiang Wei, Ru Ding and Weiming Tan meet the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Weiming Tan will serve as the chairman of the audit committee.

Each member of the audit committee is financially literate and New KIKA’s board of directors has determined that each qualifies as an “audit committee financial expert” as defined in applicable SEC rules. New KIKA have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	appointing, compensating and overseeing New KIKA’s independent registered public accounting firm;

●	reviewing and approving the annual audit plan for the company and assisting board oversight of (1) the integrity of New KIKA’s financial statements, (2) New KIKA’s compliance with legal and regulatory requirements, (3) New KIKA’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of New KIKA’s internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

●	overseeing the integrity of New KIKA’s financial statements and New KIKA’s compliance with legal and regulatory requirements;

●	discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

●	pre-approving all audit services and permitted non-audit services to be performed by New KIKA’s independent registered public accounting firm, including the fees and terms of the services to be performed;

●	appointing or replacing the independent registered public accounting firm;

●	establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) New KIKA receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

●	monitoring New KIKA’s environmental sustainability and governance practices;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding New KIKA’s financial statements or accounting policies;

●	approving audit and non-audit services provided by New KIKA’s independent registered public accounting firm;

●	discussing earnings press releases and financial information provided to analysts and rating agencies;

●	discussing with management New KIKA’s policies and practices with respect to risk assessment and risk management;

●	reviewing any material transaction between us and New KIKA’s Chief Financial Officer that has been approved in accordance with New KIKA’s Code of Ethics for New KIKA’s officers, and providing prior written approval of any material transaction between us and New KIKA’s President, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding New KIKA’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

●	producing an annual report for inclusion in New KIKA’s proxy statement, in accordance with applicable rules and regulations.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which will be specified in a charter to be adopted by us, generally provide that, with regards to persons to be nominated:

●	should possess personal qualities and characteristics, accomplishments and reputation in the business community;

●	should have current knowledge and contacts in the communities in which New KIKA do business and, in New KIKA’s industry, or other industries relevant to New KIKA’s business;

●	should have the ability and willingness to commit adequate time to the board of directors and committee matters;

●	should demonstrate ability and willingness to commit adequate time to the board of directors and committee matters;

●	should possess the fit of the individual’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to New KIKA’s needs; and

●	should demonstrate diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the board of directors to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the board of directors, the board of directors will evaluate the background of each candidate, including candidates that may be submitted by New KIKA’s shareholders.

Code of Ethics

New KIKA will adopt a Code of Ethics applicable to New KIKA’s directors, officers and employees upon the closing of the Business Combination. New KIKA filed a copy of New KIKA’s Code of Ethics as an exhibit to the registration statement for New KIKA’s Business Combination. You are able to review this document by accessing New KIKA’s public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics and the charters of the committees of New KIKA’s board of directors will be provided without charge upon request from us. If New KIKA make any amendments to New KIKA’s Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to New KIKA’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, New KIKA will disclose the nature of such amendment or waiver via press release or posting on New KIKA’s website at http://www.kikadev.com/.

Conflicts of Interest

Under Cayman Islands law, directors owe the following fiduciary duties:

(i)	duty to act in good faith in what the director believes to be in the best interests of the Company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not improperly fetter the exercise of future discretion;

(iv)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(v)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

Below is a table summarizing the entities to which New KIKA’s executive officers, directors and director nominees currently have fiduciary duties, contractual obligations or other current material management relationships:

Individual(1)	Entity(2)	Entity’s Business	Affiliation
Tony Han	-	-	-

Maggie Huang	-	-	-

Weiming Tan	-	-	-

Ru Ding	Shandong Technology Market Association	Technology market development and promotion	Deputy Secretary-General

Xiangxiang.Wei.	Shenzhen Yucheng Manufacturing Modern Service Innovation Center	Manufacturing and modern service industry integration	Chairman
	China Metrology Certification CMA Robot Intelligent Equipment Inspection and Testing Laboratory	Robot intelligent equipment inspection and testing	Director
	Shenzhen Baoan District Intelligent Manufacturing Equipment Industry Science and Technology Service Center	Intelligent manufacturing equipment industry development	Executive Director
	Shenzhen Robot Technology Society	Robotics technology development and application	Secretary-General

(1)	Each person has a fiduciary duty with respect to the listed entities next to their respective names.
(2)	Each of the entities listed in this table has priority and preference relative to New KIKA’s company with respect to the performance by each individual listed in this table of his or her obligations and the presentation by each such individual of business opportunities.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law allows us to indemnify New KIKA’s directors, officers and auditors acting in relation to any of New KIKA’s affairs against actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duties as New KIKA’s directors, officers and auditors.

Under New KIKA’s Amended and Restated Memorandum and Articles of Association, New KIKA shall indemnify, among other persons, New KIKA’s directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them in or about the conduct of New KIKA’s business or affairs or in the execution or discharge of their or any of their duties, powers, authorities or discretions, except such (if any) as they shall incur or sustain through their own fraud, wilful default or wilful neglect. New KIKA expect to purchase a policy of directors’ and officers’ liability insurance that insures New KIKA’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against New KIKA’s obligations to indemnify New KIKA’s officers and directors.

New KIKA’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) New KIKA have sufficient funds outside of the trust account or (ii) New KIKA consummate an initial business combination.

New KIKA’s indemnification obligations may discourage shareholders from bringing a lawsuit against New KIKA’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against New KIKA’s officers and directors, even though such an action, if successful, might otherwise benefit us and New KIKA’s shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent New KIKA pay the costs of settlement and damage awards against New KIKA’s officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

We will enter into agreements with New KIKA’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in New KIKA’s amended and restated memorandum and articles of association. New KIKA’s amended and restated memorandum and articles of association will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether the Companies Act would permit such indemnification.

We expect to purchase a policy of directors’ and officers’ liability insurance that insures New KIKA’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against New KIKA’s obligations to indemnify New KIKA’s officers and directors. New KIKA’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) New KIKA have sufficient funds outside of the trust account or (ii) New KIKA complete an initial business combination.

New KIKA’s indemnification obligations may discourage shareholders from bringing a lawsuit against New KIKA’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against New KIKA’s officers and directors, even though such an action, if successful, might otherwise benefit us and New KIKA’s shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent New KIKA pay the costs of settlement and damage awards against New KIKA’s officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions of Wintergreen

Founder shares and Private Units

On December 27, 2024, our sponsor paid an aggregate of $25,000, or approximately $0.017 per share, in connection with the subscription by it for 1,437,500 founder shares, par value $0.0001. The number of founder shares issued was determined based on the expectation that such founder shares would represent approximately 20% of the outstanding shares upon completion of this offering (excluding the placement units and underlying securities).

On July 13, 2025, the sponsor forfeited 38,750 founder shares as a result of the underwriter’s partial exercise of the overallotment option.

Concurrent with the closing of the Wintergreen IPO, sponsor purchased 253,875 placement units for a purchase price of $10.00 per unit in a private placement. There are no redemption rights or liquidating distributions from the trust account with respect to the founder shares or placement shares, which will expire worthless if we do not consummate a business combination within the allotted 15-month period (plus up to nine one month extensions of time, as discussed in this prospectus).

In addition, pursuant to the Insider Letter Agreement dated May 28, 2025 by and between Wintergreen, its directors and officers, and the sponsor, the founder shares are subject to a lock up period that is the earlier of (A) 180 days after the completion of Wintergreen’s business combination, or (B) subsequent to the business combination, (x) if the closing price of Wintergreen’s ordinary shares equals or exceeds $12.00 per unit (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination or (y) the date on which the Wintergreen completes a liquidation, merger, capital share exchange, reorganization or other similar transaction.

The Private Units, Private Shares or shares issued pursuant to the exercise of a private placement right are not transferrable until 30 days after the completion of a business combination.

Additionally, the Insider Letter Agreement provides that Wintergreen’s sponsor, directors and officers, have agreed to (i) waive their redemption rights with respect to their founder shares, placement shares, and public shares in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their founder shares, placement shares, and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association to (A) modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the period to consummate the initial business combination or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, (iii) waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within the period to consummate the initial business combination, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame and (iv) vote any founder shares held by them and any public shares purchased during or after this offering (including in open market and privately-negotiated transactions) in favor of our initial business combination.

However, any such purchases described in the precedent paragraph will be made in compliance with Rule 14e-5 under the Exchange Act. Specifically, pursuant to the guidance provided in Question 166.01 of the SEC’s Compliance and Disclosure Interpretations regarding Tender Offer Rules, and notwithstanding the voting obligations set forth in the letter agreement described above: (i) such purchases will not be made at a price higher than the price offered through the redemption process; (ii) such purchased shares will not be voted in favor of the Business Combination Proposal; and (iii) such purchases will not be made if they would violate the anti-manipulation provisions of the Exchange Act.

Unsecured Promissory Note

On August 20, 2024, the sponsor issued an unsecured promissory note to the Company, pursuant to which we may borrow up to an aggregate principal amount of $475,000 to be used for a portion of the expenses in connection with the closing of the Wintergreen IPO. As of May 28, 2025, the balance of the note has been fully paid off.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we will repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of the loans made by our sponsor, our officers and directors, or our or their affiliates to us prior to or in connection with our initial business combination may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the placement units. The terms of such loans by, our sponsor, our officers and directors, or their affiliates, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsor, our officers and directors or an affiliate of theirs as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

As of the date of this prospectus, there are no working capital loans outstanding.

Conflicts of Interest

As more fully discussed in “Management — Conflicts of Interest,” if any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Administrative Services Agreement

Commencing on May 28, 2025, Wintergreen entered into a Administrative Services Agreement with the sponsor and have agreed pursuant to the agreement to pay our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Our sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Registration Rights Agreement

On May 28, 2025, Wintergreen, its directors and officers, and the sponsor entered into a Registration Rights Agreement pursuant to which holders of registrable securities may make up to two demand registrations (or unlimited piggyback registration rights) in connection with the registration securities owned by the sponsor, being the Private Units and founder shares. The same lock-up provisions described above apply, restricting the transfer of founder shares until 180 days after the completion of the initial business combination or earlier if the ordinary share price equals or exceeds $12.00 for 20 trading days within a 30-trading-day period commencing at least 150 days post-business combination, or upon a transaction enabling shareholders to exchange shares for cash, securities, or other property. The placement units (and its component ordinary shares and rights) are subject to a 30-day post-business combination lock-up.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a shareholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation. We will enter into a registration rights agreement pursuant to which our sponsor will be entitled to certain registration rights with respect to the founder shares.

Certain Transactions of KIKA

Company Transaction Support Agreement

On November 17, 2025, KIKA Shareholders agreed to vote in favor of the Business Combination and provide the requisite shareholder approval in accordance with KIKA’s organizational documents and the Cayman Companies Act.

Shareholder Equity Injection and Repayment of Advances

On December 2, 2025, KIKA received an equity injection totaling $1,684,945 from its principal shareholders. Specifically, WUYUE Investment Ltd and UHAP Technology Ltd, entities controlled by Chanyaphak Buariew, contributed $219,043 and $1,465,902, respectively. Prior to this equity injection, Mr. Liu Zhenwei, Director and CEO of HK TP, had historically paid for certain office rental and office expenses on behalf of the Company. These advances were unsecured, interest-free, and repayable on demand. As of December 2, 2025, the outstanding balance due to Mr. Liu was $184,945. In connection with the aforementioned financial support, WUYUE Investment Ltd and UHAP Technology Ltd repaid the full $184,945 owed to Mr. Liu on behalf of the Company. This repayment by the shareholders was treated by the Company as a capital contribution.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT PRIOR TO THE BUSINESS COMBINATION

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus, and as adjusted to reflect the sale of our ordinary shares offered by this prospectus, and assuming no purchase of public shares in this offering, by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

●	each of our executive officers and director that beneficially owns ordinary shares; and

●	all our executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all of our ordinary shares beneficially owned by them.

On December 27, 2024, our sponsor paid an aggregate of $25,000, or approximately $0.017 per share, in connection with the subscription for 1,437,500 founder shares, par value $0.0001, which are ordinary shares subject to certain limitations and restrictions as described elsewhere in this prospectus. As a result of the underwriter’s partial exercise of the overallotment option, our sponsor forfeited 38,750 founder shares. Concurrently with the closing of our IPO, the sponsor purchased 253,875 placement units each consisting of one ordinary share and 1/8 of right entitling the holder to receive one ordinary share upon the completion of the Business Combination.

	Before Business Combination			After Business Combination
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Approximate Percentage of Outstanding Ordinary Shares	Number of Shares Beneficially Owned(3)	Approximate Percentage of Outstanding Ordinary Shares
MACRO DREAM Holdings Limited		%				%
Yongfang (“Fayer”) Yao	-		-	-	-
Bingzhao Tan	-		-	-	-
Xiangxiang Wei	-		-	-	-
Ru Ding	-		-	-	-
Caihong Chen	-		-	-	-
All executive officers and directors as a group (5 individuals)(4)		%				%

5% Holders
WOLVERINE ASSET MANAGEMENT LLC(X1)	436,398			436,398
Mizuho Financial Group, Inc.(X2)	586,377			586,377
Feis Equities LLC(X3)	472,064			472,064

(1)	Unless otherwise noted, the business address of each of our principal shareholders is Room 8326, Block B, Hongxiang Cultural and Creative Industrial Park, 90 Jiukeshu West Road, Tongzhou District, Beijing.
(2)	Interests shown consist of the founder shares excluding the 38,750 founder shares forfeited as a result of the underwriter’s partial exercise of the overallotment option. depending on the extent to which the underwriter’s over-allotment option is exercised in full.
(3)	Represents 1,250,000 founder shares directly held by MARCO DREAM Holdings Limited, excluding up to 187,500 founder shares that will be surrendered to us for no consideration by our sponsor depending on the extent to which the underwriter’s over-allotment option is exercised in full, plus 244,500 private placements shares included as part of the private placement units to be issued at the closing of our initial public offering.

(4)	Our sponsor is the record holder of such shares. Yongfang “Fayer” Yao is the sole managing member of our sponsor and holds voting and investment discretion with respect to the ordinary shares held of record by the sponsor. Mr. Yao disclaims any beneficial ownership of the securities held by our sponsor other than to the extent of any pecuniary interest he may have therein, directly or indirectly.
(X1)	Based solely on a Schedule 13G/A filed with the SEC on October 7, 2025 by WOLVERINE ASSET MANAGEMENT LLC, an Illinois limited liability company (“Wolverine”). Christopher L. Gust and Robert R. Bellick are the managers of Wolverine Holdings, LLC and may be deemed to share voting and dispositive power over the shares held by WOLVERINE ASSET MANAGEMENT LLC. The principal business address for Wolverine is 175 West Jackson Boulevard, Suite 340, Chicago, IL 60604.
(X2)	Based solely on a Schedule 13G filed with the SEC on August 13, 2025 by Mizuho Financial Group, Inc., a Japan corporation (“Mizuho”). Masahiro Kihara, as President and Group CEO of Mizuho Financial Group, Inc., may be deemed to share such power. The principal business address for Mizuho is 1-5-5, Otemachi, Chiyoda-ku, Tokyo, 100-8176, Japan.
(X3)	Based solely on a Schedule 13G filed on July 2, 2025, Feis Equities LLC and Lawrence M. Feis jointly filed the report. Mr. Feis is the managing member of Feis Equities LLC and has sole voting and dispositive power over the shares held by Feis Equities LLC. The principal business address for Feis is 1740 Waukegan Road, Suite 206, Glenview, Illinois 60025.

The holders of the founder shares have agreed (a) to vote any founder shares owned by it in favor of any proposed business combination and (b) not to redeem any founder shares in connection with a shareholder vote to approve a proposed initial business combination. Our sponsor and our executive officers and directors are deemed to be our “promoters” as such term is defined under the federal securities laws.

Restrictions on Transfers of Founder Shares and Placement Units

The founder shares and placement units are each subject to transfer restrictions pursuant to lock-up provisions in the agreements entered into by our sponsor and management team.

Our sponsor, directors and each member of our management team have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of (a) 180 days after the completion of our initial business combination and (b) upon completion of our initial business combination, (x) if the last reported sale price of our ordinary shares equals or exceeds $12.00 per unit (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.

The placement units and their component securities are not transferable or salable until 30 days after the completion of our initial business combination. The foregoing restrictions are not applicable to transfers (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members or partners of our sponsor or its affiliates, any affiliates of our sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the completion of a business combination at prices no greater than the price at which the founder shares or placement units, as applicable, were originally purchased; (f) by virtue of the limited partnership agreements or other applicable organizational documents of our sponsor upon dissolution of our sponsor; (g) as distributions to limited partners or members of our sponsor; (h) by virtue of the laws of the Cayman Islands or of our sponsor’s organizational documents upon liquidation or dissolution of our sponsor; (i) to the company for no value for cancellation in connection with the completion of our initial business combination; (j) in the event of our liquidation prior to the completion of our initial business combination; or (k) in the event of our completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that in the case of clauses (a) through (h), or with the prior written consent of the Company, these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements.

SECURITY OWNERSHIP OF THE COMBINED COMPANY
AFTER THE BUSINESS COMBINATION

The following table sets forth information regarding the beneficial ownership of New KIKA Ordinary Shares immediately after the consummation of the Business Combination assuming that no public shares are redeemed, and alternatively, that 5,595,000 public shares are redeemed, by:

●	each person known to New KIKA who will be the beneficial owner of more than 5% of any class of its shares immediately after the Business Combination;

●	each of its officers and directors;

●	each person who will become an executive officer and director of the post-combination company; and

●	all of its officers and directors as a group.

The following table also assumes the following: (i) a $80 million merger valuation, and (ii) the conversion of the Wintergreen Public Rights and Private Rights into 731,109 Wintergreen Ordinary Share, and (iii) 55,950 Ordinary Shares issuable as deferred underwriting commission of the IPO. Unless otherwise indicated, Wintergreen believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all Wintergreen securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Wintergreen believes, based on the information furnished to it as of the Record Date, that the persons and entities named in the table below will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on Wintergreen issuing in the Business Combination approximately 7,980,050 New KIKA Ordinary Shares. Using those assumptions and further assuming no additional issuances of Wintergreen shares, there will be approximately 10,475,684 New KIKA Ordinary Shares outstanding upon consummation of the Business Combination if the maximum number of redemptions occurs and approximately 16,070,684 New KIKA Ordinary Shares outstanding upon consummation of the Business Combination if no redemptions occur.

	Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares
MACRO DREAM Holdings Limited(1)	1,684,359	10.4%	1,684,359	16.1%
UHAP Technology Ltd(2)	6,942,644	43.2%	6,942,644	66.3%
WUYUE INVESTMENT LTD(3)	1,037,406	6.5%	1,037,406	9.9%
Directors and Named Executive Officers(4)
Tony Han	-	-	-	-
Maggie Huang	-	-	-	-
Ru Ding	-	-	-	-
Xiangxiang Wei	-	-	-	-
Weiming Tan	-	-	-	-
All directors and executive officers as a group (five individuals)	-	-	-	-

(1)	Yongfang “Fayer” Yao is the sole managing member of our sponsor and holds voting and investment discretion with respect to the ordinary shares held of record by the sponsor. The address for the sponsor is Room 8326, Block B, Hongxiang Cultural and Creative Industrial Park, 90 Jiukeshu West Road, Tongzhou District, Beijing.
(2)	Chanyaphak Buariew, the ultimate natural beneficial owner of the UHAP Technology Ltd, has ultimate voting and dispositive power over the shares held by such entities and therefore may be deemed to be the ultimate beneficial owner of the securities held by such entity. The address of the shareholder is P.O.Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.
(3)	Chanyaphak Buariew, the ultimate natural beneficial owner of Wu Yue Investment Ltd, has ultimate voting and dispositive power over the shares held by such entity and therefore may be deemed to be the ultimate beneficial owner of the securities held by such entity. The address of the shareholder is P.O.Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.
(4)	Unless otherwise noted, the business address of each of New KIKA’s Directors and Executive Officers is RM 705, 7/F, Fa Yuen Commercial Building, NO.75-77, Fa Yuen Street, Mong Kok, Kowloon, Hong Kong.

DESCRIPTION OF NEW KIKA’S SECURITIES

The following description of the material terms of the securities of New KIKA includes a summary of specified provisions of the Proposed Charter that will be in effect on the Closing Date and immediately prior to the Effective Time. This description is qualified by reference to the Proposed Charter, the form of which is attached hereto as Annex B. In this section, the terms “we”, “our” or “us” refer to New KIKA following the consummation of the Business Combination, and all capitalized terms used in this section are as defined in the Proposed Charter, unless elsewhere defined herein.

General

We are a Cayman Islands exempted company and our affairs are governed by the Proposed Charter, the Companies Act and the common law of the Cayman Islands.

Pursuant to our Proposed Charter, our authorized share capital will be $50,000.00 divided into 500,000,000 ordinary shares of $0.0001 each.

The following description summarizes certain terms of our shares as will be set out more particularly in our Proposed Charter, when adopted. Because it is only a summary, it may not contain all the information that is important to you.

All of New KIKA’s issued and outstanding ordinary shares as of the completion of the Business Combination will be fully paid and non-assessable.

New KIKA’s shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. The Proposed Charter prohibits New KIKA from issuing bearer shares and all New KIKA ordinary shares will be issued in registered form, which will be deemed issued when registered in New KIKA’s register of members.

New KIKA will maintain a register of its members and a shareholder will only be entitled to a share certificate if the board of directors of New KIKA resolves that share certificates be issued.

Dividends

The holders of New KIKA ordinary shares are entitled to receive such dividends as may be declared by the board of directors, subject to the Proposed Charter and the Cayman Islands Companies Act. In addition, New KIKA shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the board of directors. Under Cayman Islands law, dividends may be paid only out of funds which are lawfully available for that purpose, and New KIKA may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Voting at any meeting of shareholders will be decided by poll and not by way of a show of hands. A poll shall be taken in such manner as the chairperson of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting.

Every shareholder present at a meeting of shareholders shall have one vote for each New KIKA ordinary share of which he is the holder, unless any such share carries special voting rights.

All proposals submitted at a meeting shall be decided by an ordinary resolution except where a greater majority is required by the Proposed Charter or by the Cayman Islands Companies Act. In the case of an equality of votes, the chairperson of the meeting shall be entitled to a second or casting vote.

An ordinary resolution to be passed by the shareholders will require a simple majority of the votes by the shareholder of New KIKA as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general or extraordinary meeting of New KIKA held in accordance with the Proposed Charter, while a special resolution will require a majority of at least two-thirds of the votes by the shareholders of New KIKA as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general or extraordinary meeting of New KIKA held in accordance with the Proposed Charter.

Transfer of Ordinary Shares

Subject to the restrictions contained in the Proposed Charter, the rules or regulations of any stock exchange on which the New KIKA ordinary shares are then listed and any relevant securities laws, New KIKA shareholders may freely transfer all or any of their New KIKA Ordinary Shares by an instrument of transfer in any usual or common form or in a form prescribed by such stock exchange or in any other form approved by the board of directors of New KIKA.

Where the shares in question are not listed on or subject to the rules of a stock exchange, but subject to any rights and restrictions for the time being attached to any share, the directors of New KIKA may decline to register any transfer of any share which is not fully paid up or on which New KIKA has a lien. The directors may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with New KIKA, accompanied by the certificate for the shares to which it relates (if any) and such other evidence as the board of directors of New KIKA may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;

●	the shares transferred are fully paid up and free of any lien in favor of New KIKA; and

●	a fee of such maximum sum as the applicable stock exchange may determine to be payable, or such lesser sum as the board of directors of New KIKA may from time to time require, is paid to New KIKA in respect thereof.

If the board of directors of New KIKA refuses to register a transfer of any such shares not listed on or subject to the rules of a stock exchange, they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Register of Members

Under the Cayman Islands Companies Act, New KIKA must keep a register of members and there will be entered therein:

●	the names and addresses of the shareholders and a statement of the shares held by each shareholder, which shall (i) distinguish each share by its number (so long as the share has a number); (ii) confirm the amount paid, or agreed to be considered as paid, on the shares of each shareholder; (iii) confirm the number and category of shares held by each shareholder; and confirm whether each relevant category of shares held by a shareholder carries voting rights under the articles of association of New KIKA, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of New KIKA will be a prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members will be deemed as a matter of the Cayman Islands Companies Act to have legal title to the shares as set against its name in the register of members. Upon the closing of the Business Combination, the register of members will be immediately updated to record and give effect to the issuance of shares by New KIKA to the custodian or its nominee. Once the register of members of New KIKA has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from the register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of New KIKA, the person or shareholder aggrieved (or any shareholder of New KIKA or New KIKA itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Liquidation

If New KIKA is wound up, the shareholders may, subject to the Proposed Charter and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

●	divide in specie among the shareholders the whole or any part of New KIKA’s assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

●	vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Ordinary Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders of New KIKA in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to New KIKA the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

New KIKA will have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien will be for all monies payable to New KIKA by the shareholder or the shareholder’s estate:

●	either alone or jointly with any other person, whether or not that other person is a shareholder; and

●	whether or not those monies are presently payable.

At any time, the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the Proposed Charter.

New KIKA may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the Proposed Charter) and, within 14 clear days of the date on which the notice is deemed to be given under the Proposed Charter, such notice has not been complied with.

Forfeiture or Surrender of Ordinary Shares

If a shareholder fails to pay any capital call, the directors of New KIKA may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by New KIKA due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to New KIKA all monies which at the date of forfeiture were payable by him to New KIKA in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is our director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Redemption and Purchase of Ordinary Shares

Subject to the Cayman Islands Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, and, where applicable, the rules of a relevant stock exchange, any competent regulatory authority or otherwise under applicable laws, New KIKA may by action of its directors:

●	issue shares that are to be redeemed or liable to be redeemed, at the option of New KIKA or the shareholder holding those redeemable shares, on the terms and in the manner the directors determine before the issue of those shares;

●	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at the option of New KIKA on the terms and in the manner which the directors determine at the time of such variation; and

●	purchase all or any of New KIKA shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

New KIKA may make a payment in respect of the redemption or purchase of the New KIKA shares in any manner authorized by the Cayman Islands Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Variations of Rights of Shares

If at any time the share capital of New KIKA is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued shares of that class, or with the sanction of a special resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class where at least one-third (1/3) of the issued shares of that class are present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

General Meetings of Shareholders

New KIKA may (but shall not be obliged to, unless required by the applicable rules of an applicable stock exchange) in each year hold an annual general meeting, which, if held, shall be convened by the directors, in accordance with the Proposed Charter. At least seven (7) clear days’ notice shall be given for any general meeting to shareholders. All general meetings other than annual general meetings shall be called extraordinary general meetings and New KIKA shall specify the meeting as such in the notices calling it. The directors of New KIKA may call a general meeting at any time. Additionally, the board of directors of New KIKA must convene an extraordinary general meeting upon the requisition of shareholders holding at least forty per cent (40%) of the rights to vote attaching to all issued and outstanding shares of New KIKA that as at the date of the deposit of the requisition shares carry the right to vote at general meetings of New KIKA.

Inspection of Books and Records

Holders of New KIKA ordinary shares will have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records (save for New KIKA’s memorandum and articles of association, register of mortgages and charges and any special resolutions of New KIKA’s shareholders).

Changes in Share Capital

Subject to the Cayman Islands Companies Act, New KIKA may from time to time by ordinary resolution:

●	increase the share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

●	consolidate and divide all or any share capital into shares of a larger amount than existing shares;

●	convert all or any paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

●	sub-divide its existing shares or any of them into shares of a smaller amount so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

●	cancel any shares that at the date of the passing of that ordinary resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Islands Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, New KIKA may by special resolution reduce its share capital in any way.

Anti-Takeover Provisions

Some provisions of the Proposed Charter may discourage, delay or prevent a change of control of New KIKA or management that shareholders may consider favorable, including provisions that authorize New KIKA’s board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares.

New KIKA’s Proposed Charter requires an ordinary resolution to remove any director and requires a special resolution to amend the Proposed Charter. These provisions of New KIKA’s Proposed Charter and Cayman Islands law could delay the ability of shareholders to change the membership of a majority of its board, force shareholder action to be taken at an annual meeting or an extraordinary general meeting called by the New KIKA board or on the requisition of the holders of shares carrying at least 40% of the rights to vote at a shareholder meeting of New KIKA, and in turn delay the ability of shareholders to force consideration of a proposal or take action. However, under Cayman Islands law, New KIKA’s directors may only exercise the rights and powers granted to them under the Proposed Charter for a proper purpose and for what they believe in good faith to be in the best interests of Proposed Charter.

Exempted Company

New KIKA is an exempted company with limited liability incorporated under the laws of Cayman Islands. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to make its register of members open to inspection by shareholders of that company;

●	does not have to hold an annual general meeting;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Our Transfer Agent

The transfer agent for New KIKA ordinary shares is Transhare Corporation. New KIKA has agreed to indemnify Transhare in its role as transfer agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Cayman Islands Companies Act. The Cayman Islands Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Islands Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is permitted by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of two-thirds of the votes of shareholders, who, being entitled to do so, attend and vote at a general meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the votes at a general meeting of a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained unless the Grand Court of the Cayman Islands waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is existing, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding and no order has been made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived, (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company, and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Islands Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting from the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days immediately following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice of authorization to each shareholder who made a written objection; (c) a shareholder must, within 20 days immediately following of the date on which such notice from the constituent company is given, give the constituent company a written notice of his decision to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days immediately following the date of the expiration of the period set out in paragraph (c) above or seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value and if the company and the dissenting shareholder agree the price within 30 days immediately following the date on which the offer is made, the company must pay the shareholder such amount; and (e) if the company and the dissenting shareholder fail to agree a price within the period specified in paragraph (d), within 20 days immediately following the date on which such period expires, the company must (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands to determine the fair value of the shares of the dissenting shareholders and such petition must be accompanied by a verified list of the names and addresses of the dissenting shareholders who have filed notice under paragraph (c) and with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the Grand Court of the Cayman Islands has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under the Companies Act or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by (i) seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, or (ii) a majority in number representing seventy-five percent (75%) in value of creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such as a businessman would reasonably approve by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offer or may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

Shareholders’ Suits

In principle, New KIKA will normally be the proper plaintiff to sue for a wrong done to it as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

●	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

●	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

●	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

SHARES ELIGIBLE FOR FUTURE SALE

Business Combination Merger Consideration Shares; Exemption from Registration for Shares Issued to KIKA Shareholders Upon Consummation of the Business Combination

The New KIKA ordinary shares to be issued to the existing shareholders of KIKA as consideration in the Business Combination (approximately 7,980,050 ordinary shares of New KIKA) will not be registered under the Securities Act. Instead, these shares will be issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

This exemption is applicable because the issuance of New KIKA shares to the KIKA shareholders does not involve any public offering. The KIKA shareholders consist of UHAP Technology Ltd. and Wuyue Investment Ltd., both of which are controlled by Chanyaphak Buariew. These entities, including Ms. Buariew, qualify as “accredited investors” as defined in Rule 501(a) of Regulation D. The KIKA shareholders have been intimately involved in KIKA’s founding, operations and the negotiation of the Business Combination. By virtue of such involvement, these shareholders have had access to material information necessary to evaluate the transaction. Furthermore, in connection with the execution of the Merger Agreement, these specific shareholders entered into a Transaction Support Agreement. Because these shareholders made a binding investment decision via the Transaction Support Agreement prior to the filing and effectiveness of this registration statement, their shares will be issued in a private placement to close concurrently with the Business Combination.

Furthermore, to substantiate that these shareholders are acquiring the New KIKA ordinary shares for investment purposes only and not with a view toward public distribution, the KIKA shareholders will be subject to a Lock-Up Agreement at closing. Pursuant to the Lock-Up Agreement, these shareholders will be contractually prohibited from transferring, assigning, or selling their New KIKA shares for a specified period following the consummation of the Business Combination, subject to certain limited exceptions.

As a result of these contractual restrictions and the private nature of the issuance, the book entry positions representing these shares will bear both contractual and securities law restrictive legends preventing their transfer absent registration or an applicable exemption under the Securities Act. For the avoidance of doubt, this proxy statement/prospectus forms a part of a registration statement on Form S-4, which is being used solely to register the issuance of New KIKA ordinary shares to the existing public shareholders of Wintergreen in connection with the Business Combination.

Founder Shares and Private Placement Units, Shares, and Rights

Except as described herein, our sponsor, officers and directors have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of (a) 180 days after the completion of our initial business combination and (b) upon completion of our initial business combination, (x) if the last reported sale price of our ordinary shares equals or exceeds $12.00 per unit (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. In addition, the Sponsor and each insider may not transfer, assign, or sell any private placement units (or the underlying private placement shares or private placement rights, or any ordinary shares issued upon conversion of the private placement rights) until 30 days after the completion of Wintergreen’s initial business combination. These lock-up restrictions do not apply to certain permitted transferees (such as officers, directors, or affiliates of the Sponsor) provided the transferee agrees to be bound by the same restrictions.

Registration Rights

The holders of the founder shares, placement units (including securities contained therein), units (including securities contained therein) that may be issued upon conversion of working capital loans, any ordinary shares issuable upon the exercise of the placement rights any ordinary shares and rights (and underlying ordinary shares) that may be issued upon conversion of the units issued as part of the working capital loans will be entitled to registration rights pursuant to a registration rights agreement effective on the date of this prospectus, requiring us to register such securities for resale. The holders of these securities are entitled to make up to two demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement of which this prospectus forms a part and may not exercise their demand rights on more than one occasion. We will bear the expenses incurred in connection with the filing of any such registration statements.

However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the founder shares, as described in the following paragraph, and (ii) in the case of the placement rights, 30 days after the completion of our initial business combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company

As of the date of this proxy statement/prospectus, there are 7,336,375 Wintergreen Ordinary Shares outstanding. Of these shares, 5,595,000 shares sold in the initial public offering of Wintergreen are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 1,741,375 shares owned collectively by the Sponsors and the IPO Underwriter are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are a total of 5,848,875 Wintergreen Rights outstanding, consisting of 5,595,000 Public Rights and 253,875 Private Rights. Each Wintergreen Right is convertible into 1/8th of one ordinary share upon the consummation of the Business Combination, in accordance with the terms of the Rights Agreement. The Public Rights and are freely tradable, except for any Public Rights purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

As a result, our initial shareholders will be able to sell their founder shares and placement units (including component securities contained therein), as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

The Cayman Islands has a less exhaustive body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

New KIKA have been advised by its Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce against New KIKA judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and (ii) entertain original actions brought in each respective jurisdiction against New KIKA or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty;

(e)	was not obtained by fraud; and

(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Hong Kong

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

Mainland China

As of the date of this prospectus, there is uncertainty as to whether the courts of mainland China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

The recognition and enforcement of foreign judgments are mainly provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law and other applicable laws and regulations based either on treaties between mainland China and the country where the judgment is made or in reciprocity between jurisdictions. Accordingly, there is uncertainty whether courts of mainland China will recognize or enforce judgments of United States or Cayman Islands Courts because mainland China does not have any treaties or other agreements with the Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments as of the date of this prospectus. Further, under Chinese Civil Procedure Law, Chinese courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or social public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

Under the PRC Civil Procedure Law, foreign shareholders may originate actions based on PRC law against a company in mainland China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it will be difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedure Law.

All of the Company’s directors reside in China including its current directors, Tony Han, our Chief Executive Officer and Chairman, and Maggie Huang, our Chief Financial Officer and Director, as do our three independent director nominees, Weiming Tan, Xiangxiang Wei and Ru Ding.

As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It will also be costlier and time-consuming for the investors to effect service of process outside the United States, or to enforce judgments obtained from the U.S. courts in the courts of the jurisdictions where our directors and officers reside. For example, to enforce a foreign judgment in Hong Kong, you will be required to apply to the Hong Kong High Court to enforce a foreign judgment for which you will be required to engage a local counsel to facilitate or prepare the application, together with its various supporting documents. You will then be required to go through the standard litigation process to sue on the judgment as a debt. In addition, a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may also not be enforceable in or recognized by the courts of the jurisdictions where our directors and officers reside. As such, it may be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

As a result of the foregoing, public shareholders may have more difficulty in protecting their interests in the face of actions taken against the management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States-based company.

Special Considerations for Exempted Companies

New KIKA is an exempted company with limited liability (meaning our public shareholders have no liability, as members of the Company, for liabilities of the Company over and above the amount paid for their shares) under the Cayman Islands Companies Act. The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Act;

●	an exempted company’s register of members is not open to inspection by shareholders of that company;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 or 30 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

LEGAL MATTERS

The validity of the securities offered by this Prospectus is being issued to the KIKA shareholders and certain other Cayman Islands legal matters will be passed upon for Wintergreen by Ogier. Concord & Sage P.C, counsel for Wintergreen, represented Wintergreen in connection with the merger and the preparation of this proxy statement/prospectus. SH Wong & Co. counsel for Wintergreen, represented Wintergreen in connection with the merger and preparation of this proxy statement with respect to certain Hongkong law matters.

L&C Law Groupcounsel for KIKA, represented KIKA in connection with the merger and the preparation of this proxy statement/prospectus. Ogier, represented KIKA in connection with the merger and provided its assistance with the preparation of this proxy statement/prospectus with respect to certain Cayman Islands law matters.

EXPERTS

The consolidated financial statements of KIKA as of June 30, 2024 and 2025 and for the year then ended included in this proxy statement have been audited by HTL International, LLC, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein. Such consolidated financial statements have been so included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Wintergreen. as of December 31, 2025 have been so included in reliance on the report of ZH CPA, LLC, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the ability of Wintergreen. to continue as a going concern) appearing elsewhere in this prospectus, given on the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

The Wintergreen Board knows of no matter other than those described herein that will be presented for consideration at the Shareholder Meeting. However, should any other matters properly come before the Shareholder Meeting or any adjournments or postponements thereof, it is the intention of the person(s) named in the accompanying proxy to vote in accordance with their best judgment in the interests of Wintergreen.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Wintergreen is subject to the informational requirements of the Exchange Act, and is required to file reports, proxy statements and other information with the SEC. You can read Wintergreen’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. If you would like to request a copy of this proxy statement or the documents attached as annexes to this proxy statement, or if you have questions about the business combination or the proposals to be presented at the extraordinary general meeting, you should contact the Company by writing to or calling us at the following address and telephone number and we will provide the requested documents to you without charge:

Wintergreen Acquisition Corp.

Room 8326, Block B,

Hongxiang Cultural and Creative Industrial Park,

90 Jiukeshu West Road,

Tongzhou District, Beijing, China

Attn: Chief Financial Officer

Telephone: +86 136 5237 1477

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:

Transhare Corporation

17755 North US Highway 19, Suite 140,

Clearwater, FL 33764

If you are a shareholder of the Company and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to Wintergreen has been supplied by Wintergreen, and all such information relating to KIKA has been supplied by KIKA. Information provided by either Wintergreen or KIKA does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Wintergreen for the extraordinary general meeting. Neither Wintergreen nor KIKA has authorized anyone to give any information or make any representation about the Business Combination, Wintergreen or KIKA that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

Annex A

A-1

Annex B

B-1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
WINTERGREEN ACQUISITION CORP.

Page(s)
Report of Independent Registered Public Accounting Firm (PCAOB ID: 6413)	F-2
Consolidated Balance Sheet as of December 31, 2025 and 2024	F-3
Consolidated Statement of Operations and Comprehensive Income (Loss) for the year ended December 31, 2025 and for the period from April 29, 2024 (inception) through December 31, 2024	F-4
Consolidated Statement of Changes in Shareholders’ Equity for the year ended December 31, 2025 and for the period from April 29, 2024 (inception) through December 31, 2024	F-5
Consolidated Statement of Cash Flows for the year ended December 31, 2025 and for the period from April 29, 2024 (inception) through December 31, 2024	F-6
Notes to Consolidated Financial Statements	F-7 – F-23

INDEX TO AUDITED ANNUAL CONSOLIDATED FINANCIAL STATEMENTS OF
HongKong Time Point Technology Co., Limited.

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING (PCAOB ID: 7000)	F-43
BALANCE SHEETS AS OF JUNE 30, 2024 and 2025	F-44
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE PERIOD FROM OCTOBER 31, 2023 (INCEPTION) THROUGH JUNE 30, 2024 AND FOR THE YEAR ENDED JUNE 30, 2025	F-45
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY FOR THE PERIOD FROM OCTOBER 31, 2023 (INCEPTION) THROUGH JUNE 30, 2024 AND FOR THE YEAR ENDED JUNE 30, 2025	F-46
STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM OCTOBER 31, 2023 (INCEPTION) THROUGH JUNE 30, 2024 AND FOR THE YEAR ENDED JUNE 30, 2025	F-47
NOTES TO FINANCIAL STATEMENTS	F-48 – F-60

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2026 AND JUNE 30, 2025	F-61
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE PERIOD ENDED MARCH 31, 2025 AND 2026	F-62
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY FOR THE PERIOD ENDED MARCH 31, 2025 AND 2026	F-63
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE PERIOD ENDED MARCH 31, 2025 AND 2026	F-64
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS	F-65 – F-77

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Wintergreen Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Wintergreen Acquisition Corp. (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year ended December 31, 2025 and for the period from April 29, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year then ended December 31, 2025 and for the period from April 29, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has until May 30, 2027 to consummate the Initial Business Combination. If a business combination is not consummated by this date (unless extended in accordance with the Company’s governing documents as described in Note 1), there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the need to satisfy this mandatory liquidation, should a business combination not occur, and the potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ZH CPA, LLC

We have served as the Company’s auditor since 2025.

Denver, Colorado

February 27, 2026

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us

WINTERGREEN ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2025 and 2024

Currency expressed in United States dollars (“US$”)

	December 31,
	2025	2024
ASSETS
Current assets
Cash	$1,324,992	$489,701
Prepaid expenses	2,598	-
Total current assets	1,327,590	489,701

Non-current assets
Marketable securities held in Trust Account	57,425,636	-
Total non-current assets	57,425,636	-

TOTAL ASSETS	$58,753,226	$489,701

Liabilities, Ordinary shares subject to possible redemption and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$44,178	$-
Due to a related party	71,667	-
Promissory note - related party	-	475,000
Total current liabilities	115,845	475,000

Total Liabilities	115,845	475,000

Commitments and Contingencies (Note 7)	-	-

Ordinary shares subject to possible redemption, $0.0001 par value, 500,000,000 shares authorized, 5,595,000 and nil shares subject to possible redemption as of December 31, 2025 and 2024, respectively	53,323,049	-

Shareholders’ Equity:
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 1,708,575 and 1,437,500 shares issued and outstanding as of December 31, 2025 and 2024, respectively(1)	171	144
Additional paid-in capital	5,314,161	24,856
Accumulated deficit	-	(10,299)
Total Shareholders’ Equity	5,314,332	14,701
TOTAL LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ EQUITY	$58,753,226	$489,701

(1)	The number includes up to nil and 187,500 ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters as of December 31, 2025 and 2024, respectively. On May 30, 2025, the underwriters partially exercised their over-allotment option to purchase an additional 595,000 units at a purchase price of $10.00 per Unit. On July 13, 2025, the underwriters forfeited their option to purchase an additional 155,000 units and as a result, 38,750 Founder Shares were forfeited (see Note 5).

The accompanying notes are an integral part of these consolidated financial statements.

WINTERGREEN ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the year ended December 31, 2025 and the period from April 29, 2024 (inception)
through December 31, 2024

Currency expressed in United States dollars (“US$”), except for number of shares

	For the Year Ended	For the Period From April 29, 2024 (Inception) Through
	December 31, 2025	December 31, 2024
Formation and operating costs	$332,154	$10,299
Administrative fee	71,667	-
Total operating expenses	403,821	10,299

Loss from operations	(403,821)	(10,299)

Other income:
Interest income	16,563	-
Income earned on marketable securities held in Trust Account	1,335,761	-
Change in fair value of over-allotment liability	39,900	-
Total other income	1,392,224	-

Income (loss) before income taxes	988,403	(10,299)
Income taxes provision	-	-
Net income (loss)	988,403	(10,299)

Other comprehensive income	-	-
Comprehensive income (loss)	$988,403	$(10,299)

Basic and diluted weighted average ordinary shares outstanding, redeemable ordinary shares	3,320,110	-
Basic and diluted earnings per ordinary share, redeemable ordinary shares	$0.68	$-
Basic and diluted weighted average ordinary shares outstanding, non-redeemable ordinary shares	1,525,555	1,250,000
Basic and diluted loss per ordinary share, non-redeemable ordinary shares	$(0.83)	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

WINTERGREEN ACQUISITION CORP.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

 For the year ended December 31, 2025 and the period from April 29, 2024 (inception)
through December 31, 2024

Currency expressed in United States dollars (“US$”), except for number of shares

	Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares(1)	Amount	Capital	Deficit	Equity
Balance as of April 29, 2024 (inception)	-	$-	$-	$-	$-
Issuance of ordinary shares to Sponsor	1,437,500	144	24,856	-	25,000
Net loss	-	-	-	(10,299)	(10,299)
Balance as of December 31, 2024	1,437,500	$144	$24,856	$(10,299)	$14,701
Net income	-	-	-	988,403	988,403
Proceeds allocated to Public Rights	-	-	6,461,922	-	6,461,922
Sale of private placement shares	253,875	25	2,538,725	-	2,538,750
Issuance of representative shares	55,950	6	493,476	-	493,482
Underwriters’ discount	-	-	(121,614)	-	(121,614)
Other offering expenses	-	-	(29,460)	-	(29,460)
Recognition of over-allotment liability	-	-	(39,900)	-	(39,900)
Forfeiture of Founder Shares	(38,750)	(4)	4	-	-
Accretion of ordinary share subject to redemption value	-	-	(4,013,848)	(978,104)	(4,991,952)
Balance as of December 31, 2025	1,708,575	$171	$5,314,161	$-	$5,314,332

(1)	The number include up to nil, 187,500 and nil ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters as of April 29, 2024 (inception), December 31, 2024 and December 31, 2025, respectively (see Note 5).

The accompanying notes are an integral part of these consolidated financial statements.

WINTERGREEN ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

 For the year ended December 31, 2025 and the period from April 29, 2024 (inception)
through December 31, 2024

Currency expressed in United States dollars (“US$)

	For the Year Ended	For the Period From April 29, 2024 (Inception) Through
	December 31, 2025	December 31, 2024
Cash Flows from Operating Activities:
Net income (loss)	$988,403	$(10,299)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income earned on marketable securities held in Trust Account	(1,335,761)	-
Change in fair value of over-allotment liability	(39,900)	-
Changes in operating assets and liabilities:
Prepaid expenses	(2,598)	-
Accounts payable and accrued expenses	44,178	-
Due to a related party	71,667	-
Net Cash Used in Operating Activities	(274,011)	(10,299)

Cash Flows from Investing Activities:
Purchase of investments held in Trust Account	(56,089,875)	-
Purchase of time deposit	(14,000,000)	-
Maturity of time deposit	14,000,000	-
Net Cash Used in Investing Activities	(56,089,875)	-

Cash Flows from Financing Activities:
Proceeds from issuance of ordinary shares to Sponsor	-	25,000
Proceeds from promissory note of related party	-	475,000
Repayment of promissory note to related party	(475,000)	-
Proceeds from sale of public units through public offerings, net of underwriters’ discount	55,390,500	-
Proceeds from ordinary shares issued in private placement	2,538,750	-
Payment of offering costs	(255,073)	-
Net Cash Provided by Financing Activities	57,199,177	500,000

Net Change in Cash	835,291	489,701
Cash, Beginning of Period	489,701	-
Cash, End of Period	$1,324,992	$489,701

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Issuance of representative shares	$493,482	$-
Accretion of ordinary shares subject to redemption value	$4,991,952	$-

The accompanying notes are an integral part of these consolidated financial statements.

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

Note 1 — Organization and Business Operation

Wintergreen Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on April 29, 2024. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

On November 6, 2025, the Company formed a wholly-owned subsidiary, Wintergreen Acquisition Merger Subsidiary Corp., which is an exempted company incorporated under the laws of the Cayman Islands, for the purpose of consummating a Business Combination.

As of December 31, 2025 and 2024, the Company had not commenced any operations. For the period from April 29, 2024 (inception) through December 31, 2025, the Company’s efforts have been limited to organizational activities as well as activities related to the Initial Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and Private Placement (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s founder and sponsor is MACRO DREAM Holdings Limited, a British Virgin Island business company with limited liability (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on May 28, 2025. On May 30, 2025, the Company consummated its Initial Public Offering of 5,000,000 units (the “Units” and, with respect to the Ordinary Shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $50,000,000 (the “Initial Public Offering”, or “IPO”), and incurring offering costs of $1,308,056. The Company granted the underwriter a 45-day option to purchase up to an additional 750,000 Units at the Initial Public Offering price to cover over-allotments, if any. On May 29, 2025, the over-allotment option was exercised in part, and 595,000 Units, at $10.00 per Unit were sold, generating gross proceeds of $5,950,000. Meanwhile, 55,950 ordinary shares were issued to the underwriter at the closing of the IPO as representative shares (the “Representative Shares”), and 55,950 representative shares will be issued as the deferred underwriting commission at the consummation of a Business Combination.

Simultaneously with the consummation of the closing of the IPO, the Company consummated the private placement of an aggregate of 253,875 units (the “Placement Units”) to the Sponsor at a price of $10.00 per Unit, generating gross proceeds of $2,538,750 (the “Private Placement”, see Note 4).

On July 13, 2025, the remaining unexercised over-allotment option to purchase up to 155,000 Units at $10.00 per Unit were expired and 38,750 Founder Shares were forfeited along with the expiry of the over-allotment option (see Note 5(i)).

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

Following the closing of the IPO on May 30, 2025, an amount of $55,950,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and a portion of the proceeds from the sale of the Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, with a maturity of 185 days or less, or in money market funds meeting certain conditions of Rule 2a-7 of the Investment Company Act of 1940 which invest only in direct U.S. government treasury obligations, as determined by the Company. The proceeds from this offering held in the trust account will not be released from the trust account (1) to the Company, until the completion of the initial business combination, or (2) to public shareholders, until the earliest of: (a) the completion of the initial Business Combination, (b) the redemption of any ordinary shares sold as part of the units in this offering (the “public shares”) properly submitted in connection with a shareholder vote to amend the Company’s second amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Company’s ordinary shares the right to have their shares redeemed in connection with the Company’s initial business combination or to redeem 100% of the Company’s public shares if the Company does not complete the initial business combination on August 30, 2026 or up to May 30, 2027 (an “Extension Period”) or (B) with respect to any other provision relating to the rights of holders of the Company’s ordinary shares, and (c) the redemption of the Company’s public shares if it has not consummated the business combination within 15 months from the closing of this offering or during any Extension Period, subject to applicable law. Public shareholders who redeem their ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if the Company has not consummated an initial business combination within 15 months from the closing of this offering, with respect to such ordinary shares so redeemed. The proceeds deposited in the trust account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.025 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. The ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. The Company will have only 15 months from the closing of the Initial Public Offering or during any Extension Period to complete the initial Business Combination (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay the Company’s taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the Business Combination within the 15 months from the closing of this offering or during any Extension Period.

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

The Founder shares except as described below, are identical to the ordinary shares included in the units being sold in this offering, and holders of Founder shares have the same shareholder rights as public shareholders, except that (a) prior to the initial business combination, only holders of the founder shares have the right to vote on the appointment of directors and holders of a majority of the founder shares may remove a member of the board of directors for any reason; (b) in a vote to continue the company in a jurisdiction outside of the Cayman Islands, holders of founder shares will have ten votes for every founder share and holders of ordinary shares will have one vote for every ordinary share; (c) the Founder shares are subject to certain transfer restrictions, as described in more detail below; (d) the Company’s initial shareholder has entered into an agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder shares in connection with the completion of the Company’s initial Business Combination, (ii) waive their redemption rights with respect to their Founder shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s second amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to provide for the redemption of the Company’s public shares in connection with an initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial Business Combination within 15 months from the closing of this offering or during any Extension Period, and (B) with respect to any other provisions relating to shareholders’ rights, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder shares if the Company fails to complete its initial Business Combination within 15 months from the closing of this offering or during any Extension Period, (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame), and are entitled to registration rights. If the Company submits its initial Business Combination to its public shareholders for a vote, its founder has agreed (and its permitted transferees will agree) to vote their Founder shares, placement shares and any public shares purchased during or after this offering in favor of its initial Business Combination. The other members of the Company’s management team have entered into agreements similar to the one entered into by the Company’s Sponsor with respect to any public shares acquired by them in or after this offering.

The Company will have until 15 months from the closing of the IPO (or up to 24 months from the closing of this offering if the Company extends the period of time to consummate a Business Combination by up to nine additional months through nine one-month extensions of time, as further provided in the Company’s amended and restated memorandum and articles of association) to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to the Company to pay its franchise and income taxes as well as expenses relating to the administration of the trust account (less up to $50,000 of interest released to the Company to pay taxes and potentially, dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to our obligations under the Companies Act to provide for claims of creditors and the requirements of other applicable law.

The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Company’s Sponsor will not be responsible to the extent of any liability for such third party claims.

On November 17, 2025, the Company entered into a Merger Agreement (the “Merger Agreement”) with Wintergreen Acquisition Merger Subsidiary Corp., a Cayman Islands exempted company and wholly-owned subsidiary of the Company (the “Merger Sub”), and KIKA Technology INC., a Cayman Islands exempted company (“KIKA”) (collectively with the Company and Merger Sub, the “Parties”, or each a “Party”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions therein and in accordance with the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”), the Parties intend to effect a business combination transaction whereby the Merger Sub will merge with and into KIKA, with KIKA being the surviving entity and becoming a wholly owned subsidiary of the Company (the “Proposed Business Combination”). Simultaneously with the consummation of the Business Combination, the Company will change its name to “KIKA Inc.” In connection with the Merger, the shareholders of KIKA (the “KIKA Shareholders”) will receive ordinary shares of the Company (the “Consideration Shares”) in an amount equal to the Valuation of KIKA (as defined in the Merger Agreement) divided by the Per Share Redemption Price (as defined in the Merger Agreement), rounded up to the nearest whole share. The Consideration Shares will be allocated among the KIKA Shareholders in accordance with the Allocation Statement (as defined in the Merger Agreement).

The Company filed a Form 8-K with the SEC on November 17, 2025 to announce the Merger Agreement.

Going Concern Consideration

As of December 31, 2025, the Company had $1,324,992 of cash in its operating bank account, working capital of $1,211,745 and net income of $988,403 for the year ended December 31, 2025. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40 “Going Concern,” and through the consummation of the IPO on May 30, 2025, the Company has sufficient funds for the working capital needs of the Company until a minimum of one year from the date of issuance of these financial statements. However, the Company has until May 30, 2027 to consummate the Initial Business Combination. If a business combination is not consummated by this date (unless extended in accordance with the Company’s governing documents), there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the need to satisfy this mandatory liquidation, should a business combination not occur, and the potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern.

The Company intends to complete the Initial Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by May 30, 2027.

No adjustments have been made to the carrying amounts and classification of assets or liabilities should the Company be required to liquidate after such date.

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiary, Wintergreen Acquisition Merger Subsidiary Corp. for the purpose of consummating a Business Combination. All transactions and balances among the Company and its subsidiary have been eliminated upon consolidation.

Emerging Growth Company Status

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of incomes and expenses during the reporting period.

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from these estimates. Significant estimates made by management on the consolidated financial statements include, but are not limited to, the fair value of public rights, the redemption value of redeemable shares and the fair value of over-allotment liability.

Cash

Cash includes demand deposits with banks that the company may deposit additional funds at any time and also effectively may withdraw funds at any time without prior notice or penalty.

Marketable Securities Held in Trust Account

As of December 31, 2025, all of the assets held in the Trust Account were held in U.S. Treasury Securities Money Market Funds. All of the Company’s investments held in the Trust Account are classified as marketable securities. Marketable securities are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in income earned on marketable securities held in Trust Account on the consolidated statement of operations and comprehensive income. The estimated fair values of marketable securities held in Trust Account are determined using available market information. As of December 31, 2025, the estimated fair value of marketable securities held in Trust Account was $57,425,636. For the year ended December 31, 2025, the Company recorded income earned on investments held in Trust Account of $1,335,761, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash account in a financial institution and marketable securities held in Trust Account, which, at times may exceed the Federal depository insurance coverage of $250,000. Also, the Company maintains certain bank accounts in Hong Kong, where cash balances are protected under Deposit Protection Scheme in accordance with the Deposit Protection Scheme Ordinance, with the maximum protection of up to HKD500,000 per depositor per Scheme member, including both principal and interest. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of underwriting, legal, accounting and other costs incurred through the IPO that were directly related to the IPO. Offering cost amounted to $1,308,056, consisting of $559,500 and $493,482 of underwriting commissions which were paid in cash and representative shares (55,950 ordinary shares) at the closing date of the IPO, respectively and $255,074 of other offering costs. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. The Company allocates offering costs among public shares, public rights based on the relative fair values of public shares and public rights. Accordingly, $1,156,982 was allocated to public shares and charged to ordinary shares subject to possible redemption, and $151,075 was allocated to public rights and charged to shareholders’ equity.

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

Fair Value of Financial Instruments

ASC Topic 820 “Fair Value Measurements” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

●	Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

●	Level 2 - Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

●	Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820 approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature. The carrying amounts reported in the consolidated balance sheets for cash, accounts payable and accrued expenses, due to a related party and promissory note - related party, each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period between the origination of such instruments and their expected realization and their current market rate of interest.

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of the presented periods, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		December 31,
Description	Level	2025	2024
Assets:
Marketable securities held in Trust Account	1	$57,425,636	$-

Ordinary Shares Subject to Possible Redemption

All of the 5,595,000 Ordinary Shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation as disclosed in Note 1.

The Company accounted for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (ASC 480). Ordinary shares subject to mandatory redemption (if any) were classified as a liability instrument and will be measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) were classified as temporary equity. At all other times, ordinary shares were classified as stockholders’ equity. In accordance with ASC 480-10-S99, the Company classified the ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company.

Given that the 5,595,000 ordinary shares sold as part of the units in the IPO were issued with other freestanding instruments (i.e., rights), the initial carrying value of ordinary shares, net of allocated offering cost, has been classified as temporary equity, and has been allocated to the proceeds determined in accordance with ASC 470-20. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected the accretion method (i) to recognize the changes in redemption value as a charge against retained earnings or, in the absence of retained earnings, as a charge against additional paid-in capital, over an expected 15-month period, which is the initial period that the Company has to complete a Business Combination.

For the year ended December 31, 2025, the Company recorded accretion of ordinary share subject to redemption value of $4,991,952.

Ordinary shares subject to possible redemption reflected on the consolidated balance sheets are recorded in the following table:

Gross proceeds	$55,950,000
Less:
Proceeds allocated to public rights	(6,461,922)
Offering costs allocated to redeemable shares	(1,156,981)
Plus:
Accretion of carrying value to redemption value	4,991,952
Ordinary shares subject to possible redemption as of December 31, 2025	$53,323,049

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

Over-allotment Option

The over-allotment option granted to the underwriter was deemed to be a freestanding financial instrument indexed to the contingently redeemable shares and was accounted for as a liability pursuant to ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). Upon the closing of the IPO on May 30, 2025, the over-allotment option was granted and represented the option to purchase up to 155,000 Units at $10.00 per Unit, which were expired on July 13, 2025. The Company used Binomial option pricing model in the determination of the fair value of the over-allotment liability. Key inputs used in the model are set forth as below:

Valuation date	No. of options	Vesting date	Expiry date	Exercise price	Spot price	Risk-free rate	Volatility
May 30, 2025	155,000	May 29, 2025	July 13, 2025	9.80	10.01	4.19%	3.4%

On May 30, 2025 and December 31, 2025, the fair value of the over-allotment liability were $39,900 and nil, respectively, and gain from change in fair value of over-allotment liability of $39,900 was recorded for the year ended December 31, 2025.

Related Parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Earnings (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The consolidated statements of operations and comprehensive income include a presentation of earnings (loss) per redeemable share and earnings (loss) per non-redeemable share following the two-class method of income per share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net income (loss) less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the shares subject to possible redemption was considered to be dividends paid to the public shareholders.

Basic earnings per share (“EPS”) is computed by dividing net income available to redeemable/non-redeemable shareholders by the weighted-average number of redeemable/non-redeemable shares outstanding for the period. Net income available to redeemable/non-redeemable shareholders represents net income of the Company reduced by an allocation of earnings to participating securities. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are included in the computation of EPS pursuant to the two-class method. Share-based payment awards that do not contain such rights are not deemed participating securities and are included in diluted shares outstanding (if dilutive).

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

Diluted EPS is calculated under the treasury stock method and the two-class method. The calculation that results in the lowest diluted EPS amount for the redeemable/non-redeemable shares is reported in the Company’s consolidated statements of operations and comprehensive income. The treasury stock method includes the dilutive effect of potential redeemable/non-redeemable shares including unvested stock-based awards. Potential redeemable shares associated with the over-allotment options are computed under the if-converted method. For the year ended December 31, 2025 and for the period from April 29, 2024 (inception) through December 31, 2024, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.

Earnings (loss) per share presented on the consolidated statements of operations and comprehensive income is based on the following:

	For the Year Ended December 31, 2025	For the Period From April 29, 2024 (Inception) Through December 31, 2024
Net income (loss)	$988,403	$(10,299)
Less: Accretion of redeemable ordinary shares to redemption value	(4,991,952)	-
Net loss including accretion of redeemable ordinary shares to redemption value	$(4,003,549)	$(10,299)

Earnings (loss) per share presented on the consolidated statement of operations and comprehensive income is based on the following:

	For the Year Ended December 31, 2025		For the Period From April 29, 2024 (Inception) Through December 31, 2024
	Redeemable Ordinary Share	Non-Redeemable Ordinary Share	Redeemable Ordinary Share	Non-Redeemable Ordinary Share
Numerators:
Allocation of net loss	$(2,743,116)	$(1,260,433)	$-	$(10,299)
Accretion of redeemable ordinary shares to redemption value	4,991,952	-	-	-
Allocation of net income (loss)	$2,248,836	$(1,260,433)	$-	$(10,299)
Denominators:
Weighted-average ordinary shares outstanding	3,320,110	1,525,555	-	1,250,000

Basic and diluted earnings (loss) per share	$0.68	$(0.83)	$-	$(0.01)

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company determined that the Cayman Islands is the Company’s only major tax jurisdiction.

The Company may be subject to potential examination by taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

There is currently no taxation imposed on income by the Government of the Cayman Islands for the year ended December 31, 2025 and for the period from April 29, 2024 (inception) through December 31, 2024.

Recent Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures(Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”) which requires detailed disclosures in the notes to financial statements disaggregating specific expense categories and certain other disclosures to provide enhanced transparency into the nature and function of expenses. The FASB further clarified the effective date in January 2025 with the issuance of ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. The requirements should be applied on a prospective basis while retrospective application is permitted. The Company does not expect to adopt this guidance early and does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

On December 8, 2025, the FASB issued ASU 2025-11 — Interim Reporting (“ASU 2025-11”) which is intended to improve the navigability of the guidance in ASC 270, Interim Reporting, and clarify when it applies. Under the amendments, an entity is subject to ASC 270 if it provides interim financial statements and notes in accordance with GAAP. ASU 2025-11 also addresses the form and content of such financial statements, interim disclosures requirements, and establishes a principle under which an entity must disclose events since the end of the last annual reporting period that have a material impact on the entity. ASU 2025-11 is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, and early adoption is permitted. The Company is currently evaluating the impact the adoption of ASU 2025-11 may have on its consolidated financial statements.

Management does not believe that any recently issued, but not effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On May 30, 2025, the Company consummated its IPO of 5,000,000 Units, at $10.00 per Unit, generating gross proceeds of $50,000,000. The Company granted the underwriter a 45-day option to purchase up to an additional 750,000 Units at the IPO price to cover over-allotments. On May 29, 2025, the over-allotment option was exercised in part, and 595,000 Units, at $10.00 per Unit were sold, generating gross proceeds of $5,950,000 and deposited into the Trust Account.

Each unit has an offering price of $10.00 and consists of one ordinary share (“Public Share”) and one right (“Public Right”) to receive one-eighth (1/8) of an ordinary share upon the consummation of the initial business combination.

The Company incurred offering costs of approximately $1,308,056, consisting of $559,500 and $493,482 of underwriting commissions which were paid in cash and Representative Shares (55,950 ordinary shares) at the closing date of the IPO, respectively and $255,074 of other offering costs.

Meanwhile, pursuant the underwriting agreement, 1.0% of the gross proceeds of the IPO, or $559,500, will be paid in cash, and 55,950 representative shares will be issued, both of which as the deferred underwriting commission at the consummation of a Business Combination.

All of the 5,595,000 public shares sold as part of the Public Units in the IPO contain a redemption feature and the Company has classified related proceeds in temporary equity as disclosed in Note 2.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 253,875 Placement Units at a price of $10.00 per Placement Unit raising $2,538,750 in the aggregate.

The proceeds from the sale of the Placement Units were added to the net proceeds from the IPO held in the Trust Account. The Private Placement Units are identical to the Public Units sold in this IPO, subject to limited exceptions. The holder of the Private Placement Units will be entitled to registration rights. In addition, these Private Placement Units may not, subject to certain limited exceptions, be redeemable, transferred, assigned or sold until the later of the completion of our initial business combination or 15 months following the closing of the IPO.

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

Note 5 — Related Party Transactions

Nature of relationship with the related party:

The following is a list of the related party, with which the Company has transactions:

No.	Name of Related Parties	Relationship
1	MACRO DREAM Holdings Limited	Founder and sponsor of the Company

Transactions with the related party:

(i) Founder Shares

On December 27, 2024, the sponsor acquired 1,437,500 ordinary shares (“Founder shares”) for an aggregate purchase price of $25,000. 187,500 Founder Shares are subject to forfeiture to the extent that underwriter’s over-allotment option is not exercise in full or in part.

On May 30, 2025, the underwriters exercised 595,000 over-allotment options out of total 750,000 with remaining unexercised of 155,000. On July 13, 2025, the remaining over-allotment options to purchase 155,000 Units were expired. Accordingly, 38,750 Founder Shares were forfeited as the result.

As of December 31, 2025 and 2024, there were 1,398,750 and 1,437,500 Founder Shares issued and outstanding, among which, up to nil and 187,500 Founder Shares are subject to forfeiture.

The sponsor has agreed not to transfer, assign or sell their Founder Shares (excluding any units or shares comprising the units acquired in the offering) until the earlier to occur of (a) 180 days after the completion of our initial business combination and (b) upon completion of our initial business combination, (x) if the last reported sale price of our ordinary shares equals or exceeds $12.00 per unit (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of our sponsor, directors and executive officers with respect to any Founder Shares.

(ii) Promissory Note — Related Party

On August 20, 2024, the Company issued a promissory note to the sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $475,000 (the “Promissory Note”) to be used for a portion of the expenses for the IPO.

This loan is non-interest bearing, unsecured and is due at the earlier of (1) March 31, 2025 or (2) the closing of the IPO. The loan will be repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account. The Company has drawn down the full principal sum of the Promissory Note for the period from April 29, 2024 (inception) through December 31, 2024.

On March 31, 2025, the sponsor irrevocably waived the requirement that the principal balance of the Promissory Note shall be payable by the Company on March 31, 2025. And the principal balance of the Promissory Note shall remain payable by the Company on the date on which the Company consummates the IPO.

Shortly after completion of the IPO, the promissory note was fully repaid.

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

(iii) Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes the initial Business Combination, it intends to repay such loaned amount at closing. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such working capital loans (“Working Capital Loans”) made by the Sponsor, the Company’s officers and directors, or the Company’s or their affiliates to the Company prior to or in connection with its initial Business Combination may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of its initial Business Combination. The units would be identical to the Placement Units.

For the year ended December 31, 2025 and for the period from April 29, 2024 (inception) through December 31, 2024, the Company had no borrowings under the Working Capital Loans.

(iv) Administrative Services Arrangement

Commencing on the effective date of the registration statement of the IPO, the Company has agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of its initial Business Combination or its liquidation, the Company will cease paying these monthly fees.

For the year ended December 31, 2025, the Company has accrued $71,667 for the service provided by the Sponsor.

As of December 31, 2025, the Company had amount due to the related party of $71,667.

Balance with the related party:

		December 31,
		2025	2024
Amount due to a related party:
Related party	Nature
MACRO DREAM Holdings Limited	Promissory note provided by the related party	$-	$475,000
MACRO DREAM Holdings Limited	Administrative support service fee	71,667	-

The amount due to the related party is non-interest bearing and due on demand.

Note 6 — Shareholder’s Equity

Ordinary Shares

The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share. On April 29, 2024, the Company issued 1 ordinary share to Ogier Global Subscriber (Cayman) Limited (the “Subscriber”). On May 14, 2024, the Subscriber transferred 1 ordinary share to the sponsor, meanwhile, the Company issued 9,999 ordinary shares to the Sponsor for an aggregate purchase price of $1. On August 20, 2024, the Sponsor made capital contribution of $25,000 to the Company in order to purchase Founder Shares. On December 27, 2024, the Company issued 1,437,500 ordinary shares to the Sponsor including an aggregate of 187,500 shares that are subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial shareholder will own 20% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares and Representative Shares (as described below) and assuming the initial shareholder does not purchase any shares in the IPO). Meanwhile, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration of 10,000 ordinary shares.

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

On May 30, 2025, the Company consummated its IPO of 5,000,000 units at $10.00 per Unit, with the exercise of the underwriter’s over-allotment option in part and 595,000 units were sold, generating gross proceeds of $55,950,000.

Simultaneously with the consummation of the closing of the IPO, the Company issued 253,875 ordinary shares to the Sponsor in the private placement and generating gross proceeds of $2,538,750.

On May 30, 2025, the Company issued 55,950 Representative Shares to the representative of the underwriters (and/or its designees) as part of the underwriting compensation. The representative shares have deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the commencement of sales in this offering pursuant to FINRA Rule 5110I(1). Pursuant to FINRA Rule 5110I(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales in this offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following May 30, 2025 except to any underwriter and selected dealer participating in the offering and their officers, partners, registered persons or affiliates.

As of December 31, 2025, as a result of closing of the IPO, the exercise of the Representative’s over-allotment Option in part and the sales of Placement Units in the private placement, there were 7,303,575 ordinary shares issued and outstanding, including 5,595,000 ordinary shares subject to possible redemption, which are classified as temporary equity, and 1,708,575 ordinary shares. 1,708,575 ordinary shares issued and outstanding, consisted of 1,398,750 ordinary shares of founder shares, 253,875 ordinary shares from private placement and 55,950 ordinary shares to the underwriter.

As of December 31, 2024, there were 1,437,500 ordinary shares issued and outstanding, which was Founder Shares with an aggregate of 187,500 shares that are subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full or in part.

Rights

As of December 31, 2025, there were 5,595,000 public rights included in the Public Units and 253,875 private rights include in the Placement Units outstanding. There was no right attached to the Representative Shares. Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will receive one-eighth (1/8) of an ordinary share (the “Rights”) upon consummation of the initial Business Combination. In the event the Company will not be the surviving company upon completion of our initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-eighth (1/8) of a share of the Company underlying each right upon consummation of the Business Combination unless otherwise waived in the course of the Business Combination. No fractional shares will be issued upon exchange of rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Law. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Rights upon consummation of an initial Business Combination. Accordingly, the Rights may expire worthless.

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

Note 7 — Commitments & Contingencies

Registration Rights

The holders of the Founder Shares and Private Placement Units (and their underlying securities) are entitled to registration rights pursuant to the registration rights agreement signed on the effective date of the IPO, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the effective date of the IPO to purchase up to an additional 750,000 units to cover over-allotments at the IPO price. On May 30, 2025, the over-allotment options were exercised in part, and 595,000 Units, at $10.00 per Unit were sold, generating gross proceeds of $5,595,000 and deposited into the Trust Account. On July 13, 2025, the remaining over-allotment options to purchase 155,000 Units were expired.

The underwriters were entitled to an underwriting discount of 4.0% of the gross proceeds of the IPO, of which (i) 1% of the gross proceeds of the IPO, or $559,500, were paid in cash at the closing of the IPO, (ii) 55,950 ordinary shares with fair value of $493,482 were paid at the closing of the IPO as Representative Shares (such representative shares shall be registered so as to circumvent reliance on the Rule 144 exemption and shall only therein be subject to FINRA’s 180-day lock-up period rule), (iii) 1.0% of the gross proceeds of the IPO, or 559,500, will be paid in cash, and 55,950 representative shares will be issued, both of which as the deferred underwriting commission at the consummation of a Business Combination.

Note 8 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides on resource allocation based on the net income or loss reported on the consolidated statement of operations and comprehensive income. The measure of segment assets is reported on the consolidated balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	December 31,
	2025	2024
Cash	$1,324,992	$489,701
Marketable securities held in Trust Account	$57,425,636	$-

WINTERGREEN ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

	For the Year Ended December 31, 2025	For the Period From April 29, 2024 (Inception) Through December 31, 2024
Operating expenses	$403,821	$10,299
Income earned on marketable securities held in Trust Account	$1,335,761	$-

The CODM reviews income earned on marketable securities held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

Operating expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Business Combination period. The CODM also reviews operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Operating expenses, as reported on the consolidated statements of operations and comprehensive income, are the significant segment expenses provided to the CODM on a regular basis.

Assets Information

All of the Company’s operating long-lived assets, including marketable securities held in Trust Account, were located in U.S. as of December 31, 2025 and 2024.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date through the date of these consolidated financial statements were issued. Based on this review, the Company did not identify any subsequent events that would require adjustment or disclosure in the financial statements.

WINTERGREEN ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2026 (Unaudited) and December 31, 2025

Currency expressed in United States dollars (“US$”), except for number of shares

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets
Cash	$1,179,430	$1,324,992
Prepaid expenses	64,888	2,598
Total current assets	1,244,318	1,327,590

Non-current assets
Marketable securities held in Trust Account	57,929,106	57,425,636
Total non-current assets	57,929,106	57,425,636

TOTAL ASSETS	$59,173,424	$58,753,226

Liabilities, Ordinary shares subject to possible redemption and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$62,671	$44,178
Due to a related party	101,667	71,667
Total current liabilities	164,338	115,845

Total Liabilities	164,338	115,845

Commitments and Contingencies (Note 7)	-	-

Ordinary shares subject to possible redemption, $0.0001 par value, 500,000,000 shares authorized, 5,595,000 and 5,595,000 shares subject to possible redemption as of March 31, 2026 and December 31, 2025, respectively	55,357,018	53,323,049

Shareholders’ Equity:
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 1,708,575 and 1,708,575 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	171	171
Additional paid-in capital	3,651,897	5,314,161
Accumulated deficit	-	-
Total Shareholders’ Equity	3,652,068	5,314,332
TOTAL LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ EQUITY	$59,173,424	$58,753,226

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WINTERGREEN ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the three months ended March 31, 2026 and 2025 (Unaudited)

Currency expressed in United States dollars (“US$”), except for number of shares

	For the Three Months Ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Formation and operating costs	$107,655	$75,157
Administrative fee	30,000	-
Total operating expenses	137,655	75,157

Loss from operations	(137,655)	(75,157)

Other income:
Interest income	5,890	-
Income earned on marketable securities held in Trust Account	503,470	-
Total other income	509,360	-

Income (loss) before income taxes	371,705	(75,157)
Income taxes provision	-	-
Net income (loss)	371,705	(75,157)

Other comprehensive income	-	-
Comprehensive income (loss)	$371,705	$(75,157)

Basic and diluted weighted average ordinary shares outstanding, redeemable ordinary shares	5,595,000	-
Basic and diluted earnings per ordinary share, redeemable ordinary shares	$0.14	$-
Basic and diluted weighted average ordinary shares outstanding, non-redeemable ordinary shares	1,708,575	1,250,000
Basic and diluted loss per ordinary share, non-redeemable ordinary shares	$(0.23)	$(0.06)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WINTERGREEN ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the three months ended March 31, 2026 and 2025 (Unaudited)

Currency expressed in United States dollars (“US$”), except for number of shares

For the three months ended March 31, 2026

	Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Equity
Balance as of January 1, 2026	1,708,575	$171	$5,314,161	$-	$5,314,332
Net income	-	-	-	371,705	371,705
Accretion of ordinary share subject to redemption value	-	-	(1,662,264)	(371,705)	(2,033,969)
Balance as of March 31, 2026 (Unaudited)	1,708,575	$171	$3,651,897	$-	$3,652,068

For the three months ended March 31, 2025

	Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’ Equity
	Shares(1)	Amount	Capital	Deficit	(Deficit)
Balance as of January 1, 2025	1,437,500	$144	$24,856	$(10,299)	$14,701
Net loss	-	-	-	(75,157)	(75,157)
Balance as of March 31, 2025 (Unaudited)	1,437,500	$144	$24,856	$(85,456)	$(60,456)

(1)	The number include up to 187,500 and 187,500 ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters as of January 1, 2025 and March 31, 2025 (see Note 5).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WINTERGREEN ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

For the three months ended March 31, 2026 and 2025 (Unaudited)

Currency expressed in United States dollars (“US$”)

	For the Three Months Ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$371,705	$(75,157)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income earned on marketable securities held in Trust Account	(503,470)	-
Changes in operating assets and liabilities:
Prepaid expenses	(62,290)	-
Accounts payable and accrued expenses	18,493	-
Due to a related party	30,000	-
Net Cash Used in Operating Activities	(145,562)	(75,157)

Cash Flows from Investing Activities:
Purchase of time deposit	(5,000,000)	-
Maturity of time deposit	5,000,000	-
Net Cash Used in Investing Activities	-	-

Cash Flows from Financing Activities:
Payment of offering costs	-	(104,125)
Net Cash Used in Financing Activities	-	(104,125)

Net Change in Cash	(145,562)	(179,282)
Cash, Beginning of Period	1,324,992	489,701
Cash, End of Period	$1,179,430	$310,419

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Accretion of ordinary shares subject to redemption value	$2,033,969	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WINTERGREEN ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For the Three Months ended March 31, 2026

Note 1 — Organization and Business Operation

Wintergreen Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on April 29, 2024. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

On November 6, 2025, the Company formed a wholly-owned subsidiary, Wintergreen Acquisition Merger Subsidiary Corp., which is an exempted company incorporated under the laws of the Cayman Islands, for the purpose of consummating a Business Combination.

As of March 31, 2026 and December 31, 2025, the Company had not commenced any operations. For the period from April 29, 2024 (inception) through March 31, 2026, the Company’s efforts have been limited to organizational activities as well as activities related to the Initial Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and Private Placement (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s founder and sponsor is MACRO DREAM Holdings Limited, a British Virgin Island business company with limited liability (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on May 28, 2025. On May 30, 2025, the Company consummated its Initial Public Offering of 5,000,000 units (the “Units” and, with respect to the Ordinary Shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $50,000,000 (the “Initial Public Offering”, or “IPO”), and incurring offering costs of $1,308,056. The Company granted the underwriter a 45-day option to purchase up to an additional 750,000 Units at the Initial Public Offering price to cover over-allotments, if any. On May 29, 2025, the over-allotment option was exercised in part, and 595,000 Units, at $10.00 per Unit were sold, generating gross proceeds of $5,950,000. Meanwhile, 55,950 ordinary shares were issued to the underwriter at the closing of the IPO as representative shares (the “Representative Shares”), and 55,950 representative shares will be issued as the deferred underwriting commission at the consummation of a Business Combination.

Simultaneously with the consummation of the closing of the IPO, the Company consummated the private placement of an aggregate of 253,875 units (the “Placement Units”) to the Sponsor at a price of $10.00 per Unit, generating gross proceeds of $2,538,750 (the “Private Placement”, see Note 4).

On July 13, 2025, the remaining unexercised over-allotment option to purchase up to 155,000 Units at $10.00 per Unit were expired and 38,750 Founder Shares were forfeited along with the expiry of the over-allotment option (see Note 5(i)).

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the IPO on May 30, 2025, an amount of $55,950,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and a portion of the proceeds from the sale of the Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, with a maturity of 185 days or less, or in money market funds meeting certain conditions of Rule 2a-7 of the Investment Company Act of 1940 which invest only in direct U.S. government treasury obligations, as determined by the Company. The proceeds from this offering held in the trust account will not be released from the trust account (1) to the Company, until the completion of the initial business combination, or (2) to public shareholders, until the earliest of: (a) the completion of the initial Business Combination, (b) the redemption of any ordinary shares sold as part of the units in this offering (the “public shares”) properly submitted in connection with a shareholder vote to amend the Company’s second amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Company’s ordinary shares the right to have their shares redeemed in connection with the Company’s initial business combination or to redeem 100% of the Company’s public shares if the Company does not complete the initial business combination on August 30, 2026 or up to May 30, 2027 (an “Extension Period”) or (B) with respect to any other provision relating to the rights of holders of the Company’s ordinary shares, and (c) the redemption of the Company’s public shares if it has not consummated the business combination within 15 months from the closing of this offering or during any Extension Period, subject to applicable law. Public shareholders who redeem their ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if the Company has not consummated an initial business combination within 15 months from the closing of this offering, with respect to such ordinary shares so redeemed. The proceeds deposited in the trust account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.025 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. The ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. The Company will have only 15 months from the closing of the Initial Public Offering or during any Extension Period to complete the initial Business Combination (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay the Company’s taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the Business Combination within the 15 months from the closing of this offering or during any Extension Period.

The Founder shares except as described below, are identical to the ordinary shares included in the units being sold in this offering, and holders of Founder shares have the same shareholder rights as public shareholders, except that (a) prior to the initial business combination, only holders of the founder shares have the right to vote on the appointment of directors and holders of a majority of the founder shares may remove a member of the board of directors for any reason; (b) in a vote to continue the company in a jurisdiction outside of the Cayman Islands, holders of founder shares will have ten votes for every founder share and holders of ordinary shares will have one vote for every ordinary share; (c) the Founder shares are subject to certain transfer restrictions, as described in more detail below; (d) the Company’s initial shareholder has entered into an agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder shares in connection with the completion of the Company’s initial Business Combination, (ii) waive their redemption rights with respect to their Founder shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s second amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to provide for the redemption of the Company’s public shares in connection with an initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial Business Combination within 15 months from the closing of this offering or during any Extension Period, and (B) with respect to any other provisions relating to shareholders’ rights, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder shares if the Company fails to complete its initial Business Combination within 15 months from the closing of this offering or during any Extension Period, (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame), and are entitled to registration rights. If the Company submits its initial Business Combination to its public shareholders for a vote, its founder has agreed (and its permitted transferees will agree) to vote their Founder shares, placement shares and any public shares purchased during or after this offering in favor of its initial Business Combination. The other members of the Company’s management team have entered into agreements similar to the one entered into by the Company’s Sponsor with respect to any public shares acquired by them in or after this offering.

The Company will have until 15 months from the closing of the IPO (or up to 24 months from the closing of this offering if the Company extends the period of time to consummate a Business Combination by up to nine additional months through nine one-month extensions of time, as further provided in the Company’s amended and restated memorandum and articles of association) to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to the Company to pay its franchise and income taxes as well as expenses relating to the administration of the trust account (less up to $50,000 of interest released to the Company to pay taxes and potentially, dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to our obligations under the Companies Act to provide for claims of creditors and the requirements of other applicable law.

The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Company’s Sponsor will not be responsible to the extent of any liability for such third party claims.

On November 17, 2025, the Company entered into a Merger Agreement (the “Merger Agreement”) with Wintergreen Acquisition Merger Subsidiary Corp., a Cayman Islands exempted company and wholly-owned subsidiary of the Company (the “Merger Sub”), and KIKA Technology INC., a Cayman Islands exempted company (“KIKA”) (collectively with the Company and Merger Sub, the “Parties”, or each a “Party”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions therein and in accordance with the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”), the Parties intend to effect a business combination transaction whereby the Merger Sub will merge with and into KIKA, with KIKA being the surviving entity and becoming a wholly owned subsidiary of the Company (the “Proposed Business Combination”). Simultaneously with the consummation of the Business Combination, the Company will change its name to “KIKA Inc.” In connection with the Merger, the shareholders of KIKA (the “KIKA Shareholders”) will receive ordinary shares of the Company (the “Consideration Shares”) in an amount equal to the Valuation of KIKA (as defined in the Merger Agreement) divided by the Per Share Redemption Price (as defined in the Merger Agreement), rounded up to the nearest whole share. The Consideration Shares will be allocated among the KIKA Shareholders in accordance with the Allocation Statement (as defined in the Merger Agreement).

The Company filed a Form 8-K with the SEC on November 17, 2025 to announce the Merger Agreement.

Going Concern Consideration

As of March 31, 2026, the Company had $1,179,430 of cash in its operating bank account, working capital of $1,079,980 and net income of $371,705 for the three months ended March 31, 2026. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40 “Going Concern,” and through the consummation of the IPO on May 30, 2025, the Company has sufficient funds for the working capital needs of the Company until a minimum of one year from the date of issuance of these financial statements. However, the Company has until May 30, 2027 to consummate the Initial Business Combination. If a business combination is not consummated by this date (unless extended in accordance with the Company’s governing documents), there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the need to satisfy this mandatory liquidation, should a business combination not occur, and the potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern.

The Company intends to complete the Initial Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by May 30, 2027.

No adjustments have been made to the carrying amounts and classification of assets or liabilities should the Company be required to liquidate after such date.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all of the information and disclosures necessary for a complete presentation of financial position, results of operations or cash flows. In the opinion of management, the accompanying condensed consolidated financial statements include all adjustments which are considered necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. The results of operations for the three months ended March 31, 2026 are not necessarily indicative of the operating results for the full year ending December 31, 2026 or any other future period.

The accompanying unaudited condensed consolidated financial statements have been derived from the accounting records of the Company and should be read in conjunction with the financial statements and notes as of December 31, 2025 and for the year ended December 31, 2025 thereto included in the Company’s Form 10-K as filed with the SEC on February 27, 2026.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiary, Wintergreen Acquisition Merger Subsidiary Corp. for the purpose of consummating a Business Combination. All transactions and balances among the Company and its subsidiary have been eliminated upon consolidation.

Emerging Growth Company Status

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from these estimates. Significant estimates made by management in the unaudited condensed consolidated financial statements include, but are not limited to, the fair value of public rights and the redemption value of redeemable shares.

Cash

Cash includes demand deposits with banks that the company may deposit additional funds at any time and also effectively may withdraw funds at any time without prior notice or penalty.

Marketable Securities Held in Trust Account

As of March 31, 2026, all of the assets held in the Trust Account were held in U.S. Treasury Securities Money Market Funds. All of the Company’s investments held in the Trust Account are classified as marketable securities. Marketable securities are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in income earned on marketable securities held in Trust Account in the condensed consolidated statement of operations and comprehensive income (loss). The estimated fair values of marketable securities held in Trust Account are determined using available market information. As of March 31, 2026, the estimated fair value of marketable securities held in Trust Account was $57,929,106. For the three months ended March 31, 2026, the Company recorded income earned on investments held in Trust Account of $503,470.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash account in a financial institution and marketable securities held in Trust Account, which, at times may exceed the Federal depository insurance coverage of $250,000. Also, the Company maintains certain bank accounts in Hong Kong, where cash balances are protected under Deposit Protection Scheme in accordance with the Deposit Protection Scheme Ordinance, with the maximum protection of up to HKD500,000 per depositor per Scheme member, including both principal and interest. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of underwriting, legal, accounting and other costs incurred through the IPO that were directly related to the IPO. Offering cost amounted to $1,308,056, consisting of $559,500 and $493,482 of underwriting commissions which were paid in cash and representative shares (55,950 ordinary shares) at the closing date of the IPO, respectively and $255,074 of other offering costs. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. The Company allocates offering costs among public shares, public rights based on the relative fair values of public shares and public rights. Accordingly, $1,156,982 was allocated to public shares and charged to ordinary shares subject to possible redemption, and $151,075 was allocated to public rights and charged to shareholders’ equity.

Fair Value of Financial Instruments

ASC Topic 820 “Fair Value Measurements” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

●	Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

●	Level 2 - Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

●	Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820 approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature. The carrying amounts reported in the condensed consolidated balance sheets for cash, accounts payable and accrued expenses and due to a related party, each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period between the origination of such instruments and their expected realization and their current market rate of interest.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of the presented periods, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2026	December 31, 2025
		(Unaudited)
Assets:
Marketable securities held in Trust Account	1	$57,929,106	$57,425,636

Ordinary Shares Subject to Possible Redemption

All of the 5,595,000 Ordinary Shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation as disclosed in Note 1.

The Company accounted for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (ASC 480). Ordinary shares subject to mandatory redemption (if any) were classified as a liability instrument and will be measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) were classified as temporary equity. At all other times, ordinary shares were classified as stockholders’ equity. In accordance with ASC 480-10-S99, the Company classified the ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company.

Given that the 5,595,000 ordinary shares sold as part of the units in the IPO were issued with other freestanding instruments (i.e., rights), the initial carrying value of ordinary shares, net of allocated offering cost, has been classified as temporary equity, and has been allocated to the proceeds determined in accordance with ASC 470-20. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected the accretion method (i) to recognize the changes in redemption value as a charge against retained earnings or, in the absence of retained earnings, as a charge against additional paid-in capital over an expected 15-month period, which is the initial period that the Company has to complete a Business Combination.

For the three months ended March 31, 2026, the Company recorded accretion of ordinary share subject to redemption value of $2,033,969.

Ordinary shares subject to possible redemption reflected in the condensed consolidated balance sheet are recorded in the following table:

Gross proceeds	$55,950,000
Less:
Proceeds allocated to public rights	(6,461,922)
Offering costs allocated to redeemable shares	(1,156,981)
Plus:
Accretion of carrying value to redemption value	4,991,952
Ordinary shares subject to possible redemption as of December 31, 2025	$53,323,049
Plus:
Accretion of carrying value to redemption value	2,033,969
Ordinary shares subject to possible redemption as of March 31, 2026 (Unaudited)	$55,357,018

Related Parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Earnings (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The unaudited condensed consolidated statements of operations and comprehensive income include a presentation of earnings (loss) per redeemable share and earnings (loss) per non-redeemable share following the two-class method of income per share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net income (loss) less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the shares subject to possible redemption was considered to be dividends paid to the public shareholders.

Basic earnings per share (“EPS”) is computed by dividing net income available to redeemable/non-redeemable shareholders by the weighted-average number of redeemable/non-redeemable shares outstanding for the period. Net income available to redeemable/non-redeemable shareholders represents net income of the Company reduced by an allocation of earnings to participating securities. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are included in the computation of EPS pursuant to the two-class method. Share-based payment awards that do not contain such rights are not deemed participating securities and are included in diluted shares outstanding (if dilutive).

Diluted EPS is calculated under the treasury stock method and the two-class method. The calculation that results in the lowest diluted EPS amount for the redeemable/non-redeemable shares is reported in the Company’s condensed consolidated statements of operations and comprehensive income (loss). The treasury stock method includes the dilutive effect of potential redeemable/non-redeemable shares including unvested stock-based awards. Potential redeemable shares associated with the over-allotment options are computed under the if-converted method. For the three months ended March 31, 2026 and 2025, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.

Earnings (loss) per share presented on the unaudited condensed consolidated statements of operations and comprehensive income (loss) is based on the following:

	For the Three Months Ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Net income (loss)	$371,705	$(75,157)
Less: Accretion of redeemable ordinary shares to redemption value	2,033,969	-
Net loss including accretion of redeemable ordinary shares to redemption value	(1,662,264)	(75,157)

Earnings (loss) per share presented on the unaudited condensed consolidated statement of operations and comprehensive income (loss) is based on the following:

	For the Three Months Ended March 31,
	2026		2025
	Redeemable Ordinary Share	Non-Redeemable Ordinary Share	Redeemable Ordinary Share	Non-Redeemable Ordinary Share
	(Unaudited)		(Unaudited)
Numerators:
Allocation of net loss	$(1,273,399)	$(388,865)	$-	$(75,157)
Accretion of redeemable ordinary shares to redemption value	2,033,969	-	-	-
Allocation of net income (loss)	$760,570	$(388,865)	$-	$(75,157)

Denominators:
Weighted-average ordinary shares outstanding	5,595,000	1,708,575	-	1,250,000
Basic and diluted earnings (loss) per share	$0.14	$(0.23)	$-	$(0.06)

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2026 and December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company determined that the Cayman Islands is the Company’s only major tax jurisdiction.

The Company may be subject to potential examination by taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

There is currently no taxation imposed on income by the Government of the Cayman Islands for the three months ended March 31, 2026 and 2025.

Recent Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures(Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”) which requires detailed disclosures in the notes to financial statements disaggregating specific expense categories and certain other disclosures to provide enhanced transparency into the nature and function of expenses. The FASB further clarified the effective date in January 2025 with the issuance of ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. The requirements should be applied on a prospective basis while retrospective application is permitted. The Company does not expect to adopt this guidance early and does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

On December 8, 2025, the FASB issued ASU 2025-11 — Interim Reporting (“ASU 2025-11”) which is intended to improve the navigability of the guidance in ASC 270, Interim Reporting, and clarify when it applies. Under the amendments, an entity is subject to ASC 270 if it provides interim financial statements and notes in accordance with GAAP. ASU 2025-11 also addresses the form and content of such financial statements, interim disclosures requirements, and establishes a principle under which an entity must disclose events since the end of the last annual reporting period that have a material impact on the entity. ASU 2025-11 is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, and early adoption is permitted. The Company is currently evaluating the impact the adoption of ASU 2025-11 may have on its consolidated financial statements.

Management does not believe that any recently issued, but not effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On May 30, 2025, the Company consummated its IPO of 5,000,000 Units, at $10.00 per Unit, generating gross proceeds of $50,000,000. The Company granted the underwriter a 45-day option to purchase up to an additional 750,000 Units at the IPO price to cover over-allotments. On May 29, 2025, the over-allotment option was exercised in part, and 595,000 Units, at $10.00 per Unit were sold, generating gross proceeds of $5,950,000 and deposited into the Trust Account.

Each unit has an offering price of $10.00 and consists of one ordinary share (“Public Share”) and one right (“Public Right”) to receive one-eighth (1/8) of an ordinary share upon the consummation of the initial business combination.

The Company incurred offering costs of approximately $1,308,056, consisting of $559,500 and $493,482 of underwriting commissions which were paid in cash and Representative Shares (55,950 ordinary shares) at the closing date of the IPO, respectively and $255,074 of other offering costs.

Meanwhile, pursuant the underwriting agreement, 1.0% of the gross proceeds of the IPO, or $559,500, will be paid in cash, and 55,950 representative shares will be issued, both of which as the deferred underwriting commission at the consummation of a Business Combination.

All of the 5,595,000 public shares sold as part of the Public Units in the IPO contain a redemption feature and the Company has classified related proceeds in temporary equity as disclosed in Note 2.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 253,875 Placement Units at a price of $10.00 per Placement Unit raising $2,538,750 in the aggregate.

The proceeds from the sale of the Placement Units were added to the net proceeds from the IPO held in the Trust Account. The Private Placement Units are identical to the Public Units sold in this IPO, subject to limited exceptions. The holder of the Private Placement Units will be entitled to registration rights. In addition, these Private Placement Units may not, subject to certain limited exceptions, be redeemable, transferred, assigned or sold until the later of the completion of our initial business combination or 15 months following the closing of the IPO.

Note 5 — Related Party Transactions

Nature of relationship with the related party:

The following is a list of the related party, with which the Company has transactions:

No.	Name of Related Parties	Relationship
1	MACRO DREAM Holdings Limited	Founder and sponsor of the Company

Transactions with the related party:

(i) Founder Shares

On December 27, 2024, the sponsor acquired 1,437,500 ordinary shares (“Founder shares”) for an aggregate purchase price of $25,000. 187,500 Founder Shares are subject to forfeiture to the extent that underwriter’s over-allotment option is not exercise in full or in part.

On May 30, 2025, the underwriters exercised 595,000 over-allotment options out of total 750,000 with remaining unexercised of 155,000. On July 13, 2025, the remaining over-allotment options to purchase 155,000 Units were expired. Accordingly, 38,750 Founder Shares were forfeited as the result.

As of March 31, 2026 and December 31, 2025, there were 1,398,750 and 1,398,750 Founder Shares issued and outstanding.

The sponsor has agreed not to transfer, assign or sell their Founder Shares (excluding any units or shares comprising the units acquired in the offering) until the earlier to occur of (a) 180 days after the completion of our initial business combination and (b) upon completion of our initial business combination, (x) if the last reported sale price of our ordinary shares equals or exceeds $12.00 per unit (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of our sponsor, directors and executive officers with respect to any Founder Shares.

(ii) Promissory Note — Related Party

On August 20, 2024, the Company issued a promissory note to the sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $475,000 (the “Promissory Note”) to be used for a portion of the expenses for the IPO.

This loan is non-interest bearing, unsecured and is due at the earlier of (1) March 31, 2025 or (2) the closing of the IPO. The loan will be repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account. The Company has drawn down the full principal sum of the Promissory Note for the period from April 29, 2024 (inception) through December 31, 2024.

On March 31, 2025, the sponsor irrevocably waived the requirement that the principal balance of the Promissory Note shall be payable by the Company on March 31,2025. And the principal balance of the Promissory Note shall remain payable by the Company on the date on which the Company consummates the IPO.

Shortly after completion of the IPO, the promissory note was fully repaid.

(iii) Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes the initial Business Combination, it intends to repay such loaned amount at closing. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such working capital loans (“Working Capital Loans”) made by the Sponsor, the Company’s officers and directors, or the Company’s or their affiliates to the Company prior to or in connection with its initial Business Combination may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of its initial Business Combination. The units would be identical to the Placement Units.

For the three months ended March 31, 2026 and 2025, the Company had no borrowings under the Working Capital Loans.

(iv) Administrative Services Arrangement

Commencing on the effective date of the registration statement of the IPO, the Company has agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of its initial Business Combination or its liquidation, the Company will cease paying these monthly fees.

For the three months ended March 31, 2026, the Company has accrued $30,000 for the service provided by the Sponsor.

As of March 31, 2026 and December 31, 2025, the balance of amount due to a related party were $101,667 and $71,667, respectively.

Balance with the related party:

		March 31, 2026	December 31, 2025
		(Unaudited)
Amount due to the related party:
Related party	Nature
MACRO DREAM Holdings Limited	Administrative support service fee	101,667	71,667

The amount due to the related party is non-interest bearing and due on demand.

Note 6 — Shareholder’s Equity

Ordinary Shares

The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share. On April 29, 2024, the Company issued 1 ordinary share to Ogier Global Subscriber (Cayman) Limited (the “Subscriber”). On May 14, 2024, the Subscriber transferred 1 ordinary share to the sponsor, meanwhile, the Company issued 9,999 ordinary shares to the Sponsor for an aggregate purchase price of $1. On August 20, 2024, the Sponsor made capital contribution of $25,000 to the Company in order to purchase Founder Shares. On December 27, 2024, the Company issued 1,437,500 ordinary shares to the Sponsor including an aggregate of 187,500 shares that are subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial shareholder will own 20% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares and Representative Shares (as described below) and assuming the initial shareholder does not purchase any shares in the IPO). Meanwhile, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration of 10,000 ordinary shares.

On May 30, 2025, the Company consummated its IPO of 5,000,000 units at $10.00 per Unit, with the exercise of the underwriter’s over-allotment option in part and 595,000 units were sold, generating gross proceeds of $55,950,000.

Simultaneously with the consummation of the closing of the IPO, the Company issued 253,875 ordinary shares to the Sponsor in the private placement and generating gross proceeds of $2,538,750.

On May 30, 2025, the Company issued 55,950 Representative Shares to the representative of the underwriters (and/or its designees) as part of the underwriting compensation. The representative shares have deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the commencement of sales in this offering pursuant to FINRA Rule 5110I(1). Pursuant to FINRA Rule 5110I(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales in this offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following May 30, 2025 except to any underwriter and selected dealer participating in the offering and their officers, partners, registered persons or affiliates.

As of March 31, 2026 and December 31, 2025, as a result of closing of the IPO, the exercise of the Representative’s over-allotment Option in part and the sales of Placement Units in the private placement, there were 7,303,575 ordinary shares issued and outstanding, including 5,595,000 ordinary shares subject to possible redemption, which are classified as temporary equity, and 1,708,575 ordinary shares. 1,708,575 ordinary shares issued and outstanding, consisted of 1,398,750 ordinary shares of founder shares, 253,875 ordinary shares from private placement and 55,950 ordinary shares to the underwriter.

Rights

As of March 31, 2026 and December 31, 2025, there were 5,595,000 and 5,595,000 public rights included in the Public Units and 253,875 and 253,875 private rights include in the Placement Units outstanding, respectively. There was no right attached to the Representative Shares. Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will receive one-eighth (1/8) of an ordinary share (the “Rights”) upon consummation of the initial Business Combination. In the event the Company will not be the surviving company upon completion of the Company’s initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-eighth (1/8) of a share of the Company underlying each right upon consummation of the Business Combination unless otherwise waived in the course of the Business Combination. No fractional shares will be issued upon exchange of rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Law. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds with respect to their Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Rights upon consummation of an initial Business Combination. Accordingly, the Rights may expire worthless.

Note 7 — Commitments & Contingencies

Registration Rights

The holders of the Founder Shares and Private Placement Units (and their underlying securities) are entitled to registration rights pursuant to the registration rights agreement signed on the effective date of the IPO, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the effective date of the IPO to purchase up to an additional 750,000 units to cover over-allotments at the IPO price. On May 30, 2025, the over-allotment options were exercised in part, and 595,000 Units, at $10.00 per Unit were sold, generating gross proceeds of $5,595,000 and deposited into the Trust Account. On July 13, 2025, the remaining over-allotment options to purchase 155,000 Units were expired.

The underwriters were entitled to an underwriting discount of 4.0% of the gross proceeds of the IPO, of which (i) 1% of the gross proceeds of the IPO, or $559,500, were paid in cash at the closing of the IPO, (ii) 55,950 ordinary shares with fair value of $493,482 were paid at the closing of the IPO as Representative Shares (such representative shares shall be registered so as to circumvent reliance on the Rule 144 exemption and shall only therein be subject to FINRA’s 180-day lock-up period rule), (iii) 1.0% of the gross proceeds of the IPO, or 559,500, will be paid in cash, and 55,950 representative shares will be issued, both of which as the deferred underwriting commission at the consummation of a Business Combination.

Note 8 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides on resource allocation based on the net income or loss reported on the condensed consolidated statement of operations and comprehensive income (loss). The measure of segment assets is reported on the condensed consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	March 31, 2026	December 31, 2025
	(Unaudited)
Cash	$1,179,430	$1,324,992
Marketable securities held in Trust Account	$57,929,106	$57,425,636

	For the Three Months Ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Operating expenses	$137,655	$75,157
Income earned on marketable securities held in Trust Account	503,470	-

The CODM reviews income earned on marketable securities held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

Operating expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Business Combination period. The CODM also reviews operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Operating expenses, as reported on the condensed consolidated statements of operations and comprehensive income (loss), are the significant segment expenses provided to the CODM on a regular basis.

Assets Information

All of the Company’s operating long-lived assets, including marketable securities held in Trust Account, were located in U.S. as of March 31, 2026 and December 31, 2025.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date of these unaudited condensed consolidated financial statements were issued. The Company did not identify any subsequent events that would require adjustment or disclosure in the consolidated financial statements except for those disclosed in other notes to these consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

HongKong Time Point Technology Co., Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheets of HongKong Time Point Technology Co., Limited (the “Company”) as of June 30, 2025 and 2024, and the related statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year ended June 30, 2025 and for the period from October 31, 2023 (inception) through June 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024, and the results of its operations and its cash flows for the year ended June 30, 2025 and for the period from October 31, 2023 (inception) through June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HTL International, LLC

We have served as the Company’s auditor since 2025.

Houston, Texas

December 10, 2025

HongKong Time Point Technology Co., Limited

BALANCE SHEETS

(All amounts in US$, except for share data and per share data, or otherwise noted)

	June 30,	June 30,
	2024	2025
	USD	USD
ASSETS
Current assets
Cash and cash equivalents	50,550	42,546
Accounts receivable, net	109,687	59,980
Advance to suppliers	224,000	164,373
TOTAL CURRENT ASSETS	384,237	266,899

Non-current assets
Operating lease right-of-use assets	107,874	27,691
TOTAL NON-CURRENT ASSETS	107,874	27,691

TOTAL ASSETS	492,111	294,590

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	151,568	112,463
Contract liabilities	-	10,586
Taxes payable	13,177	13,177
Operating lease liabilities, current	80,183	27,691
Amounts due to related parties, current	72,945	156,945
TOTAL CURRENT LIABILITIES	317,873	320,862

Non-current liabilities
Operating lease liabilities, non-current	27,691	-
TOTAL NON-CURRENT LIABILITIES	27,691	-

TOTAL LIABILITIES	345,564	320,862

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY/(DEFICIT)
Ordinary shares (US$0.12786 par value, 10,000 shares authorized, 10,000 shares issued and outstanding as of June 30, 2024 and 2025)*	1,279	1,279
Share subscription receivable	(1,279)	(1,279)
Additional paid-in capital	-	-
Retained earnings (Accumulated deficit)	146,547	(26,272)
Accumulated other comprehensive loss	-	-
TOTAL SHAREHOLDERS’ EQUITY/(DEFICIT)	146,547	(26,272)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	492,111	294,590

(*)	The share numbers and amounts are presented on a retrospective basis, see Note 8.

The accompanying notes are an integral part of these financial statements.

HongKong Time Point Technology Co., Limited

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(All amounts in US$, except for share data and per share data, or otherwise noted)

	For the Period from October 31, 2023 (inception) through June 30, 2024	For the Year ended June 30, 2025
	USD	USD
OPERATING REVENUES
Services	1,605,883	1,310,488
Total operating revenues	1,605,883	1,310,488

COST OF REVENUES	(998,850)	(722,709)

GROSS PROFIT	607,033	587,779

OPERATING EXPENSES
Selling expenses	(72,075)	(92,746)
General and administrative expenses	(192,335)	(234,407)
Research and development expenses	(177,410)	(427,685)
Total operating expenses	(441,820)	(754,838)

(LOSS)/INCOME FROM OPERATIONS	165,213	(167,059)

OTHER INCOME (EXPENSES)
Finance income (expenses), net	(5,489)	(5,760)
Other income, net	-	-
Total other income, net	(5,489)	(5,760)

(LOSS)/INCOME FROM CONTINUING OPERATINGS BEFORE INCOME TAXES	159,724	(172,819)

PROVISION FOR INCOME TAXES
Current	(13,177)	-
Deferred	-	-
Total provision for income tax	(13,177)	-

NET (LOSS)/INCOME FROM CONTINUING OPERATINGS	146,547	(172,819)

NET (LOSS)/INCOME	146,547	(172,819)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	-	-

TOTAL COMPREHENSIVE INCOME/(LOSS)	146,547	(172,819)

EARNINGS/(LOSS) PER SHARE*
Basic and Diluted	15	(17)

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES*
Basic and Diluted	10,000	10,000

(*)	The share numbers and amounts are presented on a retrospective basis, see Note 8.

The accompanying notes are an integral part of these financial statements

HongKong Time Point Technology Co., Limited

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(All amounts in US$, except for share data and per share data, or otherwise noted)

	Ordinary shares		Share subscription	Additional paid-in	Accumulated Retained earnings/ (Accumulated	Accumulated Other comprehensive	Shareholders’ Equity/ (Deficit)
	Shares*	Amount	receivable	capital	deficit)	loss	Total
		USD	USD	USD	USD	USD	USD
BALANCE, October 31, 2023 (inception)	-	-	-	-	-	-	-
Net income	-	-	-	-	146,547	-	146,547
Paid up capital	10,000	1,279	(1,279)	-	-	-	-
BALANCE, June 30, 2024	10,000	1,279	(1,279)	-	146,547	-	146,547
Net loss	-	-	-	-	(172,819)	-	(172,819)
Paid up capital	-	-	-	-	-	-	-
BALANCE, June 30, 2025	10,000	1,279	(1,279)	-	(26,272)	-	(26,272)

(*)	The share numbers and amounts are presented on a retrospective basis, see Note 8.

The accompanying notes are an integral part of these financial statements.

HongKong Time Point Technology Co., Limited

STATEMENTS OF CASH FLOWS

(All amounts in US$, except for share data and per share data, or otherwise noted)

	For the Period from October 31, 2023 (inception) through June 30, 2024	For the Year ended June 30, 2025
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)/income	146,547	(172,819)
Adjustments to reconcile net income to net cash (used in)/provided by operating activities
Amortization of operating lease right-of-use assets	51,837	80,183
Deferred Tax Asset	-	-
Changes in operating assets and liabilities:
Accounts receivables	(109,687)	49,707
Advance to suppliers	(224,000)	59,627
Accounts payable	151,568	(39,105)
Contract liabilities	-	10,586
Taxes payable	13,177	-
Operating lease liabilities	(51,837)	(80,183)
Amounts due to related parties	72,945	84,000
Net cash (used in)/provided by operating activities	50,550	(8,004)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided by investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by financing activities	-	-

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	-	-

CHANGE IN CASH AND CASH EQUIVALENTS	50,550	(8,004)
CASH AND CASH EQUIVALENTS, beginning of period	-	50,550
CASH AND CASH EQUIVALENTS, end of period	50,550	42,546

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	-	-
Cash paid income taxes	-	-

SUPPLEMENTAL NON-CASH ACTIVITIES:
Obtain operating right-of-use assets in exchange for operating lease liabilities	159,711	-

The accompanying notes are an integral part of these financial statements.

HongKong Time Point Technology Co., Limited

NOTES TO FINANCIAL STATEMENTS

(All amounts in US$, except for share data and per share data, or otherwise noted)

Note 1 — Nature of business and organization

HongKong Time Point Technology Co., Limited (the “Company”) was incorporated in Hong Kong on October 31, 2023. The Company, mainly engaged in AdTech Dynamic Matching Technology Services in Hong Kong.

On the same date, Liu Zhenwei, WU YUE INVESTMENT LTD and UHAP Technology Ltd. entered into a Nominee Shareholding Agreement. The Nominee shareholder Liu Zhenwei has been holding the Shares of the Company on behalf of the ultimate beneficial owner UHAP Technology Ltd. since October 31, 2023.

In order to raise capital for the KIKA Group (the “Group”) through a business combination, KIKA Technology Inc. (“KIKA”) was established in connection with a group reorganization (the “Reorganization”) in August 2025 as the proposed listing entity. Details of the Reorganization are included in Note 11.

Note 2 — Summary of significant accounting policies

Basis of presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”), regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results.

Going concern

The accompanying Financial Statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to generate cash flows from operations, and the Company’s ability to arrange adequate financing arrangements.

As of June 30, 2025, the Company had current assets of USD 266,899 and current liabilities of USD 320,862, which resulted in net working capital deficit of USD 53,963. For the year ended June 30, 2025, the Company incurred net loss of USD 172,819. These facts trigger concerns about the Company’s liquidity in the next twelve months from the date of the issuance of report.

The Company’s deficit in working capital is primarily attributed to the current portion of amounts due to related parties. As of June 30, 2025, the Company’s current portion of amounts due to related parties was USD 156,945. Subsequent to the balance sheet date, the Company has secured significant financial support from its shareholders. In December 2025, the Company successfully obtained an equity injection of USD 1.6 million from its shareholders. Consequently, the Company believes this balance of current liability would not negatively affect the Company’s liquidity in the next twelve months from the issuance date of June 30, 2024 and 2025 consolidated financial statements.

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s financial statements include allowance for credit loss, impairment for long-lived assets, provision for contingent liabilities, revenue recognition, right-of-use assets and lease liabilities, deferred taxes and uncertain tax position. Actual results could differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after 60 days. Accounts receivable, net are stated at the original amount less allowances for credit loss. Accounts receivable is recognized in the period when the Company has provided services to its customers and when its right to consideration is unconditional. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances.

The Company considers many factors in assessing the collectability of its receivables, such as the age of the amounts due, the customer’s payment history, credit-worthiness and other specific circumstances related to the accounts. An allowance for credit loss is recorded in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

Advance to suppliers

Advance to suppliers is prepayment to supplier when purchasing network technology information service fees. Advance payment depends on specific circumstances, including the industry practice, negotiations with suppliers, security for steady supply of service, and the delivery time of services received from suppliers after the advance payment. Advance to suppliers is settled as cost of revenue when the services are provided and accepted by the Company. The Company reviews its advance to suppliers on a periodic basis and determines the adequacy of allowance when amounts outstanding are not likely to be utilized against receive of services. The movement of advance to suppliers was as follows:

	June 30,	June 30,
	2024	2025
	USD	USD
Beginning of the financial year	-	224,000
payment to suppliers	1,195,172	571,068
recognized as cost of revenue	(971,172)	(630,695)
End of the financial year	224,000	164,373

Impairment for long-lived assets

Long-lived assets, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the period from October 31, 2023 (inception) through June 30, 2024 and for the year ended June 30, 2025, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial Instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The carrying amount of financial assets and liabilities, which consist primarily of cash at banks, accounts receivable, and accounts payable, are reported in the balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

The Company’s adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC Topic 606). Under ASC 606, the core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. This new guidance provides a five-step analysis in determining when and how revenue is recognized. The five-step model requires that the Company (i) identifies the contract with the customer, (ii) identifies the performance obligations in the contract, (iii) determines the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocates the transaction price to the respective performance obligations in the contract, and (v) recognizes revenue when (or as) the Company satisfies the performance obligation. Under the new guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the new guidance requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company’s identify its contracts with customers and all performance obligations within those contracts. The Company’s then determine the transaction price and allocates the transaction price to the performance obligations within the Company’s contracts with customers, recognizing revenue when, or as, the Company’s satisfy, its performance obligations. The adoption of ASC 606 did not significantly change (1) the timing and pattern of revenue recognition for all the Company’s revenue streams, and (2) the presentation of revenue as gross versus net. Therefore, the adoption of ASC 606 did not have a significant impact on the Company’s financial position, results of operations, equity or cash flows as of the adoption date and for the period ended June 30, 2025.

AdTech Dynamic Matching Technology Services

The Company’s contracts with customers primarily involve providing AdTech Dynamic Matching Technology Services. Through efficient data processing capabilities and intelligent algorithms, the system achieves real-time, high-precision matching between customers’ advertising needs and multi-dimensional traffic resources, ensuring the accuracy, efficiency, and performance controllability of advertising delivery. The core of the AdTech Dynamic Matching Technology Services lies in technology-driven value creation. The service model is based on real-time data processing, intelligent algorithm matching, and dynamic optimization mechanisms, integrating the entire advertising delivery process into an automated, closed-loop system. The Company purchase media resources, such as access to online advertising spaces through short-video platforms, social media platforms from authorized agents of media platforms. The Company determines the price with the customers, and when and for which customers to use the resources prior to transferring the placement and monitoring service to the customers. The terms of pricing and payment are fixed, no variable consideration is involved. A series of promises is identified in a contract. These promises include providing customers with user management, establishment of promotion plans, promotional creativity and material production, effect optimization, and strategy adjustment. These promises are inputs used to complete the service. But these promises are interrelated and not distinct. The customers cannot benefit from any standalone promise. Thus only one performance obligation with standard quality guarantee is identified in a contract. Revenue is recognized at a point in time when the related services have been delivered based on the specific terms of the contract, which are commonly based on specific action (i.e. cost per Mille impression (“CPM”) for online display.)

The Company is committed to providing AdTech Dynamic Matching Technology Services to the Customer. The Company is primarily responsible for fulfilling the contract and control the service provided by another party before that service is transferred to the customer, and also has the discretion in establishing prices. Therefore, the Company acts as a principal for information marketing services and technical services, and such revenues are reported on a gross basis.

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Company has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Company’s right to consideration in exchange for goods or services that the Company has transferred to a customer The Company has no contract assets as of June 30, 2024 and 2025.

The contract liability represents the billings or cash received for services in advance of revenue recognition which is recognized as revenue when all the Company’s revenue recognition criteria are met. The Company’s contract liabilities amounted to USD nil and USD 10,586 as of June 30, 2024 and 2025, respectively. The Company expects to recognize this balance as revenue over the next 12 months.

Cost of revenues

Cost of revenue for AdTech Dynamic Matching Technology Services comprised of costs paid to channel distributors based on the sales agreements. There are no incentives or commissions paid to channel distributors.

There are no selling and marketing expenses or general and administrative expenses that are directly attributable to fulfilling our performance obligations under contractual service agreements.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the period from October 31, 2023 (inception) through June 30, 2024 and for the year ended June 30, 2025, diluted earnings per share was equal to basic EPS, as all potentially dilutive securities were anti-dilutive under the treasury stock method prescribed by ASC 260-10-45.

Leases

Operating lease right of use (“ROU”) assets and lease liabilities are recognized at the adoption date or the commencement date, whichever is earlier, based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company use its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee. The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term.

The Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liabilities in any tested asset group and include the associated operating lease payments in the undiscounted future pre-tax cash flows.

Research and development

Research and development expenses primarily consist of outsourced subcontractor’s expenses to the development of new services or upgrading of existing services and other expenses for the research and development activities of the Company. The Company expenses research and development expenses as incurred.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Related parties

The Company identifies related parties, and accounts for and discloses related party transactions in accordance with ASC 850, Related Party Disclosures, and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if they have the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Emerging growth company

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart

Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Segment reporting

Based on the criteria established by ASC 280, Segment Reporting, the Company uses the management approach in determining its operating segments. The Company’s chief operating decision maker (“CODM”), specifically the Company’s CEO and CFO, reviews results when making decisions, allocating resources and assessing performance of the Company. The Company carries out all its business activities and operations in Hong Kong. All transactions are concluded and completed in in Hong Kong with similar terms and conditions. Internally, the Company reports costs and expenses by nature as a whole for management decision-making and assessment. Therefore, the Company has only one operating segment and one reportable segment.

The Company’s CODM assesses performance for the segment and decides how to allocate resources by regularly reviewing the segment net income (loss) that also is reported as net income (loss) on the statements of operations and comprehensive income (loss), after taking into account the Company’s strategic priorities, its cash balance, and its expected use of cash. Further, the CODM reviews and utilizes functional expenses (i.e., selling and marketing and general and administrative) at the level to manage the Company’s operations. Other segment items included interest expense, other income, and income tax (expense) benefit, which are reflected in the segment and net income (loss). The measure of segment assets is reported on the balance sheet as total assets.

Adoption of Accounting Standards Update (“ASU”)

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-02 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Company adopted ASU 2019-05 from October 31, 2023 (inception) using modified-retrospective transition approach with a cumulative-effect adjustment to shareholders’ equity amounting to nil recognized as of October 31, 2023 (inception).

In November 2023, the FASB issued ASU 2023-07, Segment Reporting: Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses enabling investors to better understand an entity’s overall performance and assess potential future cash flows. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The standard will be effective for annual reporting periods beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 for the year ended June 30, 2025, retrospectively to all periods presented in the financial statements. The adoption of this ASU had no material impact on reportable segments identified and had no effect on the Company’s financial position, results of operations, or cash flows.

Recently issued accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Company is currently in the process of evaluating the disclosure impact of adopting ASU 2023-09.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 3 — Accounts receivable, net

Accounts receivable, net consisted of the following:

	June 30,	June 30,
	2024	2025
	USD	USD
Accounts receivable	109,687	59,980
Less: allowance for credit loss	-	-
Accounts receivable, net	109,687	59,980

All accounts receivable are within their credit terms, with no long-aged receivables. As of the financial statement issuance date, all of the accounts receivable balances as of June 30, 2024 and 2025 have been collected, respectively. Nil provision was provided to accounts receivable as of June 30, 2024 and 2025, respectively.

Note 4 — Related party transactions and balances

The following is a list of related parties which the Company has transactions with:

Name of Related Party	Nature of Relationship
Mr. Liu Zhenwei	Director and CEO of the Company

Due to related parties

As of June 30, 2024 and 2025, the balances of amounts due to related parties were as follows:

	June 30,	June 30,
	2024	2025
	USD	USD
Due to related parties
Mr. Liu Zhenwei	72,945	156,945

Related party transaction

	For the Period from October 31, 2023 (inception) through June 30, 2024	For the Year ended June 30, 2025
	USD	USD
Mr. Liu Zhenwei	72,945	84,000

The balance represented the office rental and office expenses paid by the related party on behalf of the Company. The amount was unsecured, interest-free and repayable on demand. The transactions amount was USD 72,945 and 84,000 represented the office rental and office expenses paid by the related party on behalf of the Company for the period from October 31, 2023 (inception) through June 30, 2024 and for the year ended June 30, 2025, respectively.

Note 5 — Taxes

Income tax

Hong Kong

HK TP are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. Under the two-tiered profits tax rates regime, the first 2 million Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD 2 million will be taxed at 16.5%. Additionally, upon payments of dividends by the Company to its shareholders, no HK withholding tax will be imposed.

The income tax expenses consisted of the following components:

	For the Period from October 31, 2023 (inception) through June 30, 2024	For the Year ended June 30, 2025
	USD	USD
Current income tax expenses	13,177	-
Deferred income tax expenses	-	-
Total income tax expenses	13,177	-

A reconciliation of the Company’s Hong Kong (“HK”) statutory tax rate to the effective income tax rate during the periods is as follows:

	For the Period from October 31, 2023 (inception) through June 30, 2024	For the Year ended June 30, 2025
	USD	USD
Income tax expense with HK statutory tax rate	16.50%	16.50%
Reconciling items:
Tax effect of preferred tax rate	(8.25)%	(8.25)%
Change of valuation allowance	0.00%	(8.25)%
Effective tax rate	8.25%	0.00%

Significant components of deferred tax assets and liabilities were as follows:

	June 30,	June 30,
	2024	2025
	USD	USD
Deferred tax assets:
Net operating loss carryforwards	-	14,258
Valuation allowance on net operating loss	-	(14,258)
Total deferred tax assets, net	-	-

As of each reporting date, management considers evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. On the basis of this evaluation, valuation allowance of USD nil and 14,258 was recorded against the gross deferred tax asset balance as of June 30, 2024 and 2025, respectively. The amount of the deferred tax asset is considered unrealizable because it is more likely than not that the Company will not generate sufficient future taxable income to utilize this portion of the net operating loss.

Movement of valuation allowance was as follows:

	June 30,	June 30,
	2024	2025
	USD	USD
Beginning of the financial year	-	-
Change of valuation allowance	-	14,258
End of the financial year	-	14,258

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of the Company did not have any significant unrecognized uncertain tax positions, The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the period from October 31, 2023 (inception) through June 30, 2024 and for the year ended June 30, 2025 and does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from June 30, 2025.

Note 6 — Concentration of risk

Customer concentration risk

For the period from October 31, 2023 (inception) through June 30, 2024, three customers accounted for 14%, 12% and 10% of the Company’s total revenues, respectively. For the year ended June 30, 2025, one customer accounted for 20% of the Company’s total revenues.

As of June 30, 2024, two customers accounted for 62% and 36% of the Company’s accounts receivable, respectively. As of June 30, 2025, two customers accounted for 67% and 33% of the Company’s accounts receivable, respectively.

Vendor concentration risk

For the period from October 31, 2023 (inception) through June 30, 2024, three vendors accounted for 48%, 12% and 10% of the Company’s total purchases, respectively. For the year ended June 30, 2025, three vendors accounted for 24%, 23% and 10% of the Company’s total purchases, respectively.

As of June 30, 2024, two vendors accounted for 79% and 13% of the Company’s accounts payable, respectively. As of June 30, 2025, three vendors accounted for 40%, 32% and 13% of the Company’s accounts payable, respectively.

Note 7 — Leases

For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the incremental borrowing rate, in accordance with ASC 842, Leases.

As of June 30, 2025, the Company had one non-cancellable lease contract for office space.

Supplemental balance sheet information related to operating lease was as follows:

	June 30,	June 30,
	2024	2025
	USD	USD
Operating lease right-of-use assets	107,874	27,691
Operating lease liabilities - current	80,183	27,691
Operating lease liabilities - non-current	27,691	-
Total operating lease liabilities	107,874	27,691

The operating lease expenses were charged to general and administrative expenses. No lease costs for operating leases were capitalized. A summary of operating lease expenses recognized in the Company’s statements of operations is as follows:

	For the Period from October 31, 2023 (inception) through June 30, 2024	For the Year ended June 30, 2025
	USD	USD
Total operating lease expenses	56,000	84,000

Cash flow information related to leases consists of the following is as follows:

	For the Period from October 31, 2023 (inception) through June 30, 2024	For the Year ended June 30, 2025
	USD	USD
Cash paid for amounts included in the measurement of lease liabilities:
Total operating lease expenses	56,000	84,000

Future minimum lease payments under non-cancellable operating lease agreements as of June 30, 2025 were as follows:

Total
For the year ended June 30,	USD
2026	28,000
Thereafter	-
Total undiscounted cash flows	28,000

Discounted (present value):
Operating lease liabilities - current	27,691
Operating lease liabilities - non current	-
Total operating lease liabilities	27,691

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate based on the information available at the lease commencement date. As of June 30, 2025, the remaining lease term is 4 months and the discount rate used to determine the operating lease liabilities is 5.47%.

Note 8 — Ordinary shares

The Company was established in Hong Kong on October 31, 2023, with authorized share of 10,000 ordinary shares of par value USD 0.12786 each. As of the date of this prospectus, there are 10,000 Ordinary Shares issued and outstanding, the consideration of which had not been settled by the Company’s shareholder and was recognized as share subscription receivable in these financial statements.

Note 9 — Commitments and contingencies

Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

We are not currently a party to any material litigation or other legal proceedings brought against us. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on our business, financial condition or results of operations.

Note 10 — Segments

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making company, in deciding how to allocate resources and in assessing performance.

Based on the management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. For the period from October 31, 2023 (inception) through June 30, 2024 and for the year ended June 30, 2025, all revenue and assets are within Hong Kong. Therefore, no geographical segments are presented. The single segment represents the Company’s core business of providing AdTech Dynamic Matching Technology Services in Hong Kong.

Note 11 — Subsequent events

The Company has evaluated events from June 30, 2025 through December 10, 2025, the date the financial statements were issued. Except for the events mentioned below, the Company did not identify any subsequent events with a material financial impact on the Company’s financial statements.

Reorganization

In anticipation of a business combination, the Group have undertaken a reorganization of its corporate structure.

On August 27, 2025, WU YUE INVESTMENT LTD and UHAP Technology Ltd. established KIKA Technology Inc. in Cayman Islands. UHAP Technology Ltd. Hold 87% equity of KIKA Technology Inc. and WU YUE INVESTMENT LTD hold the rest of 13% equity.

On August 29, 2025, KIKA Technology Inc. established a wholly owned subsidiary KIKA Technology Limited in British Virgin Islands.

On September 26, 2025, The Nominee shareholder Liu Zhenwei transferred 100% equity of HongKong Time Point Technology Co., Limited to KIKA Technology Limited.

Consequently, through the Reorganization of entities under common control, KIKA Technology Inc. became the holding company of HongKong Time Point Technology Co., Limited and KIKA Technology Limited. The consolidated financial statements of KIKA Technology Inc. for periods prior to the completion of the reorganization would be substantially the same as the financial statements of HongKong Time Point Technology Co..

Operating lease

On October 24, 2025, the Company entered into a one-year renewal of its office lease contract. Both the lease payments and the office space remain unchanged from the prior agreement.

KIKA TECHNOLOGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in US$, except for share data and per share data, or otherwise noted)

	June 30,	March 31,
	2025	2026
	USD	USD
	(Audited)
ASSETS
Current assets
Cash and cash equivalents	42,546	2,445,170
Accounts receivable, net	59,980	1,926,483
Advance to suppliers	164,373	108,978
TOTAL CURRENT ASSETS	266,899	4,480,631

Non-current assets
Operating lease right-of-use assets	27,691	-
TOTAL NON-CURRENT ASSETS	27,691	-

TOTAL ASSETS	294,590	4,480,631

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	112,463	1,890,406
Contract liabilities	10,586	-
Taxes payable	13,177	13,052
Operating lease liabilities, current	27,691	-
Amounts due to related parties, current	156,945	-
Other payables and accrued liabilities	-	19,558
TOTAL CURRENT LIABILITIES	320,862	1,923,016

Non-current liabilities
Operating lease liabilities, non-current	-	-
TOTAL NON-CURRENT LIABILITIES	-	-

TOTAL LIABILITIES	320,862	1,923,016

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ (DEFICIT)/EQUITY
Ordinary shares (US$0.0001 par value, 500,000,000 shares authorized, 10,000 shares issued and outstanding as of June 30, 2025 and March 31, 2026)*	1	1
Share subscription receivable	(1)	-
Additional paid-in capital	-	2,684,944
Accumulated deficit	(26,272)	(127,330)
Accumulated other comprehensive loss	-	-
TOTAL SHAREHOLDERS’ (DEFICIT)/EQUITY	(26,272)	2,557,615

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT)/EQUITY	294,590	4,480,631

(*)	The share numbers and amounts are presented on a retrospective basis, see Note 10.

The accompanying notes are an integral part of these consolidated financial statements.

KIKA TECHNOLOGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(All amounts in US$, except for share data and per share data, or otherwise noted)

	For the three months ended March 31,		For the nine months ended March 31,
	2025	2026	2025	2026
	USD	USD	USD	USD
OPERATING REVENUES
Services	123,152	6,387,847	909,901	12,682,355
Total operating revenues	123,152	6,387,847	909,901	12,682,355

COST OF REVENUES	(63,681)	(4,471,691)	(500,044)	(8,822,390)

GROSS PROFIT	59,471	1,916,156	409,857	3,859,965

OPERATING EXPENSES
Selling expenses	(22,489)	(58,801)	(72,127)	(118,126)
General and administrative expenses	(57,678)	(188,780)	(179,538)	(681,688)
Research and development expenses	(69,330)	(1,537,500)	(406,185)	(3,152,400)
Total operating expenses	(149,497)	(1,785,081)	(657,850)	(3,952,214)

(LOSS)/INCOME FROM OPERATIONS	(90,026)	131,075	(247,993)	(92,249)

OTHER INCOME (EXPENSES)
Finance income (expenses), net	(1,088)	(5,309)	(4,983)	(8,809)
Other income, net	-	-	-	-
Total other income, net	(1,088)	(5,309)	(4,983)	(8,809)

(LOSS)/INCOME FROM CONTINUING OPERATINGS BEFORE INCOME TAXES	(91,114)	125,766	(252,976)	(101,058)

PROVISION FOR INCOME TAXES
Current	-	-	-	-
Deferred	-	-	-	-
Total provision for income tax	-	-	-	-

NET (LOSS)/INCOME FROM CONTINUING OPERATINGS	(91,114)	125,766	(252,976)	(101,058)

NET (LOSS)/INCOME	(91,114)	125,766	(252,976)	(101,058)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	-	-	-	-

TOTAL COMPREHENSIVE (LOSS)/INCOME	(91,114)	125,766	(252,976)	(101,058)

(LOSS)/EARNINGS PER SHARE*
Basic and Diluted	(9)	13	(25)	(10)

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES*
Basic and Diluted	10,000	10,000	10,000	10,000

(*)	The share numbers and amounts are presented on a retrospective basis, see Note 10.

The accompanying notes are an integral part of these consolidated financial statements

KIKA TECHNOLOGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(All amounts in US$, except for share data and per share data, or otherwise noted)

	Ordinary shares		Share subscription	Additional paid-in	Accumulated	Accumulated other comprehensive	Shareholders’ deficit
	Shares*	Amount	receivable	capital	deficit	loss	Total
		USD	USD	USD	USD	USD	USD
Three Months Ended March 31, 2025
BALANCE, December 31, 2024	10,000	1	(1)	-	(15,315)	-	(15,315)
Net loss	-	-	-	-	(91,114)	-	(91,114)
Paid up capital	-	-	-	-	-	-	-
BALANCE, March 31, 2025	10,000	1	(1)	-	(106,429)	-	(106,429)

Nine Months Ended March 31, 2025
BALANCE, June 30, 2024	10,000	1	(1)	-	146,547	-	146,547
Net loss	-	-	-	-	(252,976)	-	(252,976)
Paid up capital	-	-	-	-	-	-	-
BALANCE, March 31, 2025	10,000	1	(1)	-	(106,429)	-	(106,429)

Three Months Ended March 31, 2026
BALANCE, December 31, 2025	10,000	1	-	1,684,944	(253,096)	-	1,431,849
Net income	-	-	-	-	125,766	-	125,766
Paid up capital	-	-	-	1,000,000	-	-	1,000,000
BALANCE, March 31, 2026	10,000	1	-	2,684,944	(127,330)	-	2,557,615

Nine Months Ended March 31, 2026
BALANCE, June 30, 2025	10,000	1	(1)	-	(26,272)	-	(26,272)
Net loss	-	-	-	-	(101,058)	-	(101,058)
Receivable from share subscription	-	-	1	-	-	-	1
Paid up capital	-	-	-	2,684,944	-	-	2,684,944
BALANCE, March 31, 2026	10,000	1	-	2,684,944	(127,330)	-	2,557,615

(*)	The share numbers and amounts are presented on a retrospective basis, see Note10.

The accompanying notes are an integral part of these consolidated financial statements.

KIKA TECHNOLOGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in US$, except for share data and per share data, or otherwise noted)

	For the nine months ended March 31,
	2025	2026
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(252,976)	(101,058)
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of operating lease right-of-use assets	59,735	27,691
Deferred Tax Asset	-	-
Changes in operating assets and liabilities:
Accounts receivables	109,687	(1,866,503)
Advance to suppliers	21,162	55,395
Accounts payable	(35,001)	1,777,943
Contract liabilities	168,590	(10,586)
Taxes payable	-	(125)
Operating lease liabilities	(59,735)	(27,691)
Other payables and accrued liabilities	-	19,558
Amounts due to related parties	63,000	28,000
Net cash provided by/ (used in) operating activities	74,462	(97,376)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in business acquisition	-	-
Net cash provided by investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from third-party borrowings	-	200,318
Proceeds from capital by shareholders	-	2,500,000
Repayment of third-party borrowings	-	(200,318)
Net cash provided by financing activities	-	2,500,000

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	-	-

CHANGE IN CASH AND CASH EQUIVALENTS	74,462	2,402,624
CASH AND CASH EQUIVALENTS, beginning of period	50,550	42,546
CASH AND CASH EQUIVALENTS, end of period	125,012	2,445,170

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	-	-
Cash paid income taxes	-	125

SUPPLEMENTAL NON-CASH ACTIVITIES:
Obtain operating right-of-use assets in exchange for operating lease liabilities	-	-
Capital contribution transferred from amount due to related parties	-	184,945

The accompanying notes are an integral part of these consolidated financial statements.

KIKA TECHNOLOGY INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in US$, except for share data and per share data, or otherwise noted)

Note 1 — Nature of business and organization

KIKA TECHNOLOGY INC. (“KIKA”) is an exempted company with limited liability established under the laws of the Cayman Islands on August 27, 2025. It is a holding company, and a professional digital advertising technology provider, through its subsidiaries, mainly engaged in AdTech Dynamic Matching Technology Services and Custom Software Development Services in Hong Kong.

On August 29, 2025, KIKA established wholly owned subsidiary KIKA Technology Limited (“KIKA BVI”) in British Virgin Islands.

Reorganization

On September 26, 2025, KIKA completed a reorganization of entities under common control of its then existing shareholders. KIKA and KIKA BVI were established as the holding companies of HongKong Time Point Technology Co., Limited (“HK TP”). All of these entities are under common control as the same group of shareholders held more than 50% of the voting ownership interest of each entity which results in the consolidation of HK TP and its subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value.

After the reorganization, KIKA owns 100% equity interests of KIKA BVI, KIKA BVI owns 100% equity interests of HK TP.

The accompanying consolidated financial statements reflect the activities of KIKA and each of the following entities as of the date of this report：

Name	Background		Ownership
KIKA Technology Limited (“KIKA BVI”)	-	A British Virgin Islands company	100% owned by KIKA
	-	Formed on August 29, 2025
	-	Registered capital of US$50,000
	-	A holding company

HongKong Time Point Technology Co., Limited (“HK TP”)	-	A Hong Kong company	100% owned by KIKA BVI
	-	Formed on October 31, 2023
	-	Registered capital of HK 10,000
	-	Engaged in AdTech Dynamic Matching Technology Services

Note 2 — Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”), regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. These unaudited condensed consolidated financial statements do not include certain information and footnote disclosures as required by the U.S. GAAP for complete annual consolidated financial statements. Therefore, these unaudited condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Registration Statement on this Form S-4 for the period from October 31, 2023 (inception) through June 30, 2024 and 2025.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries, and when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include allowance for credit loss, impairment for long-lived assets, provision for contingent liabilities, revenue recognition, right-of-use assets and lease liabilities, deferred taxes and uncertain tax position. Actual results could differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after 60 days. Accounts receivable, net are stated at the original amount less allowances for credit loss. Accounts receivable is recognized in the period when the Company has provided services to its customers and when its right to consideration is unconditional. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances.

The Company considers many factors in assessing the collectability of its receivables, such as the age of the amounts due, the customer’s payment history, credit-worthiness and other specific circumstances related to the accounts. An allowance for credit loss is recorded in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

Advance to suppliers

Advance to suppliers is prepayment to supplier when purchasing network technology information service fees. Advance payment depends on specific circumstances, including the industry practice, negotiations with suppliers, security for steady supply of service, and the delivery time of services received from suppliers after the advance payment. Advance to suppliers is settled as cost of revenue when the services are provided and accepted by the Company. The Company reviews its advance to suppliers on a periodic basis and determines the adequacy of allowance when amounts outstanding are not likely to be utilized against receive of services. The movement of advance to suppliers was as follows:

	June 30,	March 31,
	2025	2026
	USD	USD
Beginning of the financial year	224,000	164,373
payment to suppliers	571,068	406,110
recognized as cost of revenue	(630,695)	(461,505)
End of the financial year	164,373	108,978

Impairment for long-lived assets

Long-lived assets, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the nine months ended March 31, 2025 and 2026, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial Instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The carrying amount of financial assets and liabilities, which consist primarily of cash at banks, accounts receivable, and accounts payable, are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

The Company’s adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC Topic 606). Under ASC 606, the core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cashflows arising from the entity’s contracts to provide goods or services to customers. This new guidance provides a five-step analysis in determining when and how revenue is recognized. The five-step model requires that the Company (i) identifies the contract with the customer, (ii) identifies the performance obligations in the contract, (iii) determines the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocates the transaction price to the respective performance obligations in the contract, and (v) recognizes revenue when (or as) the Company satisfies the performance obligation. Under the new guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the new guidance requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company’s identify its contracts with customers and all performance obligations within those contracts. The Company’s then determine the transaction price and allocates the transaction price to the performance obligations within the Company’s contracts with customers, recognizing revenue when, or as, the Company’s satisfy, its performance obligations. The adoption of ASC 606 did not significantly change (1) the timing and pattern of revenue recognition for all the Company’s revenue streams, and (2) the presentation of revenue as gross versus net. Therefore, the adoption of ASC 606 did not have a significant impact on the Company’s financial position, results of operations, equity or cash flows as of the adoption date and for the period ended March 31, 2026.

The primary sources of the Company’s revenues are as follows:

(i)	AdTech Dynamic Matching Technology Services

The Company’s contracts with customers primarily involve providing AdTech Dynamic Matching Technology Services. Through efficient data processing capabilities and intelligent algorithms, the system achieves real-time, high-precision matching between customers’ advertising needs and multi-dimensional traffic resources, ensuring the accuracy, efficiency, and performance controllability of advertising delivery. The core of the AdTech Dynamic Matching Technology Services lies in technology-driven value creation. The service model is based on real-time data processing, intelligent algorithm matching, and dynamic optimization mechanisms, integrating the entire advertising delivery process into an automated, closed-loop system. The Company purchase media resources, such as access to online advertising spaces through short-video platforms, social media platforms from authorized agents of media platforms. The Company determines the price with the customers, and when and for which customers to use the resources prior to transferring the placement and monitoring service to the customers. The terms of pricing and payment are fixed, no variable consideration is involved. A series of promises is identified in a contract. These promises include providing customers with user management, establishment of promotion plans, promotional creativity and material production, effect optimization, and strategy adjustment. These promises are inputs used to complete the service. But these promises are interrelated and not distinct. The customers cannot benefit from any standalone promise. Thus only one performance obligation with standard quality guarantee is identified in a contract. Revenue is recognized at a point in time when the related services have been delivered based on the specific terms of the contract, which are commonly based on specific action (i.e. cost per Mille impression (“CPM”) for online display.).

(ii)	Custom Software Development Services

The Company also offers Software Development Services based on customers’ specific needs. The contract is typically fixed priced and does not provide any post-contract customer support or upgrades. The Company’s obligation is to design, develop, test and install the related software for customers, all of which are considered one performance obligation as the customers do not obtain benefit for each separate service. A series of promises are identified in a contract. But these promises are interrelated and not distinct. These promises are inputs used to complete the service. The customers cannot benefit from any standalone promise. The absence of any link in the process of the aforementioned software development services makes it impossible to provide customers with complete services. The Company’s ensure that all commitments collaborate to form the final result required by the customer through sequential, technical, or functional dependencies. Thus only one performance obligation with standard quality guarantee is identified in a contract. The terms of pricing and payment are fixed, no variable consideration is involved.

In addition, the Company has concluded that a contract for the Software Development meets the criteria to recognize revenue over time because the Company’s performance does not create an asset with an alternative use to the entity, and the Company has an enforceable right to payment for performance completed to date. Therefore, revenue from technical services is recognized over time as services as performed.

The Company is committed to providing AdTech Dynamic Matching Technology Services and Custom Software Development Services to the Customer. The Company is primarily responsible for fulfilling the contract and control the service provided by another party before that service is transferred to the customer, and also has the discretion in establishing prices. Therefore, the Company acts as a principal for information marketing services and technical services, and such revenues are reported on a gross basis.

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Company has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Company’s right to consideration in exchange for goods or services that the Company has transferred to a customer The Company has no contract assets as of June 30, 2025 and March 31, 2026.

The contract liability represents the billings or cash received for services in advance of revenue recognition which is recognized as revenue when all the Company’s revenue recognition criteria are met. The Company’s contract liabilities amounted to USD 10,586 and USD 0 as of June 30, 2025 and March 31, 2026, respectively. The amounts of revenue recognized from the beginning balances of contract liabilities for the years ended June 30, 2025 and March 31, 2026, were USD nil and USD 10,586, respectively.

Cost of revenues

Cost of revenue for AdTech Dynamic Matching Technology Services comprised of costs paid to channel distributors based on the sales agreements. There are no incentives or commissions paid to channel distributors.

For Custom Software Development Services, the cost of revenue consists primarily of the third-party software development costs.

There are no selling and marketing expenses or general and administrative expenses that are directly attributable to fulfilling our performance obligations under contractual service agreements.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the nine months ended March 31, 2025 and 2026, diluted earnings per share was equal to basic EPS, as all potentially dilutive securities were anti-dilutive under the treasury stock method prescribed by ASC 260-10-45.

Leases

Operating lease right of use (“ROU”) assets and lease liabilities are recognized at the adoption date or the commencement date, whichever is earlier, based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company use its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee. The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term.

The Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liabilities in any tested asset group and include the associated operating lease payments in the undiscounted future pre-tax cash flows.

Research and development

Research and development expenses primarily consist of outsourced subcontractor’s expenses to the development of new services or upgrading of existing services and other expenses for the research and development activities of the Company. The Company expenses research and development expenses as incurred.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Related parties

The Company identifies related parties, and accounts for and discloses related party transactions in accordance with ASC 850, Related Party Disclosures, and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if they have the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Emerging growth company

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart

Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Segment reporting

Based on the criteria established by ASC 280, Segment Reporting, the Company uses the management approach in determining its operating segments. The Company’s chief operating decision maker (“CODM”), specifically the Company’s CEO and CFO, reviews consolidated results when making decisions, allocating resources and assessing performance of the Company. The Company carries out all its business activities and operations in Hong Kong. All transactions are concluded and completed in in Hong Kong with similar terms and conditions. Internally, the Company reports costs and expenses by nature as a whole for management decision-making and assessment. Therefore, the Company has only one operating segment and one reportable segment.

The Company’s CODM assesses performance for the segment and decides how to allocate resources by regularly reviewing the segment net income (loss) that also is reported as consolidated net income (loss) on the consolidated statements of operations and comprehensive income (loss), after taking into account the Company’s strategic priorities, its cash balance, and its expected use of cash. Further, the CODM reviews and utilizes functional expenses (i.e., selling and marketing and general and administrative) at the consolidated level to manage the Company’s operations. Other segment items included interest expense, other income, and income tax (expense) benefit, which are reflected in the segment and consolidated net income (loss). The measure of segment assets is reported on the consolidated balance sheet as total consolidated assets.

Adoption of Accounting Standards Update (“ASU”)

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets. previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-02 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Company adopted ASU 2019-05 from October 31, 2023 (inception) using modified-retrospective transition approach with a cumulative-effect adjustment to shareholders’ equity amounting to nil recognized as of October 31, 2023 (inception).

In November 2023, the FASB issued ASU 2023-07, Segment Reporting: Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses enabling investors to better understand an entity’s overall performance and assess potential future cash flows. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The standard will be effective for annual reporting periods beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 for the year ended June 30, 2025, retrospectively to all periods presented in the consolidated financial statements. The adoption of this ASU had no material impact on reportable segments identified and had no effect on the Company’s consolidated financial position, results of operations, or cash flows.

Recently issued accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Company is currently in the process of evaluating the disclosure impact of adopting ASU 2023-09.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 3 — Accounts receivable, net

Accounts receivable, net consisted of the following:

	June 30,	March 31,
	2025	2026
	USD	USD
Accounts receivable	59,980	1,926,483
Less: allowance for credit loss	-	-
Accounts receivable, net	59,980	1,926,483

All accounts receivable are within their credit terms, with no long-aged receivables. As of the financial statement issuance date, all of the accounts receivable balances as of June 30, 2025 and March 31, 2026 have been collected, respectively. Nil provision was provided to accounts receivable as of June 30, 2025 and March 31, 2026, respectively.

Note 4 — Short-term borrowings

On September 12, 2025, the Company entered into a loan agreement of USD 200,000 with a third party with 6 months term. The annual interest rate was 3.23%. On December 23, 2025, the Company had repaid all the principal and interest.

Note 5 — Related party transactions and balances

The following is a list of related parties which the Company has transactions with:

Name of Related Party	Nature of Relationship
Mr. Liu Zhenwei	Director and CEO of HK TP
WUYUE Investment Ltd	Shareholder of KIKA
UHAP Technology Ltd	Shareholder of KIKA

Due to related parties

As of June 30, 2025 and March 31, 2026, the balances of amounts due to related parties were as follows:

	June 30,	March 31,
	2025	2026
	USD	USD
Due to Related Party
Mr. Liu Zhenwei(1)	156,945	-

Related party transactions

	For the three months ended March 31,		For the nine months ended March 31,
	2025	2026	2025	2026
	USD	USD	USD	USD
Mr. Liu Zhenwei(2)	21,000	-	63,000	28,000
WUYUE Investment Ltd(3)	-	130,000	-	349,043
UHAP Technology Ltd(3)	-	870,000	-	2,335,902

(1)	The balance represented the office rental and office expenses paid by the director on behalf of the Company. The amount was unsecured, interest-free and repayable on demand. On December 2, 2025, the shareholders repaid full amount of USD 184,945 due to the director Mr. Liu Zhenwei on behalf of the company and treated this amount as a capital contribution.
(2)	The transactions amount USD 63,000 and 28,000 represented the office rental and office expenses paid by the related party on behalf of the Company For the nine months ended March 31, 2025 and 2026, respectively.
(3)	On December 2, 2025, the Company successfully obtained an equity injection of USD 1.6 million from its shareholders. The transactions amount USD 219,043 and USD 1,465,902 represented the equity injection from shareholders WUYUE Investment Ltd and UHAP Technology Ltd，respectively. On January 5, 2026, the Company successfully obtained an equity injection of USD 1.0 million from its shareholders. The transactions amount USD 130,000 and USD 870,000 represented the equity injection from shareholders WUYUE Investment Ltd and UHAP Technology Ltd，respectively.

Note 6 — Taxes

Income tax

Cayman Islands

Under the current laws of the Cayman Islands, KIKA is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

HK TP are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. Under the two-tiered profits tax rates regime, the first 2 million Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD 2 million will be taxed at 16.5%. Additionally, upon payments of dividends by the Company to its shareholders, no HK withholding tax will be imposed.

There were no income tax expenses recognized For the nine months ended March 31, 2025 and 2026.

A reconciliation of the Company’s Hong Kong (“HK”) statutory tax rate to the effective income tax rate during the periods is as follows:

	For the three months ended March 31,		For the nine months ended March 31,
	2025	2026	2025	2026
	USD	USD	USD	USD
Income tax expense with HK statutory tax rate	16.50%	16.50%	16.50%	16.50%
Reconciling items:
Tax effect of preferred tax rate	(8.25)%	(8.25)%	(8.25)%	(8.25)%
Change of valuation allowance	(8.25)%	(8.25)%	(8.25)%	(8.25)%
Effective tax rate	0.00%	0.00%	0.00%	0.00%

Significant components of deferred tax assets and liabilities were as follows:

	June 30,	March 31,
	2025	2026
	USD	USD
Deferred tax assets:
Net operating loss carryforwards	14,258	8,337
Valuation allowance on net operating loss	(14,258)	(8,337)
Total deferred tax assets, net	-	-

As of each reporting date, management considers evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. On the basis of this evaluation, valuation allowance of USD 14,258 and 8,337 was recorded against the gross deferred tax asset balance as of June 30, 2025 and March 31, 2026, respectively. The amount of the deferred tax asset is considered unrealizable because it is more likely than not that the Company will not generate sufficient future taxable income to utilize this portion of the net operating loss.

Movement of valuation allowance was as follows:

	June 30,	March 31,
	2025	2026
	USD	USD
Beginning of the financial year	-	-
Change of valuation allowance	14,258	8,337
End of the financial year	14,258	8,337

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of the Company did not have any significant unrecognized uncertain tax positions, The Company did not incur any interest and penalties related to potential underpaid income tax expense. For the three and nine months ended March 31, 2025 and 2026, and does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from March 31, 2026.

Note 7 — Concentration of risk

Customer concentration risk

For the three months ended March 31, 2025, three customers accounted for 53%, 22% and 12% of the Company’s total revenues, respectively. For the nine months ended March 31, 2025, four customers accounted for 15%, 11%, 11% and 10% of the Company’s total revenues, respectively. For the three months ended March 31, 2026, four customers accounted for 31%, 22%, 11% and 11% of the Company’s total revenues, respectively. For the nine months ended March 31, 2026, four customers accounted for 31%, 28%, 12% and 11% of the Company’s total revenues, respectively.

As of March 31, 2025, there is no accounts receivable outstanding. As of March 31, 2026, three customers accounted for 34%, 12% and 12% of the Company’s accounts receivable, respectively.

Vendor concentration risk

For the three months ended March 31, 2025, four vendors accounted for 53%, 14%, 14% and 11% of the Company’s total purchases, respectively. For the nine months ended March 31, 2025, two vendors accounted for 32% and 15% of the Company’s total purchases, respectively. For the three months ended March 31, 2026, four vendors accounted for 43%, 31%, 15% and 10% of the Company’s total purchases, respectively. For the nine months ended March 31, 2026, two vendors accounted for 44% and 39% of the Company’s total purchases, respectively.

As of March 31, 2025, three vendors accounted for 36%, 20% and 13% of the Company’s accounts payable, respectively. As of March 31, 2026, four vendors accounted for 36%, 34%, 14% and 13% of the Company’s accounts payable, respectively.

Note 8 — Leases

For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the incremental borrowing rate, in accordance with ASC 842, Leases.

As of March 31, 2026, the Company had one non-cancellable lease contract for office space.

Supplemental balance sheet information related to operating lease was as follows:

	June 30,	March 31,
	2025	2026
	USD	USD
Operating lease right-of-use assets	27,691	-

Operating lease liabilities - current	27,691	-
Operating lease liabilities - non-current	-	-
Total operating lease liabilities	27,691	-

The operating lease expenses were charged to general and administrative expenses. No lease costs for operating leases were capitalized.

A summary of operating lease expenses recognized in the Company’s statements of operations is as follows:

	For the three months ended March 31,		For the nine months ended March 31,
	2025	2026	2025	2026
	USD	USD	USD	USD
Operating lease right-of-use assets	21,000	-	63,000	28,000

Cash flow information related to leases consists of the following is as follows:

	For the nine months ended March 31,
	2025	2026
	USD	USD
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	63,000	28,000

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate based on the information available at the lease commencement date. As of March 31, 2026, the lease agreement has expired and the discount rate used to determine the operating lease liabilities is 5.47%.

Note 9 — Revenue

		For the three months ended March 31,		For the nine months ended March 31,
		2025	2026	2025	2026
	Point of recognition	USD	USD	USD	USD
AdTech Dynamic Matching Technology Services	At a point	123,152	5,816,247	909,901	11,978,855
Custom Software Development Services	Over time	-	571,600	-	703,500
Total		123,152	6,387,847	909,901	12,682,355

Note 10 — Ordinary shares

The Company was established under the law, of Cayman Islands on August 27, 2025, with authorized share of 500,000,000 ordinary shares of par value USD 0.0001 each. As of the date of this prospectus, there are 10,000 Ordinary Shares issued and outstanding, the consideration of which had been settled by the Company’s shareholders.

Note 11 — Commitments and contingencies

Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

We are not currently a party to any material litigation or other legal proceedings brought against us. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on our business, financial condition or results of operations.

Note 12 — Segments

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making company, in deciding how to allocate resources and in assessing performance.

Based on the management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. For the nine months ended March 31, 2025 and 2026, all revenue and assets are within Hong Kong. Therefore, no geographical segments are presented.

The CODM reviews revenues and expenses at the consolidated level as disclosed in the Company’s Consolidated Statements of Income and Comprehensive Income and uses net loss to evaluate return on assets and to monitor budget versus actual results and in competitive analysis by benchmarking to the Company’s competitors. The competitive analysis and the monitoring of budgeted versus actual results are used in assessing the segment’s performance. The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the Company’s Consolidated Statements of Income and Comprehensive Income as consolidated net loss. The measure of the single segment assets is reported on the Consolidated Balance Sheets as total consolidated assets.

As a result of reasons above, the management has determined that it has only one operating segment as defined by ASC 280. The Company is considered as operating in a single reportable segment with revenues derived from two revenue streams.

Note 13 — Subsequent events

The Company has evaluated events from March 31, 2026 through July 2, 2026, the date the financial statements were issued. Other than the event disclosed elsewhere in these consolidated financial statements, there is no other subsequent event occurred that would require recognition or disclosure in the Company’s financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Amended Company’s Charter shall provide that every director and officer (but not including the company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of our company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere.

We also plan to enter into indemnification agreements with our directors under law, pursuant to which we will agree to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements will be subject to certain customary restrictions and exceptions.

In addition, we maintain, and are obligated to establish and maintain for at least six years, standard and tail policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description	Included
2.1	Merger Agreement, dated as of November 17, 2025, by and among Wintergreen Acquisition Corp., Wintergreen Acquisition Merger Subsidiary Corp., and KIKA Technology INC.	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on November 17, 2025
2.2	Form of Plan of Merger	Incorporated by reference to Exhibit 2.2 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026
3.1	Amended and Restated Memorandum and Articles of Association of Wintergreen Acquisition Corp.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 29, 2025
3.2	Form of Second Amended and Restated Memorandum and Articles of Association of Wintergreen Acquisition Corp. (to be adopted upon Closing).	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026
4.1	Specimen Unit Certificate.	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A filed on May 16, 2025
4.2	Specimen Ordinary Share Certificate.	Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1/A filed on May 16, 2025
4.3	Specimen Right Certificate.	Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1/A filed on May 16, 2025
4.4	Rights Agreement, dated May 28, 2025, between the Registrant and Transhare Corporation, as rights agent.	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 29, 2025
5.1	Opinion of Ogier regarding the validity of the securities being registered.	Incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026
10.1	Letter Agreement, dated May 28, 2025, by and among the Registrant, its officers, directors, and MACRO DREAM Holdings Limited.	Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on May 29, 2025
10.2	Investment Management Trust Agreement, dated May 28, 2025, by and between the Registrant and Transhare Corporation, as trustee.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 29, 2025
10.3	Registration Rights Agreement, dated May 28, 2025, by and among the Registrant and certain security holders.	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 29, 2025
10.4	Placement Unit Purchase Agreement, dated May 27, 2025, by and between the Registrant and MACRO DREAM Holdings Limited.	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 29, 2025
10.5	Administrative Services Agreement, dated May 27, 2025, by and between the Registrant and MACRO DREAM Holdings Limited.	Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on May 29, 2025
10.6	Form of Indemnity Agreement between the Registrant and its officers and directors.	Incorporated by reference to Exhibit 10.4.1 to the Registrant’s Current Report on Form 8-K filed on May 29, 2025
10.7	Form of Lock-Up Agreement.	Incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K filed on November 17, 2025
10.8	Form of Non-Competition and Non-Solicitation Agreement.	Incorporated by reference to Exhibit 2.4 to the Registrant’s Current Report on Form 8-K filed on November 17, 2025
10.9	Voting and Transaction Support Agreement, dated November 17, 2025, by and between Wintergreen Acquisition Corp. and KIKA Technology INC.	Incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed on November 17, 2025
10.10*	Framework cooperation agreement with client	Filed Herewith
10.11*	Framework cooperation agreement with client	Filed Herewith
10.12*	Framework cooperation agreement with client	Filed Herewith
10.13*	Framework cooperation agreement with client	Filed Herewith

Exhibit No.	Description	Included
21.1	List of Subsidiaries of the Registrant.	Incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026
23.1	Consent of ZH CPA, LLC, independent registered public accounting firm for Wintergreen Acquisition Corp.	Filed Herewith
23.2	Consent of HTL International, LLC, independent registered public accounting firm for KIKA Technology INC.	Filed Herewith
23.3	Consent of Ogier (included in Exhibit 5.1).	Incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026
23.4	Consent of SH Wong & Co.	Incorporated by reference to Exhibit 23.4 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026
23.5	Consent of King Kee Appraisal and Advisory Limited	Incorporated by reference to Exhibit 23.5 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026
99.1	Form of Proxy Card.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026
99.2	Consent of Director Nominee (Xiangxiang Wei).	Incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026
99.3	Consent of Director Nominee (Ru Ding).	Incorporated by reference to Exhibit 99.3 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026
99.4	Consent of Director Nominee (Tony Han)	Incorporated by reference to Exhibit 99.4 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026
99.5	Consent of Director Nominee (Maggie Huang)	Incorporated by reference to Exhibit 99.5 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026
99.6	Consent of Director Nominee (Weiming Tan)	Incorporated by reference to Exhibit 99.6 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026
99.7	Valuation Report on 100% Equity of KIKA Technology Inc.	Incorporated by reference to Exhibit 99.7 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026
107	Filing Fee Table.	Incorporated by reference to Exhibit 107 to the Registrant’s Registration Statement on Form S-4 filed on April 16, 2026

Notes:

*	Certain information in the exhibit has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

(1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer/registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on August 12, 2026.

WINTERGREEN ACQUISITION CORP.

By:	/s/ Yongfang Yao
Name:	Yongfang Yao
Title:	Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Mr. Yongfang Yao and Mr. Bingzhao Tan his or her true and lawful attorney-in-fact, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, their true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Yongfang Yao	Chief Executive Officer and Chairman of the Board of Directors	August 12, 2026
Yongfang Yao	(Principal Executive Officer)

/s/ Bingzhao Tan	Director, Chief Financial Officer	August 12, 2026
Bingzhao Tan	(Principal Finance and Accounting Officer)

/s/ Xiangxiang Wei	Director	August 12, 2026
Xiangxiang Wei

/s/ Ru Ding	Director	August 12, 2026
Ru Ding

/s/ Caihong Chen	Director	August 12, 2026
Caihong Chen

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on August 12, 2026.

KIKA TECHNOLOGY INC.

By:	/s/ Tony Han
Name:	Tony Han
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Tony Han	Chief Executive Officer and Directors	August 12, 2026
Tony Han	(Principal Executive Officer)

/s/ Maggie Huang	Chief Financial Officer	August 12, 2026
Magggie Huang	(Principal Finance and Accounting Officer)

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE CO-REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant and co-Registrant has signed this registration statement on August 12, 2026.

Authorized U.S. Representative of the Registrant

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi

Authorized U.S. Representative of the Co-Registrant

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi